   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 8, 1995



                                             REGISTRATION STATEMENT NO. 33-59949

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                GENENTECH, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

             DELAWARE                            2834                           94-2347624
   (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)
                                                                JOHN P. MCLAUGHLIN, ESQ.
                                                           SENIOR VICE PRESIDENT AND SECRETARY
                                                                     GENENTECH, INC.
           460 POINT SAN BRUNO BOULEVARD                      460 POINT SAN BRUNO BOULEVARD
    SOUTH SAN FRANCISCO, CALIFORNIA 94080-4990         SOUTH SAN FRANCISCO, CALIFORNIA 94080-4990
                  (415) 225-1000                                     (415) 225-1000
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,  (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
  INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL                         NUMBER,
                 EXECUTIVE OFFICER)                    INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

             RICHARD D. KATCHER, ESQ.                            PETER R. DOUGLAS, ESQ.
          WACHTELL, LIPTON, ROSEN & KATZ                          DAVIS POLK & WARDWELL
                51 WEST 52ND STREET                               450 LEXINGTON AVENUE
           NEW YORK, NEW YORK 10019-6150                        NEW YORK, NEW YORK 10017
                  (212) 403-1000                                     (212) 450-4000

                            ------------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of the Registration Statement and the effective time of the merger (the "Merger") of Genentech, Inc. ("Genentech") and HLR (U.S.) II, Inc. ("Merger Sub") as described in the Agreement and Plan of Merger dated as of May 23, 1995, as amended and restated, among Genentech, Roche Holdings, Inc. ("Roche") and Merger Sub attached as Annex A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

                            ------------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                     PROPOSED MAXIMUM  PROPOSED MAXIMUM
TITLE OF EACH CLASS                  AMOUNT TO BE     OFFERING PRICE  AGGREGATE OFFERING     AMOUNT OF
OF SECURITIES TO BE REGISTERED        REGISTERED         PER UNIT           PRICE        REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
Special Common Stock,
  par value $.02 per share........   61,868,803(1)         N.A.             (2)(3)       $1,027,659(2)(3)
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------


(1) Based upon the number of outstanding shares of Common Stock, par value $.02 per share ("Common Stock"), of Genentech, assuming the exercise of all Genentech warrants and stock options (whether or not currently exercisable), not including shares of Common Stock held by Roche and its affiliates.


(2) On June 5, 1995, in connection with the original filing of this Registration Statement, the registration fee was computed pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the "Securities Act"), by multiplying (i) $48.25, the average of the high and low sales price of a share of Redeemable Common Stock quoted on the New York Stock Exchange on May 31, 1995 as reported in published financial sources, by (ii) 57,198,521, the number of then outstanding shares of Common Stock calculated as set forth in note (1) above. The result was then divided by 2900. As of the date hereof, in accordance with note (1), the total number of shares of Common Stock to be registered hereby is 61,868,803, which represents an additional 4,670,282 shares of Common Stock over the number of shares specified in the first sentence of this note (2). The additional registration fee payable was determined by multiplying (i) $47.1875, the average of the high and low sales price of a share of Common Stock quoted on the New York Stock Exchange on August 31, 1995 as reported in published financial sources, by (ii) 4,670,282, the incremental number of shares described in the preceding sentence, and then dividing the result by 2900.



(3) Pursuant to Rule 457(b) under the Securities Act and Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder, of the total registration fee of $1,027,659 payable hereunder, $555,000 was previously paid by Genentech in connection with the filing of a Schedule 14A on June 2, 1995 and $396,666 was previously paid in connection with the filing of this Registration Statement on June 5, 1995. Accordingly, an additional fee of $75,993 is payable upon the filing of this Amendment to the Registration Statement.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                GENENTECH, INC.

                         SHARES OF SPECIAL COMMON STOCK
                   TO BE ISSUED IN CONNECTION WITH THE MERGER
                               OF GENENTECH, INC.
                                      AND
               A WHOLLY OWNED SUBSIDIARY OF ROCHE HOLDINGS, INC.
                            ------------------------

                 CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B)
           OF REGULATIONS S-K SHOWING THE LOCATION IN THE PROSPECTUS
               OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

                                                                 LOCATION OR CAPTION IN
                   ITEM OF FORM S-4                            PROXY STATEMENT/PROSPECTUS
-------------------------------------------------------  --------------------------------------
A. INFORMATION ABOUT THE TRANSACTION
   1.     Forepart of Registration Statement and
            Outside Front Cover Page of Prospectus.....  Facing Page of the Registration
                                                         Statement; Outside Front Cover Page of
                                                         Proxy Statement/Prospectus
   2.     Inside Front and Outside Back Cover Pages of
            Prospectus.................................  Available Information; Incorporation
                                                         of Documents by Reference; Table of
                                                         Contents
   3.     Risk Factors, Ratio of Earnings to Fixed
            Charges and Other Information..............  Outside Front Cover Page of Proxy
                                                         Statement/Prospectus; Summary and
                                                         Special Factors; Selected Historical
                                                         Financial Information; Business of
                                                         Genentech


   4.     Terms of the Transaction.....................  Summary and Special Factors -- Terms
                                                         of the Proposed Transactions; The
                                                         Proposed Transactions -- Purpose and
                                                         Structure of the Transactions; The
                                                         Merger Agreement; The Charter
                                                         Amendment; Description of the Special
                                                         Common Stock; Certain Federal Income
                                                         Tax Considerations and Accounting
                                                         Treatment; The Proposed
                                                         Transactions -- Recommendation of the
                                                         Board of Directors; Fairness of the
                                                         Transaction; The Proposed
                                                         Transactions -- Opinion of the
                                                         Financial Advisor
   5.     Pro Forma Financial Information..............  Not Applicable
   6.     Material Contacts with the Company Being
            Acquired...................................  Summary and Special Factors -- The
                                                         Existing Governance Agreement; -- The
                                                         Licensing Agreement; -- Terms of the
                                                         Proposed Transactions; The Proposed
                                                         Transactions; The Merger Agreement;
                                                         The Amended Governance Agreement;
                                                         Guaranty of Roche Holding; The
                                                         Licensing Agreement; Certain
                                                         Relationships and Related Transactions
   7.     Additional Information Required for
            Reoffering by Persons and Parties
            Deemed to be Underwriters..................  Not Applicable

                                                                 LOCATION OR CAPTION IN
                   ITEM OF FORM S-4                            PROXY STATEMENT/PROSPECTUS
-------------------------------------------------------  --------------------------------------
   8.     Interests of Named Experts and Counsel.......  Legal Matters
   9.     Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities................................  Not Applicable
B. INFORMATION ABOUT THE REGISTRANT
  10.     Information with Respect to S-3
            Registrants................................  Available Information; Incorporation
                                                         of Documents by Reference
  11.     Incorporation of Certain Information
            by Reference...............................  Available Information; Incorporation
                                                         of Documents by Reference
  12.     Information with Respect to S-2 or S-3
            Registrants................................  Not Applicable
  13.     Incorporation of Certain Information
            by Reference...............................  Not Applicable
  14.     Information with Respect to Registrants Other
            Than S-3 or S-2 Registrants................  Not Applicable
C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
  15.     Information with Respect to S-3 Companies....  Not Applicable
  16.     Information with Respect to S-2 or S-3
            Companies..................................  Not Applicable
  17.     Information with Respect to Companies Other
            Than S-2 or S-3 Companies..................  Certain Information Concerning Roche
                                                         and Roche Holding
D. VOTING AND MANAGEMENT INFORMATION
  18.     Information if Proxies, Consents or
            Authorizations Are to be Solicited.........  Outside Front Cover Page of Proxy
                                                         Statement/Prospectus; Available
                                                         Information; Incorporation of
                                                         Documents by Reference; General
                                                         Information; Security Ownership of
                                                         Management; Certain Information
                                                         Concerning Directors and Executive
                                                         Officers; Certain Relationships and
                                                         Related Transactions
  19.     Information if Proxies, Consents or
            Authorizations Are Not to be Solicited or
            in an Exchange Offer.......................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 1995


   PRELIMINARY COPY

   LOGO
   460 Point San Bruno Boulevard
   South San Francisco, CA 94080


   Arthur D. Levinson

   President and

   Chief Executive Officer                                    September   , 1995


   Dear Fellow Stockholder:


        You are cordially invited to attend the Special Meeting of Stockholders of Genentech, Inc., which will be held on Wednesday, October 25, 1995, at 10:00 a.m., local time, at [location].



        As you may know, I was recently elected as President and Chief Executive Officer of Genentech. This is the first opportunity I have had to communicate with all of the stockholders of Genentech, and I am pleased to enclose a Proxy Statement/Prospectus relating to the Special Meeting to be held with respect to the pending transaction between Roche and Genentech. Although I was not involved in the negotiations with Roche, I am strongly in favor of the proposed transactions and urge you to vote FOR the Proposal to be voted upon at the Special Meeting.



        At the Special Meeting, you will be asked to consider and vote upon a Proposal to approve a Merger Agreement that results in each outstanding share of Genentech Common Stock (other than shares held by Roche and its affiliates) being converted into one share of Genentech Callable Putable Common Stock (the "Special Common Stock"). The purpose of the Merger is, through the conversion of Common Stock to Special Common Stock, to, among other matters, (i) establish a four-year period during which Genentech's publicly traded stock (i.e., the Special Common Stock) is subject to redemption at the option of Roche at prices per share beginning at $62.50 during the quarter ending December 31, 1995 and increasing $1.25 per quarter for six quarters and then $1.50 per quarter for the following eight quarters to $82.00 in the quarter ending June 30, 1999 (with each of such redemption prices being increased by $0.50, to a final price of $82.50, upon final court approval of the settlement of certain stockholder litigation); and (ii) provide holders of Special Common Stock the right to require the purchase of some or all of their shares for 30 business days beginning in July 1999 (unless such right is accelerated following the occurrence of certain events of insolvency of Genentech) at a price of $60.00 per share in the event that Roche does not exercise its right to cause Genentech to redeem the shares on or before June 30, 1999. Currently, stockholders have no such put rights. Roche's right to cause redemption of the Special Common Stock is, in effect, an extension of Roche's right to cause redemption of Genentech's formerly outstanding Redeemable Common Stock, which right expired on June 30, 1995 when the then outstanding Redeemable Common Stock was automatically converted into Common Stock.



        If the Proposal is approved, (i) Genentech and Roche will enter into an extension of the current Governance Agreement and (ii) Genentech and Roche will enter into a Licensing Agreement in which Roche will have the right to market certain Genentech products on an exclusive basis outside of the United States and have an option, on a product-by-product basis, to develop and market on an exclusive basis outside the United States all other Genentech products which conclude Phase II trials during the next 10 years. Roche will be obligated to pay 50% of the vast majority of Genentech development expenses with respect to those products Roche markets or exercises the right to develop and market and will be obligated to pay royalties to Genentech ranging from 12.5% to 20% of sales depending on the product and the level of sales.



        The Proposal, together with the extension of the Governance Agreement and the Licensing Agreement, protects against downward pressure on Genentech's stock price and provides downside protection for stockholders, preserves Genentech's existing corporate governance arrangements with Roche in order to maintain the scientific excellence and resulting productivity of the Company, and, to the extent Roche's option under the Licensing Agreement is exercised, reduces Genentech's development expenses in the United States as well as development and commercialization expenses outside the United States in return for reasonable royalties.



        The Genentech Board of Directors believes that the redemption prices leave substantial room for future growth of the Company to be recognized in its stock price and that the "downside protection" afforded by the put rights is a significant advantage to the Genentech public stockholders which mitigates any "upside limitations" that may result from the existence of the Roche redemption rights.



        I urge you to read carefully the accompanying Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus for details of the Proposal and additional related information.


        The approval of the Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock unaffiliated with Roche. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT TO GENENTECH'S FUTURE THAT YOU COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.


        The Proposal before you has followed a tortuous path. It was fashioned after months of discussions. It was determined to be fair by an investment bank, and reviewed and approved by the Board of Directors (other than the directors designated by Roche) in April. Based on the subsequent revelation in June of a possible conflict of interest during the discussions with Roche on the part of Genentech's then CEO and President, the Board appointed an Independent Committee to review the Proposal again. The Committee took measures, detailed in the "Background of the Proposed Transactions" section of the enclosed Proxy Statement/Prospectus, to determine whether the Proposal should continue to be recommended to Genentech's public stockholders. AFTER COMPLETION OF THAT REVIEW, AND WITH THE OPINION OF A SECOND INVESTMENT BANK, GENENTECH'S BOARD OF DIRECTORS (OTHER THAN THE DIRECTORS DESIGNATED BY ROCHE) HAS AGAIN DETERMINED THE PROPOSAL AND RELATED AGREEMENTS TO BE FAIR TO AND IN THE BEST INTERESTS OF GENENTECH AND ITS STOCKHOLDERS (OTHER THAN ROCHE), AND HAS UNANIMOUSLY APPROVED THE PROPOSAL AND RELATED AGREEMENTS AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL.



        In the best interests of Genentech, I also urge you to vote FOR approval of the Proposal.



                                      Sincerely,



                                      ARTHUR D. LEVINSON,

                                      President and Chief Executive Officer

                                GENENTECH, INC.
                         460 POINT SAN BRUNO BOULEVARD
                         SOUTH SAN FRANCISCO, CA 94080

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON OCTOBER 25, 1995

                            ------------------------

TO THE STOCKHOLDERS OF GENENTECH, INC.:


     NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "Special Meeting") of Genentech, Inc., a Delaware corporation ("Genentech" or the "Company"), will be held on Wednesday, October 25, 1995, at 10:00 a.m., local time, at [location].



     The purpose of the Special Meeting will be to consider and vote upon a proposal (the "Proposal") to approve the Agreement and Plan of Merger, dated as of May 23, 1995, as amended and restated (the "Merger Agreement"), among Genentech, Roche Holdings, Inc., a Delaware corporation ("Roche"), and HLR (U.S.) II, Inc., a Delaware corporation and a wholly-owned subsidiary of Roche ("Merger Subsidiary"), pursuant to which, among other things, (i) Merger Subsidiary will be merged with and into Genentech (the "Merger"), with Genentech being the surviving corporation, (ii) the Certificate of Incorporation of Genentech will be amended to authorize the issuance by Genentech of Callable Putable Common Stock, par value $.02 per share (the "Special Common Stock"),
(iii) each outstanding share of Common Stock, par value $.02 per share, of Genentech (the "Common Stock") (other than shares of Common Stock held by Roche and its affiliates) will be converted into one share of Special Common Stock,
(iv) each outstanding share of Common Stock held by Roche and its affiliates will be cancelled, and (v) the outstanding common stock of Merger Subsidiary will be converted into shares of Common Stock representing the same number of shares of Common Stock held by Roche and its affiliates immediately prior to the Merger.



     Pursuant to the current Genentech Certificate of Incorporation, at the close of business on June 30, 1995, each then outstanding share of Genentech's Redeemable Common Stock, par value $.02 per share (the "Redeemable Common Stock"), was converted automatically into one share of Common Stock. As noted above, in the Merger, such Common Stock (other than Common Stock held by Roche or its affiliates) will be converted into Special Common Stock. The purpose of the Merger and of the resulting conversion of such Common Stock into Special Common Stock is to, among other matters, (i) establish a four-year period during which the publicly traded stock of Genentech is subject to redemption by Genentech at the option of Roche, with such redemption during such four-year period being at specified prices per share ranging from $62.50 during the quarter ending December 31, 1995 increasing $1.25 per share for the next six quarters and $1.50 per share for the next eight quarters to $82.00 during the quarter ending June 30, 1999 (the "Call Rights") (with each of such redemption prices being increased by $0.50, to a final price of $82.50, upon final court approval of the settlement of certain stockholder litigation as described in the enclosed Proxy Statement/Prospectus), and (ii) provide holders thereof the right to require the purchase of all or a portion (at the election of the holder) of their shares of such stock for 30 business days beginning in July 1999 (unless such right is accelerated following the occurrence of certain events of insolvency of Genentech, as described in the attached Proxy Statement/Prospectus) at a price of $60.00 per share (the "Put Rights") in the event that Roche does not cause the exercise of the Call Rights. The Merger will have the effect of amending the Certificate of Incorporation of Genentech to create the Special Common Stock. For a detailed description of such amendment and of the terms of the Special Common Stock, see "The Charter Amendment; Description of the Special Common Stock" in the attached Proxy Statement/Prospectus. A vote in favor of the Proposal is therefore also a vote in favor of amending the Genentech Certificate of Incorporation.



     If Genentech's future growth and/or market conditions were to warrant a per share valuation of Genentech prior to June 30, 1999 in excess of the redemption prices applicable under the Call Rights, the existence of the Call Rights under the Special Common Stock will prevent the Special Common Stock from trading above its applicable redemption price. If the Special Common Stock were to be redeemed through exercise of the Call Rights, holders of Special Common Stock would participate in any increased valuation of Genentech only to the extent permitted by the applicable redemption price. Holders of Special Common Stock will, however, benefit from the ability to sell their shares of Special Common Stock to the Company pursuant to the Put Rights at a price of $60.00 per share in July 1999 if the Call Rights have not been exercised. The Special Committee of the Genentech Board of Directors (consisting of all directors of Genentech at the time of formation of such Committee other than the two Roche designees) believes that the redemption prices of the Call Rights leave substantial room for future growth of the

Company to be recognized in its stock price and that the "downside protection" afforded by the Put Rights is a significant advantage to the Genentech public stockholders which mitigates any "upside limitations" that may result from the existence of the Call Rights.

     GENENTECH'S BOARD OF DIRECTORS (OTHER THAN THE DIRECTORS DESIGNATED BY ROCHE, WHO DID NOT PARTICIPATE IN THE DELIBERATIONS) HAS DETERMINED THE PROPOSED TRANSACTIONS TO BE FAIR TO AND IN THE BEST INTERESTS OF GENENTECH AND ITS STOCKHOLDERS (OTHER THAN ROCHE), HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL.

     Under Genentech's Certificate of Incorporation, approval of the Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock held by persons other than Roche or any of its affiliates. ACCORDINGLY, THE PROPOSAL WILL NOT BE APPROVED UNLESS THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK HELD BY PERSONS OTHER THAN ROCHE AND ITS AFFILIATES VOTE IN FAVOR OF THE PROPOSAL. Thus, failure to submit a proxy card (or vote in person at the Special Meeting) or the abstention from voting by a stockholder will have the same effect as a vote "Against" the Proposal.


     Under the Merger Agreement, Roche, which currently owns approximately 65% of the outstanding shares of Common Stock, has agreed, for purposes of the vote required by the Delaware General Corporation Law (i.e., a majority of the stock outstanding and entitled to vote) to vote all shares owned by it or any of its affiliates in favor of the Proposal.



     The Board of Directors of Genentech has fixed the close of business on September 14, 1995 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available at Genentech's headquarters, 460 Point San Bruno Boulevard, South San Francisco, California 94080, for ten days before the Special Meeting. Detailed information relating to the Proposal and related matters is contained in the accompanying Proxy Statement/Prospectus, and the annexes thereto, which form a part of this Notice.


     All stockholders are cordially invited to attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, date, sign and return the enclosed proxy as promptly as possible. A postage-prepaid envelope is enclosed for that purpose. Any stockholder attending the Special Meeting may vote in person even if that stockholder has returned a proxy.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF GENENTECH A WRITTEN REVOCATION BEARING A LATER DATE, OR BY ATTENDING AND VOTING AT THE SPECIAL MEETING.

                                           By Order of the Board of Directors

                                           JOHN P. MCLAUGHLIN,
                                           Secretary

South San Francisco, California

September   , 1995

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                 SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 1995


PRELIMINARY COPY

                                GENENTECH, INC.
                         460 POINT SAN BRUNO BOULEVARD
                         SOUTH SAN FRANCISCO, CA 94080
                            ------------------------


                                PROXY STATEMENT


                    FOR THE SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON OCTOBER 25, 1995

                            ------------------------


                    PROSPECTUS COVERING 61,868,803 SHARES OF


                         CALLABLE PUTABLE COMMON STOCK

                            ------------------------


     This Proxy Statement/Prospectus (this "Proxy Statement/Prospectus") of Genentech, Inc., a Delaware corporation ("Genentech" or the "Company"), relates to the solicitation of proxies by the Board of Directors for use at a Special Meeting of Stockholders of Genentech scheduled to be held on Wednesday, October 25, 1995, at 10:00 a.m., local time, at the [location], and any adjournments or postponements thereof (the "Special Meeting"). The purpose of the Special Meeting will be to consider and vote upon a proposal (the "Proposal") to approve the Agreement and Plan of Merger, dated as of May 23, 1995, as amended and restated (the "Merger Agreement"), among Genentech, Roche Holdings, Inc., a Delaware corporation ("Roche"), and HLR (U.S.) II, Inc., a Delaware corporation and a wholly-owned subsidiary of Roche ("Merger Subsidiary"), pursuant to which, among other things, (i) Merger Subsidiary will be merged with and into Genentech (the "Merger"), with Genentech being the surviving corporation, (ii) the Certificate of Incorporation of Genentech will be amended to authorize the issuance by Genentech of Callable Putable Common Stock, par value $.02 per share (the "Special Common Stock"), (iii) each outstanding share of Common Stock, par value $.02 per share, of Genentech (the "Common Stock") (other than shares of Common Stock held by Roche and its affiliates) will be converted into one share of Special Common Stock, (iv) each outstanding share of Common Stock held by Roche and its affiliates will be cancelled, and (v) the outstanding common stock of Merger Subsidiary will be converted into shares of Common Stock representing the same number of shares of Common Stock held by Roche and its affiliates immediately prior to the Merger.



     Pursuant to the current Genentech Certificate of Incorporation, at the close of business on June 30, 1995, each then outstanding share of Genentech's Redeemable Common Stock, par value $.02 per share (the "Redeemable Common Stock"), was converted automatically into one share of Common Stock. As noted above, in the Merger, such Common Stock (other than Common Stock held by Roche or its affiliates) will be converted into Special Common Stock. See "The Merger Agreement." The purpose of the Merger and of the resulting conversion of such Common Stock into Special Common Stock is to, among other matters, (i) establish a four-year period during which the publicly traded stock of Genentech is subject to redemption by Genentech at the option of Roche, with such redemption during such four-year period being at specified prices per share ranging from $62.50 during the quarter ending December 31, 1995 and increasing $1.25 per quarter for the next six quarters and $1.50 per quarter for the next eight quarters to $82.00 during the quarter ending June 30, 1999 (the "Call Rights") (with each of such redemption prices being increased by $0.50, to a final price of $82.50, upon final court approval of the settlement of the Stockholder Litigation (as hereinafter defined) as described under "The Charter Amendment; Description of the Special Common Stock -- Call Rights"), and (ii) provide holders thereof the right to require the purchase of all or a portion (at the election of the holder) of their shares of such stock for 30 business days beginning in July 1999 (unless such right is accelerated following the occurrence of certain Insolvency Events (as hereinafter defined)) at a price of $60.00 per share (the "Put Rights") in the event that Roche does not cause the exercise of the Call Rights. The Merger will have the effect of amending the Genentech Certificate of Incorporation to create the Special Common Stock. A vote in favor of the Proposal is therefore also a vote in favor of amending the Genentech Certificate of Incorporation. For a detailed description of such amendment and of the terms of the Special Common Stock, see "The Charter Amendment; Description of the Special Common Stock."



     The Company's obligation to pay the Put Price (as hereinafter defined) to stockholders who properly exercise their Put Rights will be conditioned upon Genentech's having received from Roche, or an affiliate of Roche, the funds required to be contributed to the Company by Roche under the Amended Governance Agreement (as hereinafter defined). See "The Charter Amendment; Description of the Special Common Stock -- Put Rights;" "-- Condition to the Company's Obligations;" "The Amended Governance Agreement -- Put Rights with Respect to the Special Common Stock;" "-- Capital Contribution and Assumption of Put Obligations by Roche" and "Certain Information Concerning Roche and Roche Holding." Under the Amended Governance Agreement, Roche has agreed to either (i) contribute to Genentech (in exchange for Common Stock) the funds required to satisfy the Put Rights and certain other liabilities of the Company or (ii) elect to purchase directly from Genentech's stockholders the shares of Special Common Stock which such stockholders elect to have purchased pursuant to their exercise of the Put Rights. See "The Amended Governance Agreement -- Capital Contribution and Assumption of Put Obligations by Roche" and "Certain Information Concerning Roche and Roche Holding."

Such obligations of Roche are guaranteed (the "Guaranty") by Roche Holding (as hereinafter defined). See "Guaranty of Roche Holding." Amended Article Third (as hereinafter defined) provides that Genentech will take (and will have no authority not to take) all necessary action to enforce, and to cause the performance of, Roche's and Roche Holding's obligations with respect to payment of the Put Price under the Amended Governance Agreement and the Guaranty and to ensure that Roche and Roche Holding otherwise comply with their respective obligations described under "The Amended Governance Agreement -- Capital Contribution and Assumption of Put Obligations by Roche" and under the Guaranty. See "Guaranty of Roche Holding." Genentech has appointed Citibank, N.A. as its irrevocable agent (the "Agent") to enforce the respective obligations of Roche and Roche Holding described under "The Amended Governance Agreement -- Capital Contribution and Assumption of Put Obligations by Roche" and under the Guaranty in the event of the occurrence of an Insolvency Event. See "The Amended Governance Agreement -- The Agency Agreement."



     Under an existing agreement between Genentech and Roche, Genentech is currently prohibited from effecting any redemption of the Common Stock without Roche's consent. Other than pursuant to the Put Rights, Genentech will continue to be similarly prohibited from redeeming the Special Common Stock under the Amended Governance Agreement, a copy of which is attached hereto as Exhibit A to Annex A. See "The Amended Governance Agreement." Currently, holders of Common Stock do not have a right to require Genentech to purchase their shares. The Common Stock is traded on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE"), and it is expected that the Special Common Stock will trade on the NYSE and the PSE. Listing of the shares of Special Common Stock by the NYSE is a condition to Genentech's and Roche's obligations to consummate the foregoing transactions.


     This Proxy Statement also constitutes the Prospectus of Genentech with respect to the shares of Special Common Stock to be issued pursuant to the Merger. Genentech has filed a Registration Statement on Form S-4 (the "Registration Statement"), of which this Proxy Statement/Prospectus is a part, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Special Common Stock to be issued pursuant to the Merger.

     The Merger Agreement also contemplates the execution by Genentech and Roche, immediately prior to effectiveness of the Merger, of an Amended and Restated Governance Agreement (the "Amended Governance Agreement") pursuant to which, among other things, the principal terms of the Governance Agreement, dated as of September 7, 1990, between Roche and Genentech (the "Existing Governance Agreement") will be modified in certain respects and otherwise extended and remain in effect. If the Merger is consummated, an affiliate of Roche, F. Hoffmann-La Roche Ltd ("HLR"), will enter into a licensing agreement (the "Licensing Agreement") with Genentech pursuant to which HLR will have the right to market certain Genentech products on an exclusive basis outside of the United States and have an option on a product-by-product basis to develop and market on an exclusive basis outside of the United States all other Genentech products developed within the 10 years following execution of the Licensing Agreement. See "The Licensing Agreement." The transactions contemplated by the Merger Agreement, the Amended Governance Agreement and the Licensing Agreement, are hereinafter collectively referred to as the "Proposed Transactions."


     If Genentech's future growth and/or market conditions were to warrant a per share valuation of Genentech prior to June 30, 1999 in excess of the redemption prices applicable under the Call Rights, the existence of the Call Rights under the Special Common Stock will prevent the Special Common Stock from trading above its applicable redemption price. If the Special Common Stock were to be redeemed, holders of the Special Common Stock would participate in any increased valuation of Genentech only to the extent permitted by the applicable redemption price. Holders of Special Common Stock will, however, benefit from the ability to put their shares of Special Common Stock at a price of $60.00 per share for 30 business days beginning in July 1999 (unless such right is accelerated following the occurrence of certain Insolvency Events) if the Call Rights have not been exercised. The Special Committee of the Genentech Board (consisting of all directors of Genentech at the time of formation of such Committee other than the two Roche designees) (the "Special Committee") believes that the redemption prices of the Call Rights leave substantial room for future growth of the Company to be recognized in its stock price and that the "downside protection" afforded by the Put Rights is a significant advantage to the Genentech public stockholders which mitigates any "upside limitations" that may result from the existence of the Call Rights.



     GENENTECH'S BOARD OF DIRECTORS (OTHER THAN THE DIRECTORS DESIGNATED BY ROCHE, WHO DID NOT PARTICIPATE IN THE DELIBERATIONS) HAS DETERMINED THE PROPOSED TRANSACTIONS TO BE FAIR TO AND IN THE BEST INTERESTS OF GENENTECH AND ITS STOCKHOLDERS (OTHER THAN ROCHE), HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL.



     Under Genentech's Certificate of Incorporation, approval of the Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock held by persons other than Roche or any of its affiliates. ACCORDINGLY, THE PROPOSAL WILL NOT BE APPROVED UNLESS THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK HELD BY PERSONS OTHER THAN ROCHE AND ITS AFFILIATES VOTE IN FAVOR OF THE PROPOSAL. Thus, the failure to submit a proxy card (or vote in person at the Special Meeting) or the abstention from voting by a stockholder will have the same effect as a vote "Against" the Proposal.


     Under the Merger Agreement, Roche, which currently owns approximately 65% of the outstanding shares of Common Stock, has agreed, for purposes of the vote required by the Delaware General Corporation Law (the "Delaware Law") (i.e., a majority of the stock outstanding and entitled to vote), to vote all shares owned by it or any of its affiliates in favor of the Proposal.



     This Proxy Statement/Prospectus is first being mailed to Genentech's
stockholders on or about September   , 1995.



     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. UNDER THE RULES AND REGULATIONS OF THE COMMISSION, THE PROPOSAL TO APPROVE THE MERGER CONSTITUTES AN OFFER OF SPECIAL COMMON STOCK TO HOLDERS OF COMMON STOCK. THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED HEREBY OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GENENTECH SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.



NEITHER THE SPECIAL COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER NOR THE
  PROPOSED TRANSACTIONS HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE
     SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
       COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THE PROPOSED
        TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE
         INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS.
                ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             AVAILABLE INFORMATION


     As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto. Genentech is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. The Registration Statement of which this Proxy Statement/Prospectus forms a part, as well as reports, proxy statements and other information filed by Genentech, can be inspected and copied at the Commission's Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; at the public reference facilities maintained by the Commission at its regional offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; at 7 World Trade Center, 13th Floor, New York, New York 10048; and at Suite 500, East Tishman Building, 5757 Wilshire Blvd., Los Angeles, California 90036. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on the NYSE and the PSE, and such reports, proxy statements and other information concerning Genentech should be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.



     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON RECEIVING THIS PROXY STATEMENT/PROSPECTUS, FROM THE CORPORATE SECRETARY OF GENENTECH, INC., 460 POINT SAN BRUNO BOULEVARD, SOUTH SAN FRANCISCO, CALIFORNIA 94080, (415) 225-1706. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY OCTOBER 18, 1995.



     All information contained in this Proxy Statement/Prospectus concerning Roche, Roche Holding and HLR was provided by Roche. Genentech assumes no responsibility for the accuracy of such information.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

     (a) Annual Report on Form 10-K of Genentech for the year ended December 31, 1994;

     (b) Annual Report to Stockholders of Genentech for the year ended December 31, 1994;


     (c) Quarterly Report on Form 10-Q of Genentech for the quarter ended March 31, 1995;



     (d) Quarterly Report on Form 10-Q of Genentech for the quarter ended June 30, 1995;



     (e) Proxy Statement of Genentech in connection with Genentech's 1995 Annual Meeting of Stockholders;



     (f) The description of the Special Common Stock contained in Genentech's Registration Statement filed pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description; and



     (g) Genentech's Current Reports on Form 8-K dated July 10, 1995 and July 18, 1995.



     All documents filed by Genentech pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus. At and immediately after the time that the Proposal is approved and adopted, Genentech will continue to be required to file periodic reports, proxy statements and other information with the Commission pursuant to the Exchange Act; however, based on Genentech's current capitalization, if Roche should elect to cause Genentech to exercise the Call Rights, Genentech will no longer be, or, if Roche does not so elect, depending on the number, if any, of holders of Special Common Stock who exercise their Put Rights and upon other factors, it is possible that Genentech may no longer be, required to file such reports. See "Summary and Special
Factors -- Possible Effects of Exercise of Put Rights on Market for Special Common Stock."

                               TABLE OF CONTENTS


                                                                                         PAGE
                                                                                       ------
AVAILABLE INFORMATION..................................................................     iv
INCORPORATION OF DOCUMENTS BY REFERENCE................................................     iv
SUMMARY AND SPECIAL FACTORS............................................................      1
     The 1990 Merger...................................................................      1
     The Existing Governance Agreement.................................................      1
     Terms of the Proposed Transactions................................................      2
     Genentech's Reasons for the Proposed Transactions.................................      4
     Advantages and Disadvantages of the Proposal to Genentech Stockholders............      6
     Effects of a Failure to Approve the Proposal......................................      7
     Possible Effects of Exercise of Put Rights on Market for Special Common Stock.....      8
     Composition of Genentech's Board of Directors Following the Proposed
      Transactions.....................................................................      9
     Certain Rights of Roche Following the Proposed Transactions.......................      9
     Roche's Reasons for the Proposed Transactions.....................................     10
     Interests of Certain Persons in the Proposed Transactions.........................     11
     Guaranty of Roche Holding.........................................................     11
     Licensing Agreement...............................................................     12
     Certain Federal Income Tax Considerations.........................................     13
     Stockholder Litigation............................................................     14
     Merger Subsidiary.................................................................     15
GENERAL INFORMATION....................................................................     16
     Purpose of Special Meeting........................................................     16
     Record Date; Voting Rights; Proxies...............................................     16
     Solicitation of Proxies...........................................................     16
     Quorum............................................................................     16
     Required Vote.....................................................................     16
     No Appraisal Rights...............................................................     17
BUSINESS OF GENENTECH..................................................................     17
MARKET PRICES OF AND DIVIDENDS ON THE REDEEMABLE COMMON STOCK AND THE COMMON STOCK.....     18
SELECTED HISTORICAL FINANCIAL DATA.....................................................     19
THE PROPOSED TRANSACTIONS..............................................................     20
     Background of the Proposed Transactions...........................................     20
     Purpose and Structure of the Transactions.........................................     32
     Recommendation of the Board of Directors; Fairness of the Transactions............     33
     Opinions of Financial Advisors....................................................     36
     Interests of Certain Persons in the Proposed Transactions.........................     51
     Source of Funds; Expenses.........................................................     52
     Stockholder Litigation............................................................     52
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS AND ACCOUNTING TREATMENT.....................     54
     Certain Federal Income Tax Consequences...........................................     54
     Accounting Treatment..............................................................     55
THE MERGER AGREEMENT...................................................................     56
     General...........................................................................     56
     The Merger........................................................................     56
     Effective Time....................................................................     56

                                                                                         PAGE
                                                                                       ------
     Conversion and Exchange of Common Stock and Merger Subsidiary Common Stock........     56
     Exchange of Stock Certificates....................................................     56
     Additional Covenants and Agreements...............................................     57
     Conditions to Consummation of the Merger..........................................     59
     Termination of the Merger Agreement...............................................     60
     Additional Provisions of the Merger Agreement.....................................     60
THE CHARTER AMENDMENT; DESCRIPTION OF THE SPECIAL COMMON STOCK.........................     60
     Authorized Shares.................................................................     61
     Voting Rights.....................................................................     61
     Dividends; Reclassifications; Mergers.............................................     61
     Liquidation.......................................................................     61
     Call Rights.......................................................................     62
     Put Rights........................................................................     63
     Adjustments.......................................................................     63
     Condition to the Company's Obligations............................................     64
     Enforcement of Roche Obligations..................................................     64
     Payment...........................................................................     64
     Default and Acceleration of Put Rights............................................     65
     Conversion........................................................................     65
     Legend............................................................................     65
     Class Vote........................................................................     66
     Put and Call Not Business Combinations............................................     66
     Certain Definitions...............................................................     66
ARTICLE ELEVENTH OF THE CERTIFICATE OF INCORPORATION...................................     67
THE AMENDED GOVERNANCE AGREEMENT.......................................................     68
     Redemption of Special Common Stock................................................     68
     Put Rights with Respect to Special Common Stock...................................     68
     Suspension of Obligations.........................................................     68
     Indemnification...................................................................     68
     Options...........................................................................     69
     Further Acquisitions of Securities of Genentech by Roche..........................     69
     Capital Contribution and Assumption of Put Obligations by Roche...................     70
     The Agency Agreement..............................................................     71
     Board of Directors................................................................     72
     Certain Approval Rights...........................................................     73
     Affiliation Arrangements..........................................................     74
     Certain Agreements of Roche as to Voting..........................................     74
     Restrictions on Transfers of Common Stock by Roche................................     74
     Registration Rights...............................................................     76
     Certain Covenants.................................................................     76
     Amendments; Termination...........................................................     76
GUARANTY OF ROCHE HOLDING..............................................................     77
     General...........................................................................     77
     Covenants.........................................................................     77
THE LICENSING AGREEMENT................................................................     77
     Licenses, Options, Know-how and Trademarks........................................     77
     Commercialization Committees......................................................     78
     Development and Marketing.........................................................     78
     Production and Supply.............................................................     79
     Royalties and Other Payments......................................................     79
     Transition Provisions.............................................................     80
     Term and Termination..............................................................     80
HOLDERS OF GENENTECH'S DEBENTURES AND WARRANTS.........................................     80
CERTAIN PROJECTIONS OF FUTURE OPERATIONS AND OTHER INFORMATION.........................     81
     April Information.................................................................     81
     September Information.............................................................     82

                                                                                         PAGE
                                                                                       ------
     Certain Significant Considerations................................................     84
CERTAIN INFORMATION CONCERNING ROCHE AND ROCHE HOLDING.................................     85
     Financial Information of the Roche Group..........................................     86
CONDUCT OF GENENTECH'S BUSINESS AFTER COMPLETION OF THE PROPOSED TRANSACTIONS; ROCHE'S
  PLANS WITH RESPECT TO GENENTECH......................................................    111
PRINCIPAL STOCKHOLDERS OF GENENTECH....................................................    111
SECURITY OWNERSHIP OF MANAGEMENT.......................................................    112
     Amount and Nature of Beneficial Ownership.........................................    112
CERTAIN INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY.........    114
     Executive Officers................................................................    114
     Directors.........................................................................    115
     Transactions in Securities of Genentech During the Last 60 Days...................    117
CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF ROCHE AND ROCHE
  HOLDING..............................................................................    118
     Directors and Executive Officers of Roche.........................................    118
     Directors and Executive Officers of Roche Holding.................................    119
     Transactions in Securities of Genentech During the Last 60 Days...................    120
     Transactions in Securities of Genentech During the Last Two Years.................    121
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.........................................    121
OTHER MATTERS..........................................................................    123
AUDITORS' REPRESENTATIVES..............................................................    123
LEGAL MATTERS..........................................................................    124
EXPERTS................................................................................    124
ANNEX A -- Agreement and Plan of Merger Among Roche Holdings, Inc., HLR (U.S.) II, Inc. and
           Genentech, Inc., dated May 23. 1995, as amended and restated (including a Form of
           Amended and Restated Governance Agreement (Exhibit A), a Form of Guaranty (Exhibit
           B) and a Form of Amendment to the Certificate of Incorporation (Exhibit C)).
ANNEX B -- Opinion of Lehman Brothers.
ANNEX C -- Opinion of Morgan Stanley.

                              INDEX OF DEFINED TERMS



                                            PAGE NO.
                                            ---------
1990 Merger................................       1
1990 Merger Agreement......................       1
1990 Merger Subsidiary.....................       1
Action.....................................      14
ADSs.......................................     108
Agency Agreement...........................      71
Agent......................................      ii
alpha......................................     121
Amended Article Third......................      60
Amended Governance Agreement...............      ii
Article Eleventh...........................      67
Article Third..............................      60
Assumed Discount Rate......................      48
Bankruptcy Code............................      65
Base Terms.................................      24
Benchmark Multiples........................      42
beta.......................................     121
Biotech Companies..........................      47
Biotech Index..............................      48
Business Day...............................      66
Business Combination.......................      67
Call Notification..........................      63
Call Rights................................   cover
Canada Products............................      77
Certificates...............................      57
Code.......................................      13
Collaborative Countries....................     122
Commission.................................      ii
Common Stock...............................   cover
Company....................................   cover
Comparable P/E to Growth Rate
  Multiple.................................      40
Comparable Transactions....................      42
Comparable Universe........................      38
Conversion Date............................      65
Debentures.................................      80
Delaware Law...............................     iii
Depositary.................................      66
Discounted Cash Flow Analysis..............      43
DNase......................................      77
E 32.......................................      86
EBIT.......................................      42
Effective Time.............................      11
Enforcement Amount.........................      71
EPS........................................      37
Equity Security............................      69
Exchange...................................      54
Exchange Act...............................      iv
Exchange Agent.............................      56
Exchange Fund..............................      57
ESP........................................     118
Existing Governance Agreement..............      ii
FAS........................................      87
Final Call Price...........................      48
Fluor......................................     117
Forward P/E Multiples......................      37
Future Share Prices........................      48
Future Standalone Values...................      39
Future Unaffected Share Price..............      47
Genentech..................................   cover
Genentech Board............................       1
Genentech Countries........................     123
Genentech Products.........................      77
Guaranty...................................      ii
HLR........................................      ii
HLR/Roche..................................     122
Hoffmann-LaRoche...........................     121
IAS........................................      86
IASC.......................................      86
IBES.......................................      38
IDEC.......................................      77
IDEC Product...............................      77
Indenture..................................      80
Independent Committee......................      29
Independent Directors......................       1
In-Licensed Product........................      12
Insolvency Event...........................      65
Investor Directors.........................      72
IRR........................................      40
LCPS.......................................     100
Licensing Agreement........................      ii
Liquidating Sale...........................      75
LTM........................................      42
Merger.....................................   cover
Merger Agreement...........................   cover
Merger Subsidiary..........................   cover
Morgan Stanley.............................       5
Named Executive Officers...................     112
NHL........................................      96
Noninvestor Directors......................      72
NYSE.......................................      ii
NYSE Excluded Holdings.....................       8
Option.....................................      11
Option Plans...............................      11
Optout Option..............................     123
P/E Ratio..................................      47
Pharma Companies...........................      47
Pharma Index...............................      48
Preferred Stock............................      61
Proposal...................................   cover
Proposed Transactions......................      ii
Proxy Statement/Prospectus.................   cover
PSE........................................      ii
Put Notice.................................      66
Put Notification...........................      66
Put Obligation.............................      54
Put Period.................................      66
Put Price..................................      63
Put Rights.................................   cover
RBL........................................      96
Receiving Stockholder......................      54
Record Date................................      16
Redeemable Common Stock....................   cover
Redemption Date............................      62
Registration Statement.....................      ii
Roche......................................   cover
Roche Finance..............................      85
Roche Group................................      15
Roche Holding..............................       1
Roche Holding's Voting Interest............      70
Roche Shares...............................      56
Roche Territory............................      12
ROW Countries..............................     123
S&P 400 Index..............................      48
Scios Nova.................................      77
Scios Product..............................      77
Securities Act.............................      ii
Sfr........................................      87
Small Molecule Products....................      13
Special Committee..........................      ii
Special Common Stock.......................   cover
Special Meeting............................   cover
Standalone Values..........................      37
Stockholder Litigation.....................      29
Stockholder Meeting........................      57
Subcommittee...............................      21
Subject Person.............................      67
TNF........................................     121
Termination Date...........................       1
Triggering Disposition.....................      10
Transaction Agreement......................      28
Trustee....................................      80
Unaffected Share Price.....................      47
US GAAP....................................      86
Voting Stock...............................      67
Warrants...................................      81

                          SUMMARY AND SPECIAL FACTORS


     Set forth below is a summary description of certain significant matters stockholders should take into account prior to voting on the Proposal. Such description is not intended to be complete and is qualified in all respects by reference to the detailed information set forth elsewhere in this Proxy Statement/Prospectus and the Annexes thereto. Stockholders are urged to read this Proxy Statement/Prospectus and such Annexes in their entirety.


THE 1990 MERGER


     On September 7, 1990, a wholly owned subsidiary ("1990 Merger Subsidiary") of Roche was merged with and into Genentech (the "1990 Merger") pursuant to an Agreement and Plan of Merger dated as of February 2, 1990 among Genentech, Roche and 1990 Merger Subsidiary (the "1990 Merger Agreement"). Roche is a wholly owned subsidiary of Roche Finance Ltd, a Swiss corporation, which, in turn, is a wholly owned subsidiary of Roche Holding Ltd, a Swiss corporation ("Roche Holding"). In the 1990 Merger, Genentech stockholders received, for each share of Common Stock that they then owned, $18 in cash and one half share of newly issued Redeemable Common Stock. In the 1990 Merger, Roche, in effect, acquired one half of the Company's then outstanding Common Stock (42,699,458 shares) from the stockholders for $1,537.2 million in cash and also acquired 24,433,951 newly issued shares of Common Stock directly from the Company for $487.3 million. The 67,133,409 shares of Common Stock that Roche acquired in the 1990 Merger represented approximately 57% of the outstanding voting securities of the Company as of the Record Date (as hereinafter defined). In addition, from time to time since the 1990 Merger, Roche purchased shares of Redeemable Common Stock in the open market (which shares, together with all other Redeemable Common Stock, were converted into Common Stock on July 1, 1995) and, as of the Record Date, owned approximately 76,621,009 shares of Common Stock, which represents approximately 65% of the Common Stock outstanding on the Record Date. See "Certain Information Concerning Roche and Roche Holding."


THE EXISTING GOVERNANCE AGREEMENT

     On September 7, 1990, pursuant to the 1990 Merger Agreement, Genentech and Roche entered into the Existing Governance Agreement, which, among other matters, contains terms relating to the corporate governance of the Company after the 1990 Merger and limitations on business combinations by the Company with, and the acquisition and disposition of securities of the Company by, Roche and its affiliates.

  Board of Directors


     Pursuant to the Existing Governance Agreement, the Company's Board of Directors (the "Genentech Board") was increased from eleven to thirteen members, and the Genentech Board elected two nominees of Roche, Dr. Jurgen Drews and Dr. Armin Kessler, to serve on the Genentech Board, with two nominees being the only designees on the Genentech Board to which Roche is entitled prior to the Termination Date (as hereinafter defined). Dr. Franz B. Humer was elected to the Genentech Board on June 22, 1995 to fill the vacancy created by Dr. Kessler's retirement.



     The Existing Governance Agreement, as modified by the Merger Agreement, provides that on and after the date, if any, upon which the Merger Agreement is terminated without the Merger being consummated (the "Termination Date"), the Genentech Board will include two nominees designated by Roche and two officers of Genentech nominated by the nominating or proxy committee of the Genentech Board. The remainder of the Genentech Board at such time is to be comprised of "Independent Directors" (defined as individuals who are neither officers of Genentech nor employees, directors, principal stockholders or partners of Roche, its affiliates or any entity (other than the Company and its subsidiaries) that was dependent on Roche or its affiliates for more than 10% of its revenues or earnings in the most recent fiscal year). The Existing Governance Agreement, as modified by the Merger Agreement, provides, in general, that after the Termination Date, Roche will be entitled to designate, in addition to its two nominees, as described above, a portion of the total number of Independent Directors equal to Roche's proportional voting interest in Genentech's equity securities and that the Company will, to the extent necessary, increase the size of the Genentech Board and cause the Genentech Board to fill vacancies created by any such increase to achieve the called-for result. See "The Amended Governance Agreement -- Board of Directors;" "The Merger Agreement -- Additional Covenants and Agreements -- Continued Applicability of the Existing Governance Agreement."



     As indicated below, if the Proposal is approved and the Merger is consummated, the parties will enter into the Amended Governance Agreement, under which Roche would continue to have the right to designate two directors of Genentech, and its right to nominate Independent Directors, on the same terms as would be applicable under the Existing Governance Agreement, as modified by the Merger Agreement, on and after the Termination Date, would be postponed until the expiration of the Put Period (as hereinafter defined) and payment of the Put Price in respect of shares of Special Common Stock with respect to which the Put Rights have been properly exercised. Thus, following the end of the period during which the Put Rights may be exercised, or if the Merger Agreement is terminated by reason of not being approved by stockholders (or if the Termination Date otherwise occurs), Roche, based on its current holdings of Common Stock, on and after the Termination Date, will have the right to designate more than a majority of the members of the Genentech Board, with all but two of such Roche designees being Independent Directors. See "The Amended Governance Agreement -- Board of Directors."


  Limitations on Business Combinations with and Acquisitions of Additional Genentech Securities by Roche


     Under the Existing Governance Agreement, as modified by the Merger Agreement, until the Termination Date, Roche will not be permitted to propose business combinations (as described in the Company's Certificate of Incorporation) between the Company and Roche or any affiliate of Roche unless a majority of the Independent Directors determines that there has been a sustained, substantial impairment of the business, prospects or financial viability of Genentech and its subsidiaries, taken as a whole, since September 7, 1990. No such determination has been made by the Independent Directors, and none is contemplated. Unless such a determination, as described in the preceding sentence, is made with respect to the Company, Roche may not propose any such business combination during the period commencing on the Termination Date, if any, and terminating on the first anniversary of the Termination Date at a price per share to the unaffiliated holders of the Common Stock of less than $60.00 per share.



     Under Genentech's Certificate of Incorporation, any business combination between Genentech and Roche or any affiliate of Roche (other than by exercise of the Call Rights or the Put Rights), whether or not prior to the first anniversary of the Termination Date, must also be approved by the affirmative vote of a majority of the Independent Directors and the holders of a majority of the Company's equity securities not beneficially owned by Roche or its affiliates. The Existing Governance Agreement prohibits the Independent Directors from taking into account any possible discount due to the fact that Genentech is a subsidiary of Roche when considering the fairness of any such transaction to Genentech's minority stockholders.


     The Existing Governance Agreement also prohibits Roche from purchasing equity securities of the Company if such purchase would result in Roche owning in the aggregate in excess of 75% of the voting power of the Company's equity securities on a fully diluted basis.

TERMS OF THE PROPOSED TRANSACTIONS


     Pursuant to the Merger Agreement, among other things, (i) Merger Subsidiary will be merged with and into Genentech, with Genentech being the surviving corporation, (ii) the Certificate of Incorporation of Genentech will be amended to authorize the issuance by Genentech of Special Common Stock, (iii) each outstanding share of Common Stock (other than shares of Common Stock held by Roche and its affiliates) will be converted into one share of Special Common Stock, (iv) each outstanding share of Common Stock held by Roche and its affiliates will be cancelled, and (v) the outstanding common stock of Merger Subsidiary will be converted into shares of Common Stock representing the same number of shares of Common Stock held by Roche and its affiliates immediately prior to the Merger. See "The Merger Agreement."



     Pursuant to the current Genentech Certificate of Incorporation, at the close of business on June 30, 1995, each outstanding share of Redeemable Common Stock was converted automatically into one share of Common Stock. As noted above, in the Merger, such Common Stock (other than Common Stock held by

Roche or its affiliates) will be converted into Special Common Stock. The purpose of the Merger and of the resulting conversion of such Common Stock into Special Common Stock is to, among other matters, (i) provide for the Call Rights, which establish a four-year period during which the publicly traded stock of Genentech is subject to redemption by Genentech at the option of Roche, with such redemption during such four-year period being at specified prices per share ranging from $62.50 during the quarter ending December 31, 1995 increasing $1.25 per share for the next six quarters and $1.50 per share for the next eight quarters to $82.00 during the quarter ending June 30, 1999 (with each of such redemption prices being increased by $0.50, to a final price of $82.50, upon final court approval of the settlement of the Stockholder Litigation), and (ii) provide for the Put Rights, which afford the holders of Special Common Stock the right to require the purchase of all or a portion (at the election of the holder) of their shares of such stock at a price of $60.00 per share in the event that Roche does not cause the exercise of the Call Rights. The Put Rights will be exercisable during the 30-business day period following the expiration of the Call Rights or during a 60-business day period following certain Insolvency Events of the Company. The Merger will have the effect of amending the Certificate of Incorporation of Genentech to create the Special Common Stock. For a detailed description of such amendment and of the terms of the Special Common Stock, see "The Charter Amendment; Description of the Special Common Stock." A vote in favor of the Proposal is therefore also a vote to amend the Genentech Certificate of Incorporation.



     The Company's obligation to pay the Put Price to stockholders who properly exercise their Put Rights will be conditioned upon Genentech's having received from Roche, or an affiliate of Roche, the funds required to be contributed to the Company by Roche under the Amended Governance Agreement. See "The Charter Amendment; Description of the Special Common Stock -- Put Rights;" "-- Condition to the Company's Obligations;" "The Amended Governance Agreement -- Put Rights with Respect to the Special Common Stock;" "-- Capital Contribution and Assumption of Put Obligations by Roche" and "Certain Information Concerning Roche and Roche Holding." Under the Amended Governance Agreement, Roche has agreed to either (i) contribute to Genentech (in exchange for Common Stock) the funds required to satisfy the Put Rights and certain other liabilities of the Company or (ii) elect to purchase directly from Genentech's stockholders the shares of Special Common Stock which such stockholders elect to have purchased pursuant to their exercise of the Put Rights. See "The Amended Governance Agreement -- Capital Contribution and Assumption of Put Obligations by Roche" and "Certain Information Concerning Roche and Roche Holding." Such obligations of Roche are guaranteed by Roche Holding. See "Guaranty of Roche Holding." Amended Article Third provides that Genentech will take (and will have no authority not to take) all necessary action to enforce, and to cause the performance of, Roche's and Roche Holding's obligations with respect to payment of the Put Price under the Amended Governance Agreement and the Guaranty and to ensure that Roche and Roche Holding otherwise comply with their respective obligations described under "The Amended Governance Agreement -- Capital Contribution and Assumption of Put Obligations by Roche" and under the Guaranty. See "Guaranty of Roche Holding." Genentech has appointed the Agent to enforce the respective obligations of Roche and Roche Holding described under "The Amended Governance Agreement -- Capital Contribution and Assumption of Put Obligations by Roche" and under the Guaranty in the event of the occurrence of an Insolvency Event. See "The Amended Governance Agreement -- The Agency Agreement."



     If the Merger receives the requisite stockholder approval and if the Proposed Transactions are effected prior to final court approval of the settlement of the Stockholder Litigation, the redemption prices per share of Special Common Stock applicable under the Call Rights will be as follows:

                        PERIOD                                                PRICE
                        ------                                                -----
        October 1, 1995 to December 31, 1995................................  $62.50
        January 1, 1996 to March 31, 1996...................................  $63.75
        April 1, 1996 to June 30, 1996......................................  $65.00
        July 1, 1996 to September 30, 1996..................................  $66.25
        October 1, 1996 to December 31, 1996................................  $67.50
        January 1, 1997 to March 31, 1997...................................  $68.75
        April 1, 1997 to June 30, 1997......................................  $70.00
        July 1, 1997 to September 30, 1997..................................  $71.50
        October 1, 1997 to December 31, 1997................................  $73.00
        January 1, 1998 to March 31, 1998...................................  $74.50
        April 1, 1998 to June 30, 1998......................................  $76.00
        July 1, 1998 to September 30, 1998..................................  $77.50
        October 1, 1998 to December 31, 1998................................  $79.00
        January 1, 1999 to March 31, 1999...................................  $80.50
        April 1, 1999 to June 30, 1999......................................  $82.00


     Upon final court approval of the proposed settlement of the Stockholder Litigation, each of the redemption prices applicable pursuant to the Call Rights set forth above will be increased by $0.50 per share of Special Common Stock to a final price of $82.50, as provided by the settlement. If such final court approval occurs after payment of the applicable redemption price pursuant to the Call Rights, such $0.50 increase will be promptly thereafter paid by Genentech to such person to whom payment of the applicable redemption price was previously made.


After June 30, 1999, the Call Rights will expire.


     Under the Amended Governance Agreement, Roche will be required to, if the Call Rights are exercised, pay to the Depositary (as hereinafter defined) sufficient funds to satisfy the Company's obligations in respect of the Call Rights. See "The Amended Governance Agreement -- Redemption of Special Common Stock."


     The Amended Governance Agreement extends and modifies the Existing Governance Agreement. In particular, under the modified governance arrangements, the limit on Roche's ability to make open market purchases would be increased such that Roche could own, following any such purchase, 79.9%, rather than 75%, of the voting power of the Company's equity securities on a fully diluted basis. If the Merger is consummated, HLR will enter into the Licensing Agreement with Genentech pursuant to which HLR will have the right to market certain Genentech products on an exclusive basis outside of the United States and will have an option on a product-by-product basis to develop and market on an exclusive basis outside of the United States all other Genentech products which conclude Phase II clinical trials within the 10 years following execution of the Licensing Agreement. For a description of the terms of the agreements relating to the Proposed Transactions, see "The Merger Agreement;" "The Charter Amendment; Description of the Special Common Stock;" "The Amended Governance Agreement;" "Guaranty of Roche Holding" and "The Licensing Agreement."


GENENTECH'S REASONS FOR THE PROPOSED TRANSACTIONS



     The Special Committee (which, as indicated above, consists of all directors of Genentech at the time of formation of such Committee other than the two Roche designees), based on the reports, presentations and discussions described under "The Proposed Transactions -- Background of the Proposed Transactions," believes that, regardless of whether the Company was willing to extend Roche's option to cause the Company to redeem the Company's publicly traded shares, the Redeemable Common Stock, prior to June 30, 1995, Roche was unlikely to exercise its then existing option. Further, on the same basis, the Special Committee concluded that the market price of Genentech's publicly traded shares would decline substantially if Roche's right to cause redemption of such shares were to expire unexercised at June 30, 1995 or if Roche were to publicly announce its intention not to exercise its right in advance of such date. The Special Committee also believes that a substantial decline in the value of the Company's publicly traded stock would, in addition to the immediate resulting diminution of stockholder value, have material adverse effects on the Company's relations with its employees and on Genentech's ability to attract and retain talented scientists, which, in turn, would likely further adversely affect stockholder value. The Special Committee's conclusion in these latter regards is based on its belief that (i) the failure by Roche to cause the Company to redeem the Redeemable Common Stock would signal a lack of confidence by Roche in the Company and (ii) the economic incentive for the Company's scientists to remain with the Company would be substantially reduced or eliminated if the value of the Company's publicly traded stock were to decline as significantly as the analysis done by Lehman Brothers, the Special Committee's financial advisors, would suggest. See "The Proposed
Transactions -- Opinions of Financial Advisors -- Lehman Brothers."



     The Special Committee, based on the advice of Lehman Brothers, believes that the existence of Roche's previous right to cause redemption of the Redeemable Common Stock had the effect of supporting the price at which the Redeemable Common Stock traded and that if the Merger is approved by the shareholders of Genentech, the potential decline in the price of the Company's publicly traded stock could be significantly mitigated by the Put Rights and the Call Rights. The Special Committee's belief in this regard was subsequently also supported by the advice of Morgan Stanley & Co. Incorporated ("Morgan Stanley") rendered on July 6 and 7, 1995. See "The Proposed Transactions -- Background of the Proposed Transactions" and "-- Opinions of Financial Advisors -- Morgan Stanley."



     If Genentech's future growth and/or market conditions were to warrant a per share valuation of Genentech prior to June 30, 1999 in excess of the redemption prices applicable under the Call Rights, however, the existence of the Call Rights under the Special Common Stock will prevent such stock from trading above its applicable redemption price. If the Special Common Stock were to be redeemed, holders of the Special Common Stock would participate in any increased valuation of Genentech only to the extent permitted by the applicable redemption price. Holders of Special Common Stock will, however, benefit from the ability to put their shares of Special Common Stock at a price of $60.00 per share for 30 business days beginning in July 1999 (unless such right is accelerated following the occurrence of certain Insolvency Events) if the Call Rights have not been exercised. The Special Committee believes that the redemption prices of the Call Rights leave substantial room for future growth of the Company to be recognized in its stock price and that the "downside protection" afforded by the Put Rights is a significant advantage to the Genentech public stockholders which mitigates any "upside limitations" that may result from the existence of the Call Rights. See "The Proposed Transactions -- Background of the Proposed Transactions" and "-- Opinions of Financial Advisors."



     The Special Committee also believes that the Existing Governance Agreement and the formerly outstanding Redeemable Common Stock facilitated, and the Proposed Transactions will continue to facilitate, achievement of certain objectives the Genentech Board initially formulated prior to the 1990 Merger. These objectives include: (a) the contractual preservation of Genentech's existing work environment, which the Genentech Board and senior management view as critical to Genentech's ability to retain the highly talented scientific and technical staff that is essential to Genentech's future and (b) the further development of opportunities for synergistic relations between Genentech and a major participant in the global pharmaceutical industry, particularly with respect to the marketing of Genentech's products on a global basis. The Special Committee also believes that the payment by Roche of 50% of certain of Genentech's development expenses (including costs previously incurred) pursuant to the Licensing Agreement with respect to those products that Roche elects to develop and market outside the United States will allow Genentech to take a larger number of promising research projects into development, increasing the likelihood that Genentech will have more medically and commercially significant marketed products over the next several years. In addition to the benefits to be derived by Genentech from the royalties and manufacturing margin to be paid by Roche under the Licensing Agreement, the terms of the Licensing Agreement will also mitigate certain potential losses of the Company. For example, should Roche elect to exercise its option under the Licensing Agreement at the conclusion of Phase II trials with respect to a particular product and should that product then fail during Phase III, the adverse effects on the Company of such failures would be mitigated because Roche would generally have been required to pay one half of the development costs with respect to such product. See " -- Advantages and Disadvantages of the Proposal to Genentech Stockholders". See also "The Proposed

Transactions -- Background of the Proposed Transactions;" "-- Purpose and Structure of the Transactions;" "-- Recommendation of the Board of Directors; Fairness of the Transaction;" and "-- Opinions of Financial Advisors."



     The Special Committee also took into account the Independent Committee's (as hereinafter defined) report that, although no investigation would necessarily reveal whether the request for personal financial assistance from Roche by G. Kirk Raab, the Company's former President and Chief Executive Officer, had tainted his conduct in the negotiations with Roche, its inquiry had not revealed any evidence that Mr. Raab had not attempted to negotiate the best possible transaction for Genentech and its stockholders. See "The Proposed Transactions -- Background of the Proposed Transactions." The Special Committee considered the Independent Committee's report that it had no reason to question, and that it did not in fact question, the independence and integrity of Lehman Brothers, which participated in the negotiation of the Proposed Transactions, or of the analysis prepared, and the opinion rendered, by Lehman Brothers at the April 29 and 30 meetings of the Genentech Board and that the impartiality of Lehman Brothers, and the conclusion it had reached, gave substantial comfort that the negotiations had been vigorously conducted on behalf of the Company.



     The Special Committee also took into account the Independent Committee's report that Lehman Brothers had stated that nothing had come to its attention that would cause it to modify its April 30, 1995 opinion with respect to the Proposed Transactions and that Morgan Stanley was rendering its opinion on July 7, 1995 as to the fairness of the Proposed Transactions from a financial point of view. The Special Committee and the Genentech Board concluded on July 7, 1995 that the reasons that had led the Special Committee and the Genentech Board to recommend the Proposed Transactions in the first instance continued to be valid and that they believed the Proposed Transactions to be the best available alternative for Genentech and its stockholders other than Roche. See "The Proposed Transactions -- Background of the Proposed Transactions" and
"-- Recommendation of the Board of Directors; Fairness of the Transaction."


ADVANTAGES AND DISADVANTAGES OF THE PROPOSAL TO GENENTECH STOCKHOLDERS


     The Special Committee believes that the principal advantages of the Proposed Transactions to Genentech's stockholders are that the Proposed Transactions should significantly mitigate a decline in the market price of the Company's publicly traded stock that would be expected to occur as a result of Roche's having elected not to exercise its right to cause the Redeemable Common Stock to be redeemed by June 30, 1995. Lehman Brothers has advised the Special Committee that the escalating redemption prices for the Redeemable Common Stock set forth in the Company's Certificate of Incorporation have likely had the effect of helping to support the prices at which the Redeemable Common Stock traded in the market. Lehman Brothers has advised the Special Committee that, after June 30, 1995, when the Redeemable Common Stock automatically converted to Common Stock and was no longer subject to redemption, in the absence of the Proposed Transactions, a significant decline in the trading price of such stock could be expected to occur. Based on Lehman Brothers' advice, the Special Committee believes that such potential price decline could be significantly mitigated by virtue of the inclusion of the Put Rights in the Special Common Stock. If the Proposed Transactions are not consummated, the price that holders of such stock could receive after such date upon sale of their shares would be set by market forces without the holder being guaranteed the ability to sell such shares at a fixed price at a future date and cannot be predicted with any degree of certainty.



     Also based upon Lehman Brothers' advice, the Special Committee believes that the Call Rights inherent in the Special Common Stock may have a supporting or elevating effect upon the market price of such stock, although it has been advised that such supporting effect may not be as significant as is the case with respect to the redemption right formerly applicable to the Redeemable Common Stock because of the market's possible perception of the reasons for a determination by Roche not to exercise its existing rights prior to July 1, 1995, and the corresponding lack of market conviction that Roche would exercise an extended option. The beliefs of the Special Committee described in this paragraph and in the immediately preceding paragraph were subsequently also supported by the advice of Morgan Stanley rendered on July 6 and July 7. See "The Proposed Transactions -- Background of the Proposed Transactions" and
"-- Opinions of Financial Advisors."

     NOTWITHSTANDING THE FOREGOING, HOWEVER, LEHMAN BROTHERS AND MORGAN STANLEY BOTH ADVISED THE SPECIAL COMMITTEE, AND THE SPECIAL COMMITTEE BELIEVES, THAT TRADING PRICES OF SECURITIES ARE BASED UPON A VARIETY OF FACTORS, MANY OF WHICH ARE BEYOND THE CONTROL OF THE GENENTECH BOARD AND THE COMPANY. NONE OF LEHMAN BROTHERS, MORGAN STANLEY OR THE SPECIAL COMMITTEE CAN PREDICT THE ACTUAL PRICES AT WHICH THE SPECIAL COMMON STOCK WILL TRADE OR THE ACTUAL PRICES AT WHICH THE COMMON STOCK WILL TRADE IF THE PROPOSAL IS NOT ADOPTED. NOTHING IN THIS PROXY STATEMENT/PROSPECTUS SHOULD BE UNDERSTOOD TO CONSTITUTE SUCH A PREDICTION OR ASSURANCE OF ACTUAL FUTURE PRICES OR VALUES.



     The Special Committee also concluded that, other than exercise by Roche of the redemption right, which expired on June 30, 1995, approval and consummation of the Proposed Transactions would be the most favorable transaction for the employees of Genentech, almost all of whom are stockholders of the Company. The Special Committee believes that, given the current circumstances, the best means for Genentech to attract and retain distinguished scientists would be to enter into the Proposed Transactions. The Special Committee believes that attracting and retaining scientists is in the Company's and its stockholders' best interests because the Company's scientific personnel are essential to its economic success. The extent to which the stockholders of the Company can participate in increased earnings, if any, of the Company is highly dependent on the success of the Company's present and future scientific endeavors.



     Another advantage of the Proposed Transactions considered by the Special Committee is the effect of such transactions on the Company's research and development efforts. If Roche's redemption right were to have expired unexercised without the Genentech Board having approved the Proposed Transactions and if the price of Genentech's stock were to decline significantly, the Company could be forced to reduce research and development spending in order to increase earnings over the short term. Because ongoing research and development efforts are essential to the Company's future prospects and such decrease in spending could have an adverse effect on the Company's development of new products, the Special Committee concluded that the Proposed Transactions (because they could have the effect of alleviating pressure on the Company to decrease research and development spending) were the best available alternative for Genentech and its stockholders. In fact, as noted above, the terms of the Licensing Agreement which call for Roche to pay 50% of Genentech's development expenses in certain circumstances is likely to allow the Company to develop more products than it otherwise could have.



     The Special Committee believes that the principal disadvantage of the Proposed Transactions to Genentech's stockholders is that, as was the case under the Existing Governance Agreement and the terms of the Redeemable Common Stock, the Genentech stockholders' ability to realize gains in their investment will be limited by the Call Rights. Thus, if Genentech's future growth and/or market conditions were to warrant a per share valuation of Genentech prior to June 30, 1999 in excess of the redemption prices applicable under the Call Rights, the existence of the Call Rights will prevent the Special Common Stock from trading above its applicable redemption price. If the Call Rights were to be exercised, holders of the Special Common Stock would participate in such increased valuation only to the extent permitted by the applicable redemption price.



     For information with respect to the reasons for the Proposed Transactions and the recommendation of the Genentech Board, see "The Proposed
Transactions -- Background of the Proposed Transactions,"
" -- Recommendation of the Board of Directors; Fairness of the Transaction" and " -- Opinions of Financial Advisors."


EFFECTS OF A FAILURE TO APPROVE THE PROPOSAL


     BASED UPON THE ADVICE OF ITS FINANCIAL ADVISORS, THE GENENTECH BOARD BELIEVES THAT IF THE PROPOSAL IS NOT APPROVED BY GENENTECH'S STOCKHOLDERS, THE MARKET PRICE OF GENENTECH'S PUBLICLY TRADED STOCK COULD BE EXPECTED TO DECLINE SIGNIFICANTLY. SEE "THE PROPOSED TRANSACTIONS -- RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE TRANSACTION" AND " -- OPINIONS OF FINANCIAL ADVISORS."



     If the Proposal is not approved by the Genentech stockholders at the Special Meeting, the Common Stock will remain outstanding and will not be subject to the Call Rights nor have the benefit of the Put Rights. Under the Existing Governance Agreement, as modified by the Merger Agreement, until the Termination Date, Roche will not be permitted to propose business combinations (as described in the Company's

Certificate of Incorporation) between the Company and Roche or any affiliate of Roche unless a majority of the Independent Directors determine that there has been a sustained, substantial impairment of the business, prospects or financial viability of Genentech and its subsidiaries, taken as a whole, since September 7, 1990. No such determination has been made by the Independent Directors, and none is contemplated. Unless such a determination, as described in the preceding sentence, is made with respect to the Company, under the existing Governance Agreement, Roche may not propose any such business combination during the period commencing on the Termination Date and terminating on the first anniversary of the Termination Date at a price per share to the unaffiliated holders of the Common Stock of less than $60.00 per share.



     Before and after the first anniversary of the Termination Date, Roche's ability to effect business combinations with Genentech will continue to be subject to the provisions of Genentech's Certificate of Incorporation, which provides, as indicated above, that any business combination between Genentech and Roche or any affiliate of Roche (other than by exercise of the Call Rights or the Put Rights), whether or not prior to the first anniversary of the Termination Date, must also be approved by the affirmative vote of a majority of the Independent Directors and the holders of a majority of the Company's equity securities not beneficially owned by Roche or its affiliates. The Existing Governance Agreement prohibits the Independent Directors from taking into account any possible discount due to the fact that Genentech is a subsidiary of Roche when considering the fairness of any such transaction to Genentech's minority stockholders. As indicated above, if the Proposal is not approved by stockholders (or if, for any other reason, the Merger is not consummated), Roche will be able to designate a majority of the Independent Directors.



     The Existing Governance Agreement also prohibits Roche from purchasing equity securities of the Company if such purchase would result in Roche owning in the aggregate in excess of 75% of the voting power of the Company's equity securities on a fully diluted basis. See "The Amended Governance Agreement -- Further Acquisitions of Securities of Genentech by Roche."


POSSIBLE EFFECTS OF EXERCISE OF PUT RIGHTS ON MARKET FOR SPECIAL COMMON STOCK


     If Roche's right to cause redemption of the Special Common Stock pursuant to the Call Rights expires unexercised, holders of Special Common Stock will, in accordance with the terms thereof, be permitted to exercise the Put Rights. Exercise by holders of their Put Rights would, to the extent of such exercises, have the effect of reducing the number of publicly traded shares of Special Common Stock. It is not possible to predict at the present time how many shares of Special Common Stock might be redeemed by the Company pursuant to exercise of the Put Rights. As of September 14, 1995, there were more than [20,500] holders of record of Common Stock. If a sufficiently large number of holders of Special Common Stock were to exercise their Put Rights, it is possible that the Special Common Stock would cease to meet the listing requirements of the NYSE, would fail to meet the listing requirements of any other national securities exchange and, consequently, would cease to be listed on any securities exchange. According to the NYSE's published guidelines, the NYSE would consider delisting the shares of Special Common Stock if, among other things, the number of record holders of at least 100 shares of Special Common Stock should fall below 1,200, the number of publicly-held shares of Special Common Stock (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly-held shares of Special Common Stock (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. The market for, and the value of, Genentech's stock could be adversely affected if such stock ceases to be listed on a national securities exchange.



     In the event that the shares of Special Common Stock were no longer listed or traded on the NYSE, it is possible that the shares of Special Common Stock would trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, through the National Association of Securities Dealers Automated Quotation System or other sources. Such trading and the availability of such quotations would, however, depend upon the number of shareholders and/or the aggregate market value of the shares of Special Common Stock remaining at such time, the interest in maintaining a market in the shares of Special Common Stock on the part of securities firms, the possible termination of registration of the shares of Special Common Stock under the Exchange Act, as described below, and other factors.

     If delisting occurs, there can be no assurance that a liquid trading market for such securities would remain. In the event fewer than 300 holders of record of Special Common Stock were to remain following the exercise of the Put Rights, Genentech may cease filing periodic reports, proxy statements and other information with the Commission pursuant to the Exchange Act. Genentech does not have any current plans to cease filing such reports. A reduction in the number of publicly traded shares could also adversely affect the trading market for and liquidity of such shares, which could in turn have an adverse effect upon the market value of such securities.

COMPOSITION OF GENENTECH'S BOARD OF DIRECTORS FOLLOWING THE PROPOSED
TRANSACTIONS


     Pursuant to the Existing Governance Agreement, in 1990 the Genentech Board was increased from eleven to thirteen members, and the Genentech Board elected two nominees of Roche, Dr. Jurgen Drews and Dr. Armin Kessler, to serve on the Genentech Board, with two nominees being the only designees on the Genentech Board to which Roche is entitled prior to the Termination Date. Dr. Franz B. Humer was elected to the Genentech Board on June 22, 1995 to fill the vacancy created by Dr. Kessler's retirement.



     The Existing Governance Agreement, as modified by the Merger Agreement, provides that on and after the Termination Date, the Genentech Board will include two nominees designated by Roche and two officers of Genentech nominated by the nominating or proxy committee of the Genentech Board. The remainder of the Genentech Board at such time is to be comprised of Independent Directors. The Existing Governance Agreement, as modified by the Merger Agreement, provides, in general, that after the Termination Date, Roche will be entitled to designate, in addition to its two nominees, as described above, a portion of the total number of Independent Directors equal to Roche's proportional voting interest in Genentech's equity securities and that the Company will, to the extent necessary, increase the size of the Genentech Board and cause the Genentech Board to fill vacancies created by any such increase to achieve the called-for result. See "The Amended Governance Agreement -- Board of Directors" and "The Merger Agreement -- Additional Covenants and Agreements -- Continued Applicability of the Existing Governance Agreement."



     As indicated below, if the Proposal is approved and the Merger is consummated, the parties will enter into the Amended Governance Agreement, under which Roche would continue to have the right to designate two directors of Genentech, and its right to nominate Independent Directors, on the same terms as would be applicable under the Existing Governance Agreement, as modified by the Merger Agreement, on and after the Termination Date, would be postponed until the expiration of the Put Period and payment of the Put Price in respect of shares of Special Common Stock with respect to which the Put Rights have been properly exercised. Thus, following the end of the period during which the Put Rights may be exercised, or if the Merger Agreement is terminated by reason of not being approved by stockholders (or if the Termination Date otherwise occurs), Roche will have the right to designate more than a majority of the members of the Genentech Board, with all but two of such Roche designees being Independent Directors. See "The Amended Governance Agreement -- Board of Directors."



     Under both the Existing Governance Agreement and the Amended Governance Agreement, in any election of directors, Roche is obligated to vote its Genentech stock for all nominees to the Genentech Board in proportion to the votes cast by the other holders of Genentech stock, with certain exceptions; provided, however, that Roche may cast all of its votes in favor of any nominee to the Genentech Board designated by Roche as set forth above.


CERTAIN RIGHTS OF ROCHE FOLLOWING THE PROPOSED TRANSACTIONS


     The Amended Governance Agreement, like the Existing Governance Agreement, provides that Roche will have effective veto power over certain actions involving Genentech, including material acquisitions by Genentech, sales or other dispositions outside the ordinary course of business of all or any substantial portion of the business or assets of Genentech, issuances of equity securities by Genentech (subject to certain limitations and exceptions), and repurchases of equity securities by Genentech. The Amended Governance Agreement provides, as does the Existing Governance Agreement, in effect that, unless the majority of the Independent Directors have made a contrary determination in good faith, an acquisition will be deemed material, and the sale or other disposition will be deemed to involve such substantial portion, if it would constitute or involve a portion of the business or assets of the Company accounting for 10% or more of the consolidated total assets or contribution to net income or revenues of the Company and its consolidated subsidiaries. Except as provided in the Licensing Agreement, as is the case under the Existing Governance Agreement, the Amended Governance Agreement also prohibits Genentech from entering into any material licensing or marketing agreement with respect to Genentech's products or technology unless Genentech first negotiates in good faith with Roche with respect thereto for a reasonable period of not less than three nor more than six months. If Roche chooses not to exercise its options under the Licensing Agreement, Genentech would be free to enter into marketing and licensing arrangements with unrelated third parties without first pursuing such negotiations with Roche. The rights of Roche described in the first two sentences of this paragraph, as well as Roche's right to cause Genentech to exercise the Call Rights, would terminate upon the sale or transfer of any shares of Common Stock by Roche in an underwritten public offering or a sale pursuant to Rule 144 of the Securities Act prior to April 30, 2004 (such offering or sale, a "Triggering Disposition"). See "The Amended Governance Agreement -- Certain Approval Rights;" "-- Restrictions on Transfers of Common Stock by Roche" and "The Licensing Agreement."


ROCHE'S REASONS FOR THE PROPOSED TRANSACTIONS


     Since the completion of the 1990 Merger, Roche has monitored the performance and financial and operating results and prospects of Genentech and has, from time to time, considered whether exercising its right to cause Genentech to redeem the formerly outstanding Redeemable Common Stock would be in the best interests of Roche.



     Roche believes that the extension of the Call Rights will permit Genentech to maintain independent operations in a climate of entrepreneurial and intellectual creativity, and that the extension of the Call Rights will permit Roche to continue to evaluate the progress of Genentech and its own interests in the biotechnology field in light of future developments while enabling Genentech to preserve its independence, and entrepreneurial culture and affording other holders of Genentech stock the opportunity to continue to participate as investors in Genentech. Roche believes that the terms of the Special Common Stock offer such investors protection from market and other risks of an investment in Genentech.



     As described in detail below under "The Proposed Transactions -- Background of the Proposed Transactions," representatives of Genentech and Roche began, in late January 1995, to discuss the possibility of extending Roche's right to require Genentech to redeem the formerly outstanding Redeemable Common Stock because Roche had not decided whether it would exercise its redemption option prior to June 30, 1995. Roche believed that it would be more beneficial at this time to Roche, Genentech and Genentech's stockholders if Genentech could continue to maintain its operations in a climate of entrepreneurial and intellectual creativity as a more independent company than if Genentech were to become, by virtue of exercise of the existing option, a wholly-owned subsidiary of Roche at this time. Roche believed that maintaining a significant number of shares of Genentech outstanding in the hands of the public would provide more significant independence for Genentech than would be enjoyed as a wholly-owned subsidiary and would also provide employees of Genentech, particularly its key scientists, whose compensation includes options for shares of Genentech stock, important incentives to improve the current and future operations and performance of Genentech, which, in turn, would directly benefit the Company and its stockholders, including Roche. In the view of Roche, if the Proposal is approved, Genentech and its stockholders will have the opportunity to participate, subject to the Call Rights, in any increase in the value of Genentech.


     Similarly, Roche agreed to the addition of the Put Rights because the Put Rights provide additional economic protection for the investment by non-Roche stockholders in Genentech stock. The effect of the Put Rights will be to create a "floor" value for the public's Genentech stock and thus afford stockholders a minimum return on their investment in Genentech over a four-year period.

     Roche considered, and after discussion Genentech agreed, that Roche's ability to purchase Genentech's stock should be increased from the current level of 75% to 79.9% because Roche believed that the ability of Roche to purchase additional shares of Genentech stock would permit Roche, by means of open market purchases, to purchase Genentech stock at attractive prices, mitigating (if Roche chose to make such purchases) the effect of any declines in the market price of the stock, to the benefit of all Genentech stockholders.


     As described under "The Proposed Transactions -- Background of the Proposed Transactions," the terms of the Merger Agreement and Proposed Transactions were negotiated between Roche and the Company. Roche did not independently consider the fairness of the Proposed Transactions to the stockholders of the Company. Based exclusively on the evaluation of the Proposed Transactions by the Genentech Board, its Special Committee, its Independent Committee and their financial advisors, including a review of the information and factors considered by each of them in concluding that the Merger Agreement and Proposed Transactions are fair to and in the best interests of the Company and its other stockholders, Roche believes that the Proposed Transactions are indeed fair to and in the best interests of the Company and its other stockholders.



     Roche did not receive any report, opinion or appraisal from an outside party which is materially related to the Merger Agreement or the Proposed Transactions. In particular, Roche did not receive any report, opinion or appraisal relating to the fairness of the Merger Agreement or the Proposed Transactions to the Company or any of its stockholders, including Roche.


     Roche acquired a 60% equity interest in Genentech in 1990 because Roche believed that the acquisition presented Roche with an opportunity to expand its investment in biotechnology with a leading biotechnology enterprise -- Genentech. It continues to be the view of the board of directors of Roche that its investment in Genentech, together with the opportunity to acquire the remaining equity interest in Genentech at set prices prior to July 1, 1999, is a worthwhile, long-term investment. The board of directors of Roche also believes that the Licensing Agreement provides an opportunity for Roche and Genentech both to benefit from enhanced development and marketing of Genentech's products outside the United States and that Genentech's innovative products can increasingly benefit from Roche's global marketing, development and sales resources.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSED TRANSACTIONS


     The Merger Agreement provides, and the Company has agreed to take all action necessary to ensure, that, at the effective time of the Merger (the "Effective Time"), each outstanding option to purchase shares of Common Stock (each, an "Option"), issued pursuant to the Company's stock option plans (collectively, the "Option Plans") (whether or not vested or exercisable) will, without any action by the holder thereof, constitute an option to acquire, on the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, that number of shares of Special Common Stock equal to the number of shares of Common Stock subject to such Option immediately prior to the Effective Time, at the price or prices per share in effect pursuant to the terms of such Option immediately prior to the Effective Time. Holders of Options include officers and directors of the Company who were involved in the negotiation, and approval by the Genentech Board and the Special Committee, of the Proposed Transactions. To the extent that the Proposed Transactions would have a positive effect upon the trading price of the shares underlying such Options or would, as a result of the Put Rights, place a "floor" on the value of such underlying shares, holders of such Options, as is the case with the underlying shares held by stockholders of the Company, would receive those same benefits.


GUARANTY OF ROCHE HOLDING


     Roche Holding, which has undertaken to guarantee Roche's payment obligations under the Amended Governance Agreement relating to Roche's obligations to provide funds in connection with the Put Rights, had (together with its subsidiaries) approximately 14.3 billion Swiss Francs ($10.9 billion converted at a rate of Sfr 1.31 per U.S.$1.00 as of December 31, 1994) in cash and marketable securities as of December 31, 1994. See "Guaranty of Roche Holding." For further information concerning Roche and Roche Holding see "Certain Information Concerning Roche and Roche Holding."

LICENSING AGREEMENT

Licenses, Options, Know-how and Trademarks


     Pursuant to the Licensing Agreement, at the Effective Time, Genentech will agree to grant to HLR an exclusive patent, know-how and trademark license to use, sell and, under certain conditions, make various products of Genentech in Canada and Pulmozyme(R) outside the United States (the "Roche Territory"). Genentech has also agreed to grant to HLR an option for an exclusive patent, know-how and trademark license in the Roche Territory, on a product-by-product basis, to use, sell and, under certain conditions, make other Genentech products for which Genentech had rights as of April 12, 1995 or for which Genentech subsequently acquires rights. For certain products in-licensed from (x) Scios Nova Inc. and (y) IDEC Pharmaceuticals Corporation, Genentech will also grant to HLR an option for an exclusive patent and know-how license outside the United States and Canada on a product-by-product basis to use, sell and, under certain conditions, make such products. For other human pharmaceutical products for which Genentech acquires rights in the Roche Territory by means of a patent and/or know-how license from a third party ("In-Licensed Product"), subject to the terms and conditions of the relevant license agreements relating to such products and HLR's acceptance of those terms and conditions, Genentech will grant to HLR an option for an exclusive patent and know-how license in the Roche Territory on a product-by-product basis to use, sell and, under certain circumstances, make such In-Licensed Products. See "The Licensing
Agreement -- Licenses, Options, Know-how and Trademarks."



     Prior to the completion of the first Phase II trial for a particular product, Genentech retains authority to discontinue sole development of a product and, subject to the Amended Governance Agreement, to license such product to a third party. See "The Amended Governance Agreement -- Affiliation Arrangements." Upon the completion of Phase II for a product, HLR must either exercise or waive its option to be granted an exclusive license in the Roche Territory for such product. See "Licensing Agreement -- Licenses, Options, Know-how and Trademarks." If HLR waives its option, Genentech is free to develop and sell the product itself or with another party. If Genentech and HLR mutually agree, the options granted in the Licensing Agreement can be exercised prior to the completion of Phase II.



     The options granted in the Licensing Agreement expire ten years after the Effective Date. Any option exercised by HLR during the ten-year term remains in effect for the full term of the license (generally from the date the product is first licensed to HLR until the later, in each country, of the expiration of Genentech patents or 25 years from first commercial introduction) and any unexercised option at the end of the ten-year period terminates. See "The Licensing Agreement -- Royalties and Other Payments" and "-- Term and Termination."



     Under the Licensing Agreement with respect to the current Genentech and HLR collaborations on IIbIIIa antagonists and ras farnesyltransferase inhibitors, Genentech has the sole right in the United States, and HLR has the sole right in the Roche Territory, to use and sell such products. All research efforts on these products will continue to be shared in an equal manner, and no royalties on sales shall be due from either party to the other. See "Certain Relationships and Related Transactions."


Development and Marketing


     Under the Licensing Agreement, Genentech will have sole responsibility and full autonomy for the development and marketing of its products in the United States, and also in the Roche Territory with respect to products for which HLR does not exercise its option for a license. HLR will have sole responsibility for the development and marketing of products in the Roche Territory for which it has been granted an exclusive license or exercised its option for a license.



     Under the Licensing Agreement, HLR will, in general, reimburse Genentech for 50%, except in connection with certain products for which HLR is granted a license with respect to Canada, for which reimbursement is 10%, of Genentech's development costs incurred in connection with a product for which HLR has been granted a license or for which HLR has exercised its option for a license, and for IIbIIIa antagonists and ras farnesyltransferase inhibitors.

Production and Supply


     Pursuant to the Licensing Agreement, Genentech will manufacture and supply to HLR clinical requirements of Genentech products at cost and commercial requirements at cost plus a margin of 20% on such cost. HLR will manufacture and supply to Genentech clinical requirements of synthetic molecules other than peptides or proteins ("Small Molecule Products") at cost and commercial requirements at cost plus a margin of 20% on such cost. In-Licensed Products will be manufactured and supplied to HLR in a manner consistent with the license agreement for that product. HLR will pay 50% of Genentech's costs associated with developing a manufacturing process for products licensed by HLR. Genentech will pay that proportion of HLR's costs associated with developing a manufacturing process for a Small Molecule Product licensed by HLR that Genentech's expected revenues for sales of that product in the United States bears to expected worldwide sales of that product.


Royalties and Other Payments


     Genentech will receive various royalties on product sales from HLR, ranging, in general, from 12.5% to 20% on such sales. See "The Licensing Agreement -- Royalties and Other Payments."


Transition Provisions


     The operations of Genentech Canada, Inc., Genentech Europe Limited and Genentech Ltd. (Japan) will be transferred to HLR as soon as possible following consummation of the Merger but no later than January 1, 1996. HLR will assume any real property leases of those organizations as well as any other liabilities that have arisen in the normal course of business, with the exception of a line of credit to Genentech Canada, Inc. used to purchase Activase(R) rights and severance costs relating to not more than six employees of Genentech Europe Limited. See "The Licensing Agreement -- Transition Provisions."


Term and Termination


     The Licensing Agreement expires with respect to any individual product when royalties are no longer payable by HLR to Genentech on sales of such product. Other termination provisions include the following: (1) HLR has the right to terminate a license for a product upon six-months notice if it has completed at least one Phase III clinical trial and the results of that trial are unable to support the registration of that product, or the results of other trials establish that further development would not provide data sufficient to support registration, and, in such case, all rights to the product revert to Genentech;
(2) if HLR fails to use its best efforts to commercialize a product in a country and fails to take adequate remedial measures, Genentech may (i) terminate the agreement with respect to that product in that country if a registration has not been initiated or (ii) convert the exclusive license for that product in that country to a nonexclusive one if registration has been initiated; (3) Genentech may terminate its development or commercialization at any time for any product which has been licensed to HLR, and such product shall then be subject to the provisions of the Amended Governance Agreement, provided that if such termination is for reasons other than safety concerns, Genentech will have an obligation for up to two years to provide HLR's clinical and commercial requirements; (4) either party may terminate the Licensing Agreement for the breach of a material obligation of the other; and (5) Genentech may terminate HLR's option for a license for products if Roche's equity ownership in Genentech is less than 50% at any time. See "Licensing Agreement -- Term and Termination."


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     For United States Federal income tax purposes, each share of Common Stock held by a stockholder prior to the Effective Time will be considered to have been exchanged with the Company for a share of Special Common Stock. Although the issue is not free from doubt, a stockholder whose shares of Common Stock are exchanged for Special Common Stock by virtue of the Merger should not recognize gain or loss with respect to each share so exchanged.

     If the Special Common Stock were treated as preferred stock for purposes of
Section 305 of the Internal Revenue Code of 1986, as amended (the "Code"), a holder of Special Common Stock would be required, during the period starting at the Effective Time and ending at the conclusion of the Put Period, to include currently in gross income, to the extent of the Company's applicable earnings and profits, for each share of Special Common Stock, a portion (determined by analogy to the original issue discount rules for debt instruments) of the excess of the Put Price over the fair market value of such share at issuance. While there is no authority directly on point and the issue is not free from doubt, counsel to the Company believes that the Special Common Stock should not be recharacterized as preferred stock for this purpose, and the Company intends to treat it accordingly. See "Certain Federal Income Tax Considerations and Accounting Treatment."


STOCKHOLDER LITIGATION


     The Company, its directors (other than Dr. Levinson), Roche, former director Dr. Armin Kessler and former director and Chief Executive Officer G. Kirk Raab are named as defendants in several shareholder class action and derivative complaints, pending in the Court of Chancery of the State of Delaware in and for New Castle County consolidated under the caption In re Genentech, Inc. Shareholders Litigation, Cons. C.A. No. 14265 (the "Action"). Plaintiffs in the Action, who purport to represent the public shareholders of Genentech and, in the derivative actions, the Company, as a nominal plaintiff, allege, among other things, that: the terms of the Proposed Transactions are unfair, and were imposed by Roche for Roche's own benefit; the prices at which Roche would be able to cause redemption of the Special Common Stock are unfairly low, and that the trading price of such shares would be higher if the trading prices were not "capped" by the existence of the Call Rights option; that the directors of Genentech breached their fiduciary duties by negotiating and agreeing to the Proposed Transactions; and that the election of directors at Genentech's regular Annual Meeting on April 13, 1995 was void because the disclosures in connection with such meeting did not disclose that the Genentech Board was negotiating the terms of the Proposed Transactions with Roche. As relief, the complaints in the Action seek, among other things, a preliminary and permanent injunction against consummation of the Proposed Transactions, including against any exercise by Roche of its right to cause redemption and against any exercise by the holders of Special Common Stock of the Put Rights; an order voiding the Proposed Transactions in the event it is approved by the vote of the stockholders; and damages in an unspecified amount.



     On July 7, 1995, counsel for defendants and counsel for plaintiffs in the Action entered into an agreement in principle contemplating the settlement of the Action. Subject to final court approval, the settlement provides that the prices to be paid by Roche if the Call Rights are exercised will be $0.50 per share higher in each period than would otherwise be applicable pursuant to the terms of the Proposed Transactions, resulting in a final price of $82.50. See "The Charter Amendment; Description of the Special Common Stock -- Call Rights" for a description of the circumstances under which court approval, if any, would become final. In addition, the proposed settlement provides that the terms of the Licensing Agreement shall be amended to provide that the Company (rather than HLR) shall be responsible for the cost, if incurred, of termination of up to six Genentech Europe Limited employees. The agreement in principle further provides for the review by plaintiffs' counsel of draft proxy materials and for the amendments to the Certificate of Incorporation of the Company to be adopted pursuant to the Proposed Transactions to include a provision reflecting the terms of the Governance Agreement relating to the exercise of the Call Rights. The agreement in principle further recognizes that the Independent Committee was created and that the Independent Committee engaged in the review and consideration described under "The Proposed Transactions -- Background of the Proposed Transactions." The agreement in principle, the terms of which are reflected in a memorandum of understanding, is further subject to the completion of discovery procedures by plaintiffs' counsel, and certain other conditions. In the event that a definitive stipulation of settlement is entered into in connection with the proposed settlement and such settlement is approved by the court, the terms of such settlement are contemplated to include the settlement, release and bar of all claims against the defendants and certain other claims which have been or could have been asserted relating to the Proposed Transactions, the actions of Roche and the other defendants relating to the Proposed Transactions, including without limitation any claims with respect to Mr. Raab's request for personal financial assistance from Roche Holding and any related discussions, communication and action, this Proxy Statement/Prospectus or any of the transactions, disclosures, facts and allegations that are or could be (insofar as such transactions, disclosures, facts and allegations relate to the Proposed Transactions) the subject of the Action. In addition, the agreement in principle provides that the defendants will not oppose any application that plaintiffs' counsel may make in connection with the proposed settlement for an award from the court of counsel fees and expenses in an amount not to exceed $3.5 million. Any such court-awarded counsel fees and expenses will be paid by the Company. If the settlement is presented to the court for approval, shareholders of the Company will receive a detailed written notice describing the background of the settlement, the terms of the settlement and the effect of judicial approval of the settlement upon the future assertion of claims against the defendants.



     There can be no assurance that the settlement submitted for court approval will be approved by the court. In the event that the settlement is not approved, the parties would be placed in the same positions they would have held had the parties not agreed in principle to the proposed settlement of the Action.



     Although plaintiffs' counsel have been given an opportunity to review and comment upon draft proxy materials pursuant to the agreement in principle, plaintiffs' counsel does not assume responsibility for the accuracy of this Proxy Statement/Prospectus.



MERGER SUBSIDIARY



     Merger Subsidiary was incorporated in the State of Delaware in May of 1995 and has never carried on any independent business activities other than those incident to its formation and the Merger. For these reasons, no meaningful financial data are available with respect to Merger Subsidiary. Merger Subsidiary owns no physical properties and has no subsidiaries. There are no pending legal proceedings to which Merger Subsidiary is a party or which relate to the property of Merger Subsidiary.



     Merger Subsidiary is an indirect wholly owned subsidiary of Roche Holding, which, together with its subsidiaries (collectively the "Roche Group"), engages primarily in the development and manufacture of pharmaceuticals, vitamins and fine chemicals, diagnostics, flavors and fragrances and in the business of analytical laboratory services. Certain financial information regarding the Roche Group is set forth below under "Certain Information Concerning Roche and Roche Holding."

                              GENERAL INFORMATION


     This Proxy Statement/Prospectus is furnished to stockholders of Genentech in connection with the solicitation of proxies by and on behalf of the Genentech Board for use at the Special Meeting to be held on Wednesday, October 25, 1995, at 10:00 a.m., local time, at the [location] and any adjournment or postponement thereof. This Proxy Statement/Prospectus and the related form of proxy are first
being mailed to stockholders of Genentech on or about September   , 1995.


PURPOSE OF SPECIAL MEETING


     At the Special Meeting, the stockholders of Genentech will be asked to consider and vote upon the Proposal.


RECORD DATE; VOTING RIGHTS; PROXIES


     The Genentech Board has fixed the close of business on September 14, 1995 (the "Record Date") for determining holders of outstanding shares of Common Stock of Genentech entitled to notice of and to vote at the Special Meeting. Only holders of record of Common Stock on the records of Genentech at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. As of the Record
Date, there were           shares of Common Stock issued and outstanding, each
of which entitles the holder thereof to one vote. All shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in
such proxies. As of the Record Date, there were       holders of Common Stock.
IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES WILL BE VOTED FOR APPROVAL OF THE PROPOSAL AND IN THE DISCRETION OF THE PROXY HOLDER AS TO OTHER MATTERS, IF ANY, INCIDENTAL TO THE CONDUCT OF THE SPECIAL MEETING. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Genentech, by signing and returning a later dated proxy or by voting in person at the Special Meeting; however, mere attendance at the Special Meeting will not itself have the effect of revoking the proxy.


SOLICITATION OF PROXIES


     Genentech will bear the cost of solicitation of proxies on behalf of the Genentech Board. In addition to soliciting proxies by mail, directors, officers and employees of Genentech, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons. Genentech will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Genentech has retained D.F. King & Co., Inc. to aid in the solicitation of proxies. It is estimated that the fee for D.F. King & Co. will not exceed $15,000 plus out-of-pocket costs and expenses.


QUORUM


     The presence at the Special Meeting, in person or by properly executed proxy, of holders of a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum. Because Roche owns in excess of a majority of the outstanding shares of Common Stock and will be present at the meeting, a quorum is assured.


REQUIRED VOTE


     Under Genentech's Certificate of Incorporation, approval of the Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock held by persons other than Roche or any of its affiliates. ACCORDINGLY, THE PROPOSAL WILL NOT BE APPROVED UNLESS

THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK HELD BY PERSONS OTHER THAN ROCHE AND ITS AFFILIATES VOTE IN FAVOR OF THE PROPOSAL. Thus, the failure to submit a proxy (or vote in person at the Special Meeting) or the abstention from voting by a stockholder will have the same effect as a vote "Against" the Proposal.

     Under Delaware Law, approval of the Proposal will also require the affirmative vote of holders of a majority of the shares of Common Stock outstanding and entitled to vote. Such vote is assured because Roche has agreed to vote all shares of Common Stock owned by it or any of its affiliates in favor of the Proposal.


     As of the Record Date, shares of Common Stock (representing approximately % of the outstanding shares of Common Stock) were beneficially owned by directors and executive officers of Genentech (excluding options and warrants to purchase Genentech stock in the future and shares owned by Roche). As of the Record Date, Roche owned 76,621,009 shares of Common Stock, representing approximately 65% of the outstanding Common Stock. THE DIRECTORS OF GENENTECH HAVE INDICATED TO GENENTECH THAT THEY INTEND TO VOTE ANY SHARES THEY OWN FOR APPROVAL OF THE PROPOSAL.


NO APPRAISAL RIGHTS


     There are no appraisal or dissenters' rights applicable in connection with the Proposed Transactions. Accordingly, holders of Common Stock who do not vote in favor of the Proposed Transaction will not be entitled to exercise any appraisal or dissenters' rights in connection with the Proposed Transactions.


     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF GENENTECH. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY
STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                             BUSINESS OF GENENTECH


     Genentech is a leading biotechnology company focusing on the development, manufacture and marketing of human pharmaceuticals produced by recombinant DNA technology. Genentech was organized in 1976 as a California corporation, and changed its state of incorporation to Delaware in 1987. The principal executive offices of Genentech are located at 460 Point San Bruno Boulevard, South San Francisco, California 94080 and its telephone number at that address is (415) 225-1000. In 1994, the Company had revenues of $795.4 million and earnings of $124.4 million or $1.04 per share. Genentech currently markets five products:
Activase(R), a tissue plasminogen activator; Protropin(R) and Nutropin(R), growth hormones; Pulmozyme(R), DNase (as hereinafter defined); and Actimmune(R), interferon gamma-lb.

                         MARKET PRICES OF AND DIVIDENDS

              ON THE REDEEMABLE COMMON STOCK AND THE COMMON STOCK



     Prior to its conversion into Common Stock on July 1, 1995, the Redeemable Common Stock was listed and traded on the NYSE and the PSE under the symbol "GNE." Since July 3, 1995, the Common Stock has been listed and traded on the NYSE and the PSE under the symbol "GNE." The following table provides information as to the quarterly high and low closing prices of the Redeemable Common Stock prior to June 30, 1995, and, thereafter, for the Common Stock, in each case for the calendar quarters indicated.



                                                                    HIGH       LOW
                                                                    -----
          1993:
               First Quarter...................................... $39 3/4   $31 7/8
               Second Quarter.....................................  44        31 1/4
               Third Quarter......................................  44 7/8    40 1/2
               Fourth Quarter.....................................  50 1/2    42 5/8
          1994:
               First Quarter......................................  51 3/8    41 3/4
               Second Quarter.....................................  51 5/8    43 1/4
               Third Quarter......................................  52 1/2    48 1/8
               Fourth Quarter.....................................  53 1/2    42 1/8
          1995:
               First Quarter......................................  51        44 1/2
               Second Quarter.....................................  51 7/8    46 7/8
               Third Quarter (through September 6, 1995)..........  48 3/4    46 5/8



     No dividends have been paid on the Common Stock or Redeemable Common Stock. On April 28, 1995, the last full trading day prior to the announcement that the Transaction Agreement (as hereinafter defined) had been executed, the closing price per share of Redeemable Common Stock, as reported on the NYSE Composite
Tape, was $50 3/8. On September   , 1995, the last full trading day for which
quotations were available at the time of printing of this Proxy Statement/Prospectus, the closing sale price per share of Common Stock, as reported on the NYSE Composite Tape, was $ . STOCKHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE COMMON STOCK. See "Summary and Special
Factors -- Possible Effects of Exercise of Put Rights on Market for Special Common Stock." For a description of the analysis by the financial advisors to the Special Committee of the effects of the provisions of the Redeemable Common Stock (and the Special Common Stock) on its trading, and potentially expected trading, price, see "The Proposed Transactions -- Opinions of Financial Advisors."

                       SELECTED HISTORICAL FINANCIAL DATA


     The following table sets forth selected historical consolidated financial data for Genentech for each of the fiscal years ended December 31, 1992, 1993 and 1994 and for the quarters and the six-month periods ended June 30, 1994 and 1995. The selected historical consolidated financial data for Genentech for the three years shown below have been derived from the audited consolidated financial statements and for the quarterly periods have been derived from the unaudited quarterly information of Genentech. The historical data are not necessarily indicative of results to be expected in the future and should be read in conjunction with the consolidated financial statements and notes thereto of Genentech incorporated herein by reference.



           GENENTECH SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                  THREE MONTHS                 SIX MONTHS
                                 ENDED JUNE 30,              ENDED JUNE 30,                   YEAR ENDED DECEMBER 31,
                              ---------------------     -------------------------     ----------------------------------------
                                1995         1994          1995           1994           1994           1993           1992
                              --------     --------     ----------     ----------     ----------     ----------     ----------
INCOME STATEMENT DATA:
Revenues:
Product sales...............  $161,236     $152,574     $  323,303     $  300,372     $  601,064     $  457,360     $  390,975
Royalty income..............    49,424       26,099         96,573         59,778        126,022        112,872         91,682
Other revenues..............    22,393       16,249         52,144         33,642         68,304         79,517         61,608
                              --------     --------     ----------     ----------     ----------     ----------     ----------
        Total revenues......   233,053      194,922        472,020        393,792        795,390        649,749        544,265
Costs and expenses:
Cost of sales...............    24,312       24,565         51,062         46,696         95,829         70,514         66,824
Research and development....    87,167       73,008        182,126        147,384        314,322        299,396        278,615
Marketing, general and
  administrative............    67,814       60,817        132,137        120,928        248,604        214,410        172,486
Special charge (merger
  related)..................     8,000           --          8,000             --
Interest expense............     2,039        1,754          3,910          3,532          7,058          6,527          4,406
                              --------     --------     ----------     ----------     ----------     ----------     ----------
        Total costs and
          expenses
          (including cost of
          sales)............   189,332      160,144        377,235        318,540        665,813        590,847        522,331
                              --------     --------     ----------     ----------     ----------     ----------     ----------
Income before taxes.........    43,721       34,778         94,785         75,252        129,577         58,902         21,934
Income taxes................     6,558        1,391         14,218          3,010          5,183             --          1,097
                              --------     --------     ----------     ----------     ----------     ----------     ----------
Net income..................  $ 37,163     $ 33,387     $   80,567     $   72,242     $  124,394     $   58,902     $   20,837
                              ========     ========      =========      =========      =========      =========      =========
Net income per share........  $   0.31     $   0.28     $     0.67     $     0.61     $     1.04     $     0.50     $     0.18
                              ========     ========      =========      =========      =========      =========      =========
Weighted average number of
  shares used in computing
  per share amounts:........   120,899      119,041        120,696        118,924        119,465        117,106        113,992
BALANCE SHEET DATA:
Current assets..............                            $1,077,571     $  831,379     $  997,116     $  885,337     $  580,499
Total assets................                             1,890,829      1,575,676      1,745,124      1,468,800      1,305,131
Current liabilities.........                               228,435        189,773        220,499        190,748        133,543
Total liabilities...........                               426,646        352,435        396,340        351,995        297,810
Stockholders' equity........                             1,464,183      1,223,241      1,348,784      1,116,805      1,007,321

                           THE PROPOSED TRANSACTIONS

BACKGROUND OF THE PROPOSED TRANSACTIONS


     In late 1994, an analyst's report published by a Swiss bank raised the subject of the expiration on June 30, 1995 of the redemption period applicable to the Redeemable Common Stock and analyzed various alternatives, including exercise, extension and expiration of the redemption rights then applicable to the Redeemable Common Stock. The Company's management became aware that such report had come to the attention of Dr. Henri B. Meier, the Chief Financial Officer of Roche Holding.



     On January 30, 1995, Dr. Meier and Frederick Frank of Lehman Brothers, a financial advisor to the Company, discussed the subject of extending Roche's right to cause Genentech to redeem the Redeemable Common Stock. Dr. Meier indicated at that time that Roche had not decided whether it would exercise its right to cause such redemption. Mr. Frank indicated to Dr. Meier that a decision not to exercise the redemption right could have a material adverse effect on the market price of the Redeemable Common Stock and thus on the Company's ability to motivate and retain its highly talented technical and scientific staff, and urged Roche to consider exercising its then existing redemption rights. Dr. Meier indicated that, if the Company was prepared to do so, Roche would be willing to discuss the terms upon which an extension of Roche's option might be agreed. At a meeting requested by the Company's Senior Vice President and Chief Financial Officer, Louis J. Lavigne, Jr., and held in Basel, Switzerland on February 1, 1995, Dr. Meier discussed with Mr. Lavigne the alternatives set forth in the Swiss bank report, including an extension of Roche's redemption right. At that meeting, Dr. Meier stated that Roche would be willing to discuss the parameters of an extension of the option and that it had not made a decision as to whether it would exercise the then existing option prior to June 30, 1995.



     During the first week of February 1995, there were additional conversations between Mr. Frank and Dr. Meier and between G. Kirk Raab, then the Company's President and Chief Executive Officer, and Fritz Gerber, Chairman of the Board of Directors of Roche Holding, concerning the matters previously raised by Dr. Meier. Mr. Raab and Dr. Meier spoke on February 3, 1995, and, as a result of that conversation, Mr. Raab requested that Mr. Frank travel to Switzerland to meet with Dr. Meier.


     At a meeting on February 5, 1995 in Basel between Mr. Frank, on behalf of the Company, and Dr. Meier, Dr. Meier and Mr. Frank discussed an extension of the redemption option applicable to the Redeemable Common Stock for a period of three and one-half years at increasing prices of $1.25 per share for the first eight quarters, $1.50 per share for the next four quarters and $2.00 per share for the last two quarters, with an ending price of $80 per share in December 1998. Dr. Meier proposed that the limit on Roche's ability to purchase Genentech's stock be increased from the current level of 75% to 80% to permit Roche, if it so chose, to mitigate the effect of any declines in the market prices of Genentech stock.

     On February 9, 1995, the Genentech Board met to consider the issues relating to Roche's option to cause the Redeemable Common Stock to be redeemed, the possibility of Roche's effecting or not effecting redemption, and issues relating to the possibility of entering into arrangements with Roche to extend such option. At that meeting, the Genentech Board resolved to form the Special Committee consisting of all of the directors of Genentech, except the two designees of Roche, Drs. Kessler and Drews. After Drs. Kessler and Drews excused themselves from the meeting, the Special Committee resolved to retain Lehman Brothers as the Special Committee's financial advisor and to retain Wachtell, Lipton, Rosen & Katz as its legal counsel. At the February 9th meeting, the Special Committee discussed the terms of the Existing Governance Agreement between Genentech and Roche and reviewed the matters that had been discussed among Messrs. Raab, Frank, Lavigne and Gerber and Dr. Meier during the preceding weeks.

     At the February 9th meeting, Lehman Brothers advised the Special Committee that the Redeemable Common Stock had traded in the market at prices substantially higher than those that are implied by applying a comparable company price earnings multiple to Genentech's historical and projected earnings and that, based on the foregoing, (1) the existence of the Roche option had a substantial buttressing effect on the price of the Redeemable Common Stock and that, absent such option, the Redeemable Common Stock would be expected to have traded in the market at significantly lower prices, (2) the price of the Redeemable Common

Stock would be expected to decline significantly if Roche were to decide not to exercise its existing option and (3) extension of the option would significantly mitigate this decline. The Special Committee was also advised by Lehman Brothers that the supporting effect of an extension of Roche's redemption option might not be as significant as had been the case with respect to the redemption right then applicable to the Redeemable Common Stock because of the market's possible perception of the reasons for a determination by Roche not to exercise its existing rights prior to June 30, 1995, and the corresponding lack of market conviction that Roche would exercise an extended option. The analysis presented by Lehman Brothers at the February 9th meeting was substantially similar to the comparable analysis presented by Lehman Brothers at the meetings of the Genentech Board and the Special Committee held on April 29 and 30, 1995. See "--Opinions of Financial Advisors -- Lehman Brothers" below. The Special Committee also considered Lehman Brothers' advice that a primary reason to consider an extension of the Roche redemption right was that such an extension, assuming acceptable terms could be arrived at, would be more favorable to the Company and its stockholders than expiration of the right on June 30, 1995. The Special Committee therefore concluded that the preferable approach to take in the Company's discussions with Roche would be first to urge exercise of the existing redemption right by Roche, but also to pursue a contingency plan of extending the redemption right (assuming acceptable terms could be agreed) in order to minimize the adverse impact on the Company and its stockholders which it believed would arise as a result of expiration of the redemption right.


     Also at the February 9th meeting, the Special Committee appointed a subcommittee (the "Subcommittee") consisting of Mr. Raab and two other members of the Genentech Board, Messrs. J. Richard Munro and Thomas Perkins, to urge Roche to exercise its existing redemption option. As an alternative, should Roche be unwilling to cause the Redeemable Common Stock to be redeemed, the Subcommittee was to explore a possible extension of Roche's redemption option on terms beneficial to Genentech and its stockholders. In adopting this strategy, the Special Committee was aware that informing Roche of its willingness to consider an extension of the redemption right could affect Roche's decision with respect to its exercise of the right, but it concluded that the benefits to the Company and its stockholders of such a strategy outweighed the possible detriments thereof.

     The Subcommittee met with Mr. Gerber on February 22, 1995. The Subcommittee expressed to Mr. Gerber the Special Committee's desire that Roche exercise its existing option with respect to the Redeemable Common Stock. Messrs. Raab, Perkins and Munro presented Mr. Gerber with the financial and operational rationales which, in Genentech's view, supported a decision by Roche to cause Genentech to redeem the Redeemable Common Stock. In addition, the members of the Subcommittee expressed to Mr. Gerber their view that the continuing uncertainty with respect to Roche's decision whether or not to exercise its option would pose operational problems for Genentech in the development of its international infrastructure. Such problems also related to the possible effect of the uncertainty on whether key employees of Genentech would remain with the Company. Mr. Raab indicated to Mr. Gerber that it was his belief that the culture and productivity of Genentech could be preserved if Roche exercised its current redemption right so long as Roche took certain steps to maintain the independence of Genentech, particularly with respect to research and development. Mr. Gerber expressed concern about maintaining Genentech's productivity and culture in the event that Roche exercised its current redemption right.


     During the course of the February 22nd meeting, the members of the Subcommittee suggested to Mr. Gerber that if Roche was not going to exercise its current right of redemption, the Subcommittee was prepared to consider two possible alternatives. The first alternative was a one-year extension of the redemption option at increasing prices with a commitment by Roche to cause redemption of the remainder of the outstanding Redeemable Common Stock during the period of the extension. The second alternative was a three-year extension of the redemption right with increasing prices and a commitment by Roche to purchase additional Genentech stock in the open market in order to bring its ownership interest up to 79% of the Genentech stock. The Subcommittee further suggested that if Roche did not exercise its option to redeem the outstanding Redeemable Common Stock by the end of the three-year extension, then Roche would lose certain approval and negotiation rights under the Existing Governance Agreement. Under either alternative, Roche's right to nominate additional representatives to the Genentech Board pursuant to the Existing Governance Agreement would be suspended for the period of the extension.

     At the conclusion of the February 22nd meeting, Mr. Gerber advised the members of the Subcommittee that he wanted to consider their points, that he had serious concerns with the alternatives discussed, that he wanted to discuss the matter with his associates, and that he would call Mr. Raab on March 13, 1995. Mr. Gerber also asked to meet with Dr. Arthur D. Levinson, then a Senior Vice President and, effective July 7, 1995, President and Chief Executive Officer, of Genentech, to discuss with Dr. Levinson how scientists at Genentech might react and be affected if Roche exercised, or received an extension of, its right to cause the Company to redeem the Redeemable Common Stock.


     On February 23, 1995, Mr. Raab met again with Mr. Gerber. Mr. Gerber reiterated to Mr. Raab his concerns with respect to the alternatives discussed the previous day.

     On February 27, 1995, the Special Committee held a telephonic meeting at which Messrs. Raab, Munro and Perkins informed the Special Committee of the details of the meeting with Mr. Gerber held on February 22nd. The Subcommittee reported that Roche had expressed an unwillingness to decide whether it should exercise its right to cause the Redeemable Common Stock to be redeemed prior to June 30, 1995. At the conclusion of the Special Committee's discussion of the contacts with Roche, the Special Committee decided to meet again telephonically on March 13, 1995.


     On March 8 and 9, 1995, Dr. Levinson met with Mr. Gerber and Dr. Meier in Basel. At those meetings Mr. Gerber and Dr. Meier solicited Dr. Levinson's views on the question of exercising or extending the redemption right and on the potential reaction of the scientists at Genentech to such redemption or extension. Dr. Levinson indicated that he believed the preferable course of action from the standpoint of the Company's ability to attract and retain distinguished scientists was for Roche to cause the Redeemable Common Stock to be redeemed and to maintain the independence of Genentech as an operating matter. He expressed his concerns that an extension of the redemption right would not be the best solution to the issues that had been discussed between the Company and Roche. Mr. Gerber and Dr. Meier expressed their view that the Company should consider an extension of the redemption period along the lines previously proposed by Roche.



     On March 13, 1995, the Special Committee held a telephonic meeting at which Dr. Levinson reported his conversations with Mr. Gerber and Dr. Meier. In addition, Mr. Raab reported that he had not yet received a call from Mr. Gerber informing him of Roche's intentions with respect to the exercise of the redemption right. Mr. Raab indicated that the members of the Subcommittee were of the view that an extension of the redemption right on the terms proposed by the Subcommittee on February 22nd was not under active consideration by Roche. At the March 13th meeting, Mr. Perkins informed the Special Committee that he would be resigning effective immediately as a director of the Company (and, accordingly, of the Subcommittee and Special Committee).


     Following the March 13th meeting of the Special Committee, Dr. Meier called Mr. Raab in the afternoon on March 13th to indicate that there had been a misunderstanding between Messrs. Raab and Gerber and that no decision would be made by Roche at that time concerning exercise or non-exercise of the redemption right. Later, in the evening on March 13th, Mr. Raab and Mr. Gerber discussed having another meeting between Roche and Genentech concerning the exercise or extension of the redemption right. A meeting was scheduled for Zurich, Switzerland on April 3, 1995.


     On March 16 and 17, Dr. Franz B. Humer, currently a member of the Board of Directors and the executive committee and head of the Pharmaceuticals Division of Roche Holding and a Director of Genentech, visited Genentech. At the end of that visit, Mr. Raab related to Dr. Humer the history of discussions with Roche to date and suggested that the best course for Roche was to exercise its then current right of redemption and to maintain Genentech's operational independence.


     Prior to the April 3, 1995 meeting, Mr. Frank, of Lehman Brothers, described to Dr. Meier in a telephone call several of the concepts expected to be considered at the meeting including the concept of a stockholder put. Also in advance of the April 3, 1995 meeting, a "charter" describing future relationships between Genentech and Roche in the event that Roche exercised its right to cause a redemption of the Redeemable Common Stock was sent by Mr. Raab to Mr. Gerber and Dr. Humer. In general, the charter proposed that Genentech maintain its operational independence with respect to research and development, manufacturing and sales and marketing in the United States and collaborate with Roche on the development and commercialization of Genentech products outside the United States. On April 3, 1995, Messrs. Raab and Frank met in Zurich with Mr. Gerber and Drs. Humer and Meier, who indicated that they were interested in the framework reflected in the "charter". Messrs. Raab and Frank and the Roche representatives discussed the benefits and the risks of the redemption and expiration scenarios, and the terms that any possible extension of the redemption right might take.


     At the April 3rd meeting, two extension proposals were discussed. The first, considered only for a short period of time, was a three and a half year extension of the redemption right at increasing prices ending at $80 per share with an increase in Roche's limit on open market purchases of Genentech stock from 75% to 79.5%. Under this approach, Roche would commit to purchase such number of shares of Genentech as would bring its ownership level up to 75% of the outstanding Genentech stock. Also, Roche's right to nominate additional members of the Genentech Board would be postponed until after the expiration of the extended redemption period. Most of the meeting was spent discussing the second alternative, under which there would also be a three and half year extension of the redemption right at increasing prices ending at $80 per share and an increase in Roche's limit on purchases to 79.5%, but there would be no requirement for Roche to purchase the difference between the percentage of Genentech stock then owned by Roche and 75% of the outstanding Genentech stock. In this latter scenario, Roche would offer a put option to Genentech stockholders at $65 per share exercisable at the end of the redemption period, Roche would be granted certain rights to develop and commercialize on an exclusive basis Genentech's existing products outside the United States, and an option, on a product-by-product basis, to develop and commercialize products developed by Genentech in the future outside the United States on an exclusive basis, in return for payment by Roche of 50% of Genentech's development expenses with respect to new indications for those products it markets or those products it exercises the right to develop and market and the payment by Roche of a 15% to 20% royalty on sales of such products. As in the first alternative, Roche's right to nominate additional Genentech Board members would be postponed until the end of the put period.



     Roche rejected the proposed put price of $65 per share as being too high. By the end of the April 3rd meeting, the parties were focusing on three alternatives: (1) Roche would cause redemption of the remainder of Genentech's stock by June 30, 1995; (2) Roche would not cause redemption of the rest of Genentech's stock by June 30, 1995 and its right to do so would expire; or (3) a three and one half year extension of the option at increasing prices ending at $80 per share would be effected; an increase in Roche's limit on open market purchases of Genentech stock to 79.5% would be permitted; a put for Genentech stockholders, at a price per share then still under discussion by the parties, exercisable at the end of the redemption period would be granted; Roche would be granted rights to develop and commercialize on an exclusive basis Genentech's existing products outside the United States, and an option, on a product-by-product basis, to develop and commercialize products developed by Genentech in the future outside the United States on an exclusive basis, in return for paying 50% of Genentech's development expenses with respect to new indications for those products it markets or those products it exercises the right to develop and market and would be obligated to pay a royalty of 15%, with a higher royalty to be negotiated on the sales of currently marketed products outside the United States; a Genentech obligation to supply products to Roche would be agreed, and a postponement of Roche's right to nominate additional Board members until the end of the put period would be added to the current governance arrangements between the companies.


     At the conclusion of the April 3rd meeting, Mr. Gerber indicated that he wished to consider the matter and submit it to Roche's board of directors for approval and would call Mr. Raab to advise him of Roche's decision on April 28, 1995. Mr. Raab stated to Mr. Gerber that while the "buy" and "no-buy" alternatives were solely within Roche's control, the third alternative approach would be subject to approval by the Special Committee and, ultimately, by the stockholders of Genentech not affiliated with Roche.

     Later on that same day, Mr. Raab met with Dr. Humer to discuss additional details relating to the Licensing Agreement. They developed a framework under which Roche would have an option to acquire a license for rights to Genentech's products outside the United States in return for payment of 50% of Genentech's development expenses and royalties on product sales ranging from 12.5% to 20%. They discussed the concept that Roche would be required to exercise this option by the end of Phase II trials and that, if exercised, the reimbursement for expenses would include those already incurred. Mr. Raab and Dr. Humer also discussed possible royalty rates for various types of products and acknowledged that additional discussion was needed to deal with the appropriate royalty rates for currently marketed products.


     On April 6, 1995, Dr. Meier advised Mr. Frank, and then Mr. Lavigne, that Roche believed that a $60 per share price for the put, which had been proposed by Genentech, was too high. Correspondence was exchanged between Messrs. Frank and Meier and among Messrs. Raab, Gerber and Frank during the period of April 6 to 11, 1995 concerning potential extensions of the Roche redemption right.



     In a fax of April 7, 1995, Mr. Gerber suggested to Mr. Raab that four extension alternatives, described below, were acceptable to Roche and solicited Genentech's response as to which appeared most attractive to Genentech. The four extension alternatives suggested in Roche's fax were: (1) a three and one half year extension of the redemption right at increasing prices ending at $80 per share, an increase in the limit on Roche's open market purchases of Genentech's outstanding stock to 79.5% and a postponement of Roche's right to nominate additional Genentech Board members (such three elements being referred to herein as the "Base Terms"); (2) the Base Terms, plus a right on the part of the Genentech stockholders to put their stock at $51 per share exercisable at the end of the redemption period, and a grant of rights to Roche to develop and commercialize Genentech's products outside the United States in exchange for Roche's payment of 50% of Genentech's development expenses and a 15% royalty on such sales; (3) the Base Terms, except that there would be a four year (rather than a three and one half year) extension of the redemption right at increasing prices up to $82 (rather than $80) per share, plus a right on the part of Genentech's stockholders to put their stock at $55 per share (rather than $51 per share as in alternative (2) above) exercisable at the end of the redemption period, and (as in alternative (2) above) a grant of rights to Roche to develop and commercialize Genentech's products outside the United States in exchange for Roche's payment of 50% of Genentech's development expenses and a 15% royalty on such sales; or (4) the Base Terms, except that there would be a five year extension of the redemption right at increasing prices ending at $85 per share, plus a right on the part of Genentech's stockholders to put their stock at $60 per share exercisable at the end of the redemption period, and a grant of rights to Roche to develop and commercialize Genentech's products outside the United States in exchange for Roche's payment of 50% of Genentech's development expenses and a 15% royalty on such sales. It continued to be the strong view of Roche that a put price in excess of $55 at the end of a four-year extension would be too high.



     On April 9, 1995, Mr. Raab sent a fax to Mr. Gerber emphasizing that it was important to have a common understanding of the terms of any proposal to extend the redemption right before the upcoming meeting of the Special Committee and the Genentech Board, that the rights to Genentech's products outside the United States were worth more than the value that Roche was apparently ascribing to them, and that Roche should have a clear understanding of the obligation of the Genentech Board in evaluating offers from Roche to purchase the remainder of Genentech after June 30, 1995. In his April 9th letter, Mr. Raab stated that he believed "that the soundest decision continues to be for you to exercise your option and the riskiest is not to exercise. The extension offers good potential for a compromise and the inclusion of the put under appropriate conditions the most effective way to do it."



     On April 10, 1995, Mr. Raab sent another fax to Mr. Gerber defining the term "development costs" (of which Roche would reimburse 50% in the event that Roche exercised its option for a license under the proposed Licensing Agreement), proposing a 20% royalty on sales of the currently marketed products in Canada and expressing a desire for Roche to share some of the costs of acquiring Boehringer Ingelheim's rights to tPA in Canada. Mr. Raab also proposed a 15-20% royalty on sales of DNase in Europe depending on the approved indications and suggested that Genentech would supply products to Roche for which Roche exercised its option at fully burdened manufacturing costs plus a margin to be negotiated. During this period, Roche continued to reserve its decision on whether to exercise the existing option or negotiate an extension. Moreover, Roche continued to emphasize its view that a put price in excess of $55 at the end of the four-year term could not be justified.


     On April 12, 1995, Mr. Gerber sent a letter to Mr. Raab proposing the following terms: (a) a four year extension of the redemption right at increasing prices ending at $82 per share; (b) an increase in the limit on Roche's open market purchases of Genentech's outstanding stock to 79.5%; (c) a stockholder put at $60 per share exercisable beginning at the end of the redemption period for thirty days;
(d) Roche's absorption of Genentech Canada, Inc. and payment of a 20% royalty on sales of Hgh, tPA and DNase in Canada; (e) Roche's absorption of Genentech Europe Limited and payment of a 20% royalty on sales of DNase for cystic fibrosis and a 15% royalty on sales of DNase in Europe when it is approved for chronic obstructive pulmonary disease; (f) a grant of an option to Roche for rights to other products outside the United States which would have to be exercised by the end of Phase II trials and for which Roche would pay 50% of Genentech's development expenses, including reimbursement for incurred expenses, a royalty of 12.5% on aggregate sales up to $100 million and a 15% royalty on aggregate sales above $100 million; and (g) a Genentech obligation to supply Roche at cost plus a margin to be negotiated.



     On April 12 and 13, 1995, the Special Committee met to consider, among other matters, the discussions that had taken place between Roche and the Company. Mr. Raab described the events that had transpired since the March 13th meeting and described Mr. Gerber's most recent proposal. The Special Committee discussed the apparent likelihood that Roche would not exercise its then current right to cause redemption of the Redeemable Common Stock prior to June 30, 1995, at which time such right would expire, and expressed concern with respect to the adverse effects that a decision by Roche not to exercise the redemption right would have on the market price of the Genentech stock. The Special Committee's conclusion with respect to Roche's apparent unwillingness to exercise its redemption right was based in part upon the Subcommittee's and Mr. Frank's reports of their discussions with Roche and upon Roche's stated reluctance to cause the Company to redeem the Redeemable Common Stock prior to June 30, 1995. Based on the advice of Lehman Brothers, the Special Committee concluded that a public announcement on or about April 28th concerning non-exercise of the redemption right by Roche would have the same effect on the market price of Redeemable Common Stock as would expiration of the right on June 30, 1995. Based on the foregoing, the Special Committee continued to consider the terms of, and to pursue, the extension of the redemption right as a contingency plan should Roche decide not to exercise its existing right.


     The Special Committee also discussed the advantages and disadvantages of extending the redemption right; the proposed redemption prices; the term of the proposed extension of the redemption right; the effects of the terms of the stockholder put, including the timing of the stockholder put and the exercise price of the stockholder put; the value of Genentech's product rights outside the United States; the reasonableness of the terms for the development and commercialization of Genentech's products outside the United States; the ability of Roche to commercialize effectively those rights and the benefits and detriments of sharing development expenses with Roche in return for a royalty; and the risks and benefits of an expansion by Genentech of its international operations to develop and commercialize these products itself.


     At that meeting, Mr. Frank reviewed his conversations with Dr. Meier. Mr. Frank, on behalf of Lehman Brothers, also discussed various financial analyses, including: the relative values of the put and the extended redemption option under a Black-Scholes option valuation model; whether, based upon a number of factors, including assumed levels of Genentech's earnings and the multiples of earnings at which comparable stocks would be expected to trade, Roche would have an incentive to redeem or shareholders would have an incentive to put their shares; the term of the extended option; the term of the put; the price of the extended option; the price of the put; and the value of rights to Genentech's products outside the United States as well as the terms of that proposed grant of rights to Roche. Lehman Brothers' discussion was substantially similar to the comparable analysis presented by Lehman Brothers at the meetings of the Genentech Board and the Special Committee held on April 29 and 30, 1995. See
"-- Opinions of Financial Advisors -- Lehman Brothers."


     The Special Committee also discussed Mr. Frank's and Mr. Raab's stated views that Roche was not likely to cause the Company to redeem the Redeemable Common Stock under its current option. Lehman Brothers expressed its view that if the option were allowed to expire unexercised on June 30, 1995 (or if a public announcement of Roche's decision not to exercise were made prior to that date), the decline in the market price of the Redeemable Common Stock would likely be significant. Messrs. Raab and Frank also indicated to the Special Committee that negotiations with Roche had been difficult and that, based on their extensive discussions with Roche, they did not believe that the Company could negotiate better terms with Roche than those that were currently under consideration by both parties.

     Members of the Special Committee expressed concern as to whether Genentech would have to decrease spending on research and development efforts to increase earnings over the short term if Roche's redemption right expired unexercised and the price of Genentech's stock declined significantly. Members of the Special Committee also expressed concern that motivating employees might be difficult in such circumstances and that such difficulties could affect the scientific excellence and productivity of the Company to the detriment of its stockholders.

     At the conclusion of the April 12-13 meeting, the Special Committee authorized the management of Genentech and its financial and legal advisors to explore further and refine Roche's most recent proposals.


     In its correspondence with Genentech during the period following the April 12-13 meeting, Roche indicated that the Roche Board of Directors would deliberate on the terms of the proposed transaction at a meeting of its Board of Directors to be held on April 27th. Roche indicated that the following terms would be discussed: (a) a four year extension of the redemption right at increasing prices ending at $82 per share; (b) a stockholder put at $60 per share exercisable beginning at the end of the redemption period for thirty days;
(c) a grant by Genentech to Roche of worldwide commercial product rights outside the United States along the lines described above; and (d) an increase in the limit on Roche's open market purchases of Genentech's outstanding stock to 79.9%. Roche's correspondence to Genentech during this period also indicated that Roche would notify Genentech on April 28th either that (i) it would exercise the redemption rights then applicable to the Redeemable Common Stock or
(ii) it would not exercise its right to cause the Company to redeem such stock, in which case it would discuss with Genentech the terms of the proposal outlined above.



     On April 25, John P. McLaughlin, Senior Vice President and Secretary of Genentech, sent a letter to Dr. Meier expressing Genentech's concern that, because of the time required to seek stockholder approval, the transactions might not be completed prior to June 30, 1995, the date on which the existing Redeemable Common Stock would expire. Mr. McLaughlin suggested that, assuming the Genentech Board decided to proceed with the proposed transaction, the parties agree to a mechanism pursuant to which the same transactions could be effected even after the June 30th conversion date had passed. During the course of the next two days, Genentech, Roche and their respective legal advisors agreed on the mechanics of an alternative structure which provided that the Proposed Transactions could be completed after June 30, 1995 through a merger. On April 26th, Mr. Raab contacted Dr. Meier to discuss and agree that the merger format would be used after June 30, 1995 if the matter was approved by the Genentech Board.



     On April 27th, Dr. Humer contacted Mr. Raab to suggest several changes to the draft Licensing Agreement. Later on April 27th, representatives of Genentech met with representatives of Roche via video-conference to discuss issues relating to the Licensing Agreement.


     On the evening of April 28, 1995 (Pacific Time), Mr. Gerber called Mr. Raab to inform him that Roche did not then intend to exercise its existing right to cause Genentech to redeem the Redeemable Common Stock. Mr. Gerber informed Mr. Raab that the Roche Board of Directors had authorized Roche to proceed with the extension transaction as discussed over the previous two weeks. Mr. Raab reiterated that the transaction would be subject to approval by the Special Committee, the Genentech Board and, ultimately, by the stockholders of Genentech not affiliated with Roche.


     On April 29, 1995, the Special Committee and the Genentech Board (excluding the Roche designees) held a joint meeting to discuss the Proposed Transactions with its legal and financial advisors. As indicated above, the Special Committee consists of all Genentech Board members other than the two Roche designees. Legal counsel made presentations concerning the duties of directors and the terms of the agreements, including the Merger Agreement, pursuant to which the Proposed Transactions would be effected. Mr. Lavigne made a presentation regarding the Company's operations and certain projected financial information described under "Certain Projections of Future Operations and Other Information." Following Mr. Lavigne's presentation, Lehman Brothers delivered the presentation regarding the terms of the Proposed Transactions described under " -- Opinions of Financial Advisors -- Lehman Brothers." Throughout each of these presentations there were questions to the presenters by, and discussion among, the members of the Special Committee. Among other matters, members of the Special Committee asked whether, if Genentech were unwilling to extend the redemption rights, Messrs. Frank and Raab believed that Roche would not exercise its existing right to cause the Redeemable Common Stock to be redeemed. Messrs. Frank and Raab indicated that it continued to be their strong view, based on, among other things, the discussion they had with senior officers of Roche, that Roche would not exercise. In his presentation and in response to questions from members of the Special Committee, Mr. Frank indicated that if the then current option were permitted to lapse without exercise of the Roche call right and without the proposed extension of the call (and the grant of the related put), the market price of the Redeemable Common Stock would, in Lehman Brothers' view, be expected to decline significantly below its current market value. Mr. Frank repeated that it was Lehman Brothers' view that, based on comparable company analyses, the Redeemable Common Stock was currently trading at a price that significantly exceeded the price at which the shares would have been expected to trade had the then existing redemption option not been in effect. See
" -- Recommendation of the Board of Directors; Fairness of the Transaction" and " -- Opinions of Financial Advisors -- Lehman Brothers -- Standalone Future Stock Price Analysis."



     Members of the Genentech Board also asked for Lehman Brothers' view as to the merits of declining to enter into the Proposed Transactions in an effort to pressure Roche to exercise its call right on or prior to June 30, 1995. Mr. Frank stated that, in his view, the Proposed Transactions were the best alternative then available to the Company. He stated that, given the belief as to Roche's unwillingness to exercise its current option, declining to enter into the Proposed Transaction posed substantial risks for Genentech and its stockholders. He advised that once the Redeemable Common Stock had been converted into Common Stock on June 30, 1995 (or once a public announcement of Roche's intention not to exercise had been made), the Company would be in a substantially less advantageous position vis-a-vis Roche to negotiate a transaction on terms as favorable to Genentech and its stockholders as those contemplated by the Proposed Transactions then before the Special Committee. In response to questions from the Special Committee, Mr. Frank indicated that it was his view that the Company should not jeopardize the currently proposed transaction by attempting to force Roche's hand in exercising its then current call right.



     In response to questions concerning the terms of the Proposed Transactions, Mr. Frank stated that it was Lehman Brothers' view that the limitation on the upper end of the range at which the Special Common Stock would trade following consummation of the Proposed Transactions was mitigated by the assurance that the price of such stock would not fall below the present value of the $60 Put Price payable in July 1999. Mr. Frank also indicated that he believed the commercial arrangements that formed an integral part of the Proposed Transactions were favorable to the Company given the difficulty, expense and uncertainty associated with building an infrastructure in Europe. He noted that royalties, unlike the revenues from wholly owned but newly created or expanded entities, result in immediate profits for the Company. He also pointed out the significant risks associated with product development and commercialization in Europe. Mr. Raab noted the risks associated with the development and commercialization of drugs in Japan.



     In response to questions from members of the Special Committee, Messrs. Raab and Frank also indicated that, in their view, other than exercise by Roche of the then current redemption right, approval and consummation of the Proposed Transactions would be the most favorable then available alternative for the employees of Genentech. Mr. Raab indicated that he believed that, given the current circumstances, the best means for Genentech to attract and retain talented scientists would be to enter into the Proposed Transactions. The joint meeting of the Special Committee and the Genentech Board concluded in the evening on April 29th, with the members of the Special Committee and the Genentech Board suggesting that the meeting be reconvened on April 30th to further consider the issues that had been raised in their deliberations to date.



     On April 30, 1995, the Special Committee and the Genentech Board again met jointly to discuss the Proposed Transactions and to ask questions of Genentech's management, Lehman Brothers and legal counsel. Following a discussion of the issues that had been raised the previous day, the Special Committee received the oral opinion of Lehman Brothers (which Mr. Frank said would be followed by a written opinion to the same effect and dated April 30th) described under " -- Opinions of Financial Advisors -- Lehman Brothers" and resolved to recommend that the Genentech Board approve the Proposed Transactions. The written opinion of Lehman Brothers is set forth in Annex B hereto and is described under " -- Opinions of Financial Advisors -- Lehman Brothers."

     Immediately after having received the opinion of Lehman Brothers, the Genentech Board (with Drs. Drews and Kessler, the Roche designees, not present) approved the Proposed Transactions and authorized the Company to submit the Charter Amendment to a vote of the Genentech stockholders.



     Those members of the Genentech Board designated by Roche were not present for the meetings held on April 29 and 30, 1995 or otherwise with respect to the Proposed Transactions, did not participate in the deliberations of the Genentech Board with respect to the Proposed Transactions, and consequently, did not cast any votes with respect thereto.



     On May 1, 1995, Roche and Genentech publicly announced that they had entered into a Transaction Agreement (the "Transaction Agreement"). Under the Transaction Agreement, the substance of the Proposed Transactions was to be accomplished through an amendment to Genentech's Certificate of Incorporation. The Transaction Agreement provided that if, as of the close of business on June 5, 1995, (1) a definitive copy of a proxy statement had not been mailed to the Company's stockholders or (2) the Special Meeting had not been scheduled to occur on or prior to June 30, 1995, the Transaction Agreement would be terminated. However, the Company and Roche also agreed that, concurrently with the termination of such agreement, the Company and Roche would enter into the Merger Agreement. The purpose of the Merger Agreement was to enable the Company and Roche to consummate the Proposed Transactions after June 30, 1995 -- the date after which the Redeemable Common Stock would convert automatically to Common Stock.


     On May 23, 1995, Genentech and Roche agreed to terminate the Transaction Agreement, and they simultaneously entered into the Merger Agreement. They did so (i) because they did not believe that there was a reasonable likelihood that the transactions contemplated by the Transaction Agreement could be consummated prior to June 30, 1995 and (ii) to avoid any confusion among the stockholders of the Company which might arise as a result of preliminary circulation of a proxy statement addressing approval of the Charter Amendment contemplated by the Transaction Agreement and a subsequent proxy statement which addressed the Merger.

     The effect of the Merger Agreement is substantially the same to the Company and its stockholders as the Charter Amendment contemplated by the Transaction Agreement. Under the Merger Agreement, all of the Proposed Transactions would be effected in a manner that would put the Company, Roche and the holders of Redeemable Common Stock in the same position as they would have held if the Proposed Transactions had been consummated pursuant to the Transaction Agreement.


     At a meeting on June 22, 1995, the Special Committee was informed that during the period of negotiations with Roche concerning the Proposed Transactions, Mr. Raab, at his request, discussed with Roche a potential guarantee by Roche of a $2 million personal bank loan to Mr. Raab. Such contacts between Mr. Raab and Roche began with Mr. Raab's unsolicited request, in February 1995, for assistance from Roche in obtaining such a loan from a bank and were terminated on or before April 13, with Roche declining to proceed further. No guarantee was ever provided by Roche. Without disclosing his requests to Roche to the Genentech Board, on April 13, 1995, Mr. Raab requested and received a personal loan of $1.5 million from the Company.



     After excusing Mr. Raab from the June 22nd meeting, the Special Committee considered what further action to take, if any, with respect to the Proposed Transactions and with respect to Mr. Raab's leadership of the Company. Mr. Raab did not attend any future meetings of the Special Committee or the Genentech Board, other than a session of the Genentech Board later on June 22nd at which neither the Proposed Transactions nor Mr. Raab's conduct were discussed and a session of the Special Committee on the following day for the purpose of being advised of the formation of the Independent Committee. During the course of the June 22nd meeting, the Special Committee also met with two senior officers of the Company who had had some involvement in the negotiation of the Proposed Transactions, and who indicated that they were aware of no evidence that Mr. Raab was not vigorous in pursuing the non-Roche stockholders' interests and that they were unaware of Mr. Raab's requests to Roche concerning his personal finances.



     At a meeting of the Special Committee on June 23, 1995, the Special Committee appointed a committee of four independent Directors: Herbert W. Boyer, Linda Fayne Levinson, C. Thomas Smith, Jr. and David S.

Tappan, Jr. (the "Independent Committee"). The Independent Committee was given the tasks of (i) reviewing the terms of the Proposed Transactions, (ii) reviewing Mr. Raab's conduct, including recommending potential successors to Mr. Raab if the Genentech Board were to determine to request his resignation, and
(iii) reviewing the status of the litigation pending in the Delaware Chancery Court arising out of the Proposed Transactions (the "Stockholder Litigation"). See "-- The Stockholder Litigation." At the June 23rd meeting, the Special Committee authorized counsel to negotiate the retention of Morgan Stanley to assist the Independent Committee and the Special Committee.



     On June 26, 1995, the Independent Committee held a telephonic meeting. At that meeting, the Independent Committee resolved to engage Morgan Stanley. See "-- Opinions of Financial Advisors -- Morgan Stanley." The Independent Committee also received a report from its counsel concerning events since the meeting of June 23rd and contacts that had been made with counsel for the plaintiffs in the Stockholder Litigation.



     At a meeting of the Independent Committee on June 29, 1995, the Committee reviewed with representatives of Morgan Stanley, Lehman Brothers and counsel for the Independent Committee the terms of the Proposed Transactions, including their derivation and areas in which the Independent Committee might seek improvement of those terms.



     In an effort to insure, to the extent feasible, that the most advantageous terms for Genentech and its stockholders had been negotiated, the Independent Committee requested that representatives of Lehman Brothers and Morgan Stanley assist the Independent Committee in formulating a strategy to approach Roche in an effort to improve certain of the terms of the Proposed Transactions and the Independent Committee made arrangements for its representatives to meet with senior management of Roche to attempt to negotiate such an improvement. Following such discussion, arrangements were initiated for such a meeting to take place on July 3rd in Switzerland.



     After the Independent Committee's financial advisors were excused from the June 29th meeting, counsel reviewed with the Independent Committee its understanding of the facts relating to Mr. Raab's contacts with Roche concerning the Proposed Transactions. The Independent Committee then interviewed Mr. Raab concerning, among other matters, his contacts with Roche and his conduct of the negotiations of the Proposed Transactions. During the course of Mr. Raab's interview, Mr. Raab indicated that he did not believe that his contacts with Roche concerning the requested guaranty of his personal loan were related to negotiations of the Proposed Transactions or had any impact on the vigor of those negotiations or on his attempt to negotiate the most favorable possible transaction for Genentech and its stockholders.



     At the June 29th meeting, the Independent Committee also interviewed several members of the Company's senior management concerning Mr. Raab and his leadership of the Company.



     Prior to July 3, 1995, financial experts retained by plaintiffs' counsel in the Action discussed with the Company's financial advisors how the terms of the Proposed Transactions could be improved financially.



     On July 3, 1995, Peter N. Crnkovich, a Managing Director of Morgan Stanley, and Mr. Frank met in Interlaken, Switzerland with Drs. Meier and Humer to discuss the terms of the Proposed Transactions and to attempt to negotiate an improvement in such terms for Genentech and its stockholders. Such attempt to negotiate an improvement in terms was unavailing.



     On July 6, 1995, the Independent Committee met again to discuss the Proposed Transactions and Mr. Raab's status as the President and Chief Executive Officer of the Company. The Independent Committee also received written answers from Mr. Gerber to questions that had previously been submitted to him by the Independent Committee. In his responses to the Independent Committee's questions, Mr. Gerber indicated, among other matters, that at no time did Roche consider or treat Mr. Raab's request for personal assistance to be related or linked in any way to the negotiation of the Proposed Transactions.



     At the July 6th meeting, the Independent Committee again reviewed with its counsel and with senior management of Genentech the chronology of events with respect to the negotiation of the Proposed Transactions and Mr. Raab's discussions with Roche concerning the personal loan guaranty. The Independent

Committee interviewed Mr. Frank concerning his participation in the negotiations with respect to the Proposed Transactions, and Mr. Frank indicated that nothing had come to his attention which would indicate that Mr. Raab had not attempted to achieve the best possible transaction for Genentech and its stockholders. Mr. Frank stated that the analysis and conclusion that Lehman Brothers had presented on April 29th and 30th with respect to the Proposed Transactions had not changed as a result of any new information that had come to light, and that Lehman Brothers knew of no reason to modify or withdraw its previously given formal opinion or any of the advice that it had previously given to the Special Committee.



     Messrs. Frank and Crnkovich also reported to the Independent Committee the results of their discussions with Roche in Interlaken on July 3rd.



     At the July 6th meeting, Morgan Stanley made a presentation to the Independent Committee of its financial analysis of the Proposed Transactions and preliminarily indicated that it would be prepared to deliver an opinion to the Independent Committee and the Special Committee concerning the fairness from a financial point of view of the Proposed Transactions to the stockholders of Genentech other than Roche. See "-- Opinions of Financial Advisors -- Morgan Stanley."



     Following Morgan Stanley's presentation, the Independent Committee received a report concerning the ongoing settlement discussions with plaintiffs' counsel in the Stockholder Litigation and authorized counsel to continue to pursue such discussions. The Independent Committee also solicited from Dr. Humer Roche's views with respect to Mr. Raab's role as the Company's President and Chief Executive Officer and with respect to potential replacements for Mr. Raab. The Independent Committee also again interviewed certain members of senior management of the Company.



     On July 7, 1995, the Genentech Board met, with Mr. Raab not present. The Independent Committee reported that it had investigated four principal areas:
(i) the terms of the Proposed Transactions and the issue of whether the Genentech Board and the Special Committee should continue to recommend approval thereof by the stockholders; (ii) the Stockholder Litigation; (iii) Mr. Raab's conduct of the negotiations of the Proposed Transactions with Roche and his leadership of the Company; and (iv) potential successors to Mr. Raab should the Board decide to request Mr. Raab's resignation.



     With the Roche designees to the Genentech Board not present, the Independent Committee reviewed the terms of the Proposed Transactions and recommended that the Special Committee continue to recommend approval of the Merger by the stockholders of the Company. The Independent Committee noted that, although no investigation would necessarily reveal whether Mr. Raab's request for personal financial assistance had tainted his conduct in the negotiations with Roche, its inquiry had not revealed any evidence that Mr. Raab had not attempted to achieve the best possible transaction for Genentech and its stockholders. The Independent Committee further noted that, as a result of its own efforts and investigation, and in light of Roche's willingness to increase the amount of the call prices only as part of a settlement of the Stockholder Litigation, it believed that the Proposed Transactions represented the best terms available from Roche. The Independent Committee also noted that it had no reason to question, and the Independent Committee did not in fact question, the independence and integrity of Lehman Brothers, which participated in the negotiation of the Proposed Transactions, or the analysis prepared, and the opinion rendered, by Lehman Brothers at the April 29 and 30 meeting of the Genentech Board and that the integrity of Lehman Brothers and the conclusion it had reached, gave substantial comfort that the negotiations had been vigorously conducted on behalf of the Company. The Independent Committee noted that its interviews of senior management of the Company and of the advisors to the Special Committee had established that none of the individuals interviewed had had any knowledge of Mr. Raab's discussions with Roche concerning the requested personal loan guaranty prior to having been informed thereof in connection with the June 22nd meeting of the Genentech Board.



     The Independent Committee reported that its efforts to negotiate an improvement of the terms of the Proposed Transactions with Roche had been unsuccessful, and members of the Independent Committee reported to the Genentech Board the efforts of Morgan Stanley and Lehman Brothers in that regard. The Independent Committee also noted that Mr. Frank, of Lehman Brothers, had stated that nothing had come to the attention of Lehman Brothers that would cause it to modify its April 30, 1995 opinion with respect to the

Proposed Transactions and that Morgan Stanley had been engaged to, and would, render its own opinion as to the fairness of the Proposed Transactions from a financial point of view to the stockholders of Genentech (other than Roche). The Independent Committee advised the Genentech Board that, in the view of the Independent Committee, the reasons that had led the Special Committee and the Genentech Board to recommend the Proposed Transactions in the first instance continued to be valid and that the Independent Committee believed the transaction to be the best available alternative for Genentech and its stockholders other than Roche. See "-- Recommendation of the Board of Directors; Fairness of the Transaction."



     The Independent Committee and its counsel also reported to the Genentech Board the status of the settlement negotiations with plaintiffs' counsel in the Stockholder Litigation. The Independent Committee indicated that Roche had expressed, in discussions with plaintiffs' counsel, a willingness to make changes to the terms of the Proposed Transactions as part of a settlement of the Stockholder Litigation. The Independent Committee noted that it had been advised that, as part of the settlement, Roche would be willing to increase the call prices applicable to the Special Common Stock by $0.50 per share per quarter so that the call prices would be $63.00 during the quarter ending December 31, 1995 and increase at $1.25 per quarter for six quarters and then $1.50 per quarter for the following eight quarters to $82.50 in the quarter ending June 30, 1999. See "The Charter Amendment; Description of the Special Common Stock -- Call Rights." The Independent Committee also noted that Roche had conditioned the increase in call prices upon final court approval of the settlement of the Stockholder Litigation and upon Genentech's agreement to amend the Licensing Agreement to provide that Genentech would bear severance expenses related to potential future severance of a maximum of six Genentech employees in Europe.



     Following the presentation of these issues by the Independent Committee, the Special Committee authorized counsel for the Company to negotiate the requisite documentation with Roche and with plaintiffs' counsel in the Stockholder Litigation. The memorandum of understanding subsequently entered into by counsel for Roche, the plaintiffs, the defendants and Mr. Raab is described under "-- Stockholder Litigation" below.



     The Independent Committee then turned to its report concerning Mr. Raab, at which point the Roche designees on the Genentech Board were invited to join the meeting. The Independent Committee described for the Genentech Board the investigation it had conducted since June 22nd and indicated that, following its consideration of Mr. Raab's conduct with respect to the loan guaranty and its review of Mr. Raab's leadership of the Company over the last several years, the Independent Committee had come to the conclusion that it would recommend to the Genentech Board that it request and accept Mr. Raab's resignation as President, Chief Executive Officer and a Director of the Company. The Genentech Board thereafter unanimously adopted the Independent Committee's recommendations with respect to Mr. Raab on each of the issues that had been theretofore presented to the meeting.



     With the Roche designees on the Genentech Board again having excused themselves from the meeting, Morgan Stanley presented the analysis of the Proposed Transactions a summary of which is included under "-- Opinions of Financial Advisors -- Morgan Stanley" below. On July 7, 1995, after a discussion among the members of the Genentech Board and Morgan Stanley, the Special Committee and the Independent Committee received the oral opinion of Morgan Stanley to the effect that, based upon and subject to the various considerations set forth in the written opinion, the consideration to be received by Genentech and the holders of Common Stock (other than Roche and its affiliates) pursuant to the Proposed Transactions is fair from a financial point of view to such holders (which was followed by a written opinion to the same effect dated July 7, 1995) described below under "-- Opinions of Financial Advisors -- Morgan Stanley." The written opinion of Morgan Stanley is set forth in Annex C hereto and is described under "-- Opinions of Financial Advisors -- Morgan Stanley" below.



     Following a discussion among the Directors, the Special Committee ratified the terms of the Proposed Transactions (including as contemplated to be amended pursuant to the settlement of the Stockholder Litigation) and resolved to continue to recommend approval thereof by the stockholders of the Company.



     In the afternoon on July 7th, Mr. Raab resigned as President, Chief Executive Officer and as a Director of Genentech.

     Following a further report by the Independent Committee and discussions, the Genentech Board, including the Roche designees, appointed Dr. Levinson to the positions vacated by Mr. Raab's resignation.



     On September 6, 1995, the Genentech Board (with the Roche designees not present) met to set the Record Date and the date for the Special Meeting and to approve certain amendments to the Proposed Transactions, including the execution of the Agency Agreement (as hereinafter defined). The amendments to the terms of the Proposed Transactions made by the parties since the execution of the Merger Agreement on May 23, 1995 are in all material respects reflected in the description of the Proposed Transactions set forth in this Proxy Statement/Prospectus and/or in Annex A hereto and the Exhibits thereto. See "The Charter Amendment; Description of the Special Common Stock;" "The Amended Governance Agreement;" and "Guaranty of Roche Holding." At the meeting of the Genentech Board on September 6th, Lehman Brothers and Morgan Stanley orally confirmed to the Genentech Board that the amendments to be executed by the parties did not affect the opinions previously delivered by each of them. See
" -- Opinions of Financial Advisors."



PURPOSE AND STRUCTURE OF THE TRANSACTIONS



     On May 23, 1995, in order to effect the substance of the transactions provided for in the Transaction Agreement, Genentech, Roche and Merger Subsidiary entered into the Merger Agreement, which was subsequently amended. Pursuant to the Merger Agreement, as subsequently amended, among other things,
(i) Merger Subsidiary will be merged with and into Genentech, with Genentech being the surviving corporation, (ii) the Certificate of Incorporation of Genentech will be amended to authorize the issuance by Genentech of Special Common Stock, (iii) each outstanding share of Common Stock (other than shares of Common Stock held by Roche and its affiliates) will be converted into one share of Special Common Stock, (iv) each outstanding share of Common Stock held by Roche and its affiliates will be cancelled, and (v) the outstanding common stock of Merger Subsidiary will be converted into shares of Common Stock representing the same number of shares of Common Stock held by Roche and its affiliates immediately prior to the Merger.



     Pursuant to the current Genentech Certificate of Incorporation, at the close of business on June 30, 1995, each outstanding share of Redeemable Common Stock was converted automatically into one share of Common Stock. As noted above, in the Merger, such Common Stock (other than Common Stock held by Roche and its affiliates) would be converted into Special Common Stock. The purpose of the Merger and of the resulting conversion of Common Stock into Special Common Stock is to, among other matters, (i) provide for the Call Rights, which extend by four years the period during which the publicly traded stock of Genentech is subject to redemption by Genentech at the option of Roche, with such redemption during such four-year period being at certain specified prices per share ranging from $62.50 during the quarter ending December 31, 1995 increasing $1.25 per share for the next six quarters and $1.50 per share for the next eight quarters to $82.00 during the quarter ending June 30, 1999 (with each of such redemption prices being increased by $0.50, to a final price of $82.50, upon final court approval of the Stockholder Litigation), and (ii) provide for the Put Rights, which afford the holders of Special Common Stock the right to require the purchase of all or a portion (at the election of the holder) of their shares of such stock at a price of $60.00 per share in the event that Roche does not cause the exercise of the Call Rights. The Put Rights will be exercisable during the 30-business day period following the expiration of the Call Rights or during a 60-business day period following certain Insolvency Events of the Company.



     Under the Amended Governance Agreement, Roche will be required to, if the Call Rights are exercised, pay to a depositary sufficient funds to satisfy the Company's obligations in respect of the Call Rights. See "The Amended Governance Agreement -- Redemption of Special Common Stock."



     The Company's obligation to pay the Put Price to stockholders who properly exercise their Put Rights will be conditioned upon Genentech's having received from Roche, or an affiliate of Roche, the funds required to be contributed to the Company by Roche under the Amended Governance Agreement. See "the Charter Amendment; Description of the Special Common Stock -- Put Rights;" "-- Condition to the Company's Obligations;" "The Amended Governance Agreement -- Put Rights with Respect to the Special Common

Stock;" "-- Capital Contribution and Assumption of Put Obligations by Roche" and "Certain Information Concerning Roche and Roche Holding." Under the Amended Governance Agreement, Roche has agreed to either (i) contribute to Genentech the funds required to satisfy the Put Rights and certain other liabilities of the Company or (ii) elect to purchase directly from Genentech's stockholders the shares of Special Common Stock which such stockholders elect to have purchased pursuant to their exercise of the Put Rights. If Roche makes the contribution referred to in clause (i) of the preceding sentence, Genentech will issue to Roche (or an affiliate of Roche) a number of shares of Common Stock equal to the number of shares of Special Common Stock redeemed by Genentech pursuant to exercises of the Put Rights. See "The Amended Governance Agreement -- Capital Contribution and Assumption of Put Obligations by Roche" and "Certain Information Concerning Roche and Roche Holding." The obligations of Roche referred to in the second preceding sentence are guaranteed by Roche Holding. See "Guaranty of Roche Holding." Amended Article Third provides that Genentech will take (and will have no authority not to take) all necessary action to enforce, and to cause the performance of, Roche's and Roche Holding's obligations with respect to payment of the Put Price under the Amended Governance Agreement and the Guaranty and to ensure that Roche and Roche Holding otherwise comply with their respective obligations described under "The Amended Governance Agreement -- Capital Contribution and Assumption of Put Obligations by Roche" and under the Guaranty. See "Guaranty of Roche Holding." Genentech has appointed the Agent to enforce the respective obligations of Roche and Roche Holding described under "The Amended Governance Agreement -- Capital Contribution and Assumption of Put Obligations by Roche" and under the Guaranty in the event of the occurrence of an Insolvency Event. See "The Amended Governance Agreement -- The Agency Agreement."


     Each share of Special Common Stock outstanding following the close of business on the last day of the Put Period will, unless previously called for redemption on or prior to such date, automatically be converted into one share of Common Stock. See "The Charter Amendment; Description of the Special Common Stock -- Conversion."

     For information regarding the specific redemption prices applicable during each quarterly period during the four years when the Call Rights will be in effect and for the historical redemption prices applicable under the Redeemable Common Stock, see "The Charter Amendment; Description of the Special Common Stock -- Call Rights."


     Holders of Common Stock currently do not have any rights comparable to the Put Rights and, consequently, do not have the right to require the Company to purchase their shares of Common Stock.


     The Amended Governance Agreement extends and modifies the Existing Governance Agreement. In particular, under the modified governance arrangements, the limit on Roche's ability to make open market purchases would be increased such that Roche could own, following any such purchase 79.9%, rather than 75%, of the voting power of the Company's equity securities on a fully diluted basis. The Licensing Agreement provides for, among other matters, the grant by the Company to HLR of (i) the exclusive right to market certain Genentech products outside of the United States and (ii) an option on a product-by-product basis to develop and market on an exclusive basis outside the United States all other Genentech products which conclude Phase II trials within 10 years following execution of the Licensing Agreement.


     For further information with respect to the Genentech Board's and the Special Committee's reasons for supporting the Proposed Transactions and recommending the same to stockholders, see "Summary and Special
Factors -- Genentech's Reasons for the Proposed Transactions;" " -- Advantages and Disadvantages of the Proposal to Genentech's Stockholders," " -- Effects of a Failure to Approve the Proposal;" "The Proposed Transactions -- Background of the Proposed Transactions;" " -- Recommendation of the Board of Directors; Fairness of the Transaction;" and " -- Opinions of Financial Advisors."


RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE TRANSACTION

     By unanimous vote, the Genentech Board (with the two Roche designees not present) and the Special Committee (which, as indicated above, consists of all directors other than the two Roche designees) have approved the Proposed Transactions and determined that such transactions are fair to and in the best interests of Genentech and its stockholders (other than Roche). Each member of the Genentech Board has indicated that he or she intends to vote all shares of Common Stock that he or she owns in favor of the Proposal. THE GENENTECH BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL.



     At the meetings on April 29 and 30, 1995, the Genentech Board and the Special Committee reviewed and considered the presentation of Lehman Brothers as to the fairness of the Proposed Transactions to holders of the Common Stock (other than Roche), as well as the status of negotiations between the Company and Roche. In reaching the determination described in the immediately preceding paragraph, the Genentech Board and the Special Committee gave careful consideration, without assigning relative weights, to a number of factors, including the following:



          (i) The conclusion, based on the reports, presentations and discussions described under "The Proposed Transactions -- Background of the Proposed Transactions," that, regardless of whether the Company was willing to extend Roche's option to cause the Company to redeem the Company's publicly traded shares, the Redeemable Common Stock, prior to June 30, 1995, Roche was unlikely to exercise its then existing option;



          (ii) Based on the advice of Lehman Brothers, the conclusion that the market price of Genentech's publicly traded shares would be expected to decline significantly if Roche's right to cause Genentech's redemption of such shares were to expire unexercised at June 30, 1995 or if Roche were to publicly announce its intention not to exercise that right in advance of such date;


          (iii) The belief that a substantial decline in the market value of the publicly traded Genentech stock would, in addition to immediate diminution in stockholder value, have material adverse effects on Genentech's relations with its employees and on Genentech's ability to attract and retain talented scientists, which, in turn, would likely further adversely affect stockholder value;


          (iv) The belief, based on the advice of Lehman Brothers, that the existence of Roche's right to cause redemption of the Redeemable Common Stock had the effect of supporting the price at which the Redeemable Common Stock trades;



          (v) Lehman Brothers' advice that, if the Merger is approved by the stockholders of Genentech, (x) the potential decline in the price of the publicly traded Genentech stock could be significantly mitigated by the Put Rights and (y) the Call Rights will have a supporting or elevating effect on the market price of the Special Common Stock, although the Special Committee has been advised that such supporting effect may not be as significant as has been the case with the current redemption right because of the market's possible perception of the reasons for a determination by Roche not to exercise its then existing rights prior to July 1, 1995, and the corresponding lack of market conviction that Roche would exercise an extended option;



          (vi) The presentation of Lehman Brothers, and Lehman Brothers' opinion, to the effect that the Proposed Transactions are fair to the holders of shares of Common Stock (other than Roche), from a financial point of view, including Lehman Brothers' detailed analysis of the market behavior of the Redeemable Common Stock, the likely impact of the expiration of Roche's redemption option upon the trading prices of such stock, and Lehman Brothers' views as to the potential effects upon future trading prices of the stock of extending such option, as contemplated by the Call Rights inherent in the Special Common Stock. The Special Committee recognized, however, in considering such analysis that the trading price of such stock is a product of a variety of factors, many of which are beyond the control of the Company, and that it is not possible to predict the actual prices at which the Special Common Stock will trade, or the actual prices at which the Common Stock will trade if the Proposal is not adopted;



          (vii) The advice of Lehman Brothers that the trading price of the Special Common Stock would be afforded "downside" protection" and that such price would take into account the benefits to the Genentech stockholders of the assurance of being able to "put" their shares at the $60 price payable in July 1999, and the fact that Roche had agreed to contribute to the Company the funds required to satisfy the Company's obligations under the Put Rights in exchange for the issuance by the Company of a number of shares of Common Stock equal to the number of shares acquired by the Company upon exercise of the Put Rights, or to purchase Special Common Stock directly from stockholders who exercise their Put Rights (with such obligations of Roche being guaranteed by Roche Holding, as described herein under "Guaranty of Roche Holding");


          (viii) The fact that if Genentech's future growth and/or market conditions were to warrant a per share valuation of Genentech prior to June 30, 1999 in excess of the redemption prices applicable under the Call Rights, such redemption prices would place a cap on the price at which the Special Common Stock will trade and, thus, will limit the return holders of Special Common Stock can realize from such securities. As a result of the Call Rights, if Genentech's future growth and/or market conditions were to warrant a valuation of Genentech prior to June 30, 1999 in excess of the redemption prices of the Special Common Stock under the Call Rights and if the Special Common Stock were to be redeemed, holders of the Special Common Stock would participate in such increased valuation only to the extent permitted by the applicable redemption price under the Call Rights. Although the "upside limitations" inherent in the Call Rights are disadvantageous to stockholders, the Genentech Board and the Special Committee believe, as discussed in item (ix) below, that the benefits of the "downside protection" of the Put Rights mitigates any such disadvantages;



          (ix) The belief that the redemption prices of the Call Rights leave substantial room for future growth of the Company to be recognized in its stock price and that the "downside protection" afforded by the Put Rights is a significant advantage to the Genentech public stockholders which mitigates any "upside limitations" that may result from the existence of the Call Rights;



          (x) The disadvantageous negotiating position that the Company and its stockholders would have held vis-a-vis Roche had the redemption right expired unexercised on June 30, 1995 or had Roche made a public announcement of its intention not to exercise the current redemption rights in advance of June 30, 1995;



          (xi) The projections of Genentech's future operations as described herein under "Certain Projections of Future Operations and Other Information" and the experience of the Genentech Board with respect to the business of the Company;



          (xii) The potential adverse effect upon the Company, its scientists and other employees and its Common Stock of continuing uncertainty as to exercise or non-exercise of the then existing redemption rights by Roche and as to the course of action that would be taken with respect to future relations with Roche;



          (xiii) The fact that the Proposed Transactions would, in general, keep in place current governance arrangements between Roche and the Company, which the Genentech Board believes have formed the basis for a mutually beneficial relationship;



          (xiv) The belief that the payment by Roche of 50% of certain of Genentech's development expenses under the Licensing Agreement will allow Genentech to take a larger number of promising research projects into development, increasing the likelihood that Genentech will have more medically and commercially significant marketed products over the next several years;



          (xv) The fact that the terms of the Licensing Agreement will serve to mitigate certain potential losses of the Company because, if Roche elects to exercise its option under the Licensing Agreement at the conclusion of Phase II trials with respect to a particular product, and should that product then fail during Phase III trials, the adverse effect on the Company of such failures would be mitigated because Roche would generally have been required to pay one half of the development costs with respect to such product; and



          (xvi) The fact that in accordance with the Company's Certificate of Incorporation and the Existing Governance Agreement, the Proposal could only be approved by a majority of the holders of Common Stock unaffiliated with Roche.



     See " -- Background of the Proposed Transactions" and " -- Interests of Certain Persons in the Proposed Transactions."

     In light of the disclosures made at the meeting of the Special Committee on June 22, 1995 with respect to Mr. Raab's request for a loan guaranty from Roche, the Special Committee appointed the Independent Committee to, among other matters, review the Proposed Transactions and report to the Special Committee with respect thereto. The Independent Committee, based on the investigation described above under "-- Background of the Proposed Transactions," reported to the Special Committee, and the Special Committee concluded, that the reasons that had led the Special Committee and the Genentech Board to recommend the Proposed Transactions in the first instance continued to be valid. The Special Committee and the Genentech Board therefore believe the Proposed Transactions to be the best available alternative for Genentech and its stockholders. In reaching that conclusion, the Special Committee was assisted by Morgan Stanley, which rendered the advice described below under "-- Opinions of Financial Advisors -- Morgan Stanley."



OPINIONS OF FINANCIAL ADVISORS



LEHMAN BROTHERS


     As indicated above, the Special Committee engaged Lehman Brothers to act as its financial advisor in connection with the Proposed Transactions and to render an opinion with respect to the fairness, from a financial point of view, to the holders of the Redeemable Common Stock (other than Roche) of the consideration to be received by such holders and Genentech in connection with the Proposed Transactions.

     In connection with the Genentech Board's and the Special Committee's consideration of the Proposed Transactions, Lehman Brothers made a presentation to the joint meeting of the Genentech Board and the Special Committee held on April 29 and 30, 1995 and provided the Special Committee with its oral opinion, subsequently confirmed in a written opinion dated April 30, 1995, to the effect that, as of the date of such opinion, the consideration to be received by the holders of the Redeemable Common Stock (other than Roche) and Genentech in connection with the Proposed Transactions was fair, from a financial point of view, to such holders.

     The full text of the written opinion of Lehman Brothers, dated April 30, 1995, which sets forth assumptions made, factors considered and limitations on the review undertaken by Lehman Brothers, is attached as Annex B to this Proxy Statement/Prospectus and is incorporated hereby by reference. Genentech's shareholders are urged to read such opinion carefully in its entirety.

     No limitations were imposed by Genentech on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. In rendering its opinion, Lehman Brothers did not express an opinion as to the actual prices at which shares of Special Common Stock will trade following consummation of the Proposed Transactions.

     The opinion of Lehman Brothers was requested by, and was provided for the use and benefit of, the Special Committee. The Opinion was not intended to be, and does not constitute, a recommendation to any holder of Genentech stock as to how such holder should vote with respect to the Proposal.


     In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the Transaction Agreement and all of the Exhibits attached thereto (including, without limitation, the Merger Agreement), (2) the Certificate of Incorporation and By-Laws of Genentech, (3) the 1990 Merger Agreement, (4) the then existing governance arrangements between Genentech and Roche, (5) publicly available information concerning the Company which Lehman Brothers believed to be relevant to its inquiry, including, but not limited to, the latest annual report on Form 10-K of Genentech for the year ended December 31, 1994 and the draft of the latest quarterly report on Form 10-Q of Genentech for the quarter ended March 31, 1995, (6) financial and operating information with respect to the business, operations and prospects of Genentech furnished to Lehman Brothers by Genentech,
(7) a trading history of Genentech's Redeemable Common Stock from 1991 to the time of rendering its opinion and a comparison of that trading history with those of other companies which Lehman Brothers deemed relevant, (8) a comparison of the historical financial results and present financial condition of Genentech with those of other companies which Lehman Brothers deemed relevant, (9) the financial terms of certain other recent transactions which Lehman Brothers deemed relevant,

(10) reports of research analysts with respect to Genentech and the potential effect of the expiration of Roche's option on the price of the Redeemable Common Stock, (11) valuations of the Redeemable Common Stock using various methodologies, (12) the financial terms of certain other commercial arrangements between biotechnology and pharmaceutical companies which Lehman Brothers deemed relevant, and (13) analyses of potential pro forma effects on Genentech of the commercial arrangements contemplated by the Licensing Agreement. In addition, Lehman Brothers held discussions with the management of Genentech concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.


     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the management of Genentech that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of Genentech, upon advice of Genentech, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Genentech as to the future financial performance of Genentech and that Genentech would perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not make or obtain any evaluations or appraisals of the assets or liabilities of Genentech. Lehman Brothers' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion.

     In connection with its presentation to the Genentech Board and the Special Committee on April 29, 1995 and in advising the Genentech Board and the Special Committee of its opinion on April 30, 1995, Lehman Brothers performed certain financial and comparative analyses, as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion and making its presentation to the Genentech Board and the Special Committee, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Genentech. Any estimates contained in those analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     The following sections are summaries of certain analyses performed by Lehman Brothers and reviewed by Lehman Brothers with the Special Committee and the Genentech Board.

HISTORICAL STOCK PRICE ANALYSIS

Introduction

     As part of its analysis for the Genentech Board and the Special Committee, Lehman Brothers noted the historical trading prices for the Redeemable Common Stock and compared those prices to a range (derived as set forth below) of estimated prices at which the stock could have been expected to trade had the redemption option applicable to the Redeemable Common Stock not existed (the "Standalone Values").


     The Standalone Values were determined for each of the periods by applying the average forward price to earnings multiples ("Forward P/E Multiples") for the companies in the Comparable Universe (as hereinafter defined) to Genentech's actual earnings per share ("EPS") and to analysts' estimates of Genentech's EPS as of February in each of the relevant years (except 1995, for which April estimates were used), as discussed below. The analysis yielded Standalone Values per share of $14.04-$23.40, $6.92-$11.42, $12.40-$19.10,

$14.76-$18.72 and $41.86-$44.15 for 1991, 1992, 1993, 1994 and 1995,
respectively, compared to actual trading price ranges for the Redeemable Common Stock in the first quarter of the corresponding years of $21.00-$28.50, $26.50-$31.88, $32.25-$39.50, $44.00-$50.88 and $44.50-$51.00, respectively.

     Lehman Brothers noted that, as indicated above, the actual trading price ranges of the Redeemable Common Stock significantly exceeded the estimated Standalone Values, and concluded that the redemption rights applicable to the Redeemable Common Stock had therefore maintained Genentech's stock price at a level substantially higher than that which would have been expected had the Redeemable Common Stock not been subject to redemption. Lehman Brothers also expressed the view that the correlation of the historical price performance of the Redeemable Common Stock to the applicable redemption price under the Redeemable Common Stock had allowed Genentech to spend considerably more on research and development than it might have otherwise spent had the price performance of the Redeemable Common Stock been more closely correlated to Genentech's earnings results. Hence, Lehman Brothers noted that because Genentech may have been permitted to spend more on research and development, it has had the opportunity to develop more products than might have been the case if the price of the Redeemable Common Stock had not been supported by the market's assessment of the possibility that Roche might exercise its redemption option in respect of the Redeemable Common Stock.

Discussion


     The Standalone Values were derived by applying historical valuation benchmarks for a selected group of publicly traded United States biotechnology companies that Lehman Brothers considered to be appropriate (the "Comparable Universe") to Genentech's actual results, and to analysts' estimates of Genentech's results, for the corresponding period. The Comparable Universe was comprised of Amgen Inc., Chiron Corporation and Genzyme Corporation. For each of the periods, Lehman Brothers calculated the Forward P/E Multiple for the Comparable Universe based on historical stock prices and historical mean earnings estimates as of February in each of the relevant years (except 1995, for which April estimates were used) as prepared by Institutional Brokerage Estimate Systems ("IBES"). The Forward P/E Multiple was then applied to the historical IBES mean EPS estimate and the actual EPS of Genentech for the corresponding years to determine the Standalone Values. For purposes of analysis, Lehman Brothers calculated the Standalone Values using historical data as of February for 1991, 1992, 1993 and 1994 and data as of April for 1995 and compared such values to the high and low closing price of the Redeemable Common Stock for the first quarter of the corresponding year.


     Based on the Standalone Values and actual trading ranges noted above, Lehman Brothers calculated the average percentage difference between the actual trading price ranges and the Standalone Values for each period. The average premium of the actual trading price ranges over the Standalone Values was 32.2%, 218.3%, 127.8%, 183.4% and 11.0% for 1991, 1992, 1993, 1994 and 1995,
respectively. Lehman Brothers observed that the actual price at which the Redeemable Common Stock had traded was above the Standalone Values for each quarterly period since the Redeemable Common Stock began trading in September 1990 and that the average premium of the actual trading prices over the Standalone Values for the periods analyzed was 114.5%.


     Lehman Brothers further noted that the historical price performance of the Redeemable Common Stock showed stronger correlation with the redemption prices applicable from time to time to such stock than with Genentech's actual and projected earnings results. Lehman Brothers also expressed the view, as indicated above, that the correlation of the historical price performance of the Redeemable Common Stock to the applicable redemption price under the Redeemable Common Stock had allowed Genentech to spend considerably more on research and development than it might have otherwise spent had the price performance of the Redeemable Common Stock been more closely correlated to Genentech's earnings results. Hence, Lehman Brothers noted that because Genentech may have been permitted to spend more on research and development, it has had the opportunity to develop more products than might have been the case if the price of the Redeemable Common Stock had not been supported by the market's perception that Roche might exercise its redemption option in respect of the Redeemable Common Stock. See "Market Prices of and Dividends on the Redeemable Common Stock and the Common Stock" and "The Charter Amendment;

Description of the Special Common Stock -- Call Rights." Genentech spent 47.4%, 55.8%, 49.2% and 41.8% of revenues, before interest income, on research and development in 1991, 1992, 1993 and 1994, respectively. The average amount spent on research and development by Genentech for the years 1991, 1992, 1993 and 1994 was 48.5% of revenues, before interest income, as compared to average research and development spending by companies in the Comparable Universe of 28.6% of revenues, before interest income, over the corresponding periods.

STANDALONE FUTURE STOCK PRICE ANALYSIS

Introduction


     As part of its analysis for the Genentech Board and the Special Committee, Lehman Brothers analyzed estimated future trading values of Genentech's stock assuming that no redemption options were applicable to such stock (the "Future Standalone Values"). For this purpose, Lehman Brothers assumed that Roche did not exercise its then existing option to cause the Redeemable Common Stock to be redeemed, and its analysis did not give effect to the Proposed Transactions. Lehman Brothers also reviewed reports of research analysts with respect to Genentech and with respect to the potential effect of the expiration of Roche's option to cause redemption of the Redeemable Common Stock on the price of Genentech's publicly traded Common Stock.



     The Future Standalone Values were determined by taking the average of two valuation benchmarks derived from the Comparable Universe as applied to projections prepared by management of Genentech, excluding the impact of the Licensing Agreement, for the years 1995 to 1999. See "Certain Projections of Future Operations and Other Information." As discussed further below, the valuation benchmarks utilized by Lehman Brothers were the average Forward P/E Multiple and Comparable P/E to Growth Rate Multiple (as hereinafter defined) for the Comparable Universe calculated as of April 25, 1995. This analysis resulted in Future Standalone Values per share of $31.68, $36.52, $41.59, $54.72 and $71.45 for the years 1995, 1996, 1997, 1998 and 1999, respectively.



     The foregoing analysis by Lehman Brothers indicated a Future Standalone Value as of June 1995 of $31.68 per share. Lehman Brothers compared this with a range of research analysts' estimates for the Redeemable Common Stock, in the event that Roche did not exercise its then current option to cause the Redeemable Common Stock to be redeemed, of $35 to $60 per share, noting that approximately 60% of the estimates were in the range of $35 to $45 per share. Lehman Brothers further noted that research analysts' estimates reflected earnings expectations by such analysts that were generally higher than the projections prepared by management of Genentech. See "Certain Projections of Future Operations and Other Information." Based on Lehman Brothers' analysis of, and conclusions with respect to, Future Standalone Values and research analysts' estimates, Lehman Brothers indicated to the Genentech Board and the Special Committee a range of $30 to $40 per share, as of June 1995, as a likely trading range for the Redeemable Common Stock in the event that Roche did not exercise its option to cause redemption of the Redeemable Common Stock. Lehman Brothers noted that this range was significantly lower than the then current trading price for the Redeemable Common Stock in the absence of the Proposed Transactions.


     Lehman Brothers noted, as discussed further below, that the Future Standalone Values were significantly lower through 1998 than the values derived by taking into consideration the Proposed Transactions. See " -- Special Common Stock Future Stock Price Analysis."

Discussion

     In developing the Future Standalone Values, Lehman Brothers derived estimated trading values based on Forward P/E Multiples and Comparable P/E to Growth Rate Multiples for the Comparable Universe as applied to projections prepared by management of Genentech, excluding the impact of the Licensing Agreement. See "Certain Projections of Future Operations and Other Information." The average Forward P/E Multiple for the Comparable Universe was 32.7 times 1995 estimated EPS and was based on the closing stock prices of the companies constituting the Comparable Universe and on EPS estimates for 1995 as provided by the First Call Corporation as of April 25, 1995. The Comparable P/E to Growth Rate Multiple was 0.75 times the long term growth rate, as calculated by taking the ratio of the Forward P/E Multiple to the estimated three-year EPS growth rate as provided by the First Call Corporation (the "Comparable P/E to Growth Rate Multiple"). Lehman Brothers noted that the Comparable P/E to Growth Rate Multiple equates a company's Forward P/E Multiple to its long term growth rate and is a commonly used valuation methodology for growth companies.

SPECIAL COMMON STOCK FUTURE STOCK PRICE ANALYSIS

Introduction


     As part of its analysis for the Genentech Board and the Special Committee, Lehman Brothers developed a model to calculate an estimated trading value for the Special Common Stock taking into consideration the potential effects of the Call Rights and the Put Rights on the value of such stock. The model calculated an estimated trading value for the Special Common Stock based on the historical relationship of the Redeemable Common Stock market values to the redemption prices applicable from time to time to the Redeemable Common Stock and compared those values to the potential floor value of the Special Common Stock taking into account the Put Rights as of the end of June for each of the years from 1995 to 1999. See "Market Prices of and Dividends on the Redeemable Common Stock and the Common Stock"; "The Charter Amendment; Description of the Special Common Stock -- Call Rights" and "-- Put Rights."


     In calculating an estimated trading price for the Special Common Stock based on the redemption prices applicable to the Special Common Stock under the Call Rights, Lehman Brothers applied certain formulas derived from an analysis of the historical trading relationship of the Redeemable Common Stock to the redemption prices applicable from time to time to the Redeemable Common Stock, as discussed below. This analysis resulted in estimated trading values per share for the Special Common Stock of $39.36, $45.75, $58.53 and $67.73 for 1995, 1996, 1997 and 1998, respectively.


     Lehman Brothers then calculated the potential floor value of the Special Common Stock taking into account the Put Rights by discounting the $60 per share redemption price applicable under the Put Rights to the relevant period by applying a discount rate of 7%, which Lehman Brothers considered appropriate given the term of the Put Rights and the credit quality of Roche Holding, which has guaranteed Roche's obligations in respect of the Put Rights. See "Guaranty of Roche Holding." This calculation resulted in present values for the Put Rights of $45.77, $48.98, $52.41, $56.07 and $60.00 for 1995, 1996, 1997, 1998
and 1999, respectively.



     Lehman Brothers observed that the Special Common Stock would be expected to trade in a range bounded by the potential floor value of the Special Common Stock taking into account the Put Rights and a discount to the then prevailing redemption price applicable to the Special Common Stock under the Call Rights, with the potential floor value of the Special Common Stock taking into account the Put Rights representing a lower bound for the estimated trading price of the Special Common Stock. Lehman Brothers also noted that the potential floor value of the Special Common Stock taking into account the Put Rights exceeded the Future Standalone Values from 1995 through the third quarter of 1998 and that, based on the historical volatility of biotechnology stocks as well as the general risks associated with the business of biotechnology companies, the Put Rights represented significant "downside protection" to investors. See "Summary and Special Factors -- Genentech's Reasons for the Proposed Transactions" and "-- Recommendation of the Board of Directors; Fairness of the Transaction."



Discussion


     In calculating estimated trading prices for the Special Common Stock based on the redemption prices applicable to the Special Common Stock under the Call Rights, Lehman Brothers analyzed the historical relationship of the trading prices of the Redeemable Common Stock to the redemption prices applicable from time to time to the Redeemable Common Stock. Lehman Brothers' analysis was based on calculations of the historical discount of the trading price of the Redeemable Common Stock to the near-term redemption price applicable to such stock and the historical implied internal rate of return ("IRR") of the initial trading price of the Redeemable Common Stock to the final redemption price applicable to such stock in June 1995 of $60 per share.

     The historical discount of the trading price of the Redeemable Common Stock to the near-term redemption price for 1991 to 1994 was calculated by taking the ratio of the trading price of the Redeemable Common Stock as of the end of June to the redemption price for the quarter ending June 30 for each of the years. The discounts were 31.3%, 29.4%, 12.0% and 10.5%, for 1991, 1992, 1993 and 1994,
respectively. Lehman Brothers applied these discounts to the redemption prices applicable to the Special Common Stock under the Call Rights for the quarters ended June 30, 1995, 1996, 1997 and 1998 to arrive at estimated values per share of Special Common Stock of $41.22, $45.89, $61.60 and $68.02 for each of the years. Lehman Brothers also noted that the supporting effect of the Call Rights under the Special Common Stock may not be as significant as has been the case with respect to the redemption right previously applicable to the Redeemable Common Stock because of the market's possible perception of the reasons for a determination by Roche not to exercise its rights prior to June 30, 1995, and the corresponding lack of market conviction that Roche would exercise an extended option.


     The historical IRR from the actual trading price of the Redeemable Common Stock to the final redemption price of $60 applicable to the Redeemable Common Stock was calculated from the initial trading price of the Redeemable Common Stock on September 10, 1990, the first trading day for the Redeemable Common Stock to the final redemption price applicable to the Redeemable Common Stock of $60 per share at June 30, 1995. The resulting IRR, 21.6%, was then used to discount the final redemption price applicable to the Special Common Stock under the Call Rights of $82 per share to the appropriate period. These calculations resulted in estimated per share values for the Special Common Stock of $37.50, $45.61, $55.46 and $67.43 for the quarters ended June 30, 1995, 1996, 1997 and
1998, respectively. Lehman Brothers also noted that a perception by the market that Roche would cause Genentech to exercise the Call Rights prior to July 1999 might result in a higher market value for the Special Common Stock than those noted above.

     Lehman Brothers then calculated the average of the two sets of values, which resulted in estimated per share trading values for the Special Common Stock of $39.36, $45.75, $58.53 and $67.63 for the quarters ending June 30, 1995, 1996, 1997 and 1998, respectively.

INTERNAL RATE OF RETURN ANALYSIS OF THE EXTENSION

Introduction

     As part of its analysis for the Genentech Board and the Special Committee, Lehman Brothers compared the redemption prices applicable to the Special Common Stock pursuant to the Call Rights to the redemption prices applicable to the Redeemable Common Stock. The redemption prices were compared by calculating the compound growth rate of the redemption prices under the Call Rights to the compound growth rate applicable to the redemption prices under the Redeemable Common Stock, measured, in each case, from the initial redemption price to the final redemption price. See "The Charter Amendment; Description of the Special Common Stock -- Call Rights."

     Lehman Brothers noted that this analysis yielded a compound annual growth rate of 8.1% for the redemption prices under the Call Rights, as compared to a 10.7% compound annual growth rate for the redemption prices under the Redeemable Common Stock, as discussed below. Lehman Brothers further noted that although the compound growth rate for the redemption prices under the Call Rights was lower than for the redemption prices under the Redeemable Common Stock, this difference reflected, among other factors, the differing growth characteristics of recent projections prepared by management of Genentech as compared to projections prepared at the time the 1990 Merger Agreement was entered into, as well as reductions in overall valuation multiples for biotechnology and pharmaceutical companies during this period. See "Certain Projections of Future Operations and Other Information."

     Lehman Brothers further noted, as discussed below, that the implied rate of return to investors of the then current trading price per share for the Redeemable Common Stock to the final redemption price applicable to the Special Common Stock under the Call Rights of $82 per share was 13.1%. Lehman Brothers noted that this rate of return was significantly lower than the historical implied rate of return of the Redeemable Common Stock as measured by the internal rate of return from initial trading price of the Redeemable Common Stock of $23.875 to the final redemption price applicable under the Redeemable Common Stock of

$60 per share at June 30, 1995, which was 21.1%. Lehman Brothers noted that the "downside protection" afforded by the Put Rights is a significant advantage to Genentech's public stockholders which mitigates any "upside limitations" that may result from the existence of the Call Rights.

Discussion


     Lehman Brothers analyzed the implied rates of return of the redemption prices applicable pursuant to the Call Rights for the period from July 1, 1995 to June 30, 1999 and compared those implied rates of return to the implied rates of return of the redemption option applicable to the Redeemable Common Stock. Lehman Brothers noted that the redemption prices applicable pursuant to the Call Rights imply a compound annual growth rate in such prices of 8.1%, from $60 per share at June 30, 1995 to $82 per share at June 30, 1999. Lehman Brothers compared this growth rate to a compound annual growth rate of 10.7%, derived from the increase from $38 per share at December 31, 1990 to $60 per share at June 30, 1995 for the redemption prices applicable to the Redeemable Common Stock.


     Lehman Brothers analyzed the implied returns to the holders of Genentech's publicly traded common stock in the event that Roche were to cause Genentech to exercise the Call Rights on June 30, 1996, 1997, 1998 and 1999 based on a current trading price as of April 25, 1995 of $50.125 per share. Based on the trading price of $50.125 per share as of April 25, 1995, the annualized internal rate of return, assuming that Roche caused Genentech to exercise the Call Rights on June 30, 1996, 1997, 1998 and 1999, would be 29.7%, 18.2%, 14.9% and 13.1%, respectively.


     Lehman Brothers also analyzed the implied returns to the holders of Genentech's publicly traded common stock in the event that Roche were to cause Genentech to exercise the Call Rights on June 30, 1996, 1997, 1998 and 1999 based on Standalone Values of $30 to $40 per share, as discussed above. See
"-- Special Common Stock Future Stock Price Analysis." Lehman Brothers noted that, at a Standalone Value of $40 per share, the implied returns would be 62.5%, 32.3%, 23.9% and 19.7%, if Roche were to cause Genentech to exercise the Call Rights on June 30, 1996, 1997, 1998 and 1999, respectively. The implied returns for a Standalone Value of $30 per share would be 116.7%, 52.8%, 36.3% and 28.6%, respectively, for the same periods.


COMPARABLE TRANSACTION ANALYSIS

Introduction

     As part of its presentation to the Genentech Board and the Special Committee, Lehman Brothers analyzed the implied control valuation for Genentech based on the final redemption price of $82 per share applicable pursuant to the Call Rights and compared this value to the implied control valuation for Genentech based on the final redemption price applicable to the Redeemable Common Stock of $60 per share and the control valuations for four selected acquisitions of pharmaceutical companies that Lehman Brothers considered appropriate (the "Comparable Transactions").


     In particular, Lehman Brothers calculated certain median Benchmark Multiples (as hereinafter defined) for the Comparable Transactions including total equity transaction value plus net debt as a multiple of latest twelve months ("LTM") revenues and LTM earnings before interest and taxes ("EBIT"), which were 2.49 times and 14.2 times, respectively (the "Benchmark Multiples"). In calculating the multiples for Genentech, Lehman Brothers based such multiples on reported revenues and EBIT (in each case, excluding interest income) of Genentech. For the period ended December 31, 1994 such LTM revenues were $753 million and such LTM EBIT was $85 million. Lehman Brothers compared the Benchmark Multiples to similar implied multiples derived for Genentech based on an acquisition value of $82 per share as of June 1999, (the final redemption price applicable pursuant to the Call Rights), and projected financial results prepared by management of Genentech for 1998, as well as an acquisition value of $60 per share as of June 1995, (the final redemption price applicable pursuant to the terms of the Redeemable Common Stock) and Genentech's actual 1994 financial results. See "Selected Historical Financial Data" and "Certain Projections of Future Operations and Other Information." At an $82 per share valuation as of June 1999, the analysis indicated implied multiples of LTM revenues and LTM EBIT of 7.00 times and 25.6 times, respectively. At a $60 per share valuation as of June 1995, the analysis indicated implied multiples of LTM revenues and LTM EBIT of 8.71 times and 77.1 times, respectively.


     Lehman Brothers noted that the implied valuation multiples for Genentech assuming acquisition prices of $82 per share as of June 1999 and $60 per share as of June 1995 compared favorably to the Benchmark Multiples. Lehman Brothers also noted that the implied valuation multiple for Genentech, based on the present value of the Put Rights as of June 1995 of approximately $46 per share compared favorably to the Benchmark Multiples. At a $46 per share valuation as of June 1995, the analysis indicated implied multiples of LTM revenues and LTM EBIT of 6.22 times and 55.1 times, respectively.


Discussion

     The Comparable Transactions analyzed by Lehman Brothers were: Hoechst AG's acquisition of Marion Merrell Dow Inc.; Glaxo plc's acquisition of Wellcome plc; American Home Products Corporation's acquisition of American Cyanamid Company; and Roche Holding's acquisition of Syntex Corporation. Lehman Brothers considered these transactions appropriate comparisons based on the respective acquired companies' strong financial results, research-driven business focus and limited product breadth. Using publicly available information, Lehman Brothers compared selected financial data, including total equity transaction value plus net debt as a multiple of LTM revenues and LTM EBIT for each of the Comparable Transactions. The average LTM revenue multiple was 2.49 times, and the average LTM EBIT multiple was 14.2 times.

     Lehman Brothers indicated that, based on an acquisition price for Genentech of $82 per share, the implied transaction value (the acquisition price times the number of fully diluted shares outstanding of approximately 133.7 million as of March 31, 1995) plus net debt (based on projected net debt adjusted for option proceeds) was $8,951.9 million for Genentech in 1999. Based on projected results prepared by management of Genentech for 1998, Lehman Brothers calculated implied LTM revenue and LTM EBIT multiples of 7.00 times and 25.6 times, respectively. See "Certain Projections of Future Operations and Other Information." Based on an acquisition price of $60 per share, the implied transaction value (the acquisition price times the number of fully diluted shares outstanding of approximately 133.7 million as of March 31, 1995) plus net debt (based on net debt as of December 31, 1994 adjusted for option proceeds) was $6,556.4 million for Genentech in 1995. Based on actual 1994 results, Lehman Brothers calculated implied LTM revenue and LTM EBIT multiples of 8.71 times and 77.1 times, respectively. See "Selected Historical Financial Data."

     Lehman Brothers noted, however, that circumstances surrounding each of the transactions analyzed were specific to each transaction and, because of the inherent differences between the business, operations and prospects of the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the characteristics of these transactions and the Proposed Transactions that would affect the acquisition value of Genentech and such acquired companies.

DISCOUNTED CASH FLOW ANALYSIS

Introduction

     As part of its analysis for the Genentech Board and the Special Committee, Lehman Brothers calculated the present value of the future streams of after-tax cash flows that Genentech could be expected to produce in the future (the "Discounted Cash Flow Analysis"). The Discounted Cash Flow Analysis was based on projections for Genentech prepared by management for the period from 1995 through 1999, which exclude the impact of the Licensing Agreement, and utilized a range of assumptions for the appropriate discount rate and terminal multiple to be applied to management's projections, as discussed below. See "Certain Projections of Future Operations and Other Information." Based on these assumptions, the analysis yielded a range of values as of June 1995 of $17.59 to $27.59 per share of Genentech stock.

     In connection with its presentation, Lehman Brothers also calculated the present value of the incremental future streams of after-tax cash flows expected to result from the Licensing Agreement. Lehman Brothers noted that the assumed impact of the Licensing Agreement was to increase after-tax earnings and cash flow from 1995 through 1999, the net positive effect resulting primarily from Roche's funding of certain research and development projects. Lehman Brothers also noted that the assumed effect of the Licensing Agreement was to decrease after-tax earnings and cash flow after 1999, reflecting the relatively greater impact on Genentech's results of Roche's ownership of product rights to develop and market Genentech's products outside the United States. Lehman Brothers' analysis indicated that, at a discount rate of approximately 30% and EBIT terminal multiples of 11.0 times to 12.0 times, the incremental contribution to Genentech's results of the Licensing Agreement was approximately neutral.


     Lehman Brothers noted that the Discounted Cash Flow Analysis performed by it yielded total values for Genentech that were significantly below the then trading price of the Redeemable Common Stock. Lehman Brothers also noted, however, the limitations of the Discounted Cash Flow Analysis, which typically measures the "intrinsic" value of a business and is not necessarily reflective of "achievable" values, which may be higher or lower depending on the specific circumstances.


Discussion

     For the purpose of the discounted cash flow analysis, Lehman Brothers used projections prepared by management of Genentech, which exclude the effect of the Licensing Agreement, before giving effect to the resulting capital structure of Genentech. After-tax cash flows were calculated as the after-tax earnings of Genentech, plus amortization and depreciation, less net changes in non-cash working capital and capital expenditures. Lehman Brothers calculated terminal values for Genentech by applying to projected 1999 EBIT of Genentech a range of multiples from 10.0 times to 14.0 times. See "Certain Projections of Future Operations and Other Information." These multiples were based on current trading multiples for comparable companies that Lehman Brothers deemed appropriate and on Lehman Brothers' experience in mergers and acquisitions. The cash-flow streams and terminal values were then discounted to present values using a range of discount rates, which were chosen based on several assumptions regarding factors such as the inflation rate, interest rates, the inherent business risk of Genentech and the cost of capital. The discount rates utilized ranged from 25% to 40%. The resulting aggregate net present values were adjusted for net debt and option proceeds and divided by the fully diluted shares outstanding as of December 31, 1994. The analysis indicated a range of values as of June 1995 of $17.59 to $27.59 per share of Genentech stock.

     In addition, Lehman Brothers analyzed the financial impact of the Licensing Agreement by calculating the net present value of the incremental cash flows projected by management to result from the Licensing Agreement. In calculating the net present value, Lehman Brothers used the same methodologies and assumptions described above. The analysis indicated a range of aggregate values of negative ($57.2 million) to $38.3 million as of June 1995. Lehman Brothers' noted that, at a discount rate of approximately 30% and EBIT terminal multiples of 11.0 times to 12.0 times, the incremental contribution to Genentech's results of the Licensing Agreement was approximately neutral.

BLACK-SCHOLES VALUATION OF THE CALL RIGHTS AND PUT RIGHTS

Introduction

     As part of its analysis for the Genentech Board and the Special Committee, Lehman Brothers calculated a range of reference values for the Call Rights and Put Rights based on the Black-Scholes option pricing model. The Black-Scholes model is an analytical tool commonly used in the financial industry to value options based on a number of factors including the volatility of a security's return, the level of interest rates, the relationship of the underlying stock price to the "strike price" of the option and the time remaining until the option expires.

     Lehman Brothers applied a range of assumptions to the Black-Scholes model, as discussed below, to determine a range of reference values for the Call Rights and the Put Rights. The analysis yielded a range of reference values for the Call Rights of $2.56 to $17.99 per share. The analysis also yielded a range of reference values for the Put Right of $7.14 to $12.48 per share.

     Lehman Brothers noted that the Black-Scholes option pricing model is one of several valuation methodologies currently used in option valuation. Although the Black-Scholes model is among the most widely accepted methods of valuing options, it is subject to certain limitations, particularly with regard to the valuation of options with an exercise period of greater than one year, and is highly sensitive to the assumptions used, which are subject to varying interpretations. Lehman Brothers therefore ascribed limited relevance to this aspect of its overall analysis.

Discussion

     Based on the final redemption price applicable pursuant to the Call Rights of $82 per share, a four-year maturity, a risk-free rate of 7%, and using a range of volatilities from 25% to 40% and a range of possible spot prices for the Special Common Stock of $60, $48 and $40, Lehman Brothers estimated a range of reference values for the Call Rights using the Black-Scholes option valuation model. The analysis yielded a range of reference values for the Call Rights of $2.56 to $17.99 per share. Lehman Brothers also calculated the total value of the Call Rights by multiplying per share option values by 57.225 million, which represents the number of shares of Redeemable Common Stock owned as of April 25, 1995 by stockholders other than Roche. This analysis yielded a range of aggregate values for the Call Rights of $146.8 million to $1,029 million.

     In addition, Lehman Brothers estimated a range of reference values attributable to the Put Rights using the Black-Scholes option valuation model. Assuming the strike price of $60, a risk-free rate of 7%, a four-year maturity, a spot price of $50.38 and a range of volatilities from 15% to 40%, the analysis yielded a range of reference values for the Put Rights of $7.14 to $12.48 per share. Applying the calculated per share values of the Put Rights to the 57.225 million shares of Redeemable Common Stock owned as of April 25, 1995 by stockholders other than Roche yielded a range of aggregate values for the Put Rights of $408.5 million to $714.4 million.

ENGAGEMENT OF LEHMAN BROTHERS

     Lehman Brothers is an investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate, estate and other purposes. The Special Committee selected Lehman Brothers to act as its financial advisor because of its expertise, reputation and familiarity with the health care industry in general and because its investment banking professionals have substantial experience in matters described above.

     Genentech has agreed to pay Lehman Brothers a fee of $500,000, which became due upon delivery of the opinion rendered at the April 30, 1995 meeting of the Genentech Board and the Special Committee. Lehman Brothers will also receive a fee of $2.5 million upon consummation of the Merger.


     Pursuant to an engagement letter entered into in connection with the 1990 Merger (which letter remains in effect), Lehman Brothers will be entitled to an additional fee of $3 million if, following Roche's exercise of its rights, Genentech effects the redemption of the Special Common Stock pursuant to the Call Rights.



     In connection with the Proposed Transactions, Genentech has also agreed to reimburse Lehman Brothers for reasonable expenses and to indemnify Lehman Brothers for certain liabilities. Lehman Brothers has provided investment banking services to Genentech in the past, including, among other things, acting as an advisor to Genentech in connection with the 1990 Merger. In the ordinary course of its business, Lehman Brothers actively trades in the Common Stock and the debt and equity securities of Roche for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.



MORGAN STANLEY



     The Independent Committee engaged Morgan Stanley to render financial advisory services and an opinion as to the fairness from a financial point of view to the holders of the Common Stock (other than

Roche and its affiliates) of the consideration to be received by Genentech and by such holders in connection with the Proposed Transactions.



     In connection with the Special Committee's and the Independent Committee's consideration of the Proposed Transactions, Morgan Stanley made a presentation to the Independent Committee on July 6, 1995 and to the joint meeting of the Genentech Board, the Special Committee and the Independent Committee on July 7, 1995 and rendered an oral opinion to the Special Committee and the Independent Committee, subsequently confirmed in a written opinion dated July 7, 1995, to the effect that, as of the date of such opinion, the consideration to be received by the holders of shares of Common Stock (other than Roche and its affiliates) and Genentech in connection with the Proposed Transactions was fair from a financial point of view to such holders.



     THE FULL TEXT OF MORGAN STANLEY'S OPINION, DATED JULY 7, 1995, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. GENENTECH'S STOCKHOLDERS ARE URGED TO READ THE MORGAN STANLEY OPINION IN ITS ENTIRETY. MORGAN STANLEY'S OPINION ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSED TRANSACTIONS. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.



     In arriving at its opinion, Morgan Stanley: (i) analyzed certain publicly available financial statements and other information of Genentech; (ii) analyzed certain internal financial statements and other financial and operating data concerning Genentech prepared by the management of Genentech; (iii) analyzed certain financial projections prepared by the management of Genentech; (iv) discussed the past and current operations and financial condition and the prospects of Genentech with senior executives of Genentech, and analyzed the pro forma impact of the commercial arrangements contemplated by the Licensing Agreement on Genentech's earnings per share; (v) reviewed the reported prices and trading activity for the Redeemable Common Stock and the Common Stock; (vi) compared the financial performance of Genentech and the prices and trading activity of the Redeemable Common Stock and the Common Stock with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions and other commercial arrangements which Morgan Stanley deemed relevant; (viii) reviewed the Merger Agreement (together with all of the exhibits thereto), the 1990 Merger Agreement and the existing corporate governance arrangements between Genentech and Roche; and (ix) performed such other analyses and reviewed such other information as Morgan Stanley deemed appropriate.



     In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of information reviewed by it for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Genentech. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Genentech, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. In addition, Morgan Stanley did not express any opinion as to the actual price at which the Special Common Stock will trade following the consummation of the Proposed Transactions.



     In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Genentech or any of its assets, nor did Morgan Stanley negotiate with any of the parties, other than in one meeting with Roche.



     The following is a summary of certain analyses performed by Morgan Stanley and reviewed by Morgan Stanley with the Independent Committee on July 6, 1995 and the Genentech Board, the Special Committee and the Independent Committee on July 7, 1995.

UNAFFECTED SHARE PRICE



     As part of its analysis Morgan Stanley analyzed the price at which shares of the Common Stock may trade in the absence of the Proposed Transactions (the "Unaffected Share Price").



     In performing this analysis, Morgan Stanley calculated certain financial ratios for Genentech, certain companies in the biotechnology industry (such companies being Amgen Inc., Biogen, Inc., Centocor, Inc., Chiron Corporation, Genzyme Corporation and Immunex Corporation, collectively, the "Biotech Companies"), and certain companies in the pharmaceutical industry (such companies being Abbott Laboratories, American Home Products Corporation, Amgen Inc., Bristol-Myers Squibb Company, Eli Lilly and Company, Johnson & Johnson, Merck & Co., Inc., Pfizer Inc., Rhone-Poulenc Rorer, Schering-Plough Corporation, The Upjohn Company and Warner-Lambert Company, collectively, the "Pharma Companies"). These ratios included the ratio of the closing price of shares of such companies on June 30, 1995 to the estimated EPS of such companies for the calendar year ended December 31, 1996 (the "P/E Ratio"), and the relationship between the P/E Ratio and five-year estimated compound annual growth rate of EPS of such companies. The estimates of EPS and five-year estimated compounded annual growth rate were from IBES as of June 24, 1995.



     Morgan Stanley determined that the current Unaffected Share Price was likely to be in a range from $35 to $45, implying a range of P/E Ratios from 23x to 30x based on projections of earnings prepared by Genentech's management.



PRESENT VALUE OF FUTURE UNAFFECTED SHARE PRICES



     Morgan Stanley also estimated the level at which the Common Stock might trade in the future in the absence of the Proposed Transactions based on Genentech's management projections and current market conditions (the "Future Unaffected Share Prices") which were then discounted to the present. Estimated Future Unaffected Share Prices were calculated, as of June 30, 1996, 1997, 1998 and 1999, based on P/E Ratios ranging from 14x to 30x and, assuming a mid-point within the range considered by Morgan Stanley, implied Future Unaffected Shares Prices of $41.00, $46.00, $52.50 and $67.50, as of June 30, 1996, 1997, 1998 and
1999, respectively. These Future Unaffected Share Prices were discounted back to the present based on discount rates ranging from 17% to 25%. Based on, among other things, these calculations and certain assumptions regarding P/E Ratios and discount rates, Morgan Stanley determined that the present value of Future Unaffected Share Prices ranged from $32 to $38 per share.



PREMIUM TO UNAFFECTED SHARE PRICE



     Morgan Stanley analyzed the premia over the unaffected market prices paid in selected precedent transactions in the biotechnology and pharmaceutical industries and observed that such premia ranged from 14% to 101%. Morgan Stanley also noted that the premia paid in transactions by acquirors who were also controlling shareholders were expected to be generally lower than the premia paid in transactions with non-controlling shareholders. For illustrative purposes, Morgan Stanley indicated that a premium of 30% to 60% over $40 per share, the midpoint of the range of Unaffected Share Prices, implied values of $52 to $64 per share of Common Stock.



DISCOUNTED CASH FLOW ANALYSIS



     Morgan Stanley calculated the present value of the future streams of after-tax cash flows implied by projections prepared by Genentech's management for the period from 1995 through 1999, excluding the impact of the Licensing Agreement. After-tax cash flows were calculated as the after-tax earnings of Genentech, plus amortization and depreciation, less net changes in non-cash working capital and capital expenditures. Morgan Stanley calculated terminal values for Genentech by applying a range of multiples from 18.0x to 30.0x to projected earnings in 2000 of Genentech. The cash-flow streams and terminal values were then discounted to present values using a range of discount rates from 15% to 23%. Morgan Stanley noted that the per share discounted cash flow for the Common Stock implied by discount rates ranging from 15% to 19% and terminal multiples of 20.0x to 25.0x ranged from $41 to $56 per share.

THEORETICAL VALUATION OF OPTIONS PACKAGE



     Morgan Stanley analyzed the option components of the Special Common Stock to determine the theoretical value of the options package received by Genentech stockholders (other than Roche) pursuant to the Merger. In performing this analysis, Morgan Stanley calculated the present value of the Put Rights on July 1, 1995, assuming the exercise of the Put Rights at a price of $60 per share on July 1, 1999, to be $46.97 based on a discount rate of 6.31%, the rate applicable to 4-year AA rated bonds as of June 30, 1995 (the "Assumed Discount Rate"). Morgan Stanley then calculated the value of the Call Rights by calculating the value of a call for a share of Common Stock struck at the Put Price and subtracting from such value the value of a call for a share of Common Stock struck at $82 per share (the "Final Call Price"). The calculation was based on the Black-Scholes model and assumed a price per share of $35 to $45 and volatility of 30% to 50%. Morgan Stanley noted that the value of the options package ranged from $47.00 to $51.50 per share.



ANALYSIS OF SPECIAL COMMON STOCK FUTURE STOCK PRICE



     As part of its analysis for the Special Committee and the Independent Committee, Morgan Stanley estimated the level at which the Special Common Stock might trade in the future taking into consideration the potential effects of the Call Rights and the Put Rights on the value of such stock ("Future Share Prices").



Historical Stock Price Analysis



     Morgan Stanley compared the performance of the Redeemable Common Stock to the S&P 400 Index (the "S&P 400 Index"), an index consisting of the Pharma Companies (the "Pharma Index") and an index consisting of the Biotech Companies (the "Biotech Index"), from January 1, 1990 to June 30, 1995. Morgan Stanley noted that over this period Genentech outperformed the S&P 400 Index and the Pharma Index and underperformed the Biotech Index. Morgan Stanley also noted that over this period the Genentech stock price was less volatile and traded in a narrower range than the Biotech Index.



Analysis of Historical Discount to Near-Term Call Price



     As part of its analysis of the Future Share Price, Morgan Stanley calculated the percentage discount of the actual price per share of the Redeemable Common Stock to the near-term redemption prices applicable from time to time to the Redeemable Common Stock from January 1, 1991 to June 30, 1995. The discounts were 31.3%, 29.4%, 12.0%, 10.5% and 18.5% at June 30, 1991, 1992,
1993, 1994 and 1995, respectively. Morgan Stanley applied these discounts to the redemption prices applicable to the Special Common Stock under the Call Rights for the quarters ended from June 30, 1995 to June 30, 1999 to arrive at implied Future Share Prices of $42.11, $45.86, $61.60, $68.05 and $66.80 at July 1, 1995
and June 30, 1996, 1997, 1998 and 1999, respectively. Morgan Stanley also calculated the present value of the Put Rights by discounting the Put Price to the relevant period at the Assumed Discount Rate. Morgan Stanley determined that the present value of the Put Rights as of June 30, 1995 was $46.97.



Analysis of Historical Internal Rate of Return to Call Price



     As part of its analysis of the Future Share Price, Morgan Stanley calculated the IRR implied by the historical relationship of the trading prices of the Redeemable Common Stock to the end-term redemption price of $60 per share on June 30, 1995. The resulting IRRs were 21.5%, 23.6%, 16.8% and 21.8% at June 30, 1991, 1992, 1993 and 1994, respectively. The average IRR over such period was 21.6%. Morgan Stanley applied these IRRs to the redemption prices applicable to the Special Common Stock under the Call Rights for the quarters ended from June 30, 1995 to June 30, 1999 to arrive at implied Future Share Prices of $37.58, $43.49, $60.13 and $67.31 at July 1, 1995 and June 30, 1996, 1997 and
1998, respectively. Morgan Stanley also applied the average IRR to the redemption prices applicable to the Special Common Stock under the Call Rights for the quarters ended from June 30, 1995 to June 30, 1999 to arrive at implied Future Share Prices of $37.45, $45.56, $55.42 and $67.41 at July 1, 1995 and
June 30, 1996, 1997 and 1998, respectively.

Comparison of Historical Share Prices to Implied P/E Ratios



     As part of its analysis of the Future Share Price, Morgan Stanley calculated implied Future Share Prices for the Common Stock, in the absence of the Proposed Transactions, at June 30, 1995, 1996, 1997, 1998 and 1999 based on P/E Ratios ranging from between 26x and 28x in 1995 to between 18x and 20x in 1999, and based on Genentech's management projections of EPS as of June 30 for such years, excluding the impact of the Licensing Agreement, to arrive at midpoint implied Future Share Prices at such periods of $40.50, $41.00, $46.00, $52.08 and $67.45, respectively.



     Morgan Stanley repeated its analysis assuming the Licensing Agreement were in effect to arrive at midpoint implied Future Share Prices of $56.70, $54.75, $53.59, $53.97 and $64.22 at July 1, 1995 and June 30, 1997, 1998 and 1999,
respectively.



     Morgan Stanley observed that, based on this analysis, the Common Stock would generally be expected to trade in a range bounded by the present value of the Put Rights and the redemption prices applicable from time to time to the Common Stock. Morgan Stanley also noted that the present value of the Put Rights exceeded the implied Future Share Prices from June 30, 1995 through the first quarter of 1997 and that, based on the historical volatility of biotechnology stocks as well as the general risks associated with the business of biotechnology companies and general market risks, the Put Rights represented significant "downside protection" to investors.



ANALYSIS OF INTERNAL RATE OF RETURN OF THE PUT RIGHTS AND THE CALL RIGHTS



     As part of its analysis for the Special Committee and the Independent Committee, Morgan Stanley calculated the IRRs implied by the Redeemable Common Stock closing price of $48.625 on June 30, 1995, assuming the exercise of the Put Rights at the Put Price on July 1, 1999 and the exercise of the Call Rights at the Final Call Price on June 30, 1999. Morgan Stanley noted that the redemption prices applicable pursuant to the Call Rights imply a compound annual growth rate in such prices of 7.6%, and observed, therefore, that the IRR is higher if the Call Rights are exercised sooner. Based on these assumptions, Morgan Stanley noted that the Final Call Price implied an IRR of 14.0% and the Put Price implied an IRR of 5.4%.



SENSITIVITY ANALYSIS OF PREMIUMS AND MULTIPLES IMPLIED BY PROPOSED TRANSACTION



     As part of its analysis for the Special Committee and the Independent Committee, Morgan Stanley also calculated certain premia and multiples implied by the Put Rights and the Call Rights as discussed below.



Analysis of Premium of Present Value of Put Rights and Call Rights to June 30, 1995 Share Price



     In performing this analysis, Morgan Stanley calculated the present value as of June 30, 1995 of the Put Price and the Final Call Price, assuming exercise of the Put Rights on July 1, 1999 and exercise of the Call Rights on June 30, 1999, and calculated the premium represented by such values over the Unaffected Share Price. Morgan Stanley noted that the present value of the Put Price on June 30, 1995 was $46.97 at the Assumed Discount Rate which represented a premium of 4% to 34% over the Unaffected Share Price range of $35 to $45. Morgan Stanley noted that the present value of the Final Call Price on July 1, 1995 was $45.76 to $50.29 at discount rates of 17% and 13%, respectively, which represented a discount of 3% to a premium of 44% over the Unaffected Share Price range of $35 to $45 per share.



Analysis of Call Price Premium to Unaffected Share Price



     Morgan Stanley calculated the premium to the estimated implied Future Share Prices implied by the near-term call price under the Call Rights as in effect from time to time and ranges of estimated implied Future Share Prices of between $39 and $42 for 1995, between $39.36 and $42.64 for 1996, between $44 and $48 for 1997, between $49.60 and $54.56 for 1998 and between $63.90 and $71.00 for
1999. Morgan Stanley noted that the median of the premium to implied Future Share Price of the near-term call price was 59.1% for the lower set of implied Future Share Prices and 45.8% for the higher set of implied Future Share Prices.



Call Price Implied Multiple Analysis



     Morgan Stanley analyzed the P/E Ratios implied by the call prices in effect as of July 1, 1995 and June 30, 1996, 1997, 1998 and 1999. Based on projections of EPS prepared by Genentech's management for 1996,

1997, 1998, 1999 and 2000, Morgan Stanley calculated implied P/E Ratios of 40.8x, 39.6x, 35.0x, 30.6x and 23.1x as of July 1, 1995 and June 30, 1996, 1997,
1998 and 1999, respectively.



LICENSING AGREEMENT



     In connection with its presentation, Morgan Stanley also calculated the present value of the incremental future streams of after-tax cash flows expected to result from the Licensing Agreement. Morgan Stanley noted that at discount rates ranging from 15% to 19% and terminal multiples ranging from 20.0x to 25.0x, the implied incremental discounted cash flow value per share of Common Stock ranged from negative $(0.81) to negative $(1.50). Morgan Stanley noted that at discount rates ranging from 15% to 19% and terminal multiples ranging from 20.0x to 25.0x, assuming an annual improvement in international revenues of between 10% to 20%, the incremental contribution of the Licensing Agreement to Genentech's results ranged from negative $(0.27) to negative $(1.20).



GENERAL



     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Genentech.



     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Genentech. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the consideration to be received by the holders of shares of Common Stock (other than Roche and its affiliates) and Genentech and were provided to the Special Committee and the Independent Committee in connection with the delivery of Morgan Stanley's July 7, 1995 opinion. The analyses do not purport to be appraisals or to reflect the prices at which Genentech might actually be sold. Because such estimates are inherently subject to uncertainty, none of Genentech, Morgan Stanley or any other person assumes responsibility for their accuracy. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the Special Committee's, the Independent Committee's or Genentech management's opinion with respect to the value of Genentech or of whether the Special Committee, the Independent Committee or Genentech management would have been willing to agree to different consideration.



ENGAGEMENT OF MORGAN STANLEY



     The Independent Committee retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its trading activities, Morgan Stanley may, from time to time, have a long or short position in, and buy and sell securities of, Roche and Genentech.



     The consideration to be received by the stockholders of Genentech and Genentech pursuant to the Proposed Transactions was determined through negotiations between Genentech and Roche. Morgan Stanley participated in only one negotiating meeting with Roche.



     Genentech has agreed to pay Morgan Stanley a fee of $1.4 million which became due upon delivery of its opinion rendered on July 7, 1995. Morgan Stanley will also receive fees of (i) $1.4 million upon consummation of the Merger and
(ii) $2.0 million upon the acquisition by Genentech, at Roche's direction, of the Special Common Stock pursuant to Roche's exercise of the Call Rights. Genentech has also agreed to reimburse Morgan Stanley for expenses as incurred and to indemnify and hold harmless Morgan Stanley and certain related parties to the full extent lawful from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, in connection with its engagement.


INTERESTS OF CERTAIN PERSONS IN THE PROPOSED TRANSACTIONS


     DIRECTORS AND OFFICERS. There will be no change in Genentech's directors or officers as a result of the Proposed Transactions.



     The Amended Governance Agreement will provide (as the Existing Governance Agreement currently provides) that in any election of directors, Roche will continue to vote its shares of Common Stock and shares of Special Common Stock for all nominees in proportion to the votes cast by the other holders of Special Common Stock (excluding, at Roche's option, any votes cast by any person or group that beneficially owns at least 12% of the Equity Securities (as hereinafter defined) not beneficially owned by Roche Holding); provided that Roche may cast all of its votes in favor of any nominee designated by it pursuant to the Amended Governance Agreement. See "The Amended Governance Agreement -- Certain Agreements of Roche as to Voting."



     The Existing Governance Agreement, as modified by the Merger Agreement, provides that, on and after the Termination Date, the Genentech Board will include two nominees designated by Roche and two officers of Genentech nominated by the nominating or proxy committee of the Genentech Board. The remainder of the Genentech Board at such time is to be comprised of Independent Directors. The Existing Governance Agreement, as modified by the Merger Agreement, provides, in general, that after the Termination Date, Roche will be entitled to designate, in addition to its two nominees described above, a portion of the total number of Independent Directors equal to Roche's proportional voting interest in Genentech's Equity Securities and that the Company will, to the extent necessary, increase the size of the Genentech Board and cause the Board to fill vacancies created by any such increase to achieve the called-for result. See "The Amended Governance Agreement -- Board of Directors" and "The Merger Agreement -- Additional Covenants and Agreements -- Continued Applicability of the Existing Governance Agreement."



     If the Proposal is approved and the Merger is consummated, the parties will enter into the Amended Governance Agreement, under which Roche would continue to have the right to designate two directors of Genentech, and its right to nominate Independent Directors, on the same terms as are currently applicable under the Existing Governance Agreement, as modified by the Merger Agreement, on and after the Termination Date, would be postponed until the expiration of the Put Period and payment of the Put Price to the Depositary. Thus, following the end of the period during which the Put Rights may be exercised, or if the Proposal is not approved by stockholders (or for any other reason the Merger is not consummated), Roche, based on its current holdings of Genentech stock, will have the right to designate more than a majority of the members of the Genentech Board, with all but two of such Roche designees being Independent Directors. See "The Amended Governance Agreement -- Board of Directors."



     OWNERSHIP OF COMMON STOCK BY OFFICERS AND DIRECTORS. For information as to Common Stock and securities exercisable for or convertible into Common Stock owned by officers and directors of Genentech, see "Security Ownership of Management."



     TREATMENT OF EMPLOYEE STOCK OPTIONS. The Merger Agreement provides that the Company will take all action necessary to ensure that, at the Effective Time, each outstanding Option issued pursuant to the Option Plans (whether or not vested or exercisable) will, without any action by the holder thereof, constitute an option to acquire, on the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, that number of shares of Special Common Stock equal to the number of shares of Common Stock subject to such Option immediately prior to the Effective Time, at the price or prices per share in effect pursuant to the terms of such Option immediately prior to the Effective Time. Holders of Options include officers and directors of the Company who were involved in the negotiation of the Proposed Transactions. To the extent that the Proposed Transactions would have a positive effect upon the trading price of the shares underlying such Options or would, as a result of the Put Rights, place a "floor" on the value of such underlying shares, such Options, as is the case with the underlying shares held by stockholders of the Company, would receive those same benefits.

SOURCE OF FUNDS; EXPENSES


     Until such time, if any, as either the Call Rights or the Put Rights are exercised, Genentech will not be obligated to pay any funds in connection with the exercise of such Rights. Based on the 61,868,803 shares of Common Stock outstanding and issuable pursuant to securities outstanding on the Record Date and held by persons other than Roche and its affiliates, exercise of the Call Rights during the quarter ending June 30, 1999 would require the payment of approximately $5.1 billion, and, if the Call Rights were not exercised, complete exercise by Genentech's stockholders of the Put Rights would require the payment of approximately $3.7 billion.



     Under the Amended Governance Agreement, Roche will, if the Call Rights are exercised, pay to a depositary sufficient funds to satisfy the Company's obligations in respect of the Call Rights. See "The Amended Governance Agreement -- Redemption of Special Common Stock."



     The Company's obligation to pay the Put Price to stockholders who properly exercise their Put Rights will be conditioned upon Genentech's having received from Roche, or an affiliate of Roche, the funds required to be contributed to the Company by Roche under the Amended Governance Agreement. See "The Charter Amendment; Description of the Special Common Stock -- Put Rights;" "-- Condition to the Company's Obligations;" "The Amended Governance Agreement -- Put Rights with Respect to the Special Common Stock;" "-- Capital Contribution and Assumption of Put Obligations by Roche" and "Certain Information Concerning Roche and Roche Holding." Under the Amended Governance Agreement, Roche has agreed to either (i) contribute to Genentech the funds required to satisfy the Put Rights and certain other liabilities of the Company or (ii) elect to purchase directly from Genentech's stockholders the shares of Special Common Stock which such stockholders elect to have purchased pursuant to their exercise of the Put Rights. If Roche makes the contribution referred to in clause (i) of the preceding sentence, Genentech will issue to Roche (or an affiliate of Roche) a number of shares of Common Stock equal to the number of shares of Special Common Stock redeemed by Genentech pursuant to exercises of the Put Rights. See "The Amended Governance Agreement -- Capital Contribution and Assumption of Put Obligations by Roche" and "Certain Information Concerning Roche and Roche Holding." The obligations of Roche referred to in the second preceding sentence are guaranteed by Roche Holding. See "Guaranty of Roche Holding." Amended Article Third provides that Genentech will take (and will have no authority not to take) all necessary action to enforce, and to cause the performance of, Roche's and Roche Holding's obligations with respect to payment of the Put Price under the Amended Governance Agreement and the Guaranty and to ensure that Roche and Roche Holding otherwise comply with their respective obligations described under "The Amended Governance Agreement -- Capital Contribution and Assumption of Put Obligations by Roche" and under the Guaranty. See "Guaranty of Roche Holding." Genentech has appointed the Agent to enforce the respective obligations of Roche and Roche Holding described under "The Amended Governance Agreement -- Capital Contribution and Assumption of Put Obligations by Roche" and under the Guaranty in the event of the occurrence of an Insolvency Event. See "The Amended Governance Agreement -- The Agency Agreement."



     Genentech expects to incur certain near-term expenses in connection with the negotiation of the Proposed Transactions, the preparation of this Proxy Statement/Prospectus and the payment of applicable filing fees. Such expenses are estimated to be $5,000,000 (legal), $5,800,000 (financial advisors), $500,000 (accounting), $500,000 (printing), $15,000 (solicitation), $1,000,000
(filing) and up to $3,500,000 (settlement of Stockholder Litigation). At such time, if any, as the Call Rights and Put Rights are exercised, the Company is likely to incur additional expenses related to printing costs and filing fees, and possibly, legal and accounting expenses. In addition to the fees of the Independent Committee's and the Special Committee's financial advisors set forth above, if Genentech effects the redemption of the Special Common Stock pursuant to Roche's exercise of the Call Rights, Lehman Brothers will be entitled to an additional fee of $3,000,000 and Morgan Stanley will be entitled to an additional fee of $2,000,000. See "The Proposed Transactions -- Opinions of Financial Advisors -- Lehman Brothers -- Engagement of Lehman Brothers" and -- "Morgan Stanley -- Engagement of Morgan Stanley."


STOCKHOLDER LITIGATION


     The Company, its directors (other than Dr. Levinson), Roche, and former director Dr. Armin Kessler and former director and Chief Executive Officer, G. Kirk Raab are named as defendants in several shareholder class action and derivative complaints, pending in the Court of Chancery of the State of Delaware in and for New Castle County consolidated under the caption In re Genentech, Inc. Shareholders Litigation, Cons. C.A. No. 14265 (the "Action"). Plaintiffs in the Action, who purport to represent the public shareholders of Genentech and, in the derivative actions, the Company, as a nominal plaintiff, allege, among other things, that: the terms of the Proposed Transactions are unfair, and were imposed by Roche for Roche's own benefit; the prices at which Roche would be able to cause redemption of the Special Common Stock are unfairly low, and that the trading price of such shares would be higher if the trading prices were not "capped" by the existence of the Call Rights option; that the directors of Genentech breached their fiduciary duties by negotiating and agreeing to the Proposed Transactions; and that the election of directors at Genentech's regular Annual Meeting on April 13, 1995 was void because the disclosures in connection with such meeting did not disclose that the Genentech Board was negotiating the terms of the Proposed Transactions with Roche. As relief, the complaints in the Action seek, among other things, a preliminary and permanent injunction against consummation of the Proposed Transactions, including against any exercise by Roche of its right to cause redemption and against any exercise by the holders of Special Common Stock of the Put Rights; an order voiding the Proposed Transactions in the event it is approved by the vote of the stockholders; and damage in an unspecified amount.



     On July 7, 1995, counsel for defendants and counsel for plaintiffs in the Action entered into an agreement in principle contemplating the settlement of the Action. Subject to final court approval, the settlement provides that the prices to be paid by Roche if the Call Rights are exercised will be $0.50 per share higher in each period than would otherwise be applicable pursuant to the terms of the Proposed Transactions, resulting in a final price of $82.50. See "The Charter Amendment; Description of the Special Common Stock -- Call Rights" for a description of the circumstances under which court approval, if any, would become final. In addition, the proposed settlement provides that the terms of the Licensing Agreement shall be amended to provide that the Company (rather than Roche) shall be responsible for the cost, if incurred, of termination of up to six Genentech Europe Limited employees. The agreement in principle further provides for the review by plaintiffs' counsel of draft proxy materials and for the amendments to the Certificate of Incorporation of the Company to be adopted pursuant to the Proposed Transactions to include a provision reflecting the terms of the Governance Agreement relating to the exercise of the Call Rights. The agreement in principle further recognizes that the Independent Committee was created and that the Independent Committee engaged in the review and consideration described under " -- Background of the Proposed Transactions." The agreement in principle, the terms of which are reflected in a memorandum of understanding, is further subject to the completion of discovery procedures by plaintiffs' counsel, and certain other conditions. In the event that a definitive stipulation of settlement is entered into in connection with the proposed settlement and such settlement is approved by the court, the terms of such settlement are contemplated to include the settlement, release and bar of all claims against the defendants and certain other claims which have been or could have been asserted relating to the Proposed Transactions, the actions of Roche and the other defendants relating to the Proposed Transactions, including without limitation any claims with respect to Mr. Raab's request for personal financial assistance from Roche Holding and any related discussions, communication and action, this Proxy Statement/Prospectus or any of the transactions, disclosures, facts and allegations that are or could be (insofar as such transactions, disclosures, facts and allegations relate to the Proposed Transactions) the subject of the Action. In addition, the agreement in principle provides that the defendants will not oppose any application that plaintiffs' counsel may make in connection with the proposed settlement for an award from the court of counsel fees and expenses in an amount not to exceed $3.5 million. Any such court-awarded counsel fees and expenses will be paid by the Company. If the settlement is presented to the court for approval, shareholders of the Company will receive a detailed written notice describing the background of the settlement, the terms of the settlement and the effect of judicial approval of the settlement upon the future assertion of claims against the defendants.



     There can be no assurance that the settlement submitted for court approval will be approved by the court. In the event that the settlement is not approved, the parties would be placed in the same positions they would have held had the parties not agreed in principle to the proposed settlement of the Action.

     Although plaintiffs' counsel have been given an opportunity to review and comment upon draft proxy materials pursuant to the agreement in principle, plaintiffs' counsel does not assume responsibility for the accuracy of this Proxy Statement/Prospectus.



       CERTAIN FEDERAL INCOME TAX CONSIDERATIONS AND ACCOUNTING TREATMENT


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Wachtell, Lipton, Rosen & Katz, special counsel to the Company, are of the opinion that the following are the material United States federal income tax consequences, under currently applicable law, of the Merger as well as of the ownership of the Special Common Stock, to the holders of shares of Common Stock who are United States citizens or resident individuals and who hold such shares as capital assets and will hold Special Common Stock as a capital asset. It should be noted that an opinion of counsel is not binding on the Internal Revenue Service and that no ruling will be requested from the Internal Revenue Service on these or any other issues. The following discussion may not be applicable with respect to other categories of stockholders, including corporate and foreign stockholders and stockholders who acquired their shares of Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. Such discussion does not address the tax consequences of the Merger to holders of Options.


     The Merger. Each share of Common Stock held by a stockholder prior to the Effective Time will be considered to have been exchanged with the Company for the Special Common Stock (the "Exchange"). Although the issue is not free from doubt, except as described below, a stockholder whose shares of Common Stock are exchanged for Special Common Stock by virtue of the Merger (a "Receiving Stockholder") should not recognize gain or loss with respect to each share so exchanged, and the Receiving Stockholder's basis for the Special Common Stock should be equal to such stockholder's basis in the shares of Common Stock exchanged by virtue of the Merger for Special Common Stock. The holding period of the Special Common Stock received in the Exchange will include the period during which the stock surrendered in the Exchange was held by the Receiving Stockholder.


     In connection with the Proposed Transactions, Roche and Roche Holding have undertaken certain obligations to the Company with respect to the stockholders' rights to put the Special Common Stock to the Company (the "Put Obligation"). See "The Charter Amendment; Description of the Special Common Stock -- Put Rights." Counsel believes that the Put Obligation should be treated as an integral and incidental part of the Special Common Stock and should not cause the Special Common Stock to be characterized as anything other than stock of the Company for federal income tax purposes. These issues are not free from doubt, however. If the Put Obligation were to be considered a property right separate from the Special Common Stock, it could be treated as additional taxable consideration received by the Receiving Stockholders in the Exchange.


     The Special Common Stock. Distributions, if any, paid with respect to the Special Common Stock will be taxable dividends to the extent of the Company's applicable earnings and profits. To the extent that distributions on the Special Common Stock exceed the Company's applicable earnings and profits, the amount distributed will be applied to reduce the tax basis in such Special Common Stock and, to the extent that any such amount distributed exceeds such tax basis, will constitute long-term or short-term capital gain depending on the holding period for such Special Common Stock.



     Because of the Call Rights and Put Rights to which the Special Common Stock is subject, the Special Common Stock could be viewed, for federal income tax purposes, as not "participating in corporate growth to any significant extent," in which case it would be treated as preferred stock for purposes of Section 305 of the Code. In that event, a holder of Special Common Stock would be required, during the period starting at the Effective Time and ending during the Put Period, to include currently in gross income, to the extent of the Company's applicable earnings and profits, for each share of Special Common Stock a portion (determined by analogy to the original issue discount rules for debt instruments) of the excess of (x) the per share price paid to holders upon exercise of the Put Rights over (y) the fair market value of such share at issuance. While there is no authority directly on point and the issue is not free from doubt, counsel believes that the Special

Common Stock should not be recharacterized as preferred stock for this purpose and the Company intends to treat it accordingly.


     Gain or loss on the sale of Special Common Stock (including a redemption pursuant to the Call Rights, or the exercise of Put Rights by the stockholder with respect to all the Special Common Stock a person holds or is considered to hold through the application of certain ownership attribution rules) should be long- or short-term capital gain or loss depending on such stockholder's holding period. The redemption of the Special Common Stock pursuant to the exercise of Put Rights by a stockholder of less than all the Special Common Stock such stockholder holds or is considered to hold through the application of certain ownership attribution rules will be subject to the stock redemption rules of
Section 302 of the Code. Under those rules, the entire cash proceeds received will be treated as a distribution taxable as a dividend (to the extent of the Company's available earnings and profits), unless the redemption is "substantially disproportionate" with respect to the stockholder or is "not essentially equivalent to a dividend" with respect to the stockholder.


     The Special Common Stock should not be "Section 306 stock" within the meaning of Section 306(c) of the Code nor should it constitute a "conversion transaction" within the meaning of Section 1258(c) of the Code. Consequently, the provisions of Sections 306 and 1258 of the Code, which, generally, would increase the amount of ordinary income and decrease the amount of capital gain recognized by a stockholder as a result of holding or disposing of the Special Common Stock, should not be applicable to the Special Common Stock.


     Backup Withholding. Under certain circumstances, a holder of Common Stock or Special Common Stock may be subject to "backup withholding." This withholding applies only if the holder, among other things, (i) has failed to furnish the Company with his or her taxpayer identification number, (ii) has furnished the Company with an incorrect taxpayer identification number, (iii) has failed properly to report interest or dividends, or (iv) under certain circumstances fails to provide the Company or his or her securities broker with a certified statement, under penalty of perjury, that he or she is not subject to withholding. The backup withholding rate is 31% of "reportable payments." Reports will be furnished to the holders of Common Stock and Special Common Stock and the Internal Revenue Service for each calendar year stating the amount of reportable payments paid during such year and the amount of tax withheld, if any, with respect thereto.


     THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR STOCKHOLDER IN LIGHT OF SUCH HOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OWNERSHIP, EXCHANGE, REDEMPTION OR SALE OF THE SPECIAL COMMON STOCK INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN FEDERAL TAX LAWS.

ACCOUNTING TREATMENT


     There will be no change in the total stockholders' equity of the Company as a result of the exchange of Common Stock for Special Common Stock. No pro forma presentation of the effect of transferring the operations of Genentech Canada, Inc., Genentech Europe Limited, and Genentech Ltd. (Japan) to Roche under the Licensing Agreement is presented in this Proxy Statement/Prospectus because the financial impact of such transfers is not material to revenues, costs and expenses, net income or the balance sheet of Genentech.



     In connection with the Proposed Transactions, Genentech expects to incur expenses totaling approximately $21 million of nonrecurring costs, which includes investment banking fees and legal fees incurred in connection with the negotiation and implementation of the Proposed Transactions, legal fees and other costs incurred in connection with the Stockholder Litigation, and other miscellaneous expenses. See "The Proposed Transactions -- Source of Funds; Expenses" and "-- Stockholder Litigation."

                              THE MERGER AGREEMENT

GENERAL

     THE FOLLOWING DESCRIPTION OF THE MERGER AGREEMENT DOES NOT PURPORT TO BE COMPLETE, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF THE MERGER AGREEMENT, WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE.

THE MERGER


     The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by the stockholders of Genentech and the satisfaction or waiver of the other conditions to the Merger, Merger Subsidiary will be merged with and into Genentech in accordance with the Delaware Law, whereupon the separate existence of Merger Subsidiary will cease, and Genentech will be the surviving corporation. At the Effective Time, the conversion of Common Stock, and the conversion of shares of Merger Subsidiary Common Stock, will be effected as described in "-- Conversion and Exchange of Common Stock and Merger Subsidiary Common Stock."


EFFECTIVE TIME


     Following the adoption of the Merger Agreement and subject to satisfaction or waiver of the conditions to closing, contained in the Merger Agreement, the Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such later date and time as is specified in the Certificate of Merger. It is currently anticipated that the filing of the Certificate of Merger will be made as soon as practicable after all conditions contemplated by the Merger Agreement have been satisfied or waived and that the Effective Time will occur on the date of the Special Meeting, or as soon thereafter as practicable, assuming the conditions set forth in the Merger Agreement are fully satisfied or waived. See "-- Conditions to Consummation of the Merger."



CONVERSION AND EXCHANGE OF COMMON STOCK AND MERGER SUBSIDIARY COMMON STOCK


     At the Effective Time:

          (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock held by Roche or its affiliates (the "Roche Shares"), which shares of Common Stock will be cancelled, and thereupon the holders thereof will cease to have rights with respect thereto, and other than shares held in the treasury of Genentech) will be converted into one share of Special Common Stock.

          (b) The common stock, par value $.02 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time will be converted into a number of shares of Common Stock equal to, in the aggregate, the number of Roche Shares.

          (c) Each outstanding Option issued pursuant to the Option Plans (whether or not vested or exercisable) will, without any action by the holder thereof, constitute an option to acquire, on the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, that number of shares of Special Common Stock equal to the number of shares of Common Stock subject to such Option immediately prior to the Effective Time, at the price or prices per share in effect pursuant to the terms of such Option immediately prior to the Effective Time.

EXCHANGE OF STOCK CERTIFICATES


     The Merger Agreement provides that, at the Effective Time, Genentech shall make available to an exchange agent selected by it (the "Exchange Agent"), for the benefit of holders of Common Stock, a sufficient number of certificates representing shares of Special Common Stock required to effect the delivery of the aggregate number of shares of Special Common Stock required to be issued pursuant to the Merger

Agreement (the certificates representing such shares of Special Common Stock being referred to herein as the "Exchange Fund").

     Promptly after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock (which may be certificates that formerly represented shares of Redeemable Common Stock which were automatically converted into Common Stock after June 30, 1995) (the "Certificates") (i) a form of letter of transmittal (which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and
(ii) instructions for use in effecting the surrender of the Certificates for exchange. Upon surrender of Certificates to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates will be entitled to receive for the shares of Common Stock represented by such Certificates a like number of shares of Special Common Stock and the Certificates so surrendered will be canceled.


     Until so surrendered, Certificates will represent solely the right to receive shares of Special Common Stock. No dividends or other distributions, if any, that are declared after the Effective Time on the Special Common Stock and payable after the Effective Time will be paid to persons entitled by reason of the Merger to receive shares of Special Common Stock until such persons surrender their Certificates. Upon such surrender, there will be paid to the person in whose name the shares of Special Common Stock are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Special Common Stock between the Effective Time and the time of such surrender. After such surrender, there will be paid to the person in whose name the shares of Special Common Stock are issued any dividends or other distributions on such Special Common Stock which have a record date after the Effective Time and prior to such surrender and a payment date after such surrender; such payment will be made on such payment date. In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any certificate representing Special Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Special Common Stock in a name other than that of the registered holder of the Certificate surrendered, or will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.


     The Exchange Agent will not be entitled to vote or exercise any rights of ownership with respect to the Special Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Special Common Stock for the account of the persons entitled thereto.

     Any portion of the Exchange Fund which remains unclaimed by the former holders of shares of Common Stock for one year after the Effective Time will be delivered to Genentech and any former holders of Common Stock will thereafter have the right to look only to Genentech for payment of their claim for the Special Common Stock issuable to them.

     NO TRANSFERS OF COMMON STOCK WILL BE MADE ON THE STOCK TRANSFER BOOKS OF GENENTECH AFTER THE CLOSE OF BUSINESS ON THE DAY PRIOR TO THE DATE OF THE EFFECTIVE TIME.

     STOCKHOLDERS OF GENENTECH SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO GENENTECH OR TO THE EXCHANGE AGENT PRIOR TO RECEIPT OF THE LETTER OF TRANSMITTAL.

ADDITIONAL COVENANTS AND AGREEMENTS

     Pursuant to the Merger Agreement, the Company, Roche and Merger Subsidiary have also agreed as follows:

     Stockholder Meeting. The Company has agreed to cause a meeting of its stockholders (the "Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger (including the amendments to the Certificate of Incorporation of the Company to be effected by the Merger), and the directors of the Company have agreed, subject to their fiduciary duties, to recommend approval and adoption of the Merger Agreement and the Merger (including such amendments) by the Company's stockholders. In connection with such meeting, the Company has agreed (i) to prepare promptly and file with the Commission, to use all reasonable efforts to have cleared by the Commission and to thereafter mail to its stockholders as promptly as practicable this Proxy Statement/Prospectus, a registration statement and all other documents which may be required to be filed or mailed in connection with such meeting and the consummation of the Proposed Transactions, (ii) to, subject to the fiduciary duties of the Genentech Board, use all reasonable efforts to obtain the necessary approvals by its stockholders of the Merger Agreement and
(iii) to otherwise comply with all legal requirements applicable to such meeting.


     Registration Statement. Genentech has agreed to prepare promptly and file with the Commission the Registration Statement with respect to the Special Common Stock and has agreed to use all reasonable efforts to cause the Registration Statement to be declared effective as promptly as practicable. Genentech has also agreed to take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Special Common Stock in the Merger.

     Reasonable Efforts. The Company and Roche have agreed to, and to use all reasonable efforts to, cause their respective subsidiaries to: (i) promptly make all filings and seek to obtain all authorizations required under all applicable laws with respect to the Merger and the Proposed Transactions and to cooperate with each other with respect thereto; (ii) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in the Merger Agreement and to consummate and make effective the Proposed Transactions as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); and (iii) not take any action which might reasonably be expected to impair the ability of the parties to consummate the Merger at the earliest possible time (regardless of whether such action would otherwise be permitted or not prohibited under the Merger Agreement).


     Continued Applicability of the Existing Governance Agreement. The Company and Roche have agreed, from and after July 1, 1995, that the arrangements between the Company and Roche under the Existing Governance Agreement will continue to bind the parties and that the time periods therein that expired on June 30, 1995 would be extended from June 30, 1995 until the Termination Date or the consummation of the transactions contemplated by the Merger Agreement, at which time the Amended Governance Agreement takes effect.


     Compliance with Securities Laws. The Company and Roche have agreed to take, and to cause their respective affiliates to take, all actions necessary to comply with the Securities Act and the Exchange Act and the rules and regulations promulgated under such statutes in connection with the Merger and the Proposed Transactions.

     Option Plans. Genentech has agreed (i) to take all action necessary to ensure that Options outstanding immediately prior to the Effective Time will represent, at and after the Effective Time, Options to acquire shares of Special Common Stock on the same terms as in effect immediately prior to the Effective Time pursuant to such Options (and the related Option Plans) with respect to shares of Common Stock; (ii) to reserve for issuance a sufficient number of shares of Special Common Stock for delivery upon exercise of the Options; and
(iii) to file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to the Special Common Stock subject to such Options and to use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such Options remain outstanding.

     Additional Agreements. The Company and Roche have agreed to execute each of the Amended Governance Agreement and the Licensing Agreement in the forms attached as exhibits to the Merger Agreement, immediately prior to the Effective Time.

     Voting. Roche has agreed to vote all shares of Common Stock owned by it or any of its affiliates in favor of the Proposal.


     Certain Proceedings. Genentech and Roche have also agreed to cooperate and use their respective reasonable efforts to vigorously defend against and respond to any action, suit, proceeding or investigation relating to the Merger Agreement or to the Proposed Transactions. See "The Proposed Transactions -- Stockholder Litigation."


CONDITIONS TO CONSUMMATION OF THE MERGER

     CONDITIONS TO THE OBLIGATIONS OF BOTH PARTIES. The respective obligations of each of the Company and Roche to consummate the transactions contemplated by the Merger Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefitted thereby, to the extent permitted by applicable law:


     Stockholder Approval. The Merger Agreement shall have been duly approved or ratified by the requisite vote of holders of Genentech Common Stock in accordance with applicable law, the Genentech Certificate of Incorporation and By-Laws and the Existing Governance Agreement.


     Additional Agreements. The Amended Governance Agreement and the Licensing Agreement shall have been executed in substantially the forms attached as exhibits to the Merger Agreement, and shall be in full force and effect.


     Amendment of Certificate of Incorporation. The amendment of Article Third of the Genentech Certificate of Incorporation, which, among other things, creates the Special Common Stock, shall have been effected.


     No Injunction. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

     Registration Statement. The Registration Statement shall have been declared effective and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the issuance or trading of the Special Common Stock shall have been received.

     Listing of Special Common Shares on NYSE. The Special Common Stock to be issued pursuant to the Merger Agreement shall have been approved for listing on the NYSE, subject only to official notice of issuance.

     Third Party Consents. All required authorizations, consents or approvals of any third party, the failure to obtain which would have a material adverse effect on the Company and its subsidiaries taken as a whole, shall have been obtained.


     CONDITION TO OBLIGATIONS OF ROCHE AND MERGER SUBSIDIARY. The respective obligations of Roche and Merger Subsidiary to consummate the transactions contemplated by the Merger Agreement are subject to the fulfillment at or prior to the Effective Time of the condition, which may be waived in whole or part by Roche and Merger Subsidiary to the extent permitted by applicable law, that the Company shall have performed or complied in all material respects with all agreements and conditions contained in the Merger Agreement required to be performed or complied with by it prior to or at the time of the Closing.



     CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the transactions contemplated by the Merger Agreement are subject to the fulfillment at or prior to the Effective Time of the conditions, which may be waived in whole or in part by the Company to the extent permitted by applicable law, that (a) Roche shall have performed or complied in all material respects with all agreements and conditions contained therein required to be performed or complied with by it prior to or at the time of the Closing; and (b) the Guaranty shall have been executed in substantially the form attached as an exhibit to the Merger Agreement and will be in full force and effect.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time:


     (a) prior to the Effective Time, before or after the approval by holders of Common Stock, by the mutual written consent of Roche and the Company;



     (b) by either the Company or Roche, upon written notice to the other parties thereto, if the stockholder approval described above under "-- Conditions to Consummation of the Merger -- Conditions to the Obligations of Both Parties" is not obtained by the Company at the Special Meeting; or



     (c) by either the Company or Roche if the Effective Time has not occurred on or prior to October 31, 1995.


ADDITIONAL PROVISIONS OF THE MERGER AGREEMENT

     The Merger Agreement provides that each party thereto will bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other persons engaged by it, incurred in connection with such agreement and the transactions contemplated thereby.

     The Merger Agreement provides that the rights and obligations of the parties under the Merger Agreement may not be assigned or delegated without prior written consent of the other party. The Merger Agreement also provides that such agreement is not intended to be for the benefit of and will not be enforceable by any person or entity who or which is not a party thereto.

                   THE CHARTER AMENDMENT; DESCRIPTION OF THE
                              SPECIAL COMMON STOCK

     Pursuant to the Merger Agreement and effective upon consummation of the Merger, the Certificate of Incorporation of Genentech will be amended by operation of the Merger to, among other things, authorize the issuance by Genentech of Special Common Stock.


     Under Article Third of the Certificate of Incorporation ("Article Third"), as proposed to be amended in connection with the Merger ("Amended Article Third"), the rights, preferences, privileges and restrictions of the Special Common Stock and the Common Stock will be identical in all respects, except as specifically set forth in Article Third. Set forth below is a description of the terms of the Special Common Stock, including (i) the differences between such terms and the terms of the Common Stock as set forth in Article Third and (ii) the differences between the Special Common Stock and the Redeemable Common Stock. THE FOLLOWING DESCRIPTION OF THE TERMS OF THE SPECIAL COMMON STOCK DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF AMENDED ARTICLE THIRD, WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS EXHIBIT C TO ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE.


     As indicated above, Amended Article Third sets forth the terms of and the rights and preferences with respect to the Special Common Stock. In addition, as is the case in Article Third, it provides that Preferred Stock (as hereinafter defined) may be issued from time to time in one or more series. The Genentech Board is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Were Roche not to own its current position in Genentech, the authorized but unissued shares of Preferred Stock could be used by the Genentech Board to make a change in control of Genentech more difficult, or to discourage an attempt to acquire control of Genentech. For example, the Genentech Board could, subject to certain limitations, authorize and issue a class of Preferred Stock which is entitled to vote as a class with respect to mergers or other extraordinary transactions. The Genentech Board has no current intention of using the authorized and unissued shares of Preferred Stock for any such purposes.

AUTHORIZED SHARES


     Article Third authorizes the issuance of 100,000,000 shares of preferred stock ("Preferred Stock"), 100,000,000 shares of Redeemable Common Stock and 200,000,000 shares of Common Stock. Amended Article Third would not change the number of authorized shares of capital stock of the Company, but would replace the Redeemable Common Stock with the Special Common Stock and would amend the terms thereof as described below.


VOTING RIGHTS

     As is the case in Article Third, Amended Article Third provides that the holders of Special Common Stock (or Redeemable Common Stock, in the case of Article Third) and Common Stock are, on all matters submitted to a vote of the stockholders, entitled to one vote per share, voting together as a single class unless otherwise provided for in the Certificate of Incorporation or required by applicable law.

DIVIDENDS; RECLASSIFICATIONS; MERGERS


     Holders of Special Common Stock and Common Stock are entitled to receive such dividends and other distributions in cash or property as may be declared thereon by the Genentech Board from time to time out of assets or funds of Genentech legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in stock of Genentech other than Preferred Stock, including distributions pursuant to stock splits or divisions of stock of Genentech other than Preferred Stock, only shares of Common Stock shall be paid or distributed with respect to shares of Common Stock and only shares of Special Common Stock in an amount per share equal to the amount per share paid or distributed with respect to shares of Common Stock shall be paid or distributed with respect to Special Common Stock. In the case of any combination or reclassification of the Special Common Stock or the Common Stock, the Special Common Stock or the Common Stock, as the case may be, shall also be combined or reclassified so that the number of shares of Common Stock outstanding immediately following such combination or reclassification shall bear the same relationship to the number of shares of Common Stock outstanding immediately prior to such combination or reclassification as the number of shares of Special Common Stock outstanding immediately following such combination or reclassification bears to the number of shares of Special Common Stock outstanding immediately prior to such combination or reclassification. Amended Article Third would not effect any substantive amendments to this provision.



     In the event Genentech enters into any consolidation, merger, combination or other transaction in which the Common Stock is exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Special Common Stock shall at the same time be similarly exchanged or changed into an amount per share, equal to the aggregate amount of stock or securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged; provided that any such stock may be made redeemable on terms no less favorable to the holder thereof than the terms upon which the Special Common Stock is redeemable pursuant to the Call Rights; and provided, further, that any such stock shall be subject to a right on the part of the holder to put such stock on terms no less favorable to the holder thereof than the terms upon which the Special Common Stock is required to be redeemed by the Company pursuant to the Put Rights. Except for such requirements with respect to the Put Rights, Amended Article Third would not effect any substantive amendments to this provision.


LIQUIDATION

     As is the case in Article Third, Amended Article Third provides that upon any liquidation, dissolution or winding up of Genentech, no distribution shall be made (1) to the holders of shares of Common Stock unless, prior thereto, the holders of shares of Special Common Stock (Redeemable Common Stock in the case of

Article Third) shall have received $.01 per share, plus an amount equal to declared and unpaid dividends and distributions thereon to the date of such payment; provided that the holders of shares of Special Common Stock shall be entitled to receive an aggregate amount per share equal to the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Special Common Stock, except distributions made ratably on the Special Common Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

CALL RIGHTS


     Subject to the provisions of the Amended Goverance Agreement, as such agreement may be amended from time to time, the Special Common Stock may, and where the Amended Goverance Agreement so requires, shall be redeemed, in whole but not in part, at the option of Genentech, during certain periods, at certain prices and upon certain terms and conditions. Under the Amended Governance Agreement (as is the case with the Existing Governance Agreement and as was the case with the Redeemable Common Stock), Genentech has agreed that it shall, subject to the provisions of the Amended Governance Agreement, redeem the Special Common Stock at the request of Roche and not otherwise. See "The Amended Governance Agreement -- Redemption of Special Common Stock." Amended Article Third provides that the redemption price for any date of redemption (the "Redemption Date") during the periods set forth below (and prior to final court approval of the proposed settlement of the Stockholder Litigation) shall be the price per share set forth opposite such period in the following table, adjusted if necessary as described below:



                                      PERIOD                                  PRICE
        October 1, 1995 to December 31, 1995..............................    $62.50
        January 1, 1996 to March 31, 1996.................................    $63.75
        April 1, 1996 to June 30, 1996....................................    $65.00
        July 1, 1996 to September 30, 1996................................    $66.25
        October 1, 1996 to December 31, 1996..............................    $67.50
        January 1, 1997 to March 31, 1997.................................    $68.75
        April 1, 1997 to June 30, 1997....................................    $70.00
        July 1, 1997 to September 30, 1997................................    $71.50
        October 1, 1997 to December 31, 1997..............................    $73.00
        January 1, 1998 to March 31, 1998.................................    $74.50
        April 1, 1998 to June 30, 1998....................................    $76.00
        July 1, 1998 to September 30, 1998................................    $77.50
        October 1, 1998 to December 31, 1998..............................    $79.00
        January 1, 1999 to March 31, 1999.................................    $80.50
        April 1, 1999 to June 30, 1999....................................    $82.00



     Upon final court approval of the settlement of the Stockholder Litigation, each of the redemption prices applicable pursuant to the Call Rights set forth above will be increased by $0.50 per share of Special Common Stock, resulting in a final price of $82.50, as provided by the settlement. If such final court approval occurs after payment of the applicable redemption price pursuant to the Call Rights, such $0.50 increase will be promptly thereafter paid by Genentech to such person to whom payment of the applicable redemption price was previously made. "Final court approval" of the settlement of the Stockholder Litigation is defined in the settlement papers to mean that the Delaware Court of Chancery has entered an order approving the settlement on the terms contemplated by the parties, and that such order is finally affirmed on appeal or is no longer subject to appeal. See "The Proposed Transactions -- Stockholder Litigation." The applicable appeal period under Delaware law is 30 days from the entry of a final order approving the settlement.

     Notice of any proposed redemption of the Special Common Stock will be given by mailing a copy of such notice (the "Call Notification") to the holders of record of the shares of Special Common Stock, not more than 30 or less than 10 days prior to the date fixed for redemption.



     The redemption prices for the Redeemable Common Stock from September 1990 through June 30, 1995 were as follows:


                                       PERIOD                                 PRICE
        Prior to December 31, 1990..........................................  $38.00
        January 1, to March 31, 1991........................................  $39.00
        April 1, 1991 to June 30, 1991......................................  $40.00
        July 1, 1991 to September 30, 1991..................................  $41.25
        October 1, 1991 to December 31, 1991................................  $42.50
        January 1, 1992 to March 31, 1992...................................  $43.75
        April 1, 1992 to June 30, 1992......................................  $45.00
        July 1, 1992 to September 30, 1992..................................  $46.25
        October 1, 1992 to December 31, 1992................................  $47.50
        January 1, 1993 to March 31, 1993...................................  $48.75
        April 1, 1993 to June 30, 1993......................................  $50.00
        July 1, 1993 to September 30, 1993..................................  $51.25
        October 1, 1993 to December 31, 1993................................  $52.50
        January 1, 1994 to March 31, 1994...................................  $53.75
        April 1, 1994 to June 30, 1994......................................  $55.00
        July 1, 1994 to September 30, 1994..................................  $56.25
        October 1, 1994 to December 31, 1994................................  $57.50
        January 1, 1995 to March 31, 1995...................................  $58.75
        April 1, 1995 to June 30, 1995......................................  $60.00

PUT RIGHTS


     Amended Article Third will provide that, unless the Call Rights have been previously exercised, during the Put Period, each holder of the Special Common Stock will have (by delivery of the Put Notice (as hereinafter defined)) the option pursuant to the Put Rights to require the purchase of all or part of the Special Common Stock held by such holder at a price of $60 per share, subject to adjustment (the "Put Price"). Holders of the Redeemable Common Stock did not (and the holders of Common Stock do not) have any rights comparable to the Put Rights.



     At least 10 and not more than 30 days prior to the beginning of the Put Period or, in the event of an acceleration of the Put Rights described below, as soon as practicable following the date of the occurrence of the Insolvency Event giving rise to such acceleration (but in no event later than the tenth day following such date), the Company will mail the Put Notification (as hereinafter defined) to each holder of Special Common Stock. To facilitate the giving of the Put Notification to the holders of Special Common Stock, the Genentech Board may fix a record date for determination of holders of Special Common Stock entitled to be given the Put Notification, which record date may not be more than five days prior to the date the Put Notification is given pursuant to Amended Article Third.


ADJUSTMENTS

     The redemption prices pursuant to the Call Rights and the Put Rights are subject to appropriate adjustment in the case of any dividend payable in shares of Special Common Stock, or any subdivision or combination of the Special Common Stock and, subject to certain exceptions, in the event of certain other extraordinary dividends payable in respect of the Special Common Stock.

CONDITION TO THE COMPANY'S OBLIGATIONS



     Notwithstanding any other provision of Amended Article Third, the Company's obligation to pay the Put Price in respect of shares of Special Common Stock with respect to which Put Rights have been properly exercised (and to deposit with the Depositary the requisite funds) will be conditioned upon Genentech's having received from Roche, or any affiliate of Roche, (i) funds in an amount equal to the product of the number of shares of Special Common Stock with respect to which Put Rights have been properly exercised multiplied by the Put Price plus (ii) such additional funds, if any, sufficient to permit the Company to redeem the shares of Special Common Stock with respect to which Put Rights has been properly exercised without violating Section 160 of the Delaware Law, any bankruptcy or insolvency law or other law or regulation for the protection of creditors.



ENFORCEMENT OF ROCHE OBLIGATIONS



     Amended Article Third provides that Genentech will take (and will have no corporate power or capacity not to take) such action as may be necessary to enforce the obligations of Roche and its affiliates to pay the Put Price (and any other amounts payable pursuant to the provisions of the Amended Governance Agreement described under "The Amended Governance Agreement -- Capital Contribution and Assumption of Put Obligations by Roche"), including, without limitation, all actions required to cause Roche and its affiliates to perform their respective obligations described under "The Amended Governance
Agreement -- Capital Contribution and Assumption of Put Obligations by Roche" and under the Guaranty. See "Guaranty of Roche Holding."


PAYMENT


     CALL RIGHTS. Under Amended Article Third, on or prior to the date any Call Notification is first sent or given, the Company will deposit the aggregate redemption price (together with accrued and unpaid dividends to such date) of the shares to be redeemed with the Depositary, in trust for payment to the holders of the Special Common Stock, and deliver irrevocable written instructions authorizing the Depositary to apply such deposit solely to the redemption of the shares to be redeemed. The amount of funds required to be deposited in connection with the Call Rights pursuant to the foregoing sentence will be reduced by the aggregate redemption price of any shares of Special Common Stock deposited by Roche in lieu of such funds. In the case of the exercise of the Call Rights, each holder of shares of Special Common Stock will be paid the redemption price for such shares within three business days following the surrender of the certificate or certificates representing such shares to the Depositary, together with a properly executed letter of transmittal covering such shares. The Company's written instructions to the Depositary may provide that any of such deposit remaining unclaimed at the expiration of two years after the date fixed for redemption pursuant to the Call Rights by the holder of any of such shares be returned to the Company and revert to the general funds of the Company, after which return such holder will have no claim against the Depositary but will have a claim as an unsecured creditor against the Company for the redemption price together with accrued and unpaid dividends to such redemption date, without interest. The Call Notification having been duly given, or the Depositary having been irrevocably authorized by the Company to give said notice, and the redemption price (together with accrued and unpaid dividends to such redemption date) of the shares to be redeemed having been deposited, then all shares of Special Common Stock with respect to which such deposit will have been made pursuant to exercise of the Call Rights will forthwith, whether or not the date fixed for such redemption shall have occurred or the certificates for such shares shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose, and all rights with respect to such shares will thereupon cease and terminate, except the right of the holders of such shares to receive, out of such deposit in trust, on the redemption date the redemption price (together with accrued and unpaid dividends to such redemption date) to which they are entitled, without interest.



     PUT RIGHTS. Under the terms of Amended Article Third, promptly following the end of the Put Period, the Company (or under certain circumstances, Roche) will deposit or cause to be deposited with the Depositary funds in an amount sufficient to pay the Put Price for all shares of Special Common Stock with respect to which the Put Rights have been properly exercised. Each holder of shares of Special Common

Stock who has properly exercised the Put Rights, and who has surrendered the shares of Special Common Stock with respect to which the Put Rights have been exercised, will be paid promptly following the end of the Put Period. In the event of the exercise of the Put Rights for less than all of the shares of Special Common Stock represented by a certificate, a new certificate representing the shares of Common Stock into which the shares of Special Common Stock not redeemed pursuant to the exercise of the Put Rights have been converted will be issued to the holder of such shares.



DEFAULT AND ACCELERATION OF PUT RIGHTS


     Unless the Call Rights have been previously exercised, if, prior to the last day of the Put Period, (i) the Company files a voluntary petition in bankruptcy or seeks reorganization in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (the "Bankruptcy Code"), or under any state or federal law granting relief to debtors, or (ii) any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against the Company and the same is not dismissed within 30 days, or the Company files an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition, or (iii) the Company is adjudicated a bankrupt, or an order for relief is entered by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors, then, and upon the occurrence of such event (an "Insolvency Event"), without notice of any kind whatsoever, the right of the holders of the Special Common Stock to exercise the Put Rights will accelerate, and the Put will be exercisable immediately upon the occurrence of such event and until the end of the Put Period.

CONVERSION

     Each share of Special Common Stock outstanding following the close of business on the last day of the Put Period (the "Conversion Date") will, unless previously called for redemption on or prior to such date, automatically be converted into one share of Common Stock.


     Notice of the Conversion Date will be given by mail to the holders of record of the shares of Special Common Stock, not more than 30 nor less than 10 days prior to the Conversion Date. Upon request of any holder, Genentech will issue and deliver to the holder as promptly, as practicable after the Conversion Date, a replacement certificate for the number of Shares issuable upon conversion of such Special Common Stock. No shares of Special Common Stock will be issued after the Conversion Date.



     Genentech will provide, free from preemptive rights, out of its authorized but unissued shares of Common Stock, or out of shares of Common Stock held in its treasury, sufficient shares of Common Stock to provide for the conversion of the Special Common Stock outstanding on the Conversion Date. Amended Article Third will provide that all shares of Common Stock which may be issued upon conversion of Special Common Stock will upon issue be fully paid and non-assessable by Genentech and free from all taxes, liens and charges with respect to the issue thereof. Amended Article Third will further provide that, if on the Conversion Date the Special Common Stock shall be listed on the NYSE or on any other national securities exchange or the NASDAQ National Market, Genentech will, if permitted by the rules thereof, seek to list on each such exchange or the NASDAQ National Market, as the case may be, all shares of Common Stock issuable upon conversion of the Special Common Stock.


LEGEND

     Each certificate representing shares of Special Common Stock will bear the following legend:


          "The shares of Callable Putable Common Stock represented hereby are subject to (i) redemption at the option of the corporation during the periods, at the prices and on the terms and conditions specified in the corporation's certificate of incorporation, (ii) an option on the part of the holder, under certain circumstances, to require the corporation to redeem such shares of Callable Putable Common Stock, at the price and on the terms and conditions specified in the corporation's certificate of incorporation and

     (iii) conversion into Common Stock, par value $.02, of the corporation on the date specified, and upon the terms and conditions set forth in, such certificate of incorporation. After redemption the shares represented by this certificate shall cease to be outstanding for all purposes and the holder hereof shall be entitled to receive only the redemption price of such shares, without interest. After conversion this certificate shall represent the shares of Common Stock into which the shares of Callable Putable Common Stock represented hereby shall have been converted, and this certificate may be exchanged for a new certificate representing such shares of Common Stock."


CLASS VOTE


     In addition to any other affirmative vote required by law or the Genentech Certificate of Incorporation, any amendment of the provisions of Amended Article Third will require the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and of the holders of a majority of the shares of Special Common Stock entitled to vote, each voting separately as a class. See "The Amended Governance Agreement -- Certain Agreements of Roche as to Voting."



PUT AND CALL NOT BUSINESS COMBINATIONS



     Amended Article Third will provide that the transactions to be consummated pursuant to the Call Rights or the Put Rights will not be deemed to be Business Combinations for purposes of Article Eleventh of the Genentech Certificate of Incorporation. See "Article Eleventh of the Certificate of Incorporation." Thus, other than the vote sought to be obtained in connection with the Proposal, no separate vote of the Company's stockholders will be required to be obtained prior to consummation of the transactions contemplated by the Call Rights or the Put Rights.


CERTAIN DEFINITIONS

     For purposes of the foregoing discussion of Amended Article Third, the following terms will have the following meaning:


          "Business Day" means any day which is not a Saturday, Sunday or a federal holiday.



          "Depositary" means the bank or trust company in the Borough of Manhattan, the City and State of New York, having combined capital, surplus and undivided profits of at least $500 million which is appointed by the Company to serve as agent for the purpose of receiving certificates representing shares of the Special Common Stock upon exercise of the Put Rights or Call Rights, as the case may be, and distributing the Redemption Price or the Put Price therefor, as the case may be.



          "Put Notice" means a written notice electing to have shares of Special Common Stock redeemed by the Company pursuant to the exercise of the Put Rights.



          "Put Notification" means a written notice from the Company to the holders of the Special Common Stock and the holders of options to purchase shares of the Special Common Stock informing each such holder of (A) the rights of such holder to cause the Company to redeem shares of Special Common Stock during the Put Period, (B) the date of the commencement and termination of the Put Period, (C) the Put Price, (D) the identity and address of the Depositary and (E) instructions as to how to exercise the Put Rights. The Put Notification will, in all respects, comply with the requirements of the Exchange Act.



          "Put Period" means, subject to acceleration upon the occurrence of certain Insolvency Events, the period commencing on July 1, 1999 and ending on the close of business on the thirtieth Business Day thereafter or such later date as may be required under the Exchange Act; provided that, in the event of acceleration of the Put Period following the occurrence of an Insolvency Event, the Put Period will be the period commencing as soon as practicable following the date of the occurrence of the Insolvency Event giving rise to such acceleration (but in no event later than ten days following such date) and ending on the close of business on the 60th Business Day thereafter or such later date as may be required under the Exchange Act.

                            ARTICLE ELEVENTH OF THE
                          CERTIFICATE OF INCORPORATION

     Article Eleventh of the Genentech Certificate of Incorporation ("Article Eleventh") will remain unchanged in the Merger.


     Article Eleventh will continue to provide that, in addition to any affirmative vote required by law or any other provision of the Genentech Certificate of Incorporation, any Business Combination (as hereinafter defined) with Roche or any affiliate of Roche (a "Subject Person") shall require (1) the affirmative vote of the holders of at least 50% of the voting power of the then outstanding shares of capital stock of Genentech entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class, who are entitled to vote thereon (it being understood that for purposes of Article Eleventh, each share of Voting Stock will have the number of votes granted pursuant to Amended Article Third) and (2) the approval of a majority of the members of the Genentech Board who are entitled to vote thereon in such capacity. For purposes of Article Eleventh, (x) no Subject Person or any member of a group of which a Subject Person is a member, shall be entitled to vote any shares of Voting Stock beneficially owned by it or any member of such group and
(y) no person or group that beneficially owns at least 12% of the Voting Stock not beneficially owned by all Subject Persons shall be entitled to vote with respect to that portion of his or its shares of Voting Stock which exceed 12% of the Voting Stock not beneficially owned by all Subject Persons. For purposes of Article Eleventh, no director will be entitled to vote on any such Business Combination in his capacity as director who is an officer of the corporation or who is an employee, director, principal stockholder or partner of a Subject Person or of an entity (other than Genentech or any of its subsidiaries) that was dependent upon a Subject Person for more than 10% of its revenues or earnings in its most recent fiscal year.



     For the purposes of Article Eleventh, "Business Combination" is defined to include (i) any merger or consolidation of Genentech or any majority-owned subsidiary with a Subject Person; (ii) any sale, lease, license, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with a Subject Person of any assets of Genentech or any majority-owned subsidiary of Genentech having an aggregate fair market value equal to or greater than 10% of Genentech's assets; (iii) the issuance or transfer by Genentech or any majority-owned subsidiary (in one transaction or a series of transactions) of any securities of Genentech or any majority-owned subsidiary to a Subject Person in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $20 million or more; or (iv) any reclassification of securities (including any reverse stock split), or recapitalization of Genentech, or any merger or consolidation of Genentech with any of its majority-owned subsidiaries or any other transaction (whether or not with or into or otherwise involving Roche) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Genentech or any majority-owned subsidiary which is, directly or indirectly, owned by a Subject Person). Amended Article Third will provide that the transactions to be consummated pursuant to the Call Rights or the Put Rights will not be deemed to be Business Combinations for purposes of Article Eleventh. See "The Charter Amendment; Description of the Special Common Stock." Thus, other than the vote sought to be obtained in connection with the Proposal, no separate vote of the Company's stockholders will be required to be obtained prior to consummation of the transactions contemplated by the Call Rights or the Put Rights.


     Article Eleventh provides that in the event any person becomes bound by the Amended Governance Agreement, the provisions of Article Eleventh will continue to be applicable, provided that each reference to Roche therein shall also be deemed a reference to such person.

     Article Eleventh further provides that, in addition to any vote required by law, any amendment, modification or repeal of the provisions of Article Eleventh will require the same stockholder and Genentech Board approval as any Business Combination subject to Article Eleventh would require at the time of such amendment, modification or repeal.

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

                        THE AMENDED GOVERNANCE AGREEMENT

     The Amended Governance Agreement represents, in general, an extension of the term of the Existing Governance Agreement between the Company and Roche, its majority stockholder, which has been in effect since the 1990 Merger, and also represents, with respect to certain matters as noted below, a modification of the Existing Governance Agreement. The Amended Governance Agreement sets forth certain rights and obligations of Genentech and Roche concerning, among other things, the redemption of the Special Common Stock, the corporate governance of Genentech, future acquisitions or dispositions of securities of Genentech by Roche and obligations of Genentech and Roche in connection with the Put Rights.

     THE FOLLOWING DESCRIPTION OF THE AMENDED GOVERNANCE AGREEMENT DOES NOT PURPORT TO BE COMPLETE, AND IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF THE AMENDED GOVERNANCE AGREEMENT, A FORM OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS EXHIBIT A TO ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE.

REDEMPTION OF SPECIAL COMMON STOCK

     In the Amended Governance Agreement, Genentech agrees that, promptly upon receipt of a written request from Roche for the redemption of the Special Common Stock pursuant to the Call Rights, it will designate a Depositary for such redemption in accordance with the terms of the Genentech Certificate of Incorporation and notify Roche of such designation. Upon confirmation from the Depositary that it has received sufficient funds from Roche to pay the aggregate redemption price of all outstanding Special Common Stock (other than Special Common Stock deposited or caused to be deposited with such depositary by Roche), Genentech will give notice of the exercise of the Call Rights and the redemption of the Special Common Stock. Genentech will set as the Redemption Date the date set forth in Roche's written request for redemption; provided that such date shall be consistent with the notice requirements of the Genentech Certificate of Incorporation. The Redemption Date will in no event be later than the earlier of June 30, 1999 or such earlier date on which a Triggering Disposition occurs. Roche's right to cause Genentech to exercise the Call Rights terminates upon the occurrence of a Triggering Disposition. The redemption price will be set in accordance with the Genentech Certificate of Incorporation.

PUT RIGHTS WITH RESPECT TO SPECIAL COMMON STOCK


     In the Amended Governance Agreement, Genentech also agrees that, prior to commencement of the Put Period, it will designate a Depositary for the purchase by the Company (or, under certain circumstances, by Roche) of shares of Special Common Stock pursuant to exercises of the Put Rights by holders of Special Common Stock in accordance with the terms of the Genentech Certificate of Incorporation and will notify Roche of such designation. Prior to commencement of the Put Period, Genentech will give notice of the availability of the Put Rights to holders of the Special Common Stock. The redemption price will be $60 per share of Special Common Stock, subject to adjustment in accordance with the Genentech Certificate of Incorporation. Unless accelerated pursuant to an Insolvency Event, the Put Period will be the period commencing on July 1, 1999 and ending on the close of business on the 30th Business Day thereafter.


SUSPENSION OF OBLIGATIONS


     The Amended Governance Agreement provides that Genentech's obligations under the Amended Governance Agreement to effect the redemption of the Special Common Stock pursuant to the Call Rights or the Put Rights will be suspended during any period when, in the good faith judgment of the majority of Genentech's directors, the redemption of the Special Common Stock would be prohibited under the Delaware Law. During any such period, however, Roche's obligations in respect of the Call Rights and the Put Rights would remain in full force and effect. See "-- Redemption of Special Common Stock" and "-- Capital Contribution and Assumption of Put Obligation by Roche."


INDEMNIFICATION

     Roche has agreed in the Amended Governance Agreement to indemnify Genentech and its officers and directors against all losses, claims, damages, liabilities and expenses (including attorneys' fees) arising out of the redemption of the Special Common Stock pursuant to the Call Rights or the Put Rights in accordance with the provisions of the Amended Governance Agreement (including, without limitation, in the event of the Company's consummation of the redemption of Special Common Stock in contravention of Section 160 of the Delaware Law or any other law for the protection of creditors), other than any such losses, claims, damages, liabilities and expenses that result primarily from actions taken or omitted in bad faith by the indemnified person or from the indemnified person's gross negligence or willful misconduct.

OPTIONS

     Roche and the Company have agreed in the Amended Governance Agreement to make appropriate provisions to assure that any options, warrants, rights or securities issued by the Company convertible into or exercisable or exchangeable for Special Common Stock outstanding on the Redemption Date or the final day of the Put Period (whether or not convertible, vested, exercisable or exchangeable on such date) become convertible into or exercisable or exchangeable for consideration of the same type and amount as the holders thereof would have received had they converted, exercised or exchanged such options, warrants, rights or securities prior to the Redemption Date or the final day of the Put Period. The Amended Governance Agreement provides, however, that such provision will not be deemed or construed as a waiver of any other rights that a holder of any such securities may have.

FURTHER ACQUISITIONS OF SECURITIES OF GENENTECH BY ROCHE


     The Amended Governance Agreement provides that Roche will not, prior to June 30, 1999 (as opposed to June 30, 1995 under the Existing Governance Agreement), propose any Business Combination (as defined under "Article Eleventh of the Certificate of Incorporation") with Roche or any affiliate of Roche unless a majority of the Independent Directors determine that there has been a sustained, substantial impairment of the business, prospects or financial viability of Genentech and its subsidiaries, taken as a whole, since the Effective Time (as opposed to September 7, 1990 under the Existing Governance Agreement). Unless such a determination is made, Roche will not propose any such Business Combination during the period commencing on July 1, 1999 and terminating on June 30, 2000, at a price per share for the unaffiliated holders of the Common Stock into which shares of Special Common Stock will have been converted on June 30, 1999 less than the price per share at which shares of Special Common Stock could have been redeemed on such date, adjusted for any event occurring since such date as if the Special Common Stock had continued to be outstanding. In addition, any Business Combination with Roche or any affiliate of Roche, whether or not prior to June 30, 2000, must be approved by the affirmative vote of the Independent Directors and the holders of a majority of the Equity Securities not beneficially owned by Roche or its affiliates. See "Article Eleventh of the Certificate of Incorporation."


     The Amended Governance Agreement provides that for purposes of the approval of the Genentech Board required under Article Eleventh for any Business Combination permitted by the Amended Governance Agreement, the Independent Directors will consider whether the Business Combination is fair to the minority stockholders of Genentech without taking into account any possible discount due to the fact that there exists a controlling stockholder of Genentech.


     Except pursuant to the Call Rights, the Put Rights and Business Combinations described in the second succeeding paragraph, Roche has also agreed in the Amended Governance Agreement that it will not, directly or indirectly, purchase or otherwise acquire, or propose or offer to purchase or acquire, any Equity Security of Genentech, whether by tender offer, market purchase, privately negotiated purchase, merger or otherwise, except that Roche may acquire Equity Securities such that Roche Holding's Voting Interest (as hereinafter defined) in Genentech would not immediately after such acquisition exceed 79.9%. Roche has agreed that in no event will it, directly or indirectly, prior to June 30, 2000, make any tender offer for Equity Securities of Genentech without the consent of the majority of the Independent Directors other than as permitted in connection with the exercise of the Put Rights. For purposes of the Amended Governance Agreement, (i) "Equity Security" means any (A) voting stock of Genentech (other than shares of voting stock not having the right to vote generally in any election of directors of Genentech), (B) securities of Genentech convertible into or exchangeable for such stock, and (C) options, rights and warrants issued by Genentech to acquire such stock; (ii) "Roche Holding's Voting Interest" means the percentage of votes for elections of directors of Genentech generally controlled, directly or indirectly, by Roche Holding, assuming the conversion, exchange or exercise into or for voting stock of all Equity Securities other than voting stock and not taking into account any voting agreements or arrangements granting to a third party control over the voting of voting stock (including those contained therein) beneficially owned by Roche Holding; and (iii) "Independent Director" means a director of Genentech who would be entitled for purposes of Article Eleventh of the Certificate of Incorporation to vote on a Business Combination with Roche. See "Article Eleventh of the Certificate of Incorporation."

CAPITAL CONTRIBUTION AND ASSUMPTION OF PUT OBLIGATIONS BY ROCHE


     Pursuant to the Amended Governance Agreement, Roche has agreed to, or to cause one or more of its affiliates to, contribute to the Company, immediately prior to the time that any amounts become due and payable to the holders of Special Common Stock pursuant to the Put Rights, (i) funds in an amount equal to the product of the number of shares of Special Common Stock with respect to which the Put Rights have been properly exercised multiplied by the Put Price plus (ii) such additional funds, if any, sufficient to permit the Company to redeem the shares of Special Common Stock with respect to which the Put Rights have been properly exercised without violating Section 160 of the Delaware Law, any bankruptcy or insolvency law or other law or regulation for the protection of creditors. In exchange for such payment, the Company has agreed to issue to Roche (or to its designated affiliate) a number of duly authorized and validly issued shares of Common Stock equal to the number of shares of Special Common Stock acquired thereby by the Company. Notwithstanding the foregoing, Roche's obligation to make any such payment to the Company shall be void and of no further force and effect if, in lieu thereof, Roche shall (or shall cause one of its affiliates to) elect to purchase, and make all arrangements necessary (including compliance by Roche, or any such affiliate or affiliates, with the Securities Act, the Exchange Act and any other applicable federal or state securities laws) to purchase, at the expiration of the Put Period, directly from the holders of Special Common Stock at the Put Price the shares of Special Common Stock which such holders elect to have purchased.



     Notwithstanding any other term or provision of the Amended Governance Agreement, the Merger Agreement, the Licensing Agreement, the Guaranty, Amended Article THIRD, the Amended Governance Agreement provides that Roche will either
(i) make (or cause one or more of its affiliates to make) the aggregate payments described in the first sentence of the immediately preceding paragraph or (ii) if such payments are not made for any reason, make (or cause one of its affiliates to make) the election to purchase referred to in the third sentence of the immediately preceding paragraph and comply (or cause one of its affiliates to comply) fully with such sentence; provided, however, that if an Insolvency Event occurs, Roche will, within 10 days after the occurrence of such Insolvency Event, either (x) contribute (or cause one or more of its affiliates to contribute) to the Company an amount equal to the aggregate amount that would be required to be contributed to the Company under the first sentence of the immediately preceding paragraph assuming (for purposes of clause (i) of such sentence) that the holders of all of the then outstanding shares of Special Common Stock (on a fully diluted basis) were to exercise their Put Rights or (y) elect (or cause one of its affiliates to elect) to purchase, and make all arrangements necessary (including compliance by Roche, or any such affiliate, with the Exchange Act and the Securities Act and any other Federal or state securities laws) to purchase, at the expiration of the Put Period, directly from the holders of Special Common Stock at the Put Price the shares of Special Common Stock which such stockholders elect to have purchased. The Amended Governance Agreement also provides that, in exchange for the payment by Roche of the amount specified in clause (x) of the immediately preceding sentence, the Company will issue to Roche (or its designated affiliate) a number of duly authorized and validly issued shares of Common Stock equal to the number of then outstanding shares of Special Common Stock (on a fully diluted basis).



     The Amended Governance Agreement also provides that immediately following the expiration of the Put Period, if the Put Rights have not been exercised with respect to all of the then outstanding shares of Special Common Stock (on a fully diluted basis) and if Roche has complied with such clause (x) of the first sentence of the immediately preceding paragraph, (1) the Company will refund to Roche (or its designated affiliate) an amount (together with any interest actually earned thereon) equal to the product of the Put Price times the number of outstanding shares of Special Common Stock (on a fully diluted basis) with respect to which the Put Rights have not been exercised and (2) Roche (or its designated affiliate) will, in exchange for such payment by the Company, contribute to the Company a number of shares of Common Stock equal to the number of outstanding shares of Special Common Stock (on a fully diluted basis) with respect to which the Put Rights have not been exercised. In the event that Roche pays the amount specified in clause (x) of the first sentence of the immediately preceding paragraph, none of Roche, Roche Holding or any of their respective affiliates will be entitled to any payments or other distributions on or in respect of any equity security of the Company unless and until the Company has redeemed all of the shares of Special Common Stock with respect to which the Put Rights have been properly exercised. Under the Amended Governance Agreement, if
(x) an Insolvency Event occurs and (y) Roche does not timely comply with its obligations under the proviso to the first sentence of the immediately preceding paragraph, the amounts required to be paid by Roche pursuant to such proviso will be increased by $1,000,000, and the Agent under the Agency Agreement dated as of September 6, 1995 between the Company, the Agent and Roche Holding (the "Agency Agreement") will have an undivided interest in the aggregate amount payable under such proviso, which undivided interest will (i) be limited to, and will in no event exceed, $1,000,000 and (ii) be paid by Roche directly to the Agent.



     The Amended Governance Agreement provides that, if Roche so elects, the obligations of Roche to purchase shares of Special Common Stock pursuant to any of the provisions described in this section may, at the election of Roche, be assigned by Roche to Roche Holding or any affiliate of Roche Holding (other than Genentech). No such assignment will relieve Roche of any of its obligations in respect of the Put Rights or otherwise.



     The Amended Governance Agreement also provides that the Company will take (and will have no corporate power or capacity to refuse to take) such actions as may be necessary to enforce the obligations of Roche with respect to the Put Rights, and the obligations of Roche Holding under the Guaranty, directly against Roche and Roche Holding, or in the event of assignment by Roche, against Roche, Roche Holding and any affiliate of Roche Holding to which any assignment is made.



THE AGENCY AGREEMENT



     Under the Agency Agreement, Genentech has appointed the Agent as its irrevocable agent to seek to enforce, under certain specified circumstances, the respective obligations of Roche and Roche Holding described under "-- Capital Contribution and Assumption of Put Obligations by Roche" and under the Guaranty. Under the Agency Agreement, upon consummation of the Merger, the Company will deposit with the Agent the sum of $1,000,000 (the "Enforcement Amount"), which, if necessary, will be disbursed by the Agent for the purposes described in the next paragraph. Under the Agency Agreement, the Agent is authorized to receive and hold any additional funds contributed at any time by any other person or persons to the Enforcement Amount, and any such additional funds will, for all intents and purposes of the Agency Agreement, be deemed thereafter to be included in the Enforcement Amount.



     Under the Agency Agreement, if the Agent has been notified by the Company or by any person who is then an officer or director of the Company that (x) an Insolvency Event has occurred and (y) Roche and Roche Holding have failed to timely perform their respective obligations described under "-- Capital Contribution and Assumption of Put Obligations by Roche" and under the Guaranty within 10 days after the occurrence of such Insolvency Event, the Agent will take all steps necessary (including the commencement and prosecution of legal action) to seek to enforce performance of such obligations, in the right of and as the agent of the Company, by (i) retaining counsel of reputation and standing, (ii) instructing such counsel to use best efforts to seek to cause Roche and Roche Holding to perform such obligations, (iii) disbursing all or such portion of the Enforcement Amount as may be necessary in connection with the foregoing, and (iv) taking any such other action as it may be advised by such counsel is necessary and appropriate to seek to enforce such obligations. See "The Charter Amendment; Description of the Special Common Stock -- Default and Acceleration of Put Rights" and "-- Capital Contribution and Assumption of Put Obligations by Roche."

     The Agency Agreement also provides that after receipt of written notice from the Company to the effect that either (x) the redemption of all of the then outstanding shares of the Special Common Stock pursuant to Call Rights has been consummated, (y) Roche and Roche Holding have fully complied with their respective obligations described under "-- Capital Contribution and Assumption of Put Obligations by Roche" and under the Guaranty or (z) the Put Rights have been eliminated pursuant to the vote of the Company's stockholders required to be obtained under the Genentech Certificate of Incorporation or the Amended Governance Agreement, the Agent shall pay the remaining Enforcement Amount, if any, to the Company and to any other person which has contributed to the Enforcement Amount, in proportion to their respective contributions. See "The Charter Amendment; Description of the Special Common Stock -- Class Vote;" and "The Amended Governance Agreement -- Certain Agreements of Roche as to Voting." All investment or interest income earned with respect to the Enforcement Amount during the term of the Agency Agreement will be added to the Enforcement Amount. In a separate letter agreement, dated September 6, 1995, Roche and Roche Holding have, in effect, agreed with Genentech that with respect to any enforcement action by the Agent following the notice described in the second preceding paragraph, neither Roche nor Roche Holding will assert as a defense that the Agent does not have standing or is an improper party for purposes of seeking enforcement of their respective obligations with respect to the Put Rights or the fact that Genentech or its estate in bankruptcy may have rejected or failed to perform an arrangement between the parties.



     The Agency Agreement provides for customary fees and expenses of the Agent to be paid periodically out of the Enforcement Amount. The Agency Agreement also provides for certain customary indemnification of the Agent by Roche Holding. The Agency Agreement terminates once the entire Enforcement Amount has been disbursed.


BOARD OF DIRECTORS

     Pursuant to the Amended Governance Agreement, the number of directors comprising the Genentech Board immediately after the Effective Time will be thirteen and the directors of the Company after the Effective Time will be the directors who were serving immediately prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until the earlier death, resignation or removal in accordance with the Genentech Certificate of Incorporation and By-Laws and the Amended Governance Agreement. After the Effective Time, the Genentech Board will continue to include two nominees of Roche, whom Roche will continue to designate prior to the mailing of the applicable annual proxy statement of the Company. Such nominees will continue to serve in the class or classes of directors in which they served prior to the Effective Time. The Amended Governance Agreement provides that, notwithstanding any other provision of the Amended Governance Agreement, the Genentech Certificate of Incorporation or By-Laws or applicable law, Roche will not at any time prior to the day following the last day of the Put Period be entitled to designate, or to cause the nomination or election of, more than two members of the Genentech Board. Directors nominated by Roche pursuant to the Amended Governance Agreement are referred to as "Investor Directors" and all other directors are referred to as "Noninvestor Directors."


     Pursuant to the Amended Governance Agreement, after the last day of the Put Period, the Genentech Board will include up to two nominees designated by Roche and two officers of Genentech nominated by the nominating or proxy committee of the Genentech Board. The remainder of the Genentech Board at such time is to be comprised of Independent Directors. Upon its request, Roche will be entitled to designate nominees for a number of such Independent Directors equal to Roche Holding's Voting Interest times the total number of such Independent Directors, rounded up to the next whole number if Roche Holding's Voting Interest is greater than 50% and rounded down to the next whole number if Roche Holding's Voting Interest is less than or equal to 50%. Notwithstanding the foregoing, (i) the number of Independent Directors designated by Roche will not exceed 50% after any Triggering Disposition and (ii) Roche will have no right to designate any nominees for directors pursuant to the Amended Governance Agreement at any time after Roche Holding's Voting Interest has fallen below 20%. Under the Amended Governance Agreement, Roche will not have the right to nominate or designate any additional directors to the Genentech Board unless and until (i) the Depositary has received the Put Price in respect of shares of Special Common Stock with respect to which the Put Rights have been properly exercised and has been irrevocably instructed to pay the Put Price to stockholders that have exercised their Put Rights; (ii) Roche has made (or caused one of its affiliates to make) the election to purchase referred to in the third sentence of the first paragraph under "-- Capital Contribution and Assumption of Put Obligations by Roche" above and has complied (or caused one or more of its affiliates to comply) fully with the provisions described in such sentence; or (iii) the obligations of Roche described in such sentence have otherwise been fully satisfied through Roche Holding's performance under the Guaranty.


     The Amended Governance Agreement provides that Genentech will cause the Genentech Board to be increased or decreased in size, and will cause the Genentech Board to fill the vacancies created by any such increase, as appropriate in order to achieve the Genentech Board's proportionality required by the foregoing. Any directors elected to fill a vacancy will serve until the next annual meeting of stockholders, at which the newly created positions shall be assigned to classes of directors consistent with the terms of the Genentech Certificate of Incorporation and the By-Laws. Whenever necessary to maintain the proportionality of the Genentech Board required by the Amended Governance Agreement, Roche will cause directors designated by Roche to resign from the Genentech Board. At such time as Roche Holding's Voting Interest falls below 20%, Roche will cause all the Investor Directors to resign from the Genentech Board.


     Under the Amended Governance Agreement, Roche and the nominating or proxy committee will have the right to designate or nominate any replacement for a director designated by Roche or nominated by such committee, respectively, at the termination of such director's term or upon such director's death, resignation, retirement, disqualification, removal from office or other cause by which such nominee ceases to be a director. To the extent permitted by the Genentech Certificate of Incorporation or the By-Laws, the Genentech Board will elect each person so designated or nominated.


     The Amended Governance Agreement provides that no individual designated by Roche will serve as a director unless such individual has such business or technical experience, stature and character as is commensurate with service on the board of a publicly held enterprise. No such individual who is an officer, director, partner or principal stockholder of any competitor of Genentech and its subsidiaries (other than Roche and its affiliates) will serve as a director of Genentech.

     Pursuant to the Amended Governance Agreement, the Genentech Board will designate a nominating or proxy committee, an executive committee, an audit committee and a compensation committee. Each committee of the Genentech Board (other than any special committee or committee of Independent Directors constituted for the purposes of making any determination that is to be made under the terms of the Amended Governance Agreement or the Certificate of Incorporation) will at all times include at least one director designated by Roche and no action by any such committee shall be valid unless taken at a meeting for which adequate notice has been duly given to or waived by the members of such committee. Such notice will be required to include a description of the general nature of the business to be transacted at the meeting, and no other business may be transacted at such meeting. Any committee member unable to participate in person at any meeting will be given the opportunity to participate by telephone. The director designated by Roche to serve on any committee will be entitled to designate as his alternate another director designated by Roche.

     The Amended Governance Agreement provides that the nominating or proxy committee will include, in addition to the director designated by Roche, one Noninvestor Director who is an officer of Genentech and one Independent Director, and shall have the exclusive authority to nominate individuals to fill all Genentech Board positions, except for those to be designated by Roche after the last day of the Put Period pursuant to the relevant provisions of the Amended Governance Agreement. With respect to any election of directors, any nomination of a person not then serving as a director will require the unanimous approval of the nominating or proxy committee; provided that the two Investor Directors designated by Roche and the Independent Directors initially nominated by Roche will not require such unanimous approval. Genentech has agreed to use all reasonable efforts to solicit proxies for the nominees for director nominated by such committee from all holders of voting stock entitled to vote thereon.

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

CERTAIN APPROVAL RIGHTS

     The Amended Governance Agreement provides that the approval of the directors designated by Roche pursuant to the Amended Governance Agreement (other than those designated pursuant to Roche's right to designate Independent Directors) will be required to approve any of the following:

          (a) the acquisition by Genentech of any business or assets that would constitute a substantial portion of the business or assets of Genentech, whether such acquisition be by merger or consolidation or the purchase of stock or assets or otherwise;

          (b) the sale, lease, license, transfer or other disposal of all or a substantial portion of the business or assets of Genentech other than in the ordinary course of business, other than any such sale, lease, license, transfer or other disposal which is subject to the provisions described below restricting Genentech and its subsidiaries from entering such transactions prior to first negotiating with Roche;


          (c) the issuance of any Equity Securities or other capital stock of Genentech, except for (i) issuances of shares of Special Common Stock (or, after the conversion thereof, into shares of Common Stock, issuances of shares of Common Stock) or options, warrants or rights to acquire, or securities convertible into or exchangeable for, such Special Common Stock (or Common Stock) pursuant to any employee compensation plan that has been approved by a majority of the Independent Directors; (ii) issuances thereof upon the exercise, conversion or exchange of any outstanding Equity Securities or other capital stock; and (iii) other issuances thereof during any 24-month period not exceeding 5% of the voting stock of Genentech outstanding at the beginning of such 24-month period; or


          (d) the repurchase or redemption of any Equity Securities or other capital stock of Genentech, other than redemptions required by the terms thereof and purchases made at fair market value in connection with any deferred compensation plan maintained by Genentech.

     The Amended Governance Agreement provides that for purposes of clauses (a) and (b) above, unless the majority of Independent Directors shall have made a contrary determination in good faith, a "substantial portion of the business or assets of Genentech" will mean a portion of the business or assets of Genentech accounting for 10% of the consolidated total assets, contribution to net income or revenues of Genentech and its consolidated subsidiaries.

AFFILIATION ARRANGEMENTS

     Pursuant to the Amended Governance Agreement, except as otherwise provided in the Licensing Agreement, Genentech will not, and will not permit any of its subsidiaries to, enter into any material licensing or marketing agreement with respect to any products, processes, inventions or developments made by Genentech or any subsidiary of Genentech unless it shall have first negotiated in good faith with Roche for a reasonable period of not less than three or more than six months with a view towards reaching a mutually beneficial licensing or marketing agreement with respect to such products, processes, inventions or developments.

CERTAIN AGREEMENTS OF ROCHE AS TO VOTING


     Pursuant to the Amended Governance Agreement, Roche will vote its shares of Common Stock and shares of Special Common Stock in any election of directors for all nominees in proportion to the votes cast by the other holders of Special Common Stock (excluding, at Roche's option, any votes cast by any person or group that beneficially owns at least 12% of the Equity Securities not beneficially owned by Roche Holding); provided that it may cast all of its votes in favor of any nominee designated by it pursuant to the provisions of the Amended Governance Agreement.


     Pursuant to the Amended Governance Agreement, in any vote to amend the terms of the Special Common Stock, Roche will vote its shares of Special Common Stock, if any, in proportion to the votes cast by the holders of Special Common Stock (other than Roche and its affiliates).

RESTRICTIONS ON TRANSFERS OF COMMON STOCK BY ROCHE


     Roche has agreed in the Amended Governance Agreement that it will not sell or otherwise transfer any shares of Common Stock or shares of Special Common Stock, except (i) pursuant to a registered underwritten public offering subsequent to April 30, 2000 (or earlier, if it becomes illegal for Roche to own Genentech stock or exercise rights of ownership with respect to the Genentech stock) in accordance with its registration rights under the Amended Governance Agreement (see " -- Registration Rights"), (ii) pursuant to Rule 144 promulgated under the Securities Act, subsequent to April 30, 2000 (or earlier, if it becomes illegal for Roche to own the Genentech Stock or exercise rights of ownership with respect to the Genentech Stock), provided that any such sale will be subject to the volume and manner of sale limitations set forth in such rule, whether or not legally required, (iii) to any entity directly or indirectly 100% owned by Roche Holding or (iv) after the last day of the Put Period in a Liquidating Sale (as hereinafter defined) so long as the sale is a sale of all Common Stock and Special Common Stock beneficially owned by Roche Holding and Roche Holding's Voting Interest is not below 50%.


     In the event Roche determines to sell its entire equity interest in Genentech after the last day of the Put Period, the Amended Governance Agreement is designed to afford the minority holders the ability to participate in such a transaction provided that a majority of the Independent Directors and minority stockholders approve. Thus, for purposes of the foregoing, a "Liquidating Sale" means (i) a sale of all Genentech stock beneficially owned by Roche Holding to any person or group that is acquiring all the outstanding voting stock of Genentech at a per share consideration having at least the same value, and to be paid in the same form as (or in cash), and not later than, the per share consideration to be paid to Roche and its affiliates in a transaction that has been approved by the Genentech Board and the stockholders in accordance with the requirements that would be applicable to a Business Combination under Article Eleventh proposed by Roche or (ii) if such transaction proposed by such person or group has been rejected by the Independent Directors or the stockholders entitled to vote thereon under Article Eleventh, the sale of all the Genentech stock beneficially owned by Roche Holding to such person or group for per share consideration having not more than the same value, and payable in the same form, as was so proposed to be paid to stockholders.

     Notwithstanding the foregoing, (x) no Liquidating Sale may be made prior to the time that such transaction is either rejected by the Independent Directors or the stockholders or consummated and (y) prior to the first anniversary of the last day of the Put Period, the per share value offered to the public in any Liquidating Sale may not be less than the final redemption price of the Special Common Stock under the Call Rights (adjusted appropriately for events occurring after the conversion thereof as if it were still outstanding). The good faith determination of the majority of the Independent Directors of the value of the consideration offered in any proposal will be conclusive and binding.

     The Amended Governance Agreement provides, however, that no Liquidating Sale will be permitted unless the transferee and each entity controlling such transferee shall have agreed in writing to be bound, and to cause their affiliates to be bound, by the terms of the Amended Governance Agreement as if it were Roche and has entered into a confidentiality agreement with Genentech substantially in the form of the confidentiality agreement between Roche Holding and Genentech dated October 13, 1989 (as modified by Section 6.01 of the 1990 Merger Agreement); provided that no transferee in a Liquidating Sale shall be entitled to Roche's rights under the Amended Governance Agreement with respect to the composition of the Genentech Board and the committees of the Genentech Board and the covenants of Genentech with respect to severance arrangements and marketing agreements.


     Roche has agreed in the Amended Governance Agreement that in the event of a Triggering Disposition, it will use its best efforts to sell additional shares of Common Stock within three years of the Triggering Disposition such that it will beneficially own not more than 20% of the outstanding shares of Common Stock. After a Triggering Disposition, Roche will have no further rights (i) to request redemption of the Special Common Stock, or (ii) with respect to the designation of members of committees of the Genentech Board, the requirement of unanimous approval with respect to certain Genentech Board nominees, the right to approve certain actions as described above and the right to negotiate first with Genentech and its subsidiaries with respect to material licensing or marketing agreements; provided, however, that no Triggering Disposition will relieve Roche of any of its obligations in connection with the Put Rights. Other than in connection with its obligations with respect to the Put Rights as described in " -- Capital Contribution and Assumption of Put Obligations by Roche," after a Triggering Disposition, Roche will not, without the prior written consent of the Genentech Board, acting alone or as part of a group, acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any Equity Securities or all or any substantial portion of the assets of, or otherwise seek to influence or control, in any manner whatsoever, the management or policies of Genentech until the fifteenth anniversary of the date it ceases to beneficially own more than 20% of the outstanding shares of Common Stock, provided that the foregoing will not apply to any of Roche's portfolio managers whose investment decisions are not directed by Roche.

REGISTRATION RIGHTS


     The Amended Governance Agreement provides that, at any time after April 30, 2000 or such earlier date as it shall have become illegal for Roche Holding to continue to own Genentech stock, directly or indirectly, or to exercise fully all rights of ownership with respect to Genentech stock, upon the request of Roche, Genentech will file a registration statement under the Securities Act as to the number of shares of Common Stock or Special Common Stock specified in such request; provided that, subject to certain exceptions, Genentech will not be required to file more than three registration statements that become effective and remain effective for a specified period. Roche's right to request such registrations is subject to certain conditions set forth in the Amended Governance Agreement, and Roche and Genentech have agreed to certain procedures relating to such registration rights, which are set forth in the Amended Governance Agreement; these conditions and procedures, however, remain identical to those of the Existing Governance Agreement. Roche is required to use all reasonable efforts to effect as wide a distribution of registered shares as possible, and no sale may be knowingly made to any person or entity which is part of any group that would, after giving effect to such sale, own more than 5% of the outstanding Shares or 5% of the Company's Equity Securities.



     All expenses incident to the performance by Genentech of its obligations with respect to the registration of Roche's Genentech stock will be borne by Genentech except that Roche has agreed to pay any registration or filing fees payable under any federal or state securities or Blue Sky laws and certain expenses to be directly incurred by Roche, including underwriting fees, discounts and commissions and counsel fees. Genentech and Roche each have agreed to indemnify the other, in certain instances, with respect to liability incurred in connection with such registrations.


CERTAIN COVENANTS

     Genentech, pursuant to the Amended Governance Agreement, will not and will not permit any of its subsidiaries to, (i) enter into any contract, agreement, plan or arrangement covering any director, officer or employee of Genentech or any of its subsidiaries that provides for the making of any payments, the acceleration of vesting of any benefit or right of any other entitlement contingent upon (A) the Merger or the exercise by Roche of any of its rights under the Amended Governance Agreement to representation on the Genentech Board (and its committees) or any acquisition by Roche of securities of Genentech (whether by merger, tender offer, private or market purchases or otherwise) not prohibited by the Amended Governance Agreement or (B) the termination of employment after the occurrence of any such contingency if such payment, acceleration or entitlement would not have been provided but for such contingency or (ii) amend any existing contract, agreement, plan or arrangement to so provide.

AMENDMENTS; TERMINATION

     The provisions of the Amended Governance Agreement, by its terms, may not be waived or amended without the approval of a majority of the Independent Directors. Genentech intends to notify stockholders in the event that any material provision of the Amended Governance Agreement is waived or amended.

     The Amended Governance Agreement, by its terms, will terminate at such time as Roche and its affiliates beneficially own 100% of the voting stock of Genentech, except that Roche's agreement with respect to the indemnification of Genentech and certain other persons in connection with a redemption of the Special Common Stock pursuant to the Call Rights or the Put Rights and Roche's agreement with respect to the treatment of options, warrants and convertible securities following any such redemption, will survive such termination.

                           GUARANTY OF ROCHE HOLDING

GENERAL

     Upon consummation of the transactions contemplated by the Merger Agreement, Roche Holding will deliver the Guaranty to Genentech. THE FOLLOWING DESCRIPTION OF THE TERMS AND CONDITIONS OF THE GUARANTY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE GUARANTY, A FORM OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS EXHIBIT B TO ANNEX A AND INCORPORATED HEREIN BY REFERENCE.


     Pursuant to the Guaranty, Roche Holding unconditionally and irrevocably guarantees to Genentech the prompt and full discharge by Roche of all of Roche's covenants, agreements, obligations and liabilities described under "The Amended Governance Agreement -- Capital Contribution and Assumption of Put Obligations by Roche." The Guaranty applies to all such obligations, including, without limitation, the due and punctual payment of all amounts which may become due and payable to the Company and/or to the holders of Special Common Stock. With respect to all obligations to pay money, such Guaranty is a guaranty of payment and not merely of collection. If Roche defaults in the due and punctual performance of any of its covenants, agreements, obligations and liabilities described above, or in the full and timely payment of any amounts owed pursuant to such covenants, agreements, obligations and liabilities described above, Roche Holding has agreed to forthwith perform or cause to be performed such covenants, agreements, obligations and liabilities described above, and forthwith make full payment of any amount due with respect thereto at its sole cost and expense. For information concerning Roche, Roche Holding and the Roche Group, see "Certain Information Concerning Roche and Roche Holding" below.


COVENANTS

     Under the Guaranty, Roche Holding has agreed to be bound by the provisions of the Amended Governance Agreement and to abide, and to cause its affiliates to abide, by the obligations and limitations set forth therein as if it were Roche, and has agreed and acknowledged that any limitation or restriction on Roche set forth therein will be deemed to be, and will be construed as, a limitation or restriction on Roche Holding and its affiliates taken as a whole.

                            THE LICENSING AGREEMENT

     THE FOLLOWING DESCRIPTION OF THE LICENSING AGREEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF THE LICENSING AGREEMENT, A COPY OF WHICH WAS FILED WITH THE COMMISSION AS AN EXHIBIT TO THE REGISTRATION STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE.

LICENSES, OPTIONS, KNOW-HOW AND TRADEMARKS


     Pursuant to the Licensing Agreement, Genentech would agree to grant to HLR an exclusive patent, know-how and trademark license to use, sell and, under certain conditions, make in Canada: Activase(R) tissue plasminogen activator; Protropin(R) and Nutropin(R) human growth hormone; and Actimmune(R) interferon gamma 1-b, each as sold in Canada (collectively, the "Canada Products"). Genentech has also agreed to grant to HLR an exclusive patent, know-how and trademark license to use, sell and, under certain conditions, make Pulmozyme(R), dornase alpha ("DNase"), outside the United States (the "Roche Territory"). Except as noted below with respect to certain "in-licensed" products, the Licensing Agreement provides that Genentech will grant to HLR an option for an exclusive patent, know-how and trademark license in the Roche Territory on a product-by-product basis to use, sell and, under certain circumstances, make other Genentech products for which Genentech has rights as of April 12, 1995 or for which Genentech subsequently acquires rights ("Genentech Products"). For certain products in-licensed from (x) Scios Nova Inc. ("Scios Nova") (such products being referred to as "Scios Product") and (y) IDEC Pharmaceuticals Corporation ("IDEC") (such products being referred to as "IDEC Product"), Genentech will also grant to Roche an option for an exclusive patent and know-how license outside the United States with respect to Scios Product and IDEC Product to use, sell and, under certain conditions, make such product. In Canada, HLR's rights with respect to Scios Product and IDEC Product are subject to the preexisting co-promotion obligations of Genentech with respect to such products. For other human pharmaceutical products for which Genentech acquires rights in the HLR Territory by means of a patent and/or know-how license from a third party ("In-Licensed Product"), subject to the terms and conditions of the relevant license agreements relating to such products and HLR's acceptance of the terms and conditions thereunder, Genentech will grant to HLR an option for an exclusive patent and know-how license in the Roche Territory on a product-by-product basis to use, sell and, under certain circumstances, make such In-Licensed Products.



     Prior to the completion of the first Phase II trial for a particular product, Genentech retains authority to discontinue sole development of a product and, subject to the provisions of the Amended Governance Agreement, to license such product to a third party. See "The Amended Governance Agreement -- Affiliation Arrangements" above. Upon the completion of Phase II for a product, Genentech must notify HLR of this event and supply to HLR a reasonable summary of information regarding the product, including data from any Phase II trials. Within 30 days of such notification, the joint Commercialization Committee (as defined in the Licensing Agreement) must meet to review the results of the Phase II trials and other relevant data. Within 30 days of the commencement of such meeting, Roche must either exercise its option for the product or irrevocably waive it. For those products for which Phase II trials have already been completed as of the Effective Date, the Commercialization Committee must meet within 45 days of the Effective Date to review summary results of clinical data for such products. Within 90 days of the commencement of this meeting, HLR must either exercise or waive its option for a license for each such product on a product-by-product basis. If HLR waives its option, Genentech is free to develop and sell the product itself or with another party. If Genentech and HLR mutually agree, the options granted in the Licensing Agreement can be exercised prior to the completion of Phase II.



     The licenses and options for licenses described above are conditioned on HLR's using its best efforts in each country in the Roche Territory to take all steps necessary to obtain regulatory approval in an expeditious fashion and to sell the product in a manner so as to maximize revenues. The options granted in the Licensing Agreement expire ten years after the Effective Date. Thus, any option exercised by HLR during the ten-year term remains in effect for the full term of the license (as described below) and any unexercised option at the end of the ten-year period terminates.



     Under the Licensing Agreement with respect to the current Genentech and HLR collaborations on IIbIIIa antagonists and ras farnesyltransferase inhibitors, Genentech has the sole right in the United States, and HLR has the sole right in the Roche Territory, to use and sell such products. All research efforts on these products will continue to be shared in an equal manner; no royalties on sales shall be due from either party to the other. See "Certain Relationships and Related Transactions." The costs for development of certain products will be shared as described below under "-- Development and Marketing."


COMMERCIALIZATION COMMITTEES


     To manage collaborations between Genentech and HLR, the Licensing Agreement provides for the establishment of four committees: A Commercialization Committee to provide a forum for the exchange of information about Genentech Products; a Development Committee to coordinate development efforts between Genentech and HLR; a Management Committee to review annually the development and commercialization of all products covered by the Licensing Agreement, and a Finance Committee to discuss financial activities relating to the Licensing Agreement.


DEVELOPMENT AND MARKETING


     Under the Licensing Agreement, Genentech will have sole responsibility and full autonomy for the development and marketing of its products in the United States, and also in the Roche Territory with respect to products for which HLR does not exercise its option for a license. HLR will have sole responsibility for the development and marketing of products in the Roche Territory for which it has been granted an exclusive license or exercised its option for a license.



     Under the Licensing Agreement, HLR will, in general, reimburse Genentech for 50% of Genentech's development costs, depending on the payment mechanism described below, incurred in connection with a product for which HLR has been granted a license or for which HLR has exercised its option for a license, and for IIbIIIa antagonists and ras farnesyltransferase. With respect to Canada Products, HLR will reimburse Genentech for 10% of Genentech's development costs incurred in connection with such products. The mechanism for reimbursement of development costs incurred up to the date of HLR's exercise of its option for a product shall be either, at Genentech's election and with HLR's consent, of the following: (i) upon HLR's exercise of its option by payment by in full of 50% of the previously incurred development costs for that Product or (ii) by the payment of 150% of prospective development costs for that product until 50% of all previously incurred development costs for that product have been reimbursed. One-half of all development costs incurred after HLR's exercise of its option shall be reimbursed by HLR on an ongoing basis.


PRODUCTION AND SUPPLY


     Pursuant to the Licensing Agreement, Genentech will manufacture and supply to HLR clinical requirements of Genentech Products at cost and commercial requirements at cost plus a margin of 20% on such cost. HLR will manufacture and supply to Genentech clinical requirements of synthetic molecules other than peptides or proteins ("Small Molecule Products") at cost and commercial requirements at cost plus a margin of 20% on such cost. In-Licensed Products will be manufactured and supplied to Roche, whether by Genentech, the licensor or a third party, in a manner consistent with the license agreement for that product. HLR will pay 50% of Genentech's costs associated with developing a manufacturing process for products licensed by HLR. Genentech will pay that proportion of HLR's costs associated with developing a manufacturing process for a Small Molecule Product licensed by HLR that Genentech's expected revenues for sales of that product in the United States bears to expected worldwide sales of that product.


ROYALTIES AND OTHER PAYMENTS


     Genentech will receive the following royalties on product sales from HLR:


          (i) On DNase, (x) a royalty of 20% on sales in countries that are members of the European Economic Community or the European Free Trade Association and in Canada and (y) in all other countries which are part of the Roche Territory, a royalty of 12.5% for the first $100 million in aggregate sales and thereafter a royalty of 15% for aggregate sales in excess of $100 million until the later in each country of the expiration of Genentech patents or 25 years from first commercial introduction;


          (ii) On Canada Products, a royalty of 20% on sales of each such product until the later of the expiration of a relevant Genentech patent in Canada or 25 years from the Effective Date (with respect to Activase, HLR will pay an additional 10% royalty on sales in each year that exceed 110% of 1994 Activase sales up to a total payment of $27 million);



          (iii) On each Genentech Product for which HLR exercises its option, a royalty of 12.5% for the first $100 million in aggregate sales and thereafter a royalty of 15% for aggregate sales in excess of $100 million until the later in each country of the expiration of a relevant Genentech patent or 25 years from first commercial introduction;



          (iv) On Scios Product if HLR exercises its option, a royalty of 20% on sales for so long as Genentech is paying royalties to Scios Nova on sales of Scios Product and thereafter a royalty of 8% for aggregate annual sales of $150 million or less and 10% for aggregate annual sales in excess of $150 million until the later in each country of the expiration of a relevant Genentech patent or 25 years from first commercial introduction;



          (v) On IDEC Product if HLR exercises its option, a royalty of 20% on sales for so long as Genentech is paying royalties to IDEC on sales of IDEC Product and thereafter a royalty of 8% for aggregate annual sales of $75 million or less and 10% for aggregate annual sales in excess of $75 million until the later in each country of the expiration of a relevant Genentech patent or 25 years from first commercial introduction;


          (vi) On In-Licensed Products, a mutually agreeable royalty to be negotiated for each such product; and

          (vii) On the expiration of any of the foregoing royalties, on a product for which HLR continues to use a Genentech trademark, a royalty of 2% for so long as the trademark is used.



     In addition to the foregoing royalties, if HLR exercises its option for Scios Product, HLR will pay Genentech $25 million and will reimburse Genentech for certain one-time milestone payments that Genentech is obligated to pay upon the occurrence of such milestones to Scios Nova. If Roche exercises its option for IDEC Product, HLR will pay Genentech $10 million and will reimburse Genentech for 50% of certain Genentech development costs and for certain one-time milestone payments that Genentech is obligated to pay upon the occurrence of such milestones to IDEC.


TRANSITION PROVISIONS


     Pursuant to the Licensing Agreement, the operations of Genentech Canada, Inc., Genentech Europe Limited and Genentech Ltd. (Japan) will be transferred to HLR as soon as possible following consummation of the Merger but by no later than January 1, 1996. Genentech and HLR will discuss and mutually agree with respect to the continuing status of the employees of those organizations. The records for those organizations and any appropriate product dossiers and registrations will be transferred to HLR. HLR will assume any real property leases of those organizations as well as any other liabilities that have arisen in the normal course of business, with the exception of a line of credit to Genentech Canada, Inc. used to purchase Activase rights and severance costs relating to not more than six employees of Genentech Europe Limited.


TERM AND TERMINATION


     The Licensing Agreement expires with respect to any individual product when royalties are no longer payable by HLR to Genentech on sales of such product. Other termination provisions include the following: HLR has the right to terminate a license for a product upon six months notice if it has completed at least one Phase III clinical trial and the results of that trial are unable to support the registration of that product, or the results of other trials establish that further development would not provide data sufficient to support registration, and in such case, all rights to the product revert to Genentech. If HLR fails to use its best efforts to commercialize a product in a country and fails to take adequate remedial measures, Genentech may (i) terminate the agreement with respect to that product in that country if a registration has not been initiated or (ii) convert the exclusive license for that product in that country to a nonexclusive one if registration has been initiated. Genentech may terminate its development or commercialization at any time for any product which has been licensed to HLR, and such product shall then be subject to Section 3.07 of the Amended Governance Agreement, provided that if such termination is for reasons other than safety concerns, Genentech will have an obligation for up to two years to provide HLR's clinical and commercial requirements. Either party may terminate the Licensing Agreement for the breach of a material obligation of the other. Genentech may terminate HLR's option for a license for products if HLR's equity ownership in Genentech is less than 50% at any time.


                 HOLDERS OF GENENTECH'S DEBENTURES AND WARRANTS


     Holders of the 5% Convertible Subordinated Debentures due 2002 of Genentech (the "Debentures") who convert their Debentures into Common Stock prior to the Effective Time pursuant to the terms of the Indenture, dated as of March 27, 1987 (the "Indenture"), by and between Genentech and The Bank of New York (the "Trustee"), will have their Common Stock converted into and exchanged for Special Common Stock on the same basis as other holders of Common Stock. See "The Merger Agreement -- Conversion and Exchange of Common Stock and Merger Subsidiary Common Stock."



     Debentures not converted into Common Stock prior to the Effective Time will remain outstanding following the Effective Time as obligations of Genentech as the surviving corporation in the Merger. Pursuant to the Indenture, the holders of the Debentures who do not convert their Debentures prior to the Effective Time will thereafter have the right to convert such Debentures into the number of shares of Special Common Stock they would have received in the Merger had they converted their Debentures immediately prior to the Effective Time (subject to further adjustment for events subsequent to the Merger (including the conversion, if any, of Special Common Stock into Common Stock in 1999) in the manner provided in the Indenture). As required by the Indenture, Genentech will deliver a Supplemental Indenture to the Trustee at the Effective Time which will provide for such adjustment.


     For information as to the terms of the Debentures, including the terms relating to conversion, see the Annual Report on Form 10-K of Genentech for the year ended December 31, 1994, which is incorporated herein by reference.


     Holders of warrants issued by Genentech (the "Warrants") to purchase Common Stock who exercise such Warrants and purchase Common Stock prior to the Effective Time pursuant to the terms of the Warrants, will have their Common Stock converted into and exchanged for Special Common Stock on the same basis as other holders of Common Stock. See "The Merger Agreement -- Conversion and Exchange of Common Stock and Merger Subsidiary Common Stock."



     The Warrants will remain outstanding following the Effective Time as obligations of Genentech as the surviving corporation in the Merger. Pursuant to the terms of the Warrants, each Warrant that is not exercised prior to the Effective Time will become exercisable, in accordance with its terms, for the number of shares of Special Common Stock that the holder of such Warrant would have received in the Merger had such holder exercised such Warrant immediately prior to the Effective Time (subject to the adjustment for events subsequent to the Merger (including the conversion, if any, of Special Common Stock into Common Stock in 1999) in the manner provided in the Warrants). As required by the Warrants, Genentech will file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent an officer's certificate which will provide for the adjustment described above.


     Roche will agree in the Amended Governance Agreement to make appropriate provisions to assure that any options, warrants, rights or securities convertible into or exercisable or exchangeable for Special Common Stock outstanding on the date of redemption of the Special Common Stock pursuant to the Call Rights or the Put Rights (whether or not convertible, vested, exercisable or exchangeable on such date) become convertible into or exercisable or exchangeable for consideration of the same type and amount as the holders thereof would have received had they converted, exercised or exchanged such options, warrants, rights or securities prior to such date. The Amended Governance Agreement provides, however, that such provision will not be deemed or construed as a waiver of any other rights that a holder of any such securities may have.

         CERTAIN PROJECTIONS OF FUTURE OPERATIONS AND OTHER INFORMATION


     The projected financial information set forth below was not prepared with a view to publication nor with a view toward complying with published guidelines of the Commission or the American Institute of Certified Public Accountants regarding projections and forecasts. The projections set forth under "-- April Information" are included herein only because they were considered by the Special Committee and the Genentech Board during the course of its decision to enter into the Proposed Transactions and because they were provided to Roche, and the projections set forth under "September Information" are included because they update the prior information.



APRIL INFORMATION


     The following projected financial information was completed by Genentech on April 28, 1995, was delivered to Roche on April 29, 1995 and was presented to the Special Committee at the meetings held on April 29 and 30, 1995. Although the Company had previously prepared projected financial information, such projections were revised downward to reflect the Company's belief that certain products in development would be commercially viable at dates later than had previously been anticipated.

     The information was presented in two forms, the first of which did not take into account the effects of the Licensing Agreement:


     1995-2000 BASE FINANCIAL PROJECTIONS -- BEFORE NEW LICENSING AGREEMENT



                   ($ in millions, except per share amounts)


                                                               YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------------
                                                  1995     1996     1997     1998     1999     2000
                                                  -----   ------   ------   ------   ------   ------
Revenues........................................  $ 930   $1,025   $1,190   $1,380   $1,600   $1,965
Net Income......................................    165      185      210      255      325      470
Earnings Per Share..............................   1.35     1.50     1.64     2.00     2.48     3.55

     Under the Licensing Agreement, the international (European and Canadian) operations included in the foregoing projected financial information would be excluded. In lieu of these operations, Genentech would receive royalties on product sales outside the U.S. and a margin on sales of product supplied by Genentech to Roche for these markets. In addition Roche would pay 50% of the development costs incurred by Genentech in respect of products with respect to which Roche exercises its option under the Licensing Agreement. See "The Licensing Agreement."


     The second set of projected financial information gives effect to the estimated effects on the above Base Financial Projections of the Licensing
Agreement:



        1995-2000 FINANCIAL PROJECTIONS -- AFTER NEW LICENSING AGREEMENT



                   ($ in millions, except per share amounts)


                                                               YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------------
                                                  1995     1996     1997     1998     1999     2000
                                                 ------   ------   ------   ------   ------   ------
Revenues.......................................  $1,005   $1,065   $1,210   $1,305   $1,460   $1,725
Net Income.....................................     230      260      275      300      335      445
Earnings Per Share.............................    1.87     2.10     2.19     2.33     2.57     3.38


     Both sets of projected financial information set forth above were based on certain common assumptions: (i) the absence of dividends or share repurchases by the Company; (ii) no significant acquisitions by the Company; (iii) certain assumed rates of taxation; and (iv) probability adjusted projections of expenses and sales. The projected financial information which takes account of the potential impact of the Licensing Agreement further assumes that: (i) Roche will exercise its option with respect to all of the Company's products in development, and the Company will be reimbursed for 50% of the total amount of costs incurred with respect to a product up to the date of the exercise of such option; (ii) Roche will pay the Company for 50% of such previously incurred development costs by reimbursing the Company at 150% of prospectively incurred development costs as described under "The Licensing Agreement -- Development and Marketing;" (iii) Roche will accept the Company's calculation of development costs associated with such products; (iv) sales of the Company's currently existing products outside the United States will remain at approximately the same levels assumed in the Base Financial Projections set forth above; (v) any increase in revenues resulting from the Licensing Agreement would flow to earnings rather than be used by the Company to accelerate new product development; (vi) 1995 special charges, including expenses associated with the Merger are excluded; and (vii) Genentech's operations outside the United States will be transferred to Roche as of January 1, 1996.



SEPTEMBER INFORMATION



     On September 8, 1995 the following updated projected financial information was delivered to the Genentech Board and to Roche. Such information takes into account developments since the preparation of the projected financial information set forth above under "-- April Information" and reflects Genentech's management's estimates of the effect of such developments on such previously prepared information. Specifically, management of Genentech took into account the effects of (i) updated estimates as to the timing of the development and approval of certain products, (ii) updated estimates as to the probability of successful development and approval of certain products, and (iii) Genentech's management's updated projections of sales and related expenses for certain current products and products in development. Other than as described in this paragraph and as set forth below, the assumptions upon which the following information is based are substantially the same as those set forth in the immediately preceding paragraph.



     Three sets of projected financial information were delivered to the Genentech Board and to Roche on September 8, 1995.



     The first set of projected financial information reflects the estimated effects of developments since April 1995 on the "1995 - 2000 Base Financial Projections -- Before New Licensing Agreement" set forth above under "-- April Information." As was the case in connection with the preparation of the projected financial information set forth above under "-- April Information," the following projected financial information assumes that one new product will be put into development each year:



UPDATED 1995 - 2000 BASE FINANCIAL PROJECTIONS -- BEFORE NEW LICENSING AGREEMENT



                   ($ in millions, except per share amounts)



                                                          YEAR ENDED DECEMBER 31,
                                        -----------------------------------------------------------
                                        1995      1996       1997       1998       1999       2000
                                        ----     ------     ------     ------     ------     ------
Revenues..............................  $942     $1,003     $1,098     $1,228     $1,390     $1,679
Net Income............................   171        174        179        206        238        360
Earnings Per Share....................  1.40       1.41       1.41       1.62       1.82       2.73



     The second set of projected financial information reflects the estimated effects of developments since April 1995 on the "1995 - 2000 Financial Projections -- After New Licensing Agreement" set forth above under "-- April Information." As was the case in connection with the preparation of the April information, this second set of projected financial information gives effect to the estimated impact on the Updated Base Financial Projections of the Licensing Agreement and, in addition, takes into account the possibility that HLR may elect not to exercise its option with respect to all development projects. See "The Licensing Agreement." As in the case of the projected financial information set forth in the immediately preceding table, the following projected financial information assumes that one new product will be put into development each year:



   UPDATED 1995 - 2000 FINANCIAL PROJECTIONS -- AFTER NEW LICENSING AGREEMENT



                   ($ in millions, except per share amounts)



                                                          YEAR ENDED DECEMBER 31,
                                        -----------------------------------------------------------
                                        1995      1996       1997       1998       1999       2000
                                        ----     ------     ------     ------     ------     ------
Revenues..............................  $958     $1,032     $1,134     $1,205     $1,345     $1,555
Net Income............................   184        248        252        268        291        387
Earnings Per Share....................  1.52       2.02       2.02       2.08       2.23       2.92



     The third set of projected financial information reflects the estimated effects on the projections set forth in the immediately preceding table of the Company's current intention to accelerate its product development efforts by bringing three new products or product indications into development in the next year, rather than one product, as is assumed in each of the other sets of projected financial information set forth in this section. The third set of information also assumes that in addition to product revenue reflected in the immediately preceding table, one additional new product or product indication will be approved during the period covered by the projections. All other assumptions used in preparing the following projections are consistent with the assumptions upon which the projected financial information set forth in the preceding table is based:



   UPDATED 1995 - 2000 FINANCIAL PROJECTIONS -- AFTER NEW LICENSING AGREEMENT


                    AND WITH ACCELERATED PRODUCT DEVELOPMENT



                   ($ in millions, except per share amounts)



                                                           YEAR ENDED DECEMBER 31,
                                        -------------------------------------------------------------
                                         1995      1996       1997       1998       1999       2000
                                        ------    -------    -------    -------    -------    -------
Revenues..............................  $  958    $ 1,031    $ 1,132    $ 1,203    $ 1,390    $ 1,580
Net Income............................     184        227        236        243        305        389
Earnings Per Share....................    1.52       1.85       1.90       1.89       2.34       2.94



CERTAIN SIGNIFICANT CONSIDERATIONS



     All of the projections set forth above are necessarily based upon assumptions with respect to Genentech, the pharmaceutical and biotechnology industries, general business and economic conditions, and other matters and are inherently uncertain and involve numerous factors beyond Genentech's control, including, without limitation, Roche's decision whether to exercise its options under the Licensing Agreement. To the extent that such projections reflect the anticipated sales performance of products currently marketed by Genentech and products currently licensed by Genentech to third parties, such projections were developed based upon information, in the nature of estimates, forecasts and projections, provided by members of Genentech's staff. The anticipated sales performance of potential new products that are currently in various stages of Genentech's research and development process, and new indications for existing products, were generated for purposes of the projections from estimates of the potential markets for such products based upon analyses of the patient populations for the health conditions to be treated by such products and estimates of sale prices for such products. The projections assumed that such new products will in fact be developed; will be effective; will obtain all necessary governmental approvals; and will be introduced into the market; all in accordance with management's current plans, including the timing assumptions thereof, with respect to such products and, in most cases, prior to the introduction of competitive products. However, in light of the uncertainties inherent in any predictions as to whether and when the development of such products can be successfully completed, management probability adjusted such projected expenses and sales for new products and new indications on a product-by-product basis in arriving at the projections set forth above. Management believes that this probability adjustment, although subjective, is appropriate in light of the uncertainties inherent in Genentech's business.



     The methods and assumptions used in preparing the projected financial information set forth in this section "Certain Projections of Future Operations and Other Information" involved significant elements of subjective judgment which may or may not prove to be correct. Further, management recognized that the product-by-product probability adjustment applied in the projections (to the extent they relate to or are derived from the potential sales and expenses of new products and new indications) may not adequately take into account the possibility that some or all of the projected new products and indications may not be successfully developed within the five-year period. ACCORDINGLY, SUCH PROJECTED FINANCIAL INFORMATION IS NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE OF GENENTECH, WHICH MAY BE SIGNIFICANTLY LESS FAVORABLE OR MORE FAVORABLE THAN AS SET FORTH ABOVE. THE INCLUSION OF SUCH PROJECTED FINANCIAL INFORMATION HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY GENENTECH THAT THE PROJECTED RESULTS INDICATED WILL BE ACHIEVED OR THAT THE SPECIFIC DEVELOPMENT STRATEGY REFLECTED IN EACH OF THE CASES SET FORTH ABOVE WILL BE ADOPTED. BECAUSE SUCH PROJECTED FINANCIAL INFORMATION IS INHERENTLY SUBJECT TO UNCERTAINTY, GENENTECH ASSUMES NO RESPONSIBILITY FOR ITS ACCURACY.

     The foregoing projections are not included in this Proxy Statement/Prospectus in order to induce any stockholder to vote for approval of the Proposal. Neither Genentech nor any of its financial or other advisors or any of their respective directors or officers assumes any responsibility for the accuracy of such projections. Genentech's independent auditors have not performed any procedures with respect to such projections and, accordingly, assume no responsibility for them. Such projections are not to be regarded as facts and should not be relied upon as an accurate representation of future results. In addition, because the estimates and assumptions underlying such projections are based upon events and circumstances that have not taken place and are inherently subject to significant scientific, financial, market, economic and competitive uncertainties and contingencies which are difficult or impossible to predict accurately and are beyond Genentech's control, there can be no assurance that the projections will be realized. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than those set forth above.



     None of the Special Committee, the Independent Committee, the Genentech Board nor Roche has been provided further updates of the projected financial information set forth above since their respective presentation to the Genentech Board on April 29 and 30, 1995 and delivery to the Genentech Board and Roche on September 8, 1995.


                         CERTAIN INFORMATION CONCERNING
                            ROCHE AND ROCHE HOLDING


     Roche Holding is the parent company of an international health care concern operating in more than 100 countries and employing approximately 60,000 people worldwide. It was incorporated in 1896 in Basel, Switzerland, under the name of
F. Hoffmann-La Roche & Co. Limited Company. In June 1989, Roche Holding assumed its present name and transferred its operating businesses and related assets and liabilities to a newly established subsidiary, F. Hoffmann-La Roche Ltd, also incorporated in Switzerland and having its principal office in Basel. The address of the principal office of Roche Holding is Grenzacherstrasse 124, CH-4002, Basel, Switzerland. Roche Holding's business consists principally of four divisions: Pharmaceuticals, Vitamins and Fine Chemicals, Diagnostics and Fragrances and Flavors.


     Roche Holding's capital stock is officially listed on the stock exchanges of Zurich, Basel and Geneva.


     Roche, which was incorporated in the State of Delaware in 1987, is an indirect wholly owned subsidiary of Roche Holding and is the holding company for the principal operating subsidiaries of Roche Holding in the United States. Roche, through its various direct and indirect subsidiaries, engages primarily in the development and manufacture of pharmaceuticals, vitamins and fine chemicals, diagnostics, flavors and fragrances, and in the business of analytical laboratory services. In 1994, revenues of Roche were $4.5 billion, an increase of 15% over the previous year. Roche and Roche Holding are members of the Roche Group. Certain financial statements of the Roche Group are set forth below.



     Roche Finance Ltd, a Swiss corporation ("Roche Finance"), owns 100% of the stock of Roche, and in turn is a wholly owned subsidiary of Roche Holding. Roche Finance is a holding company having participations in various subsidiaries of Roche Holding. Roche Finance was incorporated in 1971 in Basel, Switzerland, under the name Roche Chemie AG and assumed its present name in July 1989. The address of the principal office of Roche Finance is Grenzacherstrasse 124, CH-4002, Basel, Switzerland.



     None of Roche, Roche Holding, or Roche Finance has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or other similar misdemeanors); or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


     Other than as described in "Summary and Special Factors -- The 1990 Merger", "General Information -- Required Vote", none of Roche, Roche Holding, or Roche Finance is the direct or indirect beneficial owner of any security of Genentech or, other than as described in this Proxy Statement/Prospectus, has any contract, arrangement, understanding or relationship with respect to any securities of Genentech.

     Other than as described in "The Proposed Transactions -- Background of the Proposed Transactions," none of Roche, Roche Holding, or Roche Finance has since January 1, 1993 had any contacts, negotiations, or entered into any transactions with Genentech concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets, or entered any contracts, arrangements, understandings or relationships with Genentech or any of its executive officers, directors, controlling persons or subsidiaries.



     Merger Subsidiary, a wholly owned subsidiary of Roche, was incorporated in the State of Delaware in May of 1995 and has never carried on any independent business activities other than those incident to its formation and the Merger. For these reasons, no meaningful financial data are available with respect to Merger Subsidiary. Merger Subsidiary owns no physical properties and has no subsidiaries. There are no pending legal proceedings to which Merger Subsidiary is a party or which relate to the property of Merger Subsidiary.



FINANCIAL INFORMATION OF THE ROCHE GROUP



     The following consolidated financial statements relating to the Roche Group have been extracted from the 1994 Annual Report and 1995 Half-Year Report of the Roche Group which have been submitted to the Commission pursuant to Rule 12g3-2(b) under the Exchange Act. The consolidated financial statements for the two-year period ended December 31, 1994 and at December 31, 1994 and 1993 were audited by Price Waterhouse AG, Group Auditors. The consolidated financial statements for the half-years ended June 30, 1995 and June 30, 1994 have not been audited. The financial data set forth below are qualified in their entirety by reference to the 1994 Annual Report and 1995 Half-Year Report of the Roche Group and the other documents submitted by Roche Holding to the Commission under Rule 12g3-2b including the financial statements and related notes contained therein. These documents may be obtained from Roche Holding at the address listed above or inspected and copied at the public reference facilities maintained by the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.



     The Roche Group prepared its consolidated financial statements published in the 1994 Annual Report and the 1995 Half-Year Report and presented below in accordance with the accounting principles formulated by the International Accounting Standards Committee ("IASC"). The IASC was established in 1973 by professional accountancy bodies from around the world (including the American Institute of Certified Public Accountants) with the following objectives: (i) to formulate and publish in the public interest accounting standards to be observed in the presentation of financial statements and to promote their worldwide acceptance and observance; and (ii) to work generally for the improvement and harmonization of regulations, accounting standards and procedures relating to the presentation of financial statements.



     There are currently 110 member bodies of the IASC in 82 countries, including the United States. With representation on the board of the IASC, the influence of the United States is noticeable in the extent to which International Accounting Standards ("IAS") rely on United States generally accepted accounting principles ("US GAAP") in many cases.



     Because of the need initially to satisfy the requirements of many diverse legal and accounting systems around the world, the 31 standards originally issued by the IASC contain alternative accounting treatments for similar transactions. With a view to facilitating multinational securities offerings, the IASC is continuing to work toward improving existing standards so that they may be accepted by the International Organization of Securities Commissions as mutually acceptable standards of accounting and disclosure. The key to this process is harmonization through reduction of the number of alternative accounting treatments considered as acceptable under IAS. In January 1989, the IASC published an exposure draft ("E 32") on "Comparability of Financial Statements" setting forth proposals to eliminate or restrict 26 available options. Following comments received on E 32, the proposals -- in some cases in modified form -- were built into a "Statement of Intent" (July 1991). The latter has formed the basis for a series of exposure drafts setting forth the detail of the proposed revisions to current IAS. In November 1993, the board of the IASC approved revisions to 10 current standards which took effect on January 1, 1995. These revised standards generally do not require material changes in the principles of valuation and measurement currently applied by the Roche Group.

However, application of the revised standard for business combinations will require that the Roche Group recognize goodwill arising after January 1, 1995 as an intangible asset to be amortized by charging it as an expense over its useful life. Further revisions are being considered on an ongoing basis. At the end of this revision process, the accounting and disclosure requirements will be somewhat more restrictive than at present, and adaptations of Roche Group accounting policies may well ensue.



     The specific accounting principles adopted by the Roche Group from the alternatives currently allowed under IAS are generally similar to US GAAP. However, the following divergences in respect of recognition and measurement criteria exist:



     - Amortization of intangible assets: As under US GAAP, the Roche Group amortizes purchased intangible assets over their estimated economic lives. However, a maximum life of 20 years is allowed, in contrast to the 40 years permitted under US GAAP.



     - Business combinations: US GAAP requirements for accounting for business combinations are similar to those applied by the Roche Group, except with respect to the treatment of goodwill, certain limited matters relating to the determination of fair value and acquisition costs and the treatment of acquired in-process research and development. US GAAP requires capitalization of goodwill on acquisitions, with amortization over a maximum of 40 years. Further, US GAAP requires the determination of a fair value for in-process research and development which has been acquired and the charging to expense of the amount so determined. The Roche Group charged acquired goodwill directly to retained earnings for business combinations through December 31, 1994, as was allowed under IAS 22, and includes acquired in-process research and development as part of the goodwill amount.



     - Capitalization of borrowing costs: US GAAP requires, under certain circumstances, the capitalization of the interest costs incurred on qualifying assets in preparing them for their intended use. In contrast, the Roche Group expenses all such interest cost, as allowed by IAS 23.



     - Pensions: Through December 31, 1994, IAS allowed a wider range of alternative valuation and actuarial methods for accounting for pensions than does Financial Accounting Standard ("FAS") 87 in the United States. Local companies of the Roche Group accounted for pensions in accordance with the legal regulations, fiscal requirements and economic conditions of the countries in which employees are employed. Funded pension plans in the companies in the United States follow FAS 87.



     - Markable securities: US GAAP requires that investments in equity securities that have readily determinable fair values and investments in debt securities be classified in three categories and accounted for as follows:



          -- debt securities that the enterprise has the positive intent and ability to hold to maturity be classified as "held to maturity securities" and reported at amortized cost.



          -- debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings.



          -- debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity.



       The Roche Group's marketable securities are included at the lower of cost or market value.



     The Roche Group's treatment of foreign currency exchange differences is consistent with both IAS 21 and FAS 52 in the United States: currency transaction differences are taken directly to income, while currency translation differences arising on the translation of the financial statements of subsidiaries reporting in currencies other than the Swiss franc ("Sfr.") are taken directly to retained earnings.



     The Roche Group's accounting policy for post-retirement benefits other than pensions was changed in 1992 to comply with FAS 106. A liability has been included in the financial statements which is sufficient to cover the present value of the accumulated benefit obligation based on certain assumptions. A charge has been made as a separate item in the statement of income which reflects the cumulative after-tax effect.



     The consolidated financial statements of the Roche Group are published in Swiss francs. The following table sets forth, for the periods and dates indicated, certain information concerning the exchange rate for Swiss francs into U.S. dollars based upon the noon buying rate in New York City for cable transfers in foreign currencies as determined from publicly available sources, are provided for convenience, and are not necessarily the rates used by the Roche Group.



                             (SFR. PER U.S. DOLLAR)



               PERIOD             AT DECEMBER 31     AVERAGE RATE(1)        HIGH             LOW
    ----------------------------  --------------     ---------------     -----------     -----------
    1992........................  Sfr. 1.4665          Sfr. 1.4060       Sfr. 1.5508     Sfr. 1.2173
    1993........................       1.4850               1.4778            1.5470          1.3849
    1994........................       1.3100               1.3581             1.491          1.2450


---------------

(1) The average of the exchange rates on the last day of each month during the year.



     The noon buying rate in New York City on June 30, 1995 and on August 24, 1995, were, respectively, 1.1515 Sfr. per U.S. dollar and 1.2210 Sfr. per U.S. dollar.

                   CONSOLIDATED BALANCE SHEETS AT 31 DECEMBER



                                                                            1994         1993
                                                                           ------       ------
                                                                             (IN MILLIONS OF
                                                                              SWISS FRANCS)
ASSETS
LONG-TERM ASSETS
Property, plant and equipment(2).........................................   8,050        6,789
Intangible assets(3).....................................................   4,261        1,496
Other long-term assets(4)................................................   1,238        1,237
                                                                           -------      -------
     Total long-term assets..............................................  13,549        9,522
                                                                           -------      -------
CURRENT ASSETS
Inventories(5)...........................................................   3,690        3,127
Accounts receivable -- trade(6)..........................................   2,987        2,664
Other receivables and prepaid expenses(7)................................   1,709          917
Marketable securities(8).................................................  13,116       12,801
Cash.....................................................................   1,182        1,895
                                                                           -------      -------
     Total current assets................................................  22,684       21,404
                                                                           -------      -------
     Total assets........................................................  36,233       30,926
                                                                           =======      =======
EQUITY AND LIABILITIES
EQUITY
Share capital............................................................     160          160
Retained earnings and reserves...........................................  16,262       17,754
                                                                           ------       ------
Shareholders' equity per accompanying statement(9).......................  16,422       17,914
Minority interests(10)...................................................     861          625
                                                                           ------       ------
     Total shareholders' equity and minority interests...................  17,283       18,539
                                                                           ------       ------
LONG-TERM DEBT(11).......................................................   5,210        4,723
                                                                           ------       ------
NON-CURRENT LIABILITIES
Deferred income taxes(12)................................................   1,088          888
Pensions and similar obligations(13).....................................     733          725
Obligations for warrants(11).............................................   1,055          612
Other....................................................................   1,948          973
                                                                           ------       ------
     Total non-current liabilities.......................................   4,824        3,198
                                                                           ------       ------
CURRENT LIABILITIES
Accounts payable -- trade................................................     751          662
Other payables and accrued liabilities(14)...............................   4,198        2,984
Current portion of long-term debt(11)....................................     669          163
Short-term debt(11)......................................................   3,298          657
                                                                           ------       ------
     Total current liabilities...........................................   8,916        4,466
                                                                           ------       ------
TOTAL EQUITY AND LIABILITIES.............................................  36,233       30,926
                                                                           ======       ======



  Reference numbers indicate corresponding Notes to the Consolidated Financial
                                   Statements

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY



                                                                              1994       1993
                                                                             ------     ------
                                                                              (IN MILLIONS OF
                                                                               SWISS FRANCS)
SHARE CAPITAL
Balance at 1 January.......................................................     160        160
                                                                             -------    -------
Balance at 31 December.....................................................     160        160
                                                                             -------    -------
RETAINED EARNINGS AND RESERVES
Balance at 1 January.......................................................  17,754     15,886
Additional paid-in capital from the exercise of warrants(9)................     558         --
Net income.................................................................   2,860      2,478
Dividends paid.............................................................    (404)      (312)
Goodwill of businesses acquired(1).........................................  (4,327)      (382)
Currency translation differences...........................................    (179)        84
                                                                             -------    -------
Balance at 31 December.....................................................  16,262     17,754
                                                                             -------    -------
     TOTAL SHAREHOLDERS' EQUITY AT 31 DECEMBER.............................  16,422     17,914
                                                                             =======    =======



  Reference numbers indicate corresponding Notes to the Consolidated Financial
                                  Statements.

                       CONSOLIDATED STATEMENTS OF INCOME



                                                                              1994       1993
                                                                             ------     ------
                                                                              (IN MILLIONS OF
                                                                               SWISS FRANCS)
SALES......................................................................  14,748     14,315
Cost of goods sold.........................................................  (4,870)    (5,178)
                                                                             -------    -------
GROSS PROFIT...............................................................   9,878      9,137
Marketing and distribution.................................................  (3,764)    (3,527)
Research and development(15)...............................................  (2,332)    (2,269)
Administrative.............................................................    (863)      (821)
Other operating income (expense), net(16)..................................    (263)      (172)
                                                                             -------    -------
OPERATING PROFIT...........................................................   2,656      2,348
Non-operating income (expense), net(17)....................................     936        786
                                                                             -------    -------
INCOME BEFORE TAXES........................................................   3,592      3,134
Taxes(18)..................................................................    (674)      (622)
                                                                             -------    -------
INCOME BEFORE MINORITY INTERESTS...........................................   2,918      2,512
Income applicable to minority interest(10).................................     (58)       (34)
                                                                             -------    -------
     NET INCOME............................................................   2,860      2,478
                                                                             =======    =======



  Reference numbers indicate corresponding Notes to the Consolidated Financial
                                  Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                  See note 22



                                                                              1994       1993
                                                                             ------     ------
                                                                              (IN MILLIONS OF
                                                                               SWISS FRANCS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.................................................................   2,860      2,478
Depreciation(2)............................................................     712        652
Amortization of intangibles(3).............................................     267        278
Deferred income taxes(18)..................................................      16         45
Income applicable to minority interests....................................      58         34
Increase in current assets.................................................    (706)      (605)
Increase in current liabilities............................................     252        407
Other......................................................................    (339)      (313)
                                                                             -------    -------
CASH PROVIDED BY OPERATING ACTIVITIES......................................   3,120      2,976
                                                                             -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from new long-term debt(11).......................................   1,360      2,754
Repayment of long-term debt(11)............................................    (613)    (2,066)
Proceeds from exercise and sale of warrants................................     887        596
Payment on exercise of bull spread warrants(11)............................    (730)        --
Increase (decrease) in short-term debt, net................................   2,274       (143)
Dividends paid.............................................................    (404)      (312)
Other......................................................................      98         61
                                                                             -------    -------
CASH PROVIDED BY FINANCING ACTIVITIES......................................   2,872        890
                                                                             -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment(2)..............................  (1,355)    (1,407)
Proceeds from disposal of property, plant and equipment and
  from sale of other assets................................................     522        176
Acquisitions of businesses, net of cash acquired(1)........................  (6,564)      (384)
Sales (purchases) of marketable securities, net and other..................     714     (3,260)
                                                                             -------    -------
CASH USED IN INVESTING ACTIVITIES..........................................  (6,683)    (4,875)
                                                                             -------    -------
Net effect of currency translation on cash.................................     (22)       (13)
                                                                             -------    -------
DECREASE IN CASH...........................................................    (713)    (1,022)
                                                                             -------    -------
Cash at beginning of year..................................................   1,895      2,917
                                                                             -------    -------
CASH AT END OF YEAR........................................................   1,182      1,895
                                                                             =======    =======



  Reference numbers indicate corresponding Notes to the Consolidated Financial
                                  Statements.

                         SUMMARY OF ACCOUNTING POLICIES



BASIS OF PREPARATION OF FINANCIAL STATEMENTS



     The financial statements of the Roche Group are based on the separate financial information of the Group companies prepared for the year ending 31 December using the accounting policies summarized below, which are in accordance with the principles formulated by the International Accounting Standards Committee. Certain amounts in the 1993 financial statements have been reclassified to be comparable with the 1994 presentation.



BASIS OF CONSOLIDATION



     The financial statements of the Group include Roche Holding Ltd and the companies which it controls. Control is the power to govern the financial and operating policies of an enterprise so as to obtain benefits from its activities. This control is normally evidenced when the Group owns, either directly or indirectly, more than 50% of the voting rights of a company's share capital. The equity and net income attributable to minority shareholders' interests are shown separately in the balance sheet and statement of income, respectively. All intercompany transactions and balances with companies included in the consolidation are eliminated. Companies acquired during the year are consolidated from their date of acquisition and subsidiaries disposed of are included up to the effective date of disposal.



     Investments in associated companies are accounted for by the equity method. These are companies over which the Group exercises significant influence, but which it does not control. This is normally evidenced when the Group owns 20% or more of the voting rights of the company. Interests in certain joint ventures are reported using the line-by-line proportionate consolidation method. Other investments are carried at cost after deducting appropriate provisions for permanent impairment and are included in other long-term assets.



CURRENCY TRANSLATION



     Assets and liabilities of Group companies reporting in currencies other than Swiss francs are translated into Swiss francs using year-end rates of exchange. Sales, costs, expenses and net income and cash flows are translated at the average rates of exchange for the year. Translation differences due to the changes in exchange rates between the beginning and the end of the year and the difference between net income translated at the average and year-end exchange rates are taken directly to retained earnings. Exchange gains and losses on hedges of non-Swiss franc net investments and on intercompany balances of a long-term investment nature are also taken to retained earnings.



     Group companies operating in highly inflationary economies maintain financial information for Group reporting purposes in US dollars or Swiss francs depending on the circumstances. The effect of exchange rate differences between the local currency and the US dollar or Swiss franc in respect of monetary assets and liabilities is included in income.



     Gains and losses on exchange arising in Group companies as a result of their foreign currency transactions are included in income.



PROPERTY, PLANT AND EQUIPMENT



     Property, plant and equipment are stated at cost of purchase or construction and depreciated on a straight-line basis. Estimated useful lives of major classes of depreciable assets range from 25 to 40 years (principally 33 years) for buildings and from 3 to 15 years (principally 10 years) for machinery and equipment. Cost includes the Group's own services where appropriate. Investment grants or similar assistance for projects are initially recorded as deferred income (in other liabilities) and subsequently amortized to income over the useful lives of the related assets. Interest costs on borrowings to finance additions prior to their use are expensed as incurred, along with other interest expense.



     Assets acquired under leasing agreements which provide Group companies with substantially all benefits and risks of ownership are capitalized at amounts equivalent to the estimated present value of the underlying lease payments. The corresponding rental obligations, net of finance charges, are included in debt. Leased assets are depreciated over their estimated useful lives.



INTANGIBLE ASSETS



     Intangible assets comprise acquired intellectual property (including patents, technology and know-how), trademarks, licenses, and other similarly identified rights. They are recorded at their acquisition cost and are amortized using the straight-line basis over their estimated economic lives for a period not exceeding 20 years from date of acquisition.



     Costs associated with internally developed intangible assets are expensed as incurred.



GOODWILL



     Goodwill, which relates to the excess of the cost of acquisition of a subsidiary or associated company over the fair value of its attributable net assets at the date of acquisition, is taken directly to retained earnings.



INVENTORIES



     Inventories are stated at the lower of cost or net realizable value. Provision is made for slow-moving goods and obsolete materials are written off. Cost is determined by the first-in first-out or average method. The cost of finished goods and work in progress comprises raw materials, other direct costs and related production overheads.



CASH AND MARKETABLE SECURITIES



     Cash comprises cash on hand and time, call and current balances with banks and similar institutions.



     Marketable securities, comprising highly liquid investments purchased by the Group as part of its funds management policy, are included at the lower of cost or market value.



DEFERRED INCOME TAXES



     Deferred income taxes are provided using the comprehensive liability method of accounting for income taxes, under which deferred tax consequences are recognized for differences between the tax bases of assets and liabilities and their carrying values for financial reporting purposes. The amount of deferred income taxes on these differences is determined using the provisions of local tax laws, including rates, and is adjusted upon enactment of changes in these laws.



     Provision has not been made for taxes on possible future distribution of earnings retained by subsidiary and associated companies as these earnings have been, or will be, substantially re-invested by the companies concerned. It is not, therefore, meaningful to provide for these taxes nor is it practicable to estimate their full amount or the withholding tax element.



EMPLOYEE RETIREMENT BENEFITS



     Retirement plans are provided for employees of all major Group companies. Plans are generally funded by payments from employees and by the Group to trusts independent of the Group's finances. Where, due to local conditions, a plan is not funded, a liability is recorded in the financial statements. Valuations of both funded and unfunded plans are carried out by independent actuaries. Contributions to funded plans and changes in liabilities for unfunded plans are based on the advice of the actuaries.



     Some Group companies provide certain post-retirement healthcare and life insurance benefits to their retirees, the entitlement to which is usually based on the employee remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the periods employees render service. A liability is included in the financial statements which is sufficient to cover the present value of the accumulated benefit obligation based on certain assumptions. These benefits are partially funded by means of a trust. Valuations of these obligations are carried out by independent actuaries.

This policy was adopted in 1992. Prior to that, the payments made for the benefits were charged to income as incurred.



DERIVATIVE FINANCIAL INSTRUMENTS



     The Group utilizes various strategies to manage its exposure to foreign currency and interest rate risks. These risks may be managed through the use of certain types of derivative financial instruments. Gains and losses from forward exchange contracts, options and currency swaps used to hedge potential exchange rate exposures are offset against losses and gains on the specific transactions being hedged. Interest differentials under swap arrangements, forward rate agreements and interest rate caps used to manage interest rate exposures are recognized by adjustments to interest expense. When such derivative financial instruments are used for trading purposes any gains and losses from changes in their market value are taken to income as they arise. Certain covered call option contracts entered into by the Group require that the underlying securities be lodged with the financial institutions involved in the arrangement.



SALES AND COST OF GOODS SOLD



     Sales represent goods supplied and services rendered to customers less volume discounts and sales taxes. Cost of goods sold also includes the costs of services rendered.



RESEARCH AND DEVELOPMENT



     Research and development costs are charged against income as incurred, with the exception of buildings and major items of equipment, which are capitalized and depreciated.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



1.  CHANGES IN GROUP ORGANIZATION



     Effective 1 November 1994, Roche acquired all of the outstanding common stock of Syntex Corporation, an international healthcare company involved in the research, development, manufacturing and marketing of pharmaceutical products. The cost of the acquisition including expenses incidental thereto was 5,560 million US dollars principally comprised of the cash consideration of 5,158 million US dollars and shares of Limited Conversion Preferred Stock of Roche Capital Corporation (see Note 10). The acquisition was accounted for under the purchase method of accounting. Accordingly the cost of the acquisition was allocated to identifiable assets and liabilities based on their estimated fair values. In determining the fair values consideration was given to intended changes in Group activities resulting from the acquisition of Syntex. These changes necessitated the creation of provisions for expected costs such as employee termination and plant closing costs. Goodwill of 4,183 million Swiss francs has been charged directly to retained earnings. The results of operations of Syntex have been included in those of the Group since the acquisition and contributed sales of 332 million Swiss francs.



     In December 1994 Roche entered into an agreement providing for the merger of Roche Biomedical Laboratories, Inc. (RBL), with and into National Health Laboratories Holdings Inc. (NHL). Both companies operate clinical laboratories in the United States. All the outstanding shares of RBL will be converted into newly issued shares of NHL common stock representing 49.9% of the total number of shares of NHL common stock outstanding at the effective date of the merger. In addition the merger agreement provides for Roche to purchase 8,325,000 warrants for 51 million US dollars and a cash contribution to NHL of 135 million US dollars. The merger is subject to various regulatory clearances and approval from the NHL shareholders. If the merger is consummated, Roche will account for its investment using the equity method. RBL had sales in 1994 of 730 million US dollars (996 million Swiss francs).



     With effect from 5 February 1993 Roche acquired the consumer healthcare business of Fisons pic in the United Kingdom and Ireland for a cash consideration of 90 million pounds sterling. The acquisition was made in order to expand Roche's position in the self-medication market in Europe.

2.  PROPERTY, PLANT AND EQUIPMENT



                                        BUILDINGS
                                           AND         MACHINERY
                                           LAND           AND       CONSTRUCTION IN
                               LAND    IMPROVEMENTS    EQUIPMENT       PROGRESS        1994 TOTAL    1993 TOTAL
                               ----    ------------    ---------    ---------------    ----------    ----------
                                                        (IN MILLIONS OF SWISS FRANCS)
COST
At beginning of year.........  406         4,725          7,510            965           13,606        12,477
Currency translation
  effects....................  (19 )        (187)          (440)           (44)            (690)           69
Changes in Group
  organization...............   46           635            333            150            1,164            (9)
Additions....................   10            36            249          1,060            1,355         1,407
Disposals....................  (18 )        (106)          (305)           (59)            (488)         (338)
Transfers....................   --           130            463           (593)              --            --
                               ---        ------         ------          -----           ------        ------
At end of year...............  425         5,233          7,810          1,479           14,947        13,606
                               ---        ------         ------          -----           ------        ------
ACCUMULATED DEPRECIATION
At beginning of year.........             (2,085)        (4,732)                         (6,817)       (6,432)
Currency translation
  effects....................                 94            264                             358           (59)
Changes in Group
  organization...............                                                                --            11
Depreciation for the year....               (175)          (537)                           (712)         (652)
Disposals....................                 58            216                             274           315
                                          ------         ------                          ------        ------
At end of year...............             (2,108)        (4,789)                         (6,897)       (6,817)
                                          ------         ------                          ------        ------
Net book value...............  425         3,125          3,021          1,479            8,050         6,789
                               ===        ======         ======          =====           ======        ======



     The capitalized cost of machinery and equipment under lease contracts amounts to 54 million Swiss francs and the net book value of these assets amounts to 37 million Swiss francs.



     Repairs and maintenance expense for 1994 (paid to third parties) was 534 million Swiss francs (1993: 374 million Swiss francs).



3.  INTANGIBLE ASSETS



                                                                           1994      1993
                                                                          ------     -----
                                                                          (IN MILLIONS OF
                                                                           SWISS FRANCS)
    COST
    At beginning of year................................................   2,456     2,560
    Currency translation effects........................................     (78)       15
    Changes in Group organization.......................................   3,000         8
    Additions...........................................................      54        34
    Disposals...........................................................      (3)     (161)
                                                                          -------    ------
    At end of year......................................................   5,429     2,456
                                                                          -------    ------
    ACCUMULATED AMORTIZATION
    At beginning of year................................................    (960)     (786)
    Currency translation effects........................................      59        (8)
    Amortization for the year...........................................    (267)     (278)
    Disposals...........................................................      --       112
                                                                          -------    ------
    At end of year......................................................  (1,168)     (960)
                                                                          -------    ------
    Net book value......................................................   4,261     1,496
                                                                          =======    ======

4.  OTHER LONG-TERM ASSETS



                                                                           1994      1993
                                                                           -----     -----
                                                                           (IN MILLIONS OF
                                                                            SWISS FRANCS)
    Investments in associated companies..................................      8        56
    Other investments....................................................    319       356
    Restricted funds.....................................................    543       608
    Loans receivable.....................................................    111        56
    Amounts receivable under sales-type leases...........................     17        22
    Other................................................................    240       139
                                                                           -----     -----
    Total other long-term assets.........................................  1,238     1,237
                                                                           =====     =====



5.  INVENTORIES



                                                                           1994      1993
                                                                           -----     -----
                                                                           (IN MILLIONS OF
                                                                            SWISS FRANCS)
    Raw materials and supplies...........................................    875       831
    Work in process......................................................    417       328
    Finished goods.......................................................  2,398     1,968
                                                                           -----     -----
    Total inventories....................................................  3,690     3,127
                                                                           =====     =====



6.  ACCOUNTS RECEIVABLE -- TRADE



                                                                           1994      1993
                                                                           -----     -----
                                                                           (IN MILLIONS OF
                                                                            SWISS FRANCS)
    Accounts receivable..................................................  3,002     2,681
    Notes receivable.....................................................    124       108
    Current amounts receivable under sales-type leases...................     16        19
    Less: provision for doubtful accounts................................   (155)     (144)
                                                                           -----     -----
    Total accounts receivable -- trade...................................  2,987     2,664
                                                                           =====     =====



7.  OTHER RECEIVABLES AND PREPAID EXPENSES



                                                                           1994      1993
                                                                           -----     -----
                                                                           (IN MILLIONS OF
                                                                            SWISS FRANCS)
    Accrued interest income..............................................    107       223
    Prepaid expenses.....................................................    404       215
    Assets held for sale, net............................................    479        --
    Income taxes recoverable.............................................    103        69
    Other receivables....................................................    616       410
                                                                           -----     -----
    Total other receivables and prepaid expenses.........................  1,709       917
                                                                           =====     =====

8.  MARKETABLE SECURITIES



                                                                          1994       1993
                                                                         ------     ------
                                                                          (IN MILLIONS OF
                                                                           SWISS FRANCS)
    Bonds and debentures...............................................   2,437      6,228
    Equity securities..................................................   9,624      4,856
    Money market instruments...........................................   1,055      1,717
                                                                          -----      -----
    Total marketable securities........................................  13,116     12,801
                                                                          =====      =====



     The aggregate market value of the portfolio approximates the carrying amount at 31 December 1994.



9.  SHAREHOLDERS' EQUITY



  Share capital:



     At 31 December 1994 and 1993, the authorized and called-up share capital was 1,600,000 shares with a nominal value of Sfr. 100 each.



     Based on information available to Roche, a shareholders' group with pooled voting rights, comprising the Hoffmann and Oeri-Hoffmann families and Dr. P. Sacher, hold 800,200 shares as in the preceding year. (This figure does not include shares without pooled voting rights held outside the group by individual members of the group.) There were no transactions with these individuals other than those in the ordinary course of business.



  Retained earnings and reserves:



     As of 31 December 1994 and 1993, 7,025,627 non-voting equity securities (Genussscheine) had been issued. These have no nominal value and are not part of the share capital under Swiss company law. Each non-voting equity security confers the same rights as any of the shares to participate in the net profit and any remaining proceeds from liquidation following repayment of the nominal value of the shares and, if any, participation certificates. Also outstanding at 31 December 1993 were 4,127,354 warrants which entitled the holders up to 5 December 1994 to acquire one non-voting equity security at a price of Sfr. 2,800 in exchange for twenty of the warrants. Of the issued non-voting equity securities, 206,368 were reserved for the exercise of these warrants. During 1994 all of these warrants were exercised and the Group received 558 million Swiss francs which has been reflected as additional paid-in capital in the statement of changes in shareholders' equity for 1994.



10. MINORITY INTERESTS



                                                                             1994     1993
                                                                             ----     ----
    Genentech, Inc.......................................................    622      622
    Limited Conversion Preferred Stock...................................    231       --
    Other................................................................      8        3
                                                                             ---      ---
    Total minority interests.............................................    861      625
                                                                             ===      ===



     The minority interest of approximately 35% in Genentech is publicly held by third parties in the form of 41,274,925 shares of redeemable common stock. These shares are redeemable by Genentech at the option of Roche in whole (not in part) at US$58.75 per share in the first calendar quarter of 1995 and increasing to US$60.00 per share on 1 April 1995. The redemption right expires on 30 June 1995. Roche has a contractual right with Genentech by terms of a governance agreement to cause this redemption right to be exercised upon deposit in trust by Roche of the required funds. In accordance with this agreement, Roche may continue to make further purchases of Genentech stock up to an amount not exceeding 75% of the whole. After 1 July

1995, Roche may submit at any time a bid to purchase the remaining shares of Genentech. The bid is subject to the approval of the Board of Directors of Genentech and, subsequently, of the non-Roche stockholders and for the period 1 July 1995 until 30 June 1996 must be for not less than US$60.00 per share.



     At 31 December 1994, there were 277,830 (31 December 1993: 1,296,714)
outstanding warrants to purchase Genentech stock, exercisable at prices ranging from US$27.57 to US$28.26. As a result of the Genentech merger, each such warrant entitles the holder to receive, upon exercise, one half-share of Genentech redeemable common stock and US$18 in cash. As contemplated by the Genentech merger agreement, the Group is required to reimburse Genentech for the cash amount payable upon exercise of such warrants. The warrants expire on 31 July 1996.



     The Group currently treats costs incurred in purchasing additional Genentech stock as goodwill, which is charged directly to retained earnings.



     At 31 December 1994 Genentech had options outstanding which entitled the holders on exercise of the options to purchase 15,980,807 shares of its redeemable common stock at prices ranging from US$14.08 to US$50.75.



     In connection with the acquisition of Syntex Corporation in 1994, an indirectly wholly owned subsidiary of Roche Holding Ltd issued 175,960 shares of Limited Conversion Preferred Stock (LCPS) with a total value of 176 million US dollars (231 million Swiss francs). The LCPS are subject to mandatory redemption in 2004 and holders receive dividends at a rate of 3% per annum on the liquidation value of each share. Shares of LCPS may be exchanged for non-voting equity securities (Genussscheine) of Roche Holding Ltd. If all the LCPS were exchanged, it would require 24,630 non-voting equity securities.

11.  DEBT



                                                                           1994      1993
                                                                           -----     -----
                                                                           (IN MILLIONS OF
                                                                            SWISS FRANCS)
    LONG-TERM DEBT
    UNSECURED:
    Amounts due to banks and other financial institutions................  1,905     1,599
    3 1/2 percent US dollar bond less unamortized discount of 321 million
      Swiss francs (sold with detachable bull spread warrants)...........    989     1,069
    2 3/4 percent US dollar bonds less unamortized discount of 211
      million Swiss francs (sold with detachable knock-out warrants).....  1,099     1,202
    Zero coupon US dollar exchangeable notes less unamortized discount of
      959 million Swiss francs...........................................    901       950
    1 percent Japanese yen bonds less unamortized discount of 353 million
      Swiss francs (sold with detachable Samurai warrants)...............    967        --
    SECURED:
    Capitalized lease obligations........................................     16        53
    Other borrowings.....................................................      2        13
                                                                           -----     -----
         Total long-term debt............................................  5,879     4,886
    Less: current portion of long-term debt..............................   (669)     (163)
                                                                           -----     -----
         Total long-term debt excluding current portion..................  5,210     4,723
                                                                           -----     -----
    Repayments of long-term debt are scheduled as follows:
    1995.................................................................    669
    1996.................................................................    472
    1997.................................................................    282
    1998.................................................................    982
    1999.................................................................     43
    Thereafter...........................................................  3,431
                                                                           -----
              Total long-term debt.......................................  5,879
                                                                           =====



     The zero coupon US dollar exchangeable notes are reflected as due in 1998, which is the first year that the holders of the notes can request the Group to purchase the notes.



     In April 1991 the Group issued 3 1/2 percent bonds due in 2001 with an aggregate principal amount of 1 billion US dollars and detachable bull spread warrants related to the shares of Roche Holding Ltd. The proceeds, net of expenses, of 975 million US dollars were allocated between the bonds and the warrants in proportion to their respective fair market values at the time of issue. The discount arising from the low coupon rate and represented by the difference between the principal amount and the net proceeds of 639 million US dollars allocated to the bonds is being charged to interest expense over the life of the bonds.



     The holders of the bull spread warrants exercised them on 16 May 1994 and received Sfr 10,000 for each 100 warrants or a total of 730 million Swiss francs. This amount had been accrued by the Group over the period the warrants were outstanding.



     In April 1993 the Group issued 2 3/4 percent bonds due in 2000 with an aggregate principal amount of 1 billion US dollars and detachable knock-out warrants relating to non-voting equity securities (Genussscheine) of Roche Holding Ltd. The proceeds, net of expenses, of 977 million US dollars were allocated between the bonds and the warrants in proportion to their respective fair market values at the time of issue. The discount arising from the low coupon rate and represented by the difference between the principal amount and the net proceeds of 793 million US dollars allocated to the bonds is being charged to interest expense over the life of the bonds.

     In addition to the 4,600,000 warrants issued with the bonds, the Group simultaneously issued a further identical 5,000,000 warrants. The proceeds relating to the value of the warrants sold were 400 million US dollars (596 million Swiss francs).



     On the exercise date, 22 May 1996, each 60 warrants will entitle the holder to receive the amount of Sfr 6,000 or, at the option of the Group, one non-voting equity security (Genussschein). If all of the warrants are exercised, the holders will receive either 960 million Swiss francs or 160,000 non-voting equity securities. The maximum cash obligation for the warrants is being accrued over the period the warrants will be outstanding. At 31 December 1994 the liability was 720 million Swiss francs and was included in non-current liabilities.



     In September 1993 the Group issued zero coupon exchangeable notes due in 2008. The notes were sold at an original issue discount from their principal amount at maturity of 1,420 million US dollars. The difference between the proceeds, net of expenses, of 685 million US dollars and the principal amount at maturity is being charged to interest expense over the life of the notes, and results in a yield to maturity of 4 3/4% per annum computed on a semi-annual bond equivalent basis for the holders of the notes.



     On either 23 September 1998 or 23 September 2003 the holders of the notes can request the Group to purchase the notes. From 23 September 1998 the notes can be redeemed for cash at the option of the Group. In each case the purchase price will be the issue price plus accrued original issue discount to the date of purchase. In the aggregate at 23 September 1998 and 23 September 2003 the purchase prices would be 888 million US dollars and 1,123 million US dollars, respectively.



     The notes are exchangeable at the option of the holder at any time, unless previously redeemed or otherwise purchased, for American Depositary Shares
(ADSs), each representing one hundredth of one non-voting equity security (Genussschein) issued by Roche Holding Ltd. All exchanges will be made at an exchange rate of 10.44298 American Depositary Shares per US $1,000 principal amount at maturity of the notes. If the notes were all exchanged for American Depositary Shares, it would require 148,290 non-voting equity securities to meet the exchange obligations.



     In November 1994 the Group issued 1 percent bonds due in 2002 with an aggregate principal amount of 100 billion Japanese yen and detachable Samurai warrants relating to non-voting equity securities (Genussscheine) of Roche Holding Ltd. The proceeds, net of expenses, of 97.73 billion Japanese yen were allocated between the bonds and the warrants in proportion to their respective fair market values at the time of issue. The discount arising from the low coupon rate and represented by the difference between the principal amount and the net proceeds of 72.82 billion Japanese yen allocated to the bonds is being charged to interest expense over the life of the bonds.



     The proceeds relating to the warrants sold were 24.92 billion Japanese yen. For each 1 million Japanese yen of principal, 69 warrants were issued which are exercisable only on 15 June 1998. On that day each 100 warrants will entitle the holder to receive, at the option of the Group, either one non-voting equity security (Genussschein), an amount equivalent to the market price (as defined) of one non-voting equity security, or Sfr. 7,100.



     If all of the warrants are exercised, the holders will receive either 490 million Swiss francs or 69,000 non-voting equity securities (or cash equivalent of their market value). The maximum cash obligation for the warrants is being accrued over the period the warrants will be outstanding. At 31 December 1994 the liability was 335 million Swiss francs and was included in non-current liabilities.



     The repayment at maturity of zero-percent subordinated bonds with nominal value of 250 million Swiss francs was fully provided for during 1992. To this end the necessary amount of high-quality securities were irrevocably deposited with a bank. The bank was instructed to apply the proceeds from the sale of these securities to the repayment of the bondholders at maturity in 1997. The Group has recognized this transaction as an extinguishment of debt although the Group is not released from the debt obligation.



                                                                            1994      1993
                                                                            -----     ----
                                                                             (IN MILLIONS
                                                                                  OF
                                                                            SWISS FRANCS)
    SHORT-TERM DEBT
    Amounts due to banks..................................................  3,273     638
    Other borrowings......................................................     25      19
                                                                            -----     ---
         Total short-term debt............................................  3,298     657
                                                                            =====     ===



12.  DEFERRED INCOME TAXES



     Deferred taxes represent the future tax consequences for differences between the tax bases of assets and liabilities and their values for financial reporting purposes. The tax consequences of these differences occurring during the year are charged to income (Note 18).



     Deferred taxation arises in respect of the following:



                                                                            1994      1993
                                                                            -----     ----
                                                                             (IN MILLIONS
                                                                                  OF
                                                                            SWISS FRANCS)
    Property, plant and equipment.........................................    307     368
    Intangible assets.....................................................    749     263
    Restructuring provisions..............................................   (336)     --
    Other differences in basis, net.......................................    368     257
                                                                            -----     ---
    Total deferred income taxes...........................................  1,088     888
                                                                            =====     ===



13.  PENSIONS AND SIMILAR OBLIGATIONS



  Pension plans:



     Most employees are covered by pension plans sponsored by Group companies or state authorities. The nature of such plans varies according to legal regulations, fiscal requirements and economic conditions of the countries in which the employees are employed. Generally the plans provide defined benefits based on employees' years of service and average final remuneration. Valuations are made using the most recent available actuarial reports and are based on conservative financial assumptions and valuation methods. A summary of the status of principal plans is shown below.



                                                                           1994      1993
                                                                           -----     -----
                                                                           (IN MILLIONS OF
                                                                            SWISS FRANCS)
    FUNDED PENSION PLANS
    Actuarial present value of benefits due to past and present
      employees..........................................................  4,884     4,301
    Plan assets at fair value............................................  4,996     4,366
                                                                           -----     -----
    Plan assets in excess of liability...................................    112        65
                                                                           =====     =====



     Amounts shown for 1994 include the liability and assets relating to the pension plan at Syntex Corporation. Amounts for 1993 have been modified to reflect greater uniformity in calculation methods in the Group for pension data.



    UNFUNDED PENSION PLANS
    Actuarial present value of benefits due to past and present employees
      recorded as a liability in the Group financial statements..........    475       509
                                                                           =====     =====

  Post-retirement benefits other than pensions:



     The cost of benefits earned during 1994 was approximately 25 million Swiss francs as compared to approximately 32 million Swiss francs in 1993. The status of these benefits is shown below.



                                                                           1994      1993
                                                                           -----     -----
                                                                           (IN MILLIONS OF
                                                                            SWISS FRANCS)
    Present value of accumulated benefit obligation......................    463       446
    Plan assets at fair value............................................   (205)     (198)
    Amounts not yet recognized...........................................     --       (32)
                                                                           -----     -----
    Liability in the Group financial statement...........................    258       216
                                                                           =====     =====



     The assumptions used to determine this US dollar obligation included a discount rate of 8.85%, an expected long-term rate of return on assets of 9.5%, and a healthcare cost trend rate of 9.5% in 1994.



14.  OTHER PAYABLES AND ACCRUED LIABILITIES



                                                                           1994      1993
                                                                           -----     -----
                                                                            (IN MILLIONS
                                                                              OF SWISS
                                                                               FRANCS)
    Income taxes payable.................................................    281       117
    Deferred income......................................................    177        15
    Sales and other taxes................................................    125        68
    Accrued payrolls and related items...................................    331       251
    Interest payable.....................................................    154        48
    Amounts owed to social institutions..................................     56        64
    Restructuring provisions.............................................    890        80
    Other accounts payable...............................................    394       368
    Obligation for warrants..............................................     --       709
    Other accrued liabilities............................................  1,790     1,264
                                                                           -----     -----
              Total other payables and accrued liabilities...............  4,198     2,984
                                                                           =====     =====



15.  RESEARCH AND DEVELOPMENT



     The following are the components of research and development:



                                                                           1994      1993
                                                                           -----     -----
                                                                            (IN MILLIONS
                                                                              OF SWISS
                                                                               FRANCS)
    Pharmaceuticals......................................................  1,988     1,907
    Other................................................................    344       362
                                                                           -----     -----
              Total research and development.............................  2,332     2,269
                                                                           =====     =====

16. OTHER OPERATING INCOME (EXPENSE), NET



                                                                          1994       1993
                                                                         ------     ------
                                                                           (IN MILLIONS
                                                                         OF SWISS FRANCS)
    Royalty income.....................................................     341        234
    Other operating income.............................................     462        529
                                                                         -------    -------
                                                                            803        763
                                                                         -------    -------
    Amortization of intangibles........................................    (267)      (278)
    Royalty expense....................................................    (166)      (128)
    Restructuring expense..............................................    (259)       (37)
    Other operating expenses...........................................    (374)      (492)
                                                                         -------    -------
                                                                         (1,066)      (935)
                                                                         -------    -------
    Other operating income (expense), net                                  (263)      (172)
                                                                         =======    =======



17.  NON-OPERATING INCOME (EXPENSE), NET



                                                                          1994       1993
                                                                         ------     ------
                                                                           (IN MILLIONS
                                                                         OF SWISS FRANCS)
    Interest and dividend income.......................................     689        795
    Exchange gains.....................................................     490        528
    Income from sale of marketable securities and other income.........   1,752      1,110
                                                                         -------    -------
                                                                          2,931      2,433
                                                                         -------    -------
    Interest expense...................................................    (649)      (524)
    Exchange losses....................................................    (837)      (606)
    Losses from sale of marketable securities and other expense........    (509)      (517)
                                                                         -------    -------
                                                                         (1,995)    (1,647)
                                                                         -------    -------
              Total non-operating income (expense), net................     936        786
                                                                         =======    =======



18.  TAXES



                                                                          1994       1993
                                                                         ------     ------
                                                                           (IN MILLIONS
                                                                         OF SWISS FRANCS)
    Current taxes......................................................     658        577
    Deferred taxes(12).................................................      16         45
                                                                         -------    -------
              Total taxes..............................................     674        622
                                                                         =======    =======



     Current taxes include income taxes paid or payable to tax authorities based on the current year's income, as determined by the rules and regulations of each applicable country and business, and withholding, capital and other taxes which in part are not based on income. Also included in current taxes are benefits from previous years' tax losses recognized in the year. Unrecognized tax losses carried forward by Group companies at 31 December 1994 and available for future utilization against taxable profits approximate 370 million Swiss francs and relate primarily to Genentech, Inc., and Syntex Corporation.

19.  EMPLOYEES' REMUNERATION



                                                                           1994      1993
                                                                           -----     -----
                                                                           (IN MILLIONS OF
                                                                            SWISS FRANCS)
    Wages and salaries...................................................  3,982     3,867
    Social security costs................................................    443       413
    Pension plans........................................................    220       227
    Other employee benefits..............................................    307       262
                                                                           -----     -----
    Total employees' remuneration........................................  4,952     4,769
                                                                           =====     =====



20.  INFORMATION BY INDUSTRY SEGMENT



                                                                           1994
                                                        ------------------------------------------
                                                                        OPERATING
                                                        THIRD-PARTY       ASSETS         CAPITAL
                                                           SALES        EMPLOYED*      EXPENDITURE
                                                        -----------     ----------     -----------
                                                              (IN MILLIONS OF SWISS FRANCS)
    Pharmaceuticals...................................      8,339         13,085            878
    Vitamins and fine chemicals.......................      3,204          2,896            256
    Diagnostics.......................................      1,591          1,521            103
    Others............................................         89            204             13
                                                           ------         ------          -----
    Healthcare........................................     13,223         17,706          1,250
    Fragrances and flavors............................      1,525          1,282            105
                                                           ------         ------          -----
    Consolidated totals 1994..........................     14,748         18,988          1,355
                                                           ======         ======          =====



     In 1994 Operating profit from Healthcare was 2,463 million Swiss francs and from Fragrances and flavors 193 million Swiss francs, totaling 2,656 million Swiss francs.



                                                                           1993
                                                        ------------------------------------------
                                                                        OPERATING
                                                        THIRD-PARTY       ASSETS         CAPITAL
                                                           SALES        EMPLOYED*      EXPENDITURE
                                                        -----------     ----------     -----------
                                                              (IN MILLIONS OF SWISS FRANCS)
    Pharmaceuticals...................................      7,810          7,474            819
    Vitamins and fine chemicals.......................      3,270          3,381            336
    Diagnostics.......................................      1,712          1,785            138
    Others............................................         87            101              9
                                                           ------         ------          -----
    Healthcare........................................     12,879         12,741          1,302
    Fragrances and flavors............................      1,436          1,335            105
                                                           ------         ------          -----
    Consolidated totals 1993..........................     14,315         14,076          1,407
                                                           ======         ======          =====


---------------

* Property, plant and equipment, intangible assets, inventories and accounts receivable-trade.

  21.  INFORMATION BY GEOGRAPHICAL AREA



                                                                           1994
                                                  -------------------------------------------------------
                                                                  OPERATING
                                                  THIRD-PARTY      ASSETS         CAPITAL       NUMBER OF
                                                     SALES        EMPLOYED*     EXPENDITURE     EMPLOYEES
                                                  -----------     ---------     -----------     ---------
                                                               (IN MILLIONS OF SWISS FRANCS)
Switzerland.....................................        301          3,366           308          10,512
European Union..................................      4,041          3,569           285          13,628
Rest of Europe..................................        714            259            27           1,177
                                                     ------         ------         -----          ------
Europe as a whole...............................      5,056          7,194           620          25,317
North America...................................      5,839          9,023           565          24,581
Latin America...................................      1,342          1,087            34           5,452
Asia............................................      1,986          1,407           125           4,643
Africa, Australia and Oceania...................        525            277            11           1,388
                                                     ------         ------         -----          ------
Consolidated total 1994.........................     14,748         18,988         1,355          61,381
                                                     ======         ======         =====          ======



                                                                           1993
                                                  -------------------------------------------------------
                                                                  OPERATING
                                                  THIRD-PARTY      ASSETS         CAPITAL       NUMBER OF
                                                     SALES        EMPLOYED*     EXPENDITURE     EMPLOYEES
                                                  -----------     ---------     -----------     ---------
                                                               (IN MILLIONS OF SWISS FRANCS)
Switzerland.....................................        315          3,331           336          10,652
European Union..................................      4,058          2,920           286          12,622
Rest of Europe..................................        717            212            21           1,132
                                                     ------         ------         -----          ------
Europe as a whole...............................      5,090          6,463           643          24,406
North America...................................      5,609          5,431           645          21,978
Latin America...................................      1,208            627            34           4,133
Asia............................................      1,923          1,327            75           4,214
Africa, Australia and Oceania...................        485            228            10           1,351
                                                     ------         ------         -----          ------
Consolidated total 1993.........................     14,315         14,076         1,407          56,082
                                                     ======         ======         =====          ======


---------------

* Property, plant and equipment, intangible assets, inventories and accounts receivable-trade.



     Sales between geographical areas and operating profit by area are not presented because compiling such information would require inordinate effort not commensurate with the benefits. Sales made in North America in 1994 are 39.6% of total sales.



22.  STATEMENTS OF CASH FLOWS



     The statements of cash flows reflect cash flows arising from the activities of Group companies as measured in their own currencies translated into Swiss francs at the average rates of exchange for the year. Accordingly the cash flows in the statements exclude the currency translation differences which arise as a result of translating the assets and liabilities of Group companies reporting in currencies other than Swiss francs into Swiss francs at year-end rates of exchange (except for those arising on cash). Also excluded are non-cash investing and financing activities.



     The issuance of Limited Conversion Preferred Stock in connection with the acquisition of Syntex Corporation (see Note 10) has been excluded from the 1994 statement of cash flows since it is a non-cash item.

23.  COMMITMENTS AND CONTINGENCIES



     COMMITMENTS:



     At 31 December 1994 the future minimum payments under non-cancellable operating leases were as follows:



                                                                 (IN MILLIONS OF
                                                                  SWISS FRANCS)
                1995..........................................         105
                1996..........................................          65
                1997..........................................          47
                1998..........................................          24
                1999..........................................          19
                Thereafter....................................          71
                                                                       ---
                Total minimum payments........................         331
                                                                       ===



     Total rental expense for all operating leases was 241 million Swiss francs for 1994 (1993: 253 million Swiss francs).



     CONTINGENCIES:



     At 31 December 1994 warrants are outstanding which entitle the holders to receive at certain future dates cash payments or, at the option of the Group, 229,000 non-voting equity securities. In addition the holders of exchangeable notes may exchange the notes for American Depositary Shares (ADSs). If the notes were all exchanged it would require 148,290 non-voting equity securities to meet the exchange obligations relating to the ADSs (see Note 11). Also if all the holders of the Limited Conversion Preferred Stock exchanged their shares, it would require 24,630 non-voting equity securities (see Note 10). It is generally the policy of the Group to provide for the various alternative arrangements which are necessary to ultimately settle these obligations.



     The operations and earnings of the Group continue, from time to time and in varying degrees, to be affected by political, legislative, fiscal and regulatory developments, including those relating to environmental protection, in the countries in which it operates. The industries in which the Group is engaged are also subject to physical risks of various kinds. The nature and frequency of these developments and events, not all of which are covered by insurance, as well as their effect on future operations and earnings are not predictable.



     Group companies are defendants in various legal actions. In the opinion of management, after taking appropriate legal advice, the results of such actions will not have a material effect on the Group's financial position.



24.  GROUP COMPANIES



     An overview of the operating subsidiaries and associated companies is included on pages 108 to 112 of the 1994 Annual Report of the Roche Group. In addition to the operating companies, the Group has holding and finance companies. All Group companies are included in the scope of consolidation as set forth in the basis of consolidation in the summary of accounting policies.

                         REPORT OF THE GROUP AUDITORS**


To the General Meeting of Roche Holding Ltd, Basel



     We have audited the Consolidated Financial Statements of the Roche Group on pages 60 to 88 presented by the Board of Directors for the year ended 31 December 1994 in accordance with the provisions of the Swiss Code of Obligations. Our audit was conducted in accordance with auditing standards promulgated by the profession in Switzerland and in accordance with the International Standards on Auditing issued by the International Federation of Accountants. We confirm that we comply with the legal requirements concerning professional qualification and independence.



     These Consolidated Financial Statements are the responsibility of the Board of Directors of Roche Holding Ltd. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audit. We are required to plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Board of Directors, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion the Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of the Roche Group at 31 December 1994, and the changes in its shareholders' equity, the results of operations and its cash flows for the year then ended in accordance with International Accounting Standards. Based on our audit we conclude that the Consolidated Financial Statements are in accordance with the provisions of the Swiss Code of Obligations and with the principles of consolidation and valuation described in the summary of accounting policies on pages 66 to 68.



     We recommend that the Consolidated Financial Statements submitted to you be approved.



PRICE WATERHOUSE AG



Jack W. Flamson                                                        Ralph R. Reinertsen
Certified Public Accountant                                    Certified Public Accountant
                                             Auditors in
                                               charge



Basel, 27 April 1995


---------------


     ** The Report of the Group Auditors has been reprinted from the 1994 Annual
        Report of the Roche Group. The references to pages 60 to 88 and the pages 66 to 68 are references to the 1994 Annual Report of the Roche Group and are pages 89 to 108 and Pages 93 to 95, respectively, in this Proxy Statement/Prospectus.

           FINANCIAL STATEMENTS OF THE ROCHE GROUP FOR HALF-YEAR 1995



                  SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME






                                                                       FIRST HALF      FIRST HALF
                                                                          1995            1994
                                                                       -----------     -----------
                                                                       (UNAUDITED)     (UNAUDITED)
                                                                          (IN MILLIONS OF SWISS
                                                                                 FRANCS)
Consolidated Group sales.............................................      7,495           7,323
Cost of goods sold...................................................     (2,261)         (2,449)
Gross profit.........................................................      5,234           4,874
                                                                          ------          ------
Operating costs......................................................     (3,419)         (3,313)
Operating profit.....................................................      1,815           1,561
                                                                          ------          ------
Non-operating income (expense), net..................................        598             506
Taxes................................................................       (469)           (410)
Inc(UNAUDITED)ome applicable to minority interests..............................        (32)            (34)
                                                                          ------          ------
          Net income.................................................      1,912           1,623








                                                ======          ======



                     SUMMARIZED CONSOLIDATED BALANCE SHEETS




                                                                        30 JUNE       31 DECEMBER
                                                                         1995            1994
                                                                      -----------     -----------
                                                                      (UNAUDITED)     (UNAUDITED)
                                                                         (IN MILLIONS OF SWISS
                                                                                FRANCS)
Long-term assets....................................................     13,322          13,549
Current assets......................................................     22,584          22,684
                                                                         ------          ------
     Total assets...................................................     35,906          36,233
                                                                         ------          ------
Shareholders' equity................................................     17,648          16,422
Minority interests..................................................        724             861
Long-term debt and non-current liabilities..........................     11,496          10,034
Current liabilities.................................................      6,038           8,916
                                                                         ------          ------
          Total equity and liabilities..............................     35,906          36,233
                                                                         ======          ======

                     CONDUCT OF GENENTECH'S BUSINESS AFTER
                    COMPLETION OF THE PROPOSED TRANSACTIONS;
                    ROCHE'S PLANS WITH RESPECT TO GENENTECH


     As a result of the Licensing Agreement, Genentech expects that it will terminate all or a substantial portion of its operations outside the United States for at least ten years. As noted under "Certain Projected Financial Information -- September Information" above, Genentech intends to accelerate its product development efforts by bringing three new products or product indications into development in the next year, rather than one product, as had previously been the Company's intention. No other changes to Genentech's business and operations are anticipated to occur as a result of the Proposed Transactions, and Genentech is unaware of any new plans of Roche with respect to Genentech or its investment in Genentech.



                      PRINCIPAL STOCKHOLDERS OF GENENTECH



     The following table sets forth, as of September   , 1995, unless otherwise
noted, certain information regarding all stockholders known by Genentech to be the beneficial owners of more than 5% of any class of Genentech's voting securities:



     NAME AND ADDRESS                       NUMBER OF                       PERCENT
    OF BENEFICIAL OWNER                      SHARES         CLASS           OF CLASS
    -------------------                     ---------   -------------  ------------------
    Roche Holdings, Inc...................  76,621,009  Common Stock   approximately 65%
      15 East North Street
      Dover, DE 19901

                        SECURITY OWNERSHIP OF MANAGEMENT



     The following table sets forth the beneficial ownership of shares of Common Stock and of the equity securities of Roche Holding as of July 14, 1995, unless otherwise noted, of (i) each director of Genentech, (ii) the Chief Executive Officer and each of Genentech's four other most highly compensated executive officers at December 31, 1994 (the "Named Executive Officers"), and (iii) all directors and executive officers of Genentech as a group:


                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP


                                                    GENENTECH            EQUITY SECURITIES OF
                                                  COMMON STOCK             ROCHE HOLDING LTD
                                            -------------------------   -----------------------
                                                             PERCENT                  PERCENT
    NAME OF BENEFICIAL OWNER                 SHARES          OF CLASS     SHARES      OF CLASS
    ------------------------                --------         --------   ----------   ----------
Herbert W. Boyer..........................   794,570(1)        1.55%          0            0
Jurgen Drews(2)...........................    30,200(3)           *(4)        0            0
Franz B. Humer(2).........................         0              *           0            0
Louis J. Lavigne, Jr......................   105,873(5)           *           0            0
Arthur D. Levinson........................   241,995(6)           *           0            0
Linda Fayne Levinson......................    15,200(7)           *           0            0
John P. McLaughlin........................   153,753(8)           *           0            0
J. Richard Munro..........................    40,000(9)           *           0            0
Donald L. Murfin..........................    38,250(10)          *           0            0
John T. Potts, Jr.........................    45,667(11)          *           0            0
G. Kirk Raab..............................   276,671(12)          *           0            0
C. Thomas Smith, Jr.......................    40,000(9)           *           0            0
Robert A. Swanson......................... 1,915,120(13)       3.72%          0            0
David S. Tappan, Jr.......................    42,000(14)          *           0            0
William D. Young..........................   189,463(15)          *           0            0
All Directors and Executive Officers as a
  Group (37 persons)......................  4,884,543(16)      9.12%          0            0


---------------


 (1) Includes stock options outstanding on July 14, 1995 to purchase 30,000 shares of Common Stock which are currently exercisable.



 (2) Pursuant to the 1990 Merger, Roche acquired 67,133,409 shares of Common Stock, and in addition as of July 14, 1995 owns 9,487,600 shares of Common Stock, which it has purchased (as Redeemable Common Stock) on the open market since 1990. Roche currently owns approximately 65% of the outstanding Common Stock. Pursuant to the Existing Governance Agreement, Roche has appointed Drs. Drews and Humer as its representatives on the Genentech Board.



 (3) Includes stock options outstanding on July 14, 1995 to purchase 30,000 shares of Common Stock which are currently exercisable.



 (4) Asterisk (*) indicates that the amount beneficially owned is less than one percent (1%) of the outstanding shares of Common Stock.



 (5) Includes stock options outstanding on July 14, 1995 to purchase 89,948 shares of Common Stock which are currently exercisable.



 (6) Includes stock options outstanding on July 14, 1995 to purchase 236,356 shares of Common Stock which are currently exercisable.



 (7) Includes stock options outstanding on July 14, 1995 to purchase 15,000 shares of Common Stock which are currently exercisable.



 (8) Includes stock options outstanding on July 14, 1995 to purchase 153,753 shares of Common Stock which are currently exercisable.

 (9) Includes stock options outstanding on July 14, 1995 to purchase 38,000 shares of Common Stock which are currently exercisable.



(10) Includes stock options outstanding on July 14, 1995 to purchase 38,250 shares of Common Stock which are currently exercisable.



(11) Includes stock options outstanding on July 14, 1995 to purchase 41,334 shares of Common Stock which are currently exercisable.



(12) Includes stock options outstanding on July 14, 1995 to purchase 274,169 shares of Common Stock which are currently exercisable. On July 7, 1995, Mr. Raab resigned as President, Chief Executive Officer and a director of the Company. See "The Proposed Transactions -- Background of the Proposed Transactions."



(13) Includes stock options outstanding on July 14, 1995 to purchase 236,190 shares of Common Stock which are currently exercisable. Also includes 1,678,928 shares of Common Stock held as trustee of six trusts. Mr. Swanson disclaims beneficial ownership of the 553,473 shares held by five of such trusts. Excludes ownership of 146,980 shares held by a charitable foundation of which Mr. Swanson is one of the directors.



(14) Includes stock options outstanding on July 14, 1995 to purchase 42,000 shares of Common Stock which are currently exercisable.



(15) Includes stock options outstanding on July 14, 1995 to purchase 121,980 shares of Common Stock which are currently exercisable.



(16) Includes all shares of Common Stock reflected in footnotes 1, 3 and 5 through 15 above and also includes outstanding stock options held by 22 other executive officers on July 14, 1995 to purchase 866,901 shares of Common Stock which are currently exercisable and warrants issued in connection with the formation of Genentech Clinical Partners IV exercisable for 72 shares of Common Stock.

                  CERTAIN INFORMATION CONCERNING DIRECTORS AND

                       EXECUTIVE OFFICERS OF THE COMPANY

EXECUTIVE OFFICERS

     The following table sets forth the name, age, and position of the executive officers of the Company:


NAME                                    AGE                    POSITION HELD
-------------------------------------  -----   ----------------------------------------------
Arthur D. Levinson, Ph.D.............   45     President and Chief Executive Officer
Gregory P. Baird*....................   44     Vice President -- Corporate Communications
David W. Beier.......................   47     Vice President -- Government Affairs
Richard B. Brewer....................   44     Senior Vice President
Robert L. Garnick, Ph.D..............   45     Vice President -- Quality
Marty Glick..........................   46     Vice President and Treasurer
Bradford S. Goodwin..................   41     Vice President and Controller
Dennis Henner, Ph.D..................   44     Vice President -- Research Technology
Paul F. Hohenschuh...................   52     Vice President -- Manufacturing
Edmon R. Jennings....................   48     Vice President -- Sales and Marketing
Stephen G. Juelsgaard................   46     Vice President, General Counsel & Assistant
                                                 Secretary
Kurt Kopp**..........................   46     Vice President -- General Manager, Europe
Louis J. Lavigne, Jr.................   47     Senior Vice President and Chief Financial
                                               Officer
Bryan Lawlis, Ph.D...................   43     Vice President -- Process Science
M. David MacFarlane..................   54     Vice President -- Regulatory Affairs
John P. McLaughlin...................   43     Senior Vice President and Secretary
Polly Moore, Ph.D....................   48     Vice President -- Information Resources
James Panek..........................   42     Vice President -- Engineering & Facilities
Eric J. Patzer, Ph.D.................   46     Vice President -- Development
Kim Popovits.........................   36     Vice President -- Sales
Stephen Raines, Ph.D.................   57     Vice President -- Intellectual Property &
                                               Assistant Secretary
Barry M. Sherman, M.D................   54     Senior Vice President and Chief Medical
                                               Officer
Nicholas Simon, III..................   41     Vice President -- Business Development
David Stump, M.D. ...................   45     Vice President -- Clinical
William D. Young.....................   51     Senior Vice President


---------------

      * Prior to joining Genentech in 1992, Mr. Baird was employed by G.D. Searle & Co. for five years as Vice President of Corporate Communications.

     ** Mr. Kopp joined the Company in January 1993 as Vice President and General Manager, Europe. Prior to joining Genentech in 1993, Mr. Kopp was employed by F. Hoffmann-La Roche, Ltd from 1980 until December 1992, most recently as Regional Director for Latin America. Mr. Kopp is a citizen of Switzerland.

     During the last five years, no person named above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     During the last five years, no person named above was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     Except as indicated above, (i) each person named above has been an officer and/or employee of Genentech or one or more of its subsidiaries during each of the preceding five years; (ii) each person named above is a citizen of the United States of America; and (iii) the business address of each person listed above is 460 Point San Bruno Boulevard, South San Francisco, California.

DIRECTORS

     The following table sets forth the name and age (as of the date of the Special Meeting) of the directors of the Company, the class to which each has been elected, their principal occupations at present, the positions and offices held by each with the Company in addition to the position as a director, and the period during which each has served as a director of the Company.


                                                                                      SERVED AS
                                                 PRINCIPAL OCCUPATION --               DIRECTOR
               NAME             AGE                   POSITION HELD                     SINCE
                                ----  ----------------------------------------------  ----------
1998 CLASS
     Jurgen Drews.............    62  President, International Research and              1990
                                      Development of the Roche Group
     Franz B. Humer...........    49  Director and Head of the Pharmaceuticals           1995
                                      Division, Roche Holding
     Donald L. Murfin.........    52  General Partner of Chemical and Materials          1980
                                      Enterprise Associates, L.P.
     John T. Potts, Jr. ......    63  Physician-in-Chief at Massachusetts General        1982
                                      Hospital
     Arthur D. Levinson.......    45  President and Chief Executive Officer of           1995
                                      Genentech
1997 CLASS
     Herbert W. Boyer.........    59  Director of Genentech                              1976
     Linda Fayne Levinson.....    53  President of Fayne Levinson Associates, Inc.       1992
1996 CLASS
     J. Richard Munro.........    64  Chairman of the Executive Committee of the         1988
                                      Board of Time Warner Inc.
     C. Thomas Smith, Jr. ....    57  President and Chief Executive Officer of VHA,      1986
                                      Inc.
     Robert A. Swanson........    47  Chairman of the Board of Genentech, Inc.           1976
     David S. Tappan, Jr. ....    73  Director of Genentech                              1981


  1998 Class

     Dr. Drews has been President, International Research and Development, and a member of the Executive Committee, of the Roche Group, an international health care concern, since 1991. Dr. Drews served as Chairman of the Research Board and a member of the Executive Committee of HLR from 1986 to 1991, and served as the Director of Pharmaceutical Research at HLR from 1985 to 1986. These Roche entities are affiliated with the Company. Dr. Drews served as Head of Pharmaceutical Research and Development for Sandoz Ltd from 1982 to 1985, and as Head of the Sandoz Research Institute from 1979 to 1982. Dr. Drews is a citizen of Germany; his business address is c/o Hoffmann-LaRoche Inc., 340 Kingsland Street, Nutley, New Jersey.


     Dr. Humer was elected to the Genentech Board in June 1995 to fill the vacancy created by the retirement of Roche's designee Dr. Armin M. Kessler. Dr. Humer joined Roche Holding in the spring of 1995 as the head of its Pharmaceuticals Division. He is also a member of Roche Holding's board of directors and corporate executive committee. Prior to joining Roche Holding, Dr. Humer was an Executive Director and Chief Operating Officer of Glaxo Holdings, a United Kingdom public limited company. Dr. Humer also serves as a director of Cadbury Schweppes p.l.c. Dr. Humer is a citizen of Switzerland; his business address is c/o Roche Holding Ltd, Grenzacherstrasse 124, CH-4002 Basel, Switzerland.


     Mr. Murfin is General Partner of Chemicals and Materials Enterprise Associates, L.P., a venture capital firm focusing on businesses based on specialty chemicals and materials. Mr. Murfin was Managing Partner of Trident Venture Partners from 1988 to 1989. Mr. Murfin served from 1979 to 1988 as President of Lubrizol Enterprises, Inc., a venture development subsidiary of The Lubrizol Corporation, a manufacturer of chemical additives for lubricants and fuels and specialty chemicals for industrial applications, of which he was Vice

President from 1985 to 1988. Mr. Murfin served as Chairman of the Board of Genex Corporation from 1990 to 1991. Mr. Murfin is a director of Corvita Corporation, a Trustee of the Edison BioTechnology Center and serves on the boards of directors of a number of private technology based businesses. Mr. Murfin is a citizen of the United States; his business address is Chemicals & Materials Enterprise Assoc., One Cleveland Center, Suite 2700, Cleveland, Ohio.


     Dr. Potts has been Physician-in-Chief at Massachusetts General Hospital and Jackson Professor of Clinical Medicine at Harvard Medical School since 1981. Dr. Potts also serves as a consultant to the Company. Dr. Potts' accomplishments have been recognized with a series of honors over the years, including the prestigious Fred Conrad Koch Award of the Endocrine Society, the Prize Andre Lichwitz, and the American Society of Bone and Mineral Research's highest honor, the William F. Neumann Award. He holds many active and honorary memberships in scientific and professional organizations, including the Institute of Medicine, the American Academy of Arts and Sciences, and the Association of Professors of Medicine. Dr. Potts is a citizen of the United States; his business address is Massachusetts General Hospital, Medical Services, Bigelow 740, Boston, Massachusetts.


     Dr. Levinson was elected President and Chief Executive Officer and a director of the Company on July 7, 1995. Since joining the Company in 1980, Dr. Levinson has been a senior Scientist, Staff Scientist and the Director of the Company's Cell Genetics Department. Dr. Levinson was appointed Vice President of Research Technology in April 1989, Vice President of Research in May 1990 and Senior Vice President in December 1992. Dr. Levinson has been a member of Genentech's Operations Committee since 1990. Dr. Levinson is currently on the editorial boards of "Molecular Biology" and "Medicine," as well as "Molecular and Cellular Biology" and is active in the American Society of Microbiology, the New York Academy of Sciences, the American Association for the Advancement of Science, and the American Society for Biochemistry and Molecular Biology. From 1977 to 1980, Dr. Levinson was a Postdoctoral Fellow in the Department of Microbiology at the University of California, San Francisco. In 1977, Dr. Levinson received his Ph.D. in Biochemistry from Princeton University. Dr. Levinson is a citizen of the United States; his business address is Genentech, Inc., 460 Point San Bruno Blvd., South San Francisco, California.


  1997 Class

     Dr. Boyer, a founder of the Company, has been a director of the Company since 1976 and is a consultant to the Company. He served as Vice President of the Company from 1976 to 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for the Company's development. In 1993, Dr. Boyer received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. Dr. Boyer is a citizen of the United States; his business address is Genentech, Inc., 460 Point San Bruno Blvd., South San Francisco, California.


     Ms. Levinson has served as the President of Fayne Levinson Associates, Inc., a general management consulting firm to consumer and financial service organizations, since 1982. Ms. Levinson also serves as a member of the Board of Egghead, Inc. Ms. Levinson was an executive at Creative Artists Agency, Inc. from 1993 through February 1994 and was a partner of Wings Partners, a Los Angeles-based merchant bank whose holdings include Northwest Airlines, from 1989 until 1993. Ms. Levinson was a Senior Vice President at American Express Travel Related Services Co., Inc., from 1984 until 1987. In 1982, Ms. Levinson served as Executive Vice President, Marketing, Hotel Group at John B. Coleman & Co. Ms. Levinson was at McKinsey & Co., a worldwide general management consulting firm, from 1972 through 1981, where she was made the first woman partner in 1979. Ms. Levinson is a citizen of the United States; her business address is 710 22nd Street, Santa Monica, California. Ms. Levinson is not related to Dr. Levinson.

  1996 Class


     Mr. Munro is Chairman of the Executive Committee of the Board of Directors of Time Warner Inc., a media and entertainment company. Mr. Munro was Chairman of Time, Inc., a predecessor of Time Warner Inc., from 1986 to 1989 and its Chief Executive Officer from 1980 to 1989. Mr. Munro is a director of Time Warner Inc., Mobil Corporation, Kellogg Company, and K-Mart Corporation. Mr. Munro is a member of the National Coalition of AIDS Research (Washington, D.C.) and the Counsel on Foreign Relations, Chairman of the Points of Light Foundation, a director of the United Negro College Fund, and a trustee of Hamilton College, St. Lawrence University, Teacher's College, Columbia University and the Salisbury School. Mr. Munro is a citizen of the United States; his business address is Time Warner, Inc., 300 First Stamford Plaza, Stamford, Connecticut.


     Mr. Smith has been President and Chief Executive Officer of VHA, Inc., an alliance of 1,150 healthcare organizations in 47 states, since 1991. Mr. Smith served as President of Yale-New Haven Hospital, a nonprofit teaching hospital affiliated with Yale University Medical School, from 1977 to 1991. Mr. Smith was the 1991 Chairman of the Board of Trustees of the American Hospital Association, and serves on the Board of VHA and the National Committee on Quality of Health Care. Previously he was on the Board of the Association of American Medical Colleges. Mr. Smith was the 1991 Rene Sand lecturer at the Congress of the International Hospital Federation, the third American to be so honored. Mr. Smith is a citizen of the United States; his business address is VHA, Inc., 220
E. Las Colinas Blvd., Irving, Texas.


     Mr. Swanson, a founder of the Company and its Chief Executive Officer from 1976 to 1990, has been Chairman of the Genentech Board since 1990. Prior to forming the Company, Mr. Swanson was a partner with Kleiner & Perkins venture capital partnership in San Francisco, and from 1970 to 1974, he was an investment officer with Citicorp Venture Capital Ltd. Mr. Swanson serves on the Board of Fellows of the Faculty of Medicine at Harvard University, and is a member of the Biology Visiting Committee of, and has served as a Trustee for, the Massachusetts Institute of Technology. Mr. Swanson is a member of the Royal Swedish Academy of Engineering Sciences and a member of the Board of Molten Metal Technology, Inc. He also serves as a trustee of the San Francisco Ballet, the San Francisco Museum of Modern Art, and the Nueva School. Mr. Swanson is a citizen of the United States; his business address is Genentech, Inc., 460 Point San Bruno Blvd., South San Francisco, California.



     Mr. Tappan served as Chairman of the Board of Fluor Corporation ("Fluor"), an international engineering, construction and technical services company, from 1984 through 1990, at which time he retired. Mr. Tappan was Chief Executive Officer of Fluor from 1984 to 1990. Mr. Tappan is a director of Beckman Instruments, Inc., Advanced Tissue Sciences, Inc., and Allianz Insurance Company. Mr. Tappan is a member of the Board of Trustees of the University of Southern California and The Scripps Research Institute Board of Trustees. Mr. Tappan is a citizen of the United States; his business address is Genentech, Inc., 460 Point San Bruno Blvd., South San Francisco, California.


     To the knowledge of the Company, none of the Company's directors has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or has been party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

TRANSACTIONS IN SECURITIES OF GENENTECH DURING THE LAST 60 DAYS


     This section sets forth the transactions in the Company's Common Stock effected in the 60-day period preceding July 31, 1995 by certain affiliates and former affiliates of the Company. No transactions by any such affiliates have been effected since July 31, 1995. All dollar amounts are per share of Common Stock. On July 14, 1995, G. Kirk Raab sold 2,129 shares of Common Stock for $47.375 per share. On July 24, 1995 Mr. Raab exercised options to purchase 70,003 shares of Common Stock for $15.625 per share and sold such shares of Common Stock on the same day for $47.00 per share. On July 24, 1995 Mr. Raab also exercised options to purchase 76,597 shares of Common Stock for $25.50 per share and sold such shares of Common

Stock on the same day for $47.00 per share. On July 25, 1995 Mr. Raab exercised options to purchase 2,300 shares of Common Stock for $25.50 per share and sold such shares of Common Stock on the same day for $47.00 per share. On July 25, 1995 Mr. Raab also exercised options to purchase 11,100 shares of Common Stock for $25.50 per share and sold such shares of Common Stock on the same day for $46.75 per share.



On July 3, 1995, each of the following officers of the Company, or his or her spouse where indicated, purchased under the Company's Employee Stock Plan (the "ESP") the number of shares of Common Stock noted in parentheses after his or her name for $30.49 per share of Common Stock: David Beier (123); Paul Hohenschuh's wife, Marjorie Winkler (133); Bryan Lawlis (8); Louis Lavigne (26); Polly Moore (32) and Dr. Moore's husband, Stuart Builder (203); Eric Patzer (71) and Mr. Patzer's wife, Janet Briggs (154); and Nicholas Simon (61).


                         CERTAIN INFORMATION CONCERNING
                      THE DIRECTORS AND EXECUTIVE OFFICERS
                           OF ROCHE AND ROCHE HOLDING

DIRECTORS AND EXECUTIVE OFFICERS OF ROCHE


     The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Roche. Except as otherwise noted, the business address of each such person is c/o Roche Holding, Grenzacherstrasse 124, CH-4002 Basel, Switzerland and each such person is a Swiss citizen, except that Mr. Schiller is a citizen of the United States. Directors are identified by an asterisk next to their names.



                                                     PRESENT PRINCIPAL OCCUPATION
                NAME AND                             OR EMPLOYMENT AND FIVE-YEAR
            BUSINESS ADDRESS                              EMPLOYMENT HISTORY
     -------------------------------    ------------------------------------------------------
*    Mr. Fritz Gerber                   Chairman of the Board and Chief Executive Officer of
     (President)                        Roche Holding. Mr. Gerber is also a director of
                                        Nestle, S.A., Swiss Credit Bank and IBM.

*    Dr. Henri B. Meier                 Chief Financial Officer of Roche Holding. Prior to
     (Vice President                    1994, Dr. Meier was a General Manager of Roche
     and Treasurer)                     Holding.

     Peter N. Schiller                  Attorney-at-Law.
     Hoffstots Lane
     Sands Point, New York 11050
     (Secretary)


     To the best knowledge of Roche, no person named above has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     To the best knowledge of Roche, no person named above is the direct or indirect beneficial owner of any security of Genentech, or has any contract, arrangement, understanding or relationship with respect to any securities of Genentech.

     To the best knowledge of Roche, other than as described in "The Proposed Transactions -- Background of the Proposed Transactions," no person named above has since January 1, 1993 had any contacts, negotiations, or entered into any transactions with Genentech, Inc. concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets, or entered any contracts, arrangements, understandings or relationships with Genentech or any of its executive officers, directors, controlling persons or subsidiaries.

DIRECTORS AND EXECUTIVE OFFICERS OF ROCHE HOLDING


     The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Roche Holding. Except as otherwise noted, the business address of each such person is c/o Roche Holding, Grenzacherstrasse 124, CH-4002 Basel, Switzerland, and such person is a Swiss citizen except that Dr. Drews is a German citizen and Mr. Belingard is a French citizen. In addition, except as otherwise noted, each executive officer of Roche Holding has been employed by Roche Holding in the positions listed below during the last five years. Directors are identified by an asterisk next to their names.


                                                     PRESENT PRINCIPAL OCCUPATION
                NAME AND                             OR EMPLOYMENT AND FIVE-YEAR
            BUSINESS ADDRESS                              EMPLOYMENT HISTORY
     -------------------------------    ------------------------------------------------------
*    Mr. Fritz Gerber                   Chairman of the Board and Chief Executive Officer. Mr.
                                        Gerber is also a director of Nestle, S.A., Swiss
                                        Credit Bank and IBM.


*    Dr. Lukas Hoffmann                 Vice Chairman of the Board. Dr. Hoffmann is also the
     Le petit Essert                    Vice Chairman of World Wildlife Fund International (a
     1147 Montricher,                   nonprofit organization) and is the founder and head of
     Switzerland                        Station Biologique, a private research center in
                                        France.

*    Dr. Andres F. Leuenberger          Vice Chairman and Delegate of the Board. Prior to
                                        1990, Dr. Leuenberger was a member of the Board of
                                        Directors and Managing Director of Roche Holding. Dr.
                                        Leuenberger is also Chairman of the Swiss Federation
                                        of Commerce and Industry and a director of the
                                        Swiss-American Chamber of Commerce.

*    Dr. h.c. Paul Sacher               Conductor and founder of the Paul Sacher Foundation (a
     Haus auf Burg                      nonprofit organization).
     Muensterplatz 4
     Basel 4051, Switzerland

*    Dr. Franz B. Humer                 Member of the Executive Committee. Head of Roche
                                        Holding's Pharmaceuticals Division. Dr. Humer is also
                                        a Director of Genentech. Prior to 1995, Dr. Humer was
                                        an Executive Director of Glaxo Holdings, a United
                                        Kingdom public limited company.

*    Dr. Henri B. Meier                 Member of the Executive Committee. Chief Financial
                                        Officer. Prior to 1994, Dr. Meier was a General
                                        Manager of Roche Holding Ltd.

*    Dr. Jakob Oeri                     Surgeon and retired Head Physician, Kantonsspital
     St. Alban -- Vorstadt 71           Basel (hospital).
     4052 Basel, Switzerland

*    Prof. jur. Kurt Jenny              Attorney. Prior to 1993, Prof. Jenny held various
     Aeschengraben 18                   positions in the Basel state government, including
     4051 Basel, Switzerland            President and Head of the Department of Finance.

*    Prof. Dr. Werner Stauffacher       Head, Department of Research,
     Department of Research             University of Basel.
     University of Basel
     Hebelstrasse 32
     4056 Basel, Switzerland

*    Prof. Charles Weissmann            Professor, University of Zurich.
     Institut fur Molekularbiologie
     I
     der Universitaet Zurich
     Hoenggerberg
     8903 Zurich, Switzerland

     Dr. Markus Altwegg                 Member of the Executive Committee. Head of Pharma
                                        Stammhaus Basel, Group Informatics.

                                                     PRESENT PRINCIPAL OCCUPATION
                NAME AND                             OR EMPLOYMENT AND FIVE-YEAR
            BUSINESS ADDRESS                              EMPLOYMENT HISTORY
     -------------------------------    ------------------------------------------------------
     Mr. Jean-Luc Belingard             Member of the Executive Committee. Head of Diagnostics
                                        Division.
     Dr. Roland Bronnimann              Member of the Executive Committee. Head of Vitamins
                                        and Fine Chemicals Division.
     Prof. Jurgen Drews                 Member of the Executive Committee. Head of Research
                                        and Development. Prof. Drews is also a director of
                                        Genentech.


     To the best knowledge of Roche, no person named above has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or other misdemeanors); or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     To the best knowledge of Roche, other than as described in "Security Ownership of Management", no person named above is the direct or indirect beneficial owner of any security of Genentech, or has any contract, arrangement, understanding or relationship with respect to any securities of Genentech.


     To the best knowledge of Roche, other than as described in "The Proposed Transactions -- Background of the Proposed Transactions," no person named above has since January 1, 1993 had any contacts, negotiations, or entered into any transactions with Genentech concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets, or entered any contracts, arrangements, understandings or relationships with Genentech or any of its executive officers, directors, controlling persons or subsidiaries.


TRANSACTIONS IN SECURITIES OF GENENTECH DURING THE LAST 60 DAYS


     None of Roche, Roche Holding, Roche Finance, or any of the directors of Roche or Roche Holding have effected any transactions with respect to securities of Genentech in the 60-day period preceding the date of this Proxy Statement/Prospectus.

TRANSACTIONS IN SECURITIES OF GENENTECH DURING THE LAST TWO YEARS


     Since January 1, 1993, Roche has purchased an aggregate of 7,780,500 shares of Redeemable Common Stock of Genentech. The range of prices paid and the average purchase price for such purchases of Redeemable Common Stock on a quarterly basis is included in the following chart.



        ---------------------------------------------------------------------------------
                                             AMOUNT OF                             AVERAGE
                                              SHARES                              PURCHASE
        QUARTER ENDED                        PURCHASED        HIGH        LOW       PRICE
        ---------------------------------------------------------------------------------
         1993
             March 31                        2,036,700      $35.00     $32.25      $33.45
        ---------------------------------------------------------------------------------
             June 30                           709,500      $35.00    $34.625      $34.65
        ---------------------------------------------------------------------------------
             September 30                            0           0          0           0
        ---------------------------------------------------------------------------------
             December 31                             0           0          0           0
        ---------------------------------------------------------------------------------
         1994
        ---------------------------------------------------------------------------------
             March 31                                0           0          0           0
        ---------------------------------------------------------------------------------
             June 30                         3,271,400      $50.00    $44.375      $47.63
        ---------------------------------------------------------------------------------
             September 30                            0           0          0           0
        ---------------------------------------------------------------------------------
             December 31                     1,106,300      $48.00     $42.25      $46.76
        ---------------------------------------------------------------------------------
         1995
        ---------------------------------------------------------------------------------
             March 31                          512,000     $47.875    $44.625      $45.92
        ---------------------------------------------------------------------------------
             June 30                           144,600      $47.00     $46.50      $46.68
        ---------------------------------------------------------------------------------
             Through September 6                     0           0          0           0
        ---------------------------------------------------------------------------------


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1980, Genentech and Hoffmann-La Roche Inc. ("Hoffmann-La Roche") entered into an agreement regarding the development and commercialization of human leukocyte ("alpha") and fibroblast ("beta") interferons. Hoffmann-La Roche is a New Jersey corporation and a subsidiary of Roche, and, as such, is affiliated with Genentech. Pursuant to this agreement, as amended from time to time, Genentech granted Hoffmann-La Roche a sole and exclusive, worldwide license to use and sell (and, under certain circumstances, manufacture) alpha and beta interferons using organisms and know-how developed by Genentech, and under patent rights belonging to Genentech, for a period of 20 years. Pursuant to this agreement, Genentech is entitled to royalties on sales of interferons by Hoffmann-La Roche for 10 years after commercial introduction, unless the period of exclusivity is extended for an additional five-year royalty-bearing period. These royalties totaled $7.9 million in 1994.

     In May 1991, Genentech entered into an agreement with Hoffmann-La Roche in settlement of all disputes, including all issues in litigation between the parties, relating to the patent on human growth hormone and methods for its preparation. Under the settlement agreement, Genentech received a non-exclusive license under the patent and will make payments and/or grant credits, against future royalties under the interferon license described above, to Hoffmann-La Roche totalling $4 million over a ten-year period. In addition, Hoffmann-La Roche received a paid-up non-exclusive license under certain Genentech patents for specific product applications.

     In January 1992, Genentech entered into an agreement with HLR relating to the development and supply of a recombinant tumor necrosis factor ("TNF") receptor-fusion protein being evaluated for in septic shock, rheumatoid arthritis and multiple sclerosis. Pursuant to this agreement, Genentech is responsible for developing and scaling up a recombinant production process for TNF receptor-fusion protein and for supplying preclinical and clinical requirements of such material and, eventually, commercial requirements. HLR reimburses Genentech for certain costs of developing and scaling its manufacturing capability and will purchase manufactured TNF receptor-fusion protein from Genentech; for calendar year 1994, such costs totalled approximately $7.1 million. In addition, Genentech has the option to participate in certain commercial opportunities with HLR.

     In March 1992, Genentech announced a collaborative agreement with HLR intended to combine the resources of the two companies to focus on commercialization of Genentech's drug Pulmozyme(R). HLR is a Swiss corporation and a subsidiary of Roche Holding, and as such is affiliated with Genentech. Pulmozyme(R) is also being evaluated in both the United States and Europe as a potential treatment for chronic obstructive pulmonary diseases. Specifically, the agreement between Genentech, Genentech Europe Limited, a wholly-owned subsidiary of Genentech, and HLR calls for the collaborative clinical development, registration and marketing of Pulmozyme by Genentech and HLR in 17 European countries (the "Collaborative Countries"). Genentech Europe Limited and its affiliates are responsible for the manufacture and supply of Pulmozyme throughout the Collaborative Countries and for the marketing of the product in certain of the Collaborative Countries. HLR provides technical support to Genentech and will make milestone payments of up to $30 million to Genentech if certain conditions are met. HLR and Genentech Europe Limited share the developmental costs and the marketing and selling effort for Pulmozyme(R) and profits from product sales. As of December 31, 1994, Genentech has earned and received $19 million in milestone payments from HLR (including $10.0 million earned in the fiscal year 1994) and Genentech Europe Limited had received $10.5 million in payments in accordance with the profit sharing arrangement between the companies (including $8.7 million accrued in fiscal year 1994). On January 1, 1995, Genentech Europe Limited's rights and obligation under this Agreement were assigned to Genentech Biopharmaceuticals Limited. Genentech Europe Limited has also granted HLR exclusive licenses to sell Pulmozyme(R) in the countries outside of the Collaborative Countries, the United States and Canada under a common Genentech trademark in exchange for royalties and, in the case of Japan, for the payment of $5 million, which includes payments to be made if certain development targets are met. Also, during fiscal year 1994, Genentech Europe Limited sold $6.7 million worth of Pulmozyme(R) to HLR. Such agreement will be terminated if the Proposal is approved, and its subject matter will become part of the Licensing Agreement. See "The Licensing Agreement."


     Genentech and Roche also entered into a Small Molecule Screening Agreement for the screening of Roche's chemical library using certain mutually agreed Genentech assays to find lead molecules for development into small molecule therapeutics. Roche has the responsibility for supplying the chemical library to be screened. Genentech has the responsibility for supplying the assays and for undertaking the initial screening. If the screening results in the identification of a molecule of interest to one of the parties, that party shall advise the other party of its interest. The second party can then elect to proceed with the interested party and jointly develop the molecule or it can choose to let the interested party develop the molecule on its own. If a molecule is jointly developed, the parties are to share equally the cost of joint development and to agree to a plan proportioning research and development responsibilities between them based on their capability. If a product is jointly developed, both Genentech and Roche have the right to make, use and sell that product and will negotiate an allocation of the major marketing territories between them as well as appropriate royalties payable by each to the other for sales of that product in that party's marketing territory. As a general principle, the markets for each product are to be allocated on an equal basis, but Genentech is to have at least 50% of the marketing rights in North America and Roche is to have at least 50% of the marketing rights in Europe, subject to certain exceptions. After allocation of marketing rights, each party is to pay the other a royalty on sales in that party's marketing territory with the royalty to be determined by negotiation. As a general principle, the percentage royalty payable on sales by either party to the other should have equivalent royalty rates. If a product is unilaterally developed, the party unilaterally developing that product has the sole right to make, use and sell that product throughout the world and will pay the other party a royalty of 5% of sales.


     In 1994 Genentech entered into four research and development collaboration agreements with HLR (and Hoffmann-La Roche, Inc.), each an affiliate of Genentech (collectively, "HLR/Roche") which involve consideration in excess of $60,000. The four collaborations are in the areas of IIb/IIIa antagonists, IL-8 antagonists, LFA/ICAM antagonists, and ras farnesyltransferase inhibitors. The collaboration pursuant to the

IL-8 agreement is in the process of being terminated. In general, under the IIb IIIa antagonists collaboration agreement Genentech will have marketing rights in the United States and Canada (the "Genentech Countries") to products developed through the collaboration, and HLR will have marketing rights to products in the rest of the world ("ROW Countries"). In general, Genentech and HLR will share equally all development costs of products for the Genentech Countries and Europe; however, HLR will bear all such costs associated with other countries. In general, Genentech will pay royalties to HLR on product sales in each of the Genentech Countries, and HLR will pay an equivalent royalty rate to Genentech on product sales in each of the ROW Countries. If under certain circumstances one of the parties declines to participate and share in future research and development of a product, royalties to be received by such party shall be reduced. For the year ended December 31, 1994 no amounts have been paid under this agreement. This agreement will be revised if the Proposal is approved and certain of its terms will be modified in accordance with the Licensing Agreement. See "The Licensing Agreement."

     In general, under each of the LFA/ICAM antagonists and ras farnesyltransferase inhibitors agreements, Genentech and HLR/Roche will share equally (i) the rights to market and sell any products in the United States, Canada, Mexico and Europe (the "Collaborative Countries") and (ii) any profits from product sales in the Collaborative Countries. HLR/Roche will have the rights to market and sell any products in the rest of the world, including, in certain circumstances, Japan (the "ROW Countries"). In general, Genentech and HLR/Roche will share equally all development costs of products for the Collaborative Countries; however, HLR/Roche will bear all such costs associated with ROW Countries. In general, if Genentech meets certain requirements as to its development and sales efforts in Japan, each party will (i) share equally all development costs for products in Japan, (ii) have the right to use, market and sell such products in Japan, and (iii) pay a royalty to the other party on product sales in Japan. Otherwise, Japan shall be considered part of HLR/Roche's ROW Countries and HLR/Roche shall pay Genentech a royalty on products sales in Japan. Under certain circumstances, each party has the option to decline to participate and share in future research and development of products (the "Optout Option"). If Genentech has not exercised its Optout Option, HLR/Roche will pay a royalty to Genentech on sales of products in each of the ROW Countries, and if Genentech has exercised its Optout Option, HLR/Roche will pay a reduced royalty to Genentech on worldwide sales of products. If HLR/Roche has exercised its Optout Option, Genentech will pay a royalty to HLR/Roche on sales of products in each of the Collaborative Countries. For the year ended December 31, 1994, no amounts have been paid under these agreements. The ras farnesyltransferase inhibitors agreement will be revised if the Proposal is approved and certain of its terms will be modified in accordance with the Licensing Agreement. See "The Licensing Agreement."

     In addition to the foregoing agreements, Genentech is developing a mammalian cell line for HLR to produce a molecule that HLR is developing. HLR will provide Genentech future services of an equivalent value in exchange for Genentech's development efforts.

                                 OTHER MATTERS

     The Genentech Board does not intend to bring any other matters before the Special Meeting.

                           AUDITORS' REPRESENTATIVES

     Representatives of Ernst & Young LLP, Genentech's independent auditors, will be present at the Special Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

                                 LEGAL MATTERS

     The legality of the shares of Special Common Stock to be issued in connection with the Merger will be passed upon by Wachtell, Lipton, Rosen & Katz, New York, New York, special counsel for Genentech. The discussion of the federal income tax consequences of the Merger to Genentech's stockholders contained herein is based upon an opinion of Wachtell, Lipton, Rosen & Katz, New York, New York, special counsel for Genentech.

                                    EXPERTS


     The consolidated financial statements of Genentech incorporated by reference in Genentech's 1994 Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, and incorporated by reference in this Proxy Statement/Prospectus which are referred to and made a part of this Registration Statement, as set forth in their report thereon incorporated by reference therein and herein. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



     The consolidated financial statements of the Roche Group as of December 31, 1994 and 1993 and for each of the two years in the period ended December 31, 1994 included in this Proxy Statement/Prospectus have been so included in reliance on the report of Price Waterhouse AG, Group Auditors, given on the authority of said firm as experts in auditing and accounting.

                                                                         ANNEX A

                                       [CONFORMED COPY, INCLUDING ALL AMENDMENTS


                                                 MADE THROUGH SEPTEMBER 6, 1995]


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             ROCHE HOLDINGS, INC.,

                              HLR (U.S.) II, INC.

                                      AND

                                GENENTECH, INC.


                              DATED MAY 23, 1995,


                            AS AMENDED AND RESTATED

                               TABLE OF CONTENTS

                                           ARTICLE I
  Definitions..........................................................................   A-1
                                           ARTICLE II
  The Merger; Effective Time; Closing..................................................   A-2
    2.1.    The Merger.................................................................   A-2
    2.2.    Effective Time.............................................................   A-2
    2.3.    Closing....................................................................   A-3
                                          ARTICLE III
  Terms of Merger......................................................................   A-3
    3.1.    Certificate of Incorporation...............................................   A-3
    3.2.    The By-Laws................................................................   A-3
    3.3.    Directors..................................................................   A-3
    3.4.    Officers...................................................................   A-3
                                          ARTICLE IV
  Merger Consideration; Conversion or Cancellation of Shares in the Merger.............   A-3
    4.1.    Share Consideration; Conversion or Cancellation of Shares in the Merger....   A-3
    4.2.    Exchange of Shares in the Merger...........................................   A-4
    4.3.    Transfer of Shares after the Effective Time................................   A-5
                                          ARTICLE V
  Additional Covenants and Agreements..................................................   A-5
    5.1.    Stockholder Meeting; Proxy Material; Registration Statement; Stock Exchange   A-5
            Listing....................................................................
    5.2.    Reasonable Efforts.........................................................   A-5
    5.3.    Continued Applicability of Governance Agreement............................   A-5
    5.4.    Compliance with Securities Laws............................................   A-6
    5.5.    Option Plans...............................................................   A-6
    5.6.    Additional Agreements......................................................   A-6
    5.7.    Voting.....................................................................   A-6
    5.8.    Certain Proceedings........................................................   A-6
                                         ARTICLE VI
  Conditions...........................................................................   A-6
    6.1.    Conditions to Each Party's Obligations.....................................   A-6
    6.2.    Condition to Obligations of Roche and Merger Sub...........................   A-7
    6.3.    Conditions to Obligations of the Company...................................   A-7
                                        ARTICLE VII
  Termination..........................................................................   A-7
    7.1.    Termination................................................................   A-7
    7.2.    Effect of Termination and Abandonment......................................   A-7

                                          ARTICLE VIII
  Miscellaneous and General............................................................   A-8
    8.1.    Expenses...................................................................   A-8
    8.2.    Notices, Etc...............................................................   A-8
    8.3.    Amendments, Waivers, Etc...................................................   A-8
    8.4.    No Assignment..............................................................   A-8
    8.5.    Entire Agreement...........................................................   A-9
    8.6.    No Third Party Beneficiaries...............................................   A-9
    8.7.    Jurisdiction...............................................................   A-9
    8.8.    Governing Law..............................................................   A-9
    8.9.    Name, Captions, Etc........................................................   A-9
    8.10.   Counterparts...............................................................   A-9

                         AGREEMENT AND PLAN OF MERGER*


AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated May 23, 1995, among Roche Holdings, Inc., a Delaware corporation ("Roche"), HLR (U.S.) II, Inc., a newly formed Delaware corporation which is a direct wholly-owned subsidiary of Roche ("Merger Sub"), and Genentech, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the Boards of Directors of Roche, Merger Sub and the Company each have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company, upon the terms and subject to the conditions of this Agreement;

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Roche, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     As used in this Agreement, the following terms shall have the respective meanings set forth below:

     "Affiliate":  As defined in Rule 12b-2 under the Exchange Act.

     "Authorization": Any consent, approval or authorization of, expiration or termination of any waiting period requirement by, or filing, registration, qualification, declaration or designation with, any Governmental Body.

     "Certificate of Merger": The certificate of merger with respect to the merger of Merger Sub with and into the Company, containing the provisions required by, and executed in accordance with, Section 251 of the DGCL.

     "Certificates":  As defined in Section 4.2(b).

     "Closing Date":  The date on which the Effective Time occurs.

     "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     "Common Shares": The shares of Common Stock, par value $.02 per share, of the Company.

     "DGCL":  The General Corporation Law of the State of Delaware.

     "Effective Time":  As defined in Section 2.2.

     "Exchange Act": The Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

     "Exchange Agent":  As defined in Section 4.2(a).

     "Exchange Fund":  As defined in Section 4.2(a).

     "Governance Agreement": The Governance Agreement dated as of September 7, 1990 between Roche and the Company.

     "Governmental Body": Any Federal, state, municipal, political subdivision or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

---------------


     * This Agreement and Plan of Merger and the exhibits hereto reflect amendments executed by the parties on July 7 and September 6, 1995.

     "Marketing Agreement": The Agreement between F. Hoffmann -- La Roche Ltd. and the Company, to be dated as of the Closing Date, in substantially the form attached hereto as Exhibit D.

     "Merger":  As defined in Section 2.1.

     "New Governance Agreement": The Amended and Restated Governance Agreement between Roche and the Surviving Corporation, to be dated as of the Closing Date, in substantially the form attached hereto as Exhibit A.

     "New Guaranty": The Guaranty of Roche Holding Ltd, a Swiss corporation, to be dated as of the Closing Date, in substantially the form attached hereto as Exhibit B.

     "NYSE":  The New York Stock Exchange, Inc.

     "Option":  As defined in Section 4.1(d).

     "Option Plans":  As defined in Section 4.1(d).

     "Person": Any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

     "Redeemable Common Shares": The shares of Redeemable Common Stock, par value $.02 per share, of the Company.

     "Roche Shares":  The Common Shares held by Roche or any Affiliate thereof.

     "S-4 Registration Statement":  As defined in Section 5.1(b).

     "SEC":  The Securities and Exchange Commission.

     "Securities Act": The Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

     "Share Consideration": The Special Common Shares which the holders of Common Shares (other than Roche or any Affiliate of Roche) will be entitled to receive in the Merger pursuant to Section 4.1(a) hereof.

     "Shares": Collectively, the Common Shares and the Redeemable Common Shares (other than Common Shares or Redeemable Common Shares owned by Roche or any Affiliate of Roche).

     "Special Common Shares": The shares of Special Common Stock, par value $.02 per share, of the Surviving Corporation.

     "Stockholder Meeting":  As defined in Section 5.1.

     "Surviving Corporation":  The surviving corporation in the Merger.

     "Termination Date":  As defined in Section 5.3.

                                   ARTICLE II

                      THE MERGER; EFFECTIVE TIME; CLOSING

     2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Merger Sub, which at such time shall have no assets or business operations and shall exist solely for the purpose of effecting the Merger, shall be merged (the "Merger") with and into the Company in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Sections 259 and 261 of the DGCL. The separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the Surviving Corporation and shall continue to be governed by the laws of the State of Delaware.

     2.2. Effective Time. The Merger shall become effective on the date and at the time (the "Effective Time") that the Certificate of Merger shall have been accepted for filing by the Secretary of State of the State of Delaware (or such later date and time as may be specified in the Certificate of Merger), which shall be the Closing Date or as soon as practicable thereafter.

     2.3. Closing. The consummation of the transactions contemplated by this Agreement shall take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, New York, New York, at 10:00 a.m. on the second business day following the date on which the last of the conditions set forth in Article VI hereof is fulfilled or (subject to applicable law) waived or (ii) at such other place and/or time and/or on such other date as Roche and the Company may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in
Article VI.

                                  ARTICLE III

                                TERMS OF MERGER

     3.1. Certificate of Incorporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the New Governance Agreement and of the DGCL, except that at the Effective Time Article THIRD of such Certificate of Incorporation shall be amended by operation of the Merger, of this Agreement and of the DCGL in substantially the form attached hereto as Exhibit C.

     3.2. The By-Laws. The By-Laws of the Company in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the Certificate of Incorporation of the Surviving Corporation, of the New Governance Agreement and of the DGCL.

     3.3. Directors. The directors of the Company at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws and the New Governance Agreement.

     3.4. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws and the New Governance Agreement.

                                   ARTICLE IV

                      MERGER CONSIDERATION; CONVERSION OR
                      CANCELLATION OF SHARES IN THE MERGER

     4.1. Share Consideration; Conversion or Cancellation of Shares in the Merger. Subject to the provisions of this Article IV, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations and options issued by any such corporation in respect of any such shares shall be treated as follows:

          (a) Each Common Share issued and outstanding immediately prior to the Effective Time (other than the Roche Shares, which Common Shares shall be cancelled, and thereupon the holders thereof shall cease to have rights with respect thereto, and other than shares held in the treasury of the Company) shall be converted into one Special Common Share.

          (b) All Common Shares converted into Special Common Shares pursuant to
     Section 4.1(a) shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each holder of a certificate theretofore representing any such Common Shares shall thereafter cease to have any rights with respect to such Common Shares, except the right to receive for each Common Share, upon the surrender of such certificate in accordance with Section 4.2, the Share Consideration.

          (c) The common stock, par value $.02 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Shares equal to, in the aggregate, the number of Roche Shares.

          (d) Each outstanding option to purchase Redeemable Common Shares or Common Shares, as the case may be (each, an "Option"), issued pursuant to the Company's stock option plans (collectively, the "Option Plans") (whether or not vested or exercisable) shall, without any action by the holder thereof, constitute an option to acquire, on the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, that number of Special Common Shares equal to the number of Redeemable Common Shares or Common Shares, as the case may be, subject to such Option immediately prior to the Effective Time, at the price or prices per share in effect pursuant to the terms of such Option immediately prior to the Effective Time.

     4.2. Exchange of Shares in the Merger. The manner of exchanging Shares converted in the Merger pursuant to Section 4.1(a) hereof shall be as follows:

          (a) At the Effective Time, the Company shall make available to an exchange agent selected by the Company (the "Exchange Agent"), for the benefit of those Persons who immediately prior to the Effective Time were the holders of Shares, a sufficient number of certificates representing Special Common Shares required to effect the delivery of the aggregate Share Consideration required to be issued pursuant to Section 4.1(a) (the certificates representing Special Common Shares comprising such aggregate Share Consideration being hereinafter referred to as the "Exchange Fund").

          (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for exchange therefor. Upon surrender of Certificates to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for the Shares represented by such Certificates the Share Consideration and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, Certificates shall represent solely the right to receive the Share Consideration. No dividends or other distributions that are declared after the Effective Time on Special Common Shares and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive Special Common Shares until such Persons surrender their Certificates. Upon such surrender, there shall be paid to the Person in whose name the Special Common Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Special Common Shares between the Effective Time and the time of such surrender. After such surrender there shall be paid to the Person in whose name the Special Common Shares are issued any dividends or other distributions on such Special Common Shares which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender; such payment shall be made on such payment date. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any certificate representing Special Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Special Common Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Special Common Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Special Common Shares for the account of the Persons entitled thereto.

          (c) Any portion of the Exchange Fund which remains unclaimed by the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand of the Surviving Corporation, and any former holders of Shares shall thereafter look only to the Surviving Corporation for payment of their claim for the Share Consideration for the Shares. If, after the Effective Time, certificates representing Shares outstanding prior to the Effective Time are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article IV.

     4.3. Transfer of Shares after the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

                                   ARTICLE V

                      ADDITIONAL COVENANTS AND AGREEMENTS

     5.1. Stockholder Meeting; Proxy Material; Registration Statement; Stock Exchange Listing. (a) The Company shall cause a meeting of its stockholders (the "Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger (including the amendments to the Certificate of Incorporation of the Company to be effected by the Merger). The directors of the Company shall, subject to their fiduciary duties, recommend approval and adoption of this Agreement and the Merger (including such amendments) by the Company's stockholders. In connection with such meeting, the Company (i) will promptly prepare and file with the SEC, will use all reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable a proxy statement/prospectus, registration statement and all other documents which may be required to be filed or mailed in connection with such meeting and the consummation of the transactions contemplated hereby, (ii) will, subject to the fiduciary duties of its board of directors, use all reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) will otherwise comply with all legal requirements applicable to such meeting.

     (b) The Company shall promptly prepare and file with the SEC under the 1933 Act a registration statement on Form S-4 with respect to the Special Common Stock (the "S-4 Registration Statement") and shall use all reasonable efforts to cause the S-4 Registration Statement to be declared effective as promptly as practicable. The Company shall take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Special Common Stock in the Merger.

     (c) The Company shall use all reasonable efforts to cause the Special Common Stock to be issued in connection with the Merger, and upon exercise of Options which are exercised after the Effective Time to be listed on the NYSE, subject to official notice of issuance and evidence of satisfactory distribution.

     5.2. Reasonable Efforts. The Company and Roche shall and shall use all reasonable efforts to cause their respective subsidiaries to: (i) promptly make all filings and seek to obtain all Authorizations required under all applicable laws with respect to the Merger and the other transactions contemplated hereby and will cooperate with each other with respect thereto; (ii) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article VI and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); and (iii) not take any action which might reasonably be expected to impair the ability of the parties to consummate the Merger at the earliest possible time (regardless of whether such action would otherwise be permitted or not prohibited hereunder); provided that the foregoing shall not require Roche to furnish, other than for itself and its United States Affiliates, financial statements prepared in accordance with United States generally accepted accounting principles or any reconciliation of financial statements with United States generally accepted accounting principles.

     5.3. Continued Applicability of the Governance Agreement. On and after July 1, 1995, each of Roche and the Company shall continue to abide by the terms of the Governance Agreement, except that the references (a) in Section 2.01 to "June 30, 1996" shall be deemed to be replaced by the date that is the first anniversary of the date, if any, upon which this Agreement is terminated pursuant to Section 7.01 hereof (the "Termination Date"); (b) in Sections 3.01 and 3.02(a) to "July 1, 1995" shall be deemed to be replaced by the date that is the Termination Date; (c) in Section 4.01 to "June 30, 1995" shall be deemed to be replaced by the Termination Date; and (d) in
Section 4.01 to "June 30, 1996" shall be deemed to be replaced by the first anniversary of the Termination Date.

     5.4. Compliance with Securities Laws. The parties hereto agree to take, and to cause their respective affiliates to take, all actions necessary to comply with the Securities Act and the Exchange Act and the rules and regulations promulgated under such statutes in connection with the Merger and the transactions contemplated by this Agreement; provided that the foregoing shall not require Roche to furnish, other than for itself and its United States Affiliates, financial statements prepared in accordance with United States generally accepted accounting principles or any reconciliation of financial statements with United States generally accepted accounting principles.

     5.5. Option Plans. The Surviving Corporation shall take all action necessary to ensure that, as provided in Section 4.1(d) hereof, Options outstanding immediately prior to the Effective Time shall represent, at and after the Effective Time, Options to acquire Special Common Shares on the same terms as in effect immediately prior to the effective time pursuant to such Options (and the related Option Plans) with respect to Shares. The Surviving Corporation shall take all corporate action necessary to reserve for issuance a sufficient number of Special Common Shares for delivery upon exercise of the Options. The Surviving Corporation shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to Special Common Shares subject to such Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding.

     5.6. Additional Agreements. The Company and Roche agree to execute each of the New Governance Agreement and the Marketing Agreement in the forms attached hereto as Exhibits A and D, respectively, immediately prior to the Effective Time.

     5.7. Voting. Roche agrees to vote all Common Shares owned by it or any of its affiliates in favor of the Merger.

     5.8. Certain Proceedings. In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing Date, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

                                   ARTICLE VI

                                   CONDITIONS

     6.1. Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefitted thereby, to the extent permitted by applicable law:

          (a) Stockholder Approval. This Agreement and the amendments to Article THIRD of Company's Certificate of Incorporation shall have been duly approved or ratified by the requisite vote of holders of Common Shares and Redeemable Common Shares in accordance with applicable law, the Certificate of Incorporation (including Article ELEVENTH thereof) and By-Laws of the Company and the Governance Agreement.

          (b) Additional Agreements. The New Governance Agreement and the Marketing Agreement shall have been executed in substantially the forms attached hereto as Exhibits A and D, respectively, and shall be in full force and effect.

          (c) Amendment of Certificate of Incorporation. Article THIRD of the Certificate of Incorporation shall have been amended by operation of the Merger in substantially the form attached hereto as Exhibit C.

          (d) No Injunction. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

          (e) Registration Statement. The S-4 Registration Statement shall have been declared effective and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the issuance or trading of the Special Common Shares shall have been received.

          (f) Listing of Special Common Shares on NYSE. The Special Common Shares required to be issued hereunder (including upon exercise of Options as referred to in Section 4.1(d)) shall have been approved for listing on the NYSE, subject only to official notice of issuance.

          (g) Third Party Consents. All required authorizations, consents or approvals of any third party, the failure to obtain which would have a material adverse effect on the Company and its subsidiaries taken as a whole, shall have been obtained.

     6.2. Condition to Obligations of Roche and Merger Sub. The respective obligations of Roche and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of the condition, which may be waived in whole or part by Roche and Merger Sub, as the case may be, to the extent permitted by applicable law, that the Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

     6.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of the following conditions, which may be waived in whole or in part by the Company to the extent permitted by applicable law:

          (a) Performance. Roche shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

          (b) New Guaranty. The New Guaranty shall have been executed in substantially the form attached as Exhibit B hereto and shall be in full force and effect.

                                  ARTICLE VII

                                  TERMINATION

     7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time:

          (a) Prior to the Effective Time, before or after the approval by holders of Common Shares or Redeemable Common Shares, by the mutual written consent of Roche and the Company;

          (b) By either the Company or Roche, upon written notice to the other parties hereto, if the stockholder approval contemplated by Section 6.1(a) hereof is not obtained by the Company at the Stockholder Meeting; or


          (c) By either the Company or Roche if the Effective Time has not occurred on or prior to October 31, 1995.


     7.2. Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement.

                                  ARTICLE VIII

                           MISCELLANEOUS AND GENERAL

     8.1. Expenses. Each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby.

     8.2. Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

     If to the Company:

          Genentech, Inc.
          490 Point San Bruno Boulevard
          South San Francisco, California 94080
          Attn.: John P. McLaughlin
          Telecopy: 415-952-9881

          Richard D. Katcher, Esq.
          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, New York 10019
          Telecopy: 212-403-2000

     If to Roche:

          Roche Holdings, Inc.
          c/o Roche Holding Ltd
          Grenzacherstrasse 124
          CH-4002 Basel
          Switzerland
          Telecopy: 011-41-61-688-1396
          Attn.: Dr. Felix Amrein

     with a copy to:

          Peter R. Douglas, Esq.
          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Telecopy: 212-450-4800

or to such other address as such party shall have designated by notice so given to each other party.

     8.3. Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by the party against whom enforcement is sought.

     8.4. No Assignment. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party.

     8.5. Entire Agreement. Except as otherwise provided herein, this Agreement and the exhibits hereto embody the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement and the exhibits hereto and any writings expressly required hereby or thereby.

     8.6. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person or entity who or which is not a party hereto.


     8.7. Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding brought by either party hereto and arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 8.7 and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of New York other than for such purpose. Roche and the Company hereby waive any right to a trial by jury in connection with any such action, suit or proceeding.


     8.8. Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws.

     8.9. Name, Captions, Etc. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, (a) the terms "hereof", "herein" and similar terms refer to this Agreement as a whole and (b) references herein to Articles or Sections refer to articles or sections of this Agreement.

     8.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.

                                          GENENTECH, INC.


                                          By: /s/ ARTHUR D. LEVINSON


                                            ------------------------------------

                                            Name:  Arthur D. Levinson

                                            Title:  President and CEO

                                          ROCHE HOLDINGS, INC.

                                          By: /s/ HENRI B. MEIER

                                            ------------------------------------
                                            Name:  Henri B. Meier
                                            Title:  Vice President

                                          HLR (U.S.) II, INC.

                                          By: /s/ FELIX AMREIN

                                            ------------------------------------
                                            Name:  Felix Amrein
                                            Title:  Vice President

                                                                       EXHIBIT A

                   AMENDED AND RESTATED GOVERNANCE AGREEMENT

     AGREEMENT DATED AS OF           , 1995 between Roche Holdings, Inc., a
Delaware corporation ("Roche"), and Genentech, Inc., a Delaware corporation (the "Company").


     WHEREAS, Roche, a subsidiary of Roche ("Merger Sub") and the Company have
entered into an Agreement and Plan of Merger dated as of           , 1995 (the
"Merger Agreement") pursuant to which, among other things, (i) Merger Sub is being merged (the "Merger") with and into the Company on the date hereof, (ii) all capital stock of the Company not owned by Roche or any Affiliate (as hereinafter defined) of Roche shall be converted into shares of Callable Putable Common Stock, par value $.02 per share (the "Special Common Stock"), of the Surviving Corporation (as defined in the Merger Agreement), and (iii) all of the common stock of Merger Sub owned by Roche shall be converted into Common Stock (as defined below), all upon the terms and subject to the conditions set forth in the Merger Agreement; and


     WHEREAS, Roche and the Company have previously entered into a Governance Agreement, dated as of September 7, 1990 (the "Governance Agreement"); and

     WHEREAS, Roche and the Company have agreed that the Governance Agreement shall be amended and restated in its entirety contemporaneously with the effectiveness of the Merger; and

     WHEREAS, Roche and the Company have agreed to set forth in this Agreement the terms and conditions upon which the Company shall redeem the Special Common Stock; and

     WHEREAS, Roche and the Company have agreed to establish in this Agreement certain terms and conditions concerning the corporate governance of the Company; and

     WHEREAS, Roche and the Company also have agreed to establish in this Agreement certain terms and conditions concerning the acquisition and disposition of securities of the Company by Roche and its Affiliates;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein, Roche and the Company hereby agree, and hereby amend and restate the Governance Agreement in its entirety, as follows:

                                   ARTICLE I

                          REDEMPTION AND REPURCHASE OF
                              SPECIAL COMMON STOCK


     SECTION 1.01. Redemption and Repurchase of Special Common Stock. (a) Subject to Sections 1.01(c) and 4.02, the Company shall, promptly upon receipt of a written request from Roche for the redemption of the Special Common Stock, designate a depositary (the "Depositary") for such redemption in accordance with paragraph (A) of Article THIRD, Section (c)(iv) of the Company's certificate of incorporation (the "Certificate of Incorporation") and notify Roche of such designation. Upon confirmation from the Depositary that it has received sufficient funds from Roche to pay the aggregate Redemption Price (as defined in the Certificate of Incorporation) in respect of all outstanding shares of Special Common Stock, the Company shall give, or cause to be given, the Call Notification (as defined in the Certificate of Incorporation) in accordance with such paragraph (B) of Article THIRD, Section (c)(ii). The Company shall set as the date of redemption (the "Redemption Date") the date set forth in Roche's written request for redemption; provided that such date shall be consistent with the notice requirements of such paragraph (B). The Redemption Date shall in no event be later than the earlier of June 30, 1999 or such earlier date on which Roche's right to request redemption pursuant to this Section 1.01 shall terminate. The calculation of the Redemption Price per share of Special Common Stock, which shall be made in accordance with paragraphs (A) and (C) of Article THIRD, Section (c)(ii) of the Certificate of Incorporation, shall be verified with Roche prior to the mailing of such notice. In the event that additional amounts become payable, pursuant to the second sentence of Article THIRD, Section (c)(ii)(C) of the Certificate of Incorporation in connection with a redemption of the Special Common Stock pursuant to this Section 1.01(a), Roche shall promptly make available to the Depositary the aggregate additional amount required to be paid pursuant to such second sentence of Article THIRD, Section
(c)(ii)(C).

     (b) At least ten, but not more than thirty, days prior to the commencement of the Put Period (as defined in the Certificate of Incorporation), or, in the event of an acceleration of the Put in accordance with the terms of Section
(c)(v) of Article THIRD of the Certificate of Incorporation, as soon as practicable following the date of the occurrence of the Insolvency Event (as defined in the Certificate of Incorporation) giving rise to such acceleration (but in no event later than the tenth day following such date), the Company shall (i) designate the Depositary for making payments to, and receiving shares from, holders of Special Common Stock in connection with exercises of the Put (as defined in the Certificate of Incorporation) in accordance with paragraph
(A) of Article THIRD, Section (c)(iv) of the Certificate of Incorporation and notify Roche of such designation and (ii) give, or cause to be given, the Put Notification (as defined in the Certificate of Incorporation) in accordance with paragraph (B) of Article THIRD, Section (c)(iii) of the Certificate of Incorporation or Section (c)(v) thereof, as the case may be. The Company shall set as the Put Period the period required to be set pursuant such Section
(c)(iii) or Section (c)(v), as the case may be.

     (c) The Company's obligations under Sections 1.01(a) and 1.01(b) hereof shall be suspended during any period when, in the good faith judgment of the majority of the Company's directors, the redemption of the Special Common Stock would be prohibited under the Delaware General Corporation Law (the "DGCL").

     (d) Subject to the provisions of Section 1.01(c), the Company hereby irrevocably appoints Roche its attorney-in-fact for purposes of redeeming the Special Common Stock in accordance with the terms of Sections 1.01(a) and 1.01(b) hereof and the Certificate of Incorporation.

     SECTION 1.02. Deposit of Shares in Lieu of Cash. If so instructed in connection with any redemption of the Special Common Stock pursuant to Sections 1.01(a) hereof and Article THIRD, Section (c)(ii) of the Certificate of Incorporation, the Company shall deposit or cause to be deposited with the Depositary any certificates representing shares of Special Common Stock delivered to it by or on behalf of Roche promptly after the receipt thereof.

     SECTION 1.03. Indemnification. Roche shall indemnify the Company and its officers and directors against all losses, claims, damages, liabilities and expenses (including attorneys' fees) arising out of the redemption (pursuant to the Call or the Put (each as defined in the Certificate of Incorporation)) of the Special Common Stock in accordance with the provisions of this Agreement (including, without limitation, in the event of the Company's consummation of the redemption of Special Common Stock in contravention of Section 160 of the DGCL or any other law for the protection of creditors), other than any such losses, claims, damages, liabilities and expenses that result primarily from actions taken or omitted in bad faith by the indemnified person or from the indemnified person's gross negligence or willful misconduct.

     SECTION 1.04. Options, Etc. Roche and the Company will make appropriate provisions to assure that any options, warrants, rights or securities issued by the Company and convertible into or exercisable or exchangeable for shares of Special Common Stock outstanding on the Redemption Date or the final day of the Put Period (whether or not convertible, vested, exercisable or exchangeable on such date) become convertible into or exercisable or exchangeable for consideration of the same type and amount as the holders thereof would have received had they converted, exercised or exchanged such options, warrants, rights or securities prior to the Redemption Date or the final day of the Put Period. Nothing herein shall be deemed or construed as a waiver of any other rights that a holder of any such securities may have.

                                   ARTICLE II

                            FURTHER ACQUISITIONS OF
                          COMPANY SECURITIES BY ROCHE

     SECTION 2.01. Mergers, Etc. (a) Unless a majority of the Independent Directors (as hereinafter defined) shall have determined that there has been a sustained, substantial impairment of the business, prospects or financial viability of the Company and its subsidiaries, taken as a whole, since the effective time of the Merger (the "Effective Time"), Roche shall not, prior to June 30, 1999, propose any Business Combination (as such term is used in Article ELEVENTH of the Certificate of Incorporation) with Roche or any affiliate (an "Affiliate") of Roche, as such term is defined in Rule 12b-2 promulgated under the Securities

Exchange Act of 1934, as amended (such Act, including the rules and regulations promulgated thereunder, the "1934 Act"). Unless such a determination shall be made, Roche shall not propose any such Business Combination during the period commencing on July 1, 1999 and terminating on June 30, 2000, at a price per share for the unaffiliated holders of the common stock into which shares of Special Common Stock shall have been converted on June 30, 1999 less than the price per share at which shares of Special Common Stock could have been redeemed on such date, adjusted for any event occurring since such date as if the Special Common Stock had continued to be outstanding.

     (b) For purposes of the approval of the board of directors of the Company (the "Board") required under Article ELEVENTH of the Certificate of Incorporation for any transaction permitted by Section 2.01(a), the Independent Directors shall consider whether the Business Combination is fair to the minority stockholders of the Company without taking into account any possible discount due to the fact that there exists a controlling stockholder of the Company.

     (c) The term "Independent Director" means a director of the Company who would be entitled for purposes of Article ELEVENTH of the Certificate of Incorporation to vote on a Business Combination with Roche.

     SECTION 2.02. Additional Limitation. Subject to (a) Sections 1.01 and 2.01 and (b) the obligation of the Company to honor the rights of holders of Special Common Stock to sell Special Common Stock to the Company in accordance with the Call and the Put, Roche shall not, directly or indirectly, purchase or otherwise acquire, or propose or offer to purchase or acquire, any Equity Security (as defined below) of the Company, whether by tender offer, market purchase, privately negotiated purchase, merger or otherwise, except that Roche may acquire Equity Securities such that Parent's Voting Interest (as defined below) in the Company would not immediately after such acquisition exceed 79.9%. Except as expressly required pursuant to the terms of the Special Common Stock and this Agreement, in no event will Roche, directly or indirectly, make any tender offer for Equity Securities of the Company without the consent of the majority of the Independent Directors. For purposes of this Agreement, (i) "Equity Security" means any (A) voting stock of the Company (other than shares of voting stock not having the right to vote generally in any election of directors of the Company),
(B) securities of the Company convertible into or exchangeable for such stock, and (C) options, rights and warrants issued by the Company to acquire such stock; and (ii) "Parent's Voting Interest" means the percentage of votes for elections of directors of the Company generally controlled directly or indirectly by Roche Holding Ltd, a Swiss corporation ("Parent"), assuming the conversion, exchange or exercise into or for voting stock of all Equity Securities other than voting stock and not taking into account any voting agreements or arrangements granting to a third party control over the voting of voting stock (including those contained herein) beneficially owned by Parent.


     SECTION 2.03. Capital Contribution and Assumption of Put Obligations. (a) Roche agrees to, or to cause one or more of its Affiliates to, contribute to the Company, immediately prior to the time that any amounts become due and payable to the holders of Special Common Stock pursuant to Article THIRD, Section
(c)(iii) of the Company's Certificate of Incorporation, (i) funds in an amount equal to the product of the number of shares of Special Common Stock with respect to which the Put has been properly exercised multiplied by the Put Price (as defined in Article THIRD of the Company's Certificate of Incorporation) plus
(ii) such additional funds, if any, sufficient to permit the Company to redeem the shares of Special Common Stock with respect to which the Put has been properly exercised without violating Section 160 of the DGCL, any bankruptcy or insolvency law or other law or regulation for the protection of creditors. In exchange for such payment, the Company will issue to Roche (or to its designated Affiliate) a number of duly authorized and validly issued shares of Common Stock equal to the number of shares of Special Common Stock acquired thereby by the Company. Notwithstanding the foregoing, Roche's obligation to make any such payment to the Company under this Section 2.03 shall be void and of no further force and effect if, in lieu thereof, Roche shall (or shall cause one of its Affiliates to) elect to purchase, and make all arrangements necessary (including compliance by Roche, or any such Affiliate or Affiliates, with the 1934 Act, the 1933 Act (as hereinafter defined) and any other applicable Federal or state securities laws) to purchase, at the expiration of the Put Period, directly from the holders of Special Common Stock at the Put Price the shares of Special Common Stock which such holders elect to have purchased.

     (b) Notwithstanding any other term or provision hereof or of the Merger Agreement, the Marketing Agreement (as defined below), the Guaranty dated as of the date hereof by Parent of Roche's obligations under this Section 2.03, Article Third of the Company's Certificate of Incorporation or any other agreement, Roche agrees that it shall either (i) make (or cause one or more of its Affiliates to make) the aggregate payments required to be made under the first sentence of Section 2.03(a) hereof or (ii) if such payments are not made for any reason, make (or cause one of its Affiliates to make) the election to purchase referred to in the third sentence of Section 2.03(a) hereof and comply (or cause one of its Affiliates to comply) fully with such sentence; provided, however, that if an Insolvency Event (as defined in Article Third of the Company's Certificate of Incorporation) occurs, Roche shall, within 10 days after the occurrence of such Insolvency Event, either (x) contribute (or cause one or more of its Affiliates to contribute) to the Company an amount equal to the aggregate amount that would be required to be contributed to the Company under the first sentence of Section 2.03(a) hereof assuming (for purposes of clause (i) of such sentence) that the holders of all of the then outstanding shares of Special Common Stock (on a fully diluted basis) were to exercise the Put or (y) elect (or cause one of its Affiliates to elect) to purchase, and make all arrangements necessary (including compliance by Roche, or any such Affiliate, with the 1934 Act, the 1933 Act and any other Federal or state securities laws) to purchase, at the expiration of the Put Period, directly from the holders of Special Common Stock at the Put Price the shares of Special Common Stock which such stockholders elect to have purchased. In exchange for the payment by Roche of the amount specified in clause (x) of the immediately preceding sentence (which amount shall be invested by the Company in a money market fund which holds primarily U.S. government obligations until such time as any amounts are paid to creditors or stockholders), the Company will issue to Roche (or its designated Affiliate) a number of duly authorized and validly issued shares of Common Stock equal to the number of then outstanding shares of Special Common Stock (on a fully diluted basis). Immediately following the expiration of the Put Period, if the Put has not been exercised with respect to all of the then outstanding shares of Special Common Stock (on a fully diluted basis) and if Roche shall have complied with clause (x) of the first sentence of this Section 2.03(b), (1) the Company shall refund to Roche (or its designated Affiliate) an amount (together with any interest actually earned thereon) equal to the product of the Put Price times the number of outstanding shares of Special Common Stock (on a fully diluted basis) with respect to which the Put has not been exercised and (2) Roche (or by its designated Affiliate) shall, in exchange for such payment by the Company, contribute to the Company a number of shares of Common Stock equal to the number of outstanding shares of Special Common Stock (on a fully diluted basis) with respect to which the Put has not been exercised. In the event that Roche pays the amount specified in clause (x) of the first sentence of this Section 2.03(b), none of Roche, Parent or any of their respective Affiliates shall be entitled to any payments or other distributions on or in respect of any Equity Security unless and until the Company has redeemed all of the shares of Special Common Stock with respect to which the Put has been properly exercised. If (x) an Insolvency Event occurs and
(y) Roche does not timely comply with its obligations under the proviso to the first sentence of this Section 2.03(b), the amounts required to be paid by Roche pursuant to such proviso shall be increased by $1,000,000, and the agent (the "Agent") under the Agency Agreement dated as of September 6, 1995 between the Company, the Agent and Parent shall have an undivided interest in the aggregate amount payable under such proviso, which undivided interest shall (i) be limited to, and shall in no event exceed, $1,000,000 and (ii) be paid by Roche directly to the Agent.



     (c) It is understood and agreed that, if Roche so elects, the obligation of Roche to purchase shares of Special Common Stock pursuant to any of the provisions in this Section 2.03 may, at the election of Roche, be assigned by Roche to Parent or any Affiliate of Parent (other than the Company). No assignment pursuant to this Section 2.03(c) shall relieve Roche of any of its obligations under this Section 2.03 or otherwise.



     (d) The Company shall take (and shall have no corporate power or capacity to refuse to take) such actions as may be necessary to enforce the obligations of Roche under this Section 2.03 and the obligations of Parent under the Guaranty dated as of the date hereof by Parent of Roche's obligations under this
Section 2.03 (the "Guaranty") directly against Roche and Parent, or in the event of assignment by Roche, against Roche, Parent and any Affiliate of Parent to which any assignment is made.

                                  ARTICLE III

                               BOARD OF DIRECTORS

     SECTION 3.01. Initial Composition of Board of Directors at the Effective Time. The number of directors comprising the Board immediately after the Effective Time shall be 13. The directors of the Company following the Effective Time shall be the directors of the Company immediately prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until the earlier death, resignation or removal in accordance with the Company's Certificate of Incorporation and By-Laws and this Agreement. After the Effective Time, the Board shall continue to include up to two nominees of Roche, whom Roche shall continue to designate prior to the mailing of the applicable annual proxy statement of the Company. Such nominees shall continue to serve in the class or classes of directors in which they served prior to the Effective Time in a manner consistent with the terms of the Certificate of Incorporation and bylaws of the Company. Directors nominated by Roche pursuant to this Section
3.01 or Section 3.02 are referred to herein as "Investor Directors" and all other directors are referred to herein as "Noninvestor Directors". Notwithstanding any other provision of this Agreement, the Certificate of Incorporation or by-laws of the Company or applicable law, Roche shall not at any time prior to the day following the last day of the Put Period be entitled to designate, or cause the nomination or election of, more than two members of the Board.


     SECTION 3.02. Proportional Representation. (a) The Company agrees that after the last day of the Put Period the Board shall include two nominees designated by Roche and two officers of the Company nominated by the nominating or proxy committee of the Board. The remainder of the Board shall be comprised of Independent Directors. Upon its request, Roche shall be entitled to designate nominees for a number of such Independent Directors equal to Parent's Voting Interest times the total number of such Independent Directors, rounded up to the next whole number if Parent's Voting Interest is greater than 50% and rounded down to the next whole number if Parent's Voting Interest is less than or equal to 50%. Notwithstanding the foregoing, (i) the number of Independent Directors designated by Roche shall not exceed 50% after any Triggering Disposition (as defined in Section 4.02) and (ii) Roche shall have no right to designate any nominees for directors hereunder at any time after Parent's Voting Interest has fallen below 20%. Roche shall not have the right to nominate or designate any additional directors to the Board pursuant to this Section 3.02(a) unless and until (i) the Depositary shall have received the Put Price in respect of shares of Special Common Stock with respect to which the Put has been properly exercised and shall have been irrevocably instructed to pay the Put Price to stockholders that have exercised the Put; (ii) Roche shall have made (or caused one of its Affiliates to make) the election to purchase referred to in the third sentence of Section 2.03(a) hereof and shall have complied (or caused one or more of its Affiliates to comply) fully with such sentence; or (iii) the obligations of Roche under the third sentence of Section 2.03(a) hereof shall have otherwise been fully satisfied through Parent's performance under the Guaranty.


     (b) The Company agrees to cause the Board to be increased or decreased in size, and to cause the Board to fill the vacancies created by any such increase, as appropriate in order to achieve the proportionality required by Section 3.02(a). Any directors elected to fill a vacancy shall serve until the next annual meeting of stockholders, at which the newly created positions shall be assigned to classes of directors consistent with the terms of the Certificate of Incorporation and the Company's bylaws. Whenever necessary to maintain the proportionality required by Section 3.02(a), Roche will cause directors designated by Roche to resign from the Board. At such time as Parent's Voting Interest falls below 20%, Roche will cause all the Investor Directors to resign from the Board.

     (c) Roche and the nominating or proxy committee shall have the right to designate or nominate any replacement for a director designated by Roche or nominated by such committee, respectively, at the termination of such director's term or upon death, resignation, retirement, disqualification, removal from office or other cause. To the extent permitted by the Certificate of Incorporation or bylaws of the Company, the Board shall elect each person so designated or nominated.

     (d) No individual designated by Roche shall serve as a director unless such individual has such business or technical experience, stature and character as is commensurate with service on the board of a publicly held enterprise. No such individual who is an officer, director, partner or principal stockholder of any competitor of the Company and its subsidiaries (other than Roche and its Affiliates) shall serve as a director of the Company.

     SECTION 3.03. Committees. The Board shall designate a nominating or proxy committee, an executive committee, an audit committee and a compensation committee. Each committee of the Board (other than any special committee or committee of Independent Directors constituted for the purposes of making any determination that is to be made under the terms of this Agreement or the Certificate of Incorporation) shall at all times include at least one director designated by Roche and no action by any such committee shall be valid unless taken at a meeting for which adequate notice has been duly given to or waived by the members of such committee. Such notice shall include a description of the general nature of the business to be transacted at the meeting and no other business may be transacted at such meeting. Any committee member unable to participate in person at any meeting shall be given the opportunity to participate by telephone. The director designated by Roche to serve on any committee may designate as his alternate another director designated by Roche.

     SECTION 3.04. Nomination of Other Directors. (a) The nominating or proxy committee shall include, in addition to the director designated by Roche, one Noninvestor Director who is an officer of the Company and one Independent Director, and shall have the exclusive authority to nominate individuals to fill all Board positions except for those designated by Roche pursuant to the first sentence of Section 3.02(a). With respect to any election of directors, any nomination of a person not then serving as a director shall require the unanimous approval of the nominating or proxy committee; provided that the directors designated by Roche pursuant to Section 3.01, the directors designated by Roche pursuant to the first sentence of Section 3.02(a), and the directors initially nominated by Roche pursuant to the third sentence of Section 3.02(a) shall not require such unanimous approval.

     (b) The Company agrees to use all reasonable efforts to solicit proxies for the nominees for director nominated by such committee from all holders of voting stock entitled to vote thereon.

     SECTION 3.05. Roche Approval Required for Certain Actions. The approval of the directors designated by Roche pursuant to Section 3.01 or the first sentence of 3.02(a) shall be required to approve any of the following:

          (a) the acquisition by the Company of any business or assets that would constitute a substantial portion of the business or assets of the Company, whether such acquisition be by merger or consolidation or the purchase of stock or assets or otherwise;

          (b) the sale, lease, license, transfer or other disposal of all or a substantial portion of the business or assets of the Company other than in the ordinary course of business, other than any such sale, lease, license, transfer or other disposal which is subject to the provisions of Section 3.07;

          (c) the issuance of any Equity Securities or other capital stock of the Company, except for (i) issuances of shares of Special Common Stock (or, after the conversion thereof into shares of the Company's Common Stock, par value $.02 per share (the "Common Stock"), Common Stock) or options, warrants or rights to acquire, or securities convertible into or exchangeable for, such Special Common Stock (or Common Stock) pursuant to any employee compensation plan that has been approved by a majority of the Independent Directors, (ii) issuances thereof upon the exercise, conversion or exchange of any outstanding Equity Securities or other capital stock; and (iii) other issuances thereof during any 24 month period not exceeding 5% of the voting stock of the Company outstanding at the beginning of such 24 month period; or

          (d) the repurchase or redemption of any Equity Securities or other capital stock of the Company, other than redemptions required by the terms thereof and purchases made at fair market value in connection with any deferred compensation plan maintained by the Company.

For purposes of clauses (a) and (b), unless the majority of Independent Directors shall have made a contrary determination in good faith, a "substantial portion of the business or assets of the Company" shall mean a

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

portion of the business or assets of the Company accounting for 10% of the consolidated total assets, contribution to net income or revenues of the Company and its consolidated subsidiaries.

     SECTION 3.06. Voting of Shares. (a) In any election of directors, Roche will vote its shares of Common Stock and of Special Common Stock for all nominees in proportion to the votes cast by the other holders of Special Common Stock (excluding, at Roche's option, any votes cast by any person (as such term is defined in Section 16(a) of the 1934 Act) or group (as defined in Section 13(d) of the 1934 Act) that beneficially owns (as defined in Rule 13d-3 promulgated under the 1934 Act) at least 12% of the Equity Securities not beneficially owned by Parent); provided that it may cast all of its votes in favor of any nominee designated by it pursuant to the provisions of this Agreement.

     (b) In any vote to amend the terms of the Special Common Stock, Roche will vote its shares of Special Common Stock, if any, in proportion to the votes cast by the holders of Special Common Stock (other than Roche and its Affiliates).


     SECTION 3.07. Affiliation Arrangements. Except as otherwise provided in the Marketing Agreement between F. Hoffmann -- La Roche Ltd and the Company dated as of the date hereof (the "Marketing Agreement"), the Company will not, and will not permit any of its subsidiaries to, enter into any material licensing or marketing agreement with respect to any products, processes, inventions or developments made by the Company or any subsidiary of the Company unless it shall have first negotiated in good faith with Roche for a reasonable period of not less than three or more than six months with a view towards reaching a mutually beneficial licensing or marketing agreement with respect to such products, processes, inventions or developments.


                                   ARTICLE IV

                            RESTRICTIONS ON TRANSFER
                                OF COMMON STOCK

     SECTION 4.01. Restrictions on Transfer of Common Stock. (a) Roche agrees that it will not sell or otherwise transfer any shares of Common Stock or Special Common Stock except (i) pursuant to a registered underwritten public offering in accordance with Article V, (ii) pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (such Act, including the rules and regulations promulgated thereunder, the "1933 Act"), provided that Roche at or prior to the time of such sale or transfer could have requested a registration pursuant to Section 5.01 and that any such sale shall be subject to the volume and manner of sale limitations set forth in such rule, whether or not legally required, (iii) to any entity that is directly or indirectly 100% owned by Parent or (iv) after the last day of the Put Period and so long as Parent's Voting Interest is not below 50%, in a Liquidating Sale, as defined below; provided that (x) no Liquidating Sale shall be made prior to the time that such transaction is either rejected by the Independent Directors or the stockholders, or consummated and (y) prior to the first anniversary of the last day of the Put Period the per share value offered to the public in any Liquidating Sale shall not be less than the final Redemption Price of the Special Common Stock (adjusted appropriately for events occurring after the conversion thereof as if it were still outstanding). The good faith determination of the majority of the Independent Directors of the value of the consideration offered in any proposal shall be conclusive and binding.

     (b) "Liquidating Sale" shall mean (i) a sale of all shares of Common Stock and Special Common Stock beneficially owned by Parent to any person or group that is acquiring all outstanding voting stock of the Company at a per share consideration having at least the same value, and to be paid in the same form as (or in cash), and not later than, the per share consideration to be paid to Roche and its Affiliates in a transaction that has been approved by the Board and the stockholders in accordance with the requirements that would be applicable to a Business Combination under Article ELEVENTH of the Certificate of Incorporation proposed by Roche or (ii) if such transaction proposed by such person or group has been rejected by the Independent Directors or the stockholders entitled to vote thereon under Article ELEVENTH of the Certificate of Incorporation, the sale of all the shares of Common Stock and Special Common Stock beneficially owned by

Parent to such person or group for per share consideration having not more than the same value, and payable in the same form, as was so proposed to be paid to stockholders.

     (c) If requested by Roche, the Company shall use its best efforts to consider any proposal involving a Liquidating Sale expeditiously and, if recommended by the Board or any independent or special committee thereof to the stockholders, to cause a stockholder meeting to be convened as promptly as practicable for the purpose of voting on such proposal.

     (d) Notwithstanding the foregoing, no Liquidating Sale shall be permitted unless the transferee and each entity controlling such transferee shall have agreed in writing to be bound, and to cause their Affiliates to be bound, by the terms of this Agreement (including, without limitation, Section 3.06 hereof) as if it were Roche and has entered into a confidentiality agreement with the Company substantially in the form of the Confidentiality Agreement between Parent and the Company dated October 13, 1989 (as modified by Section 6.01 of the Agreement and Plan of Merger dated as of February 2, 1990 among the Company, Roche and HLR (U.S.), Inc.); provided that no transferee in a Liquidating Sale shall be entitled to the rights of Roche set forth in Articles III (other than Section 3.06) and VII hereof.


     SECTION 4.02. Commitment to Complete Disposition. In the event that Roche sells shares of Common Stock in an underwritten public offering or pursuant to Rule 144 prior to April 30, 2004 (a "Triggering Disposition"), it shall use its best efforts to sell additional shares of Common Stock within three years of the Triggering Disposition such that it will beneficially own not more than 20% of the outstanding shares of Common Stock. After a Triggering Disposition, Roche shall have no further rights (i) to request redemption of the Special Common Stock or (ii) pursuant to Sections 3.03, 3.04, 3.05 and 3.07 or Article VII; provided, however, that no Triggering Disposition shall relieve Roche of any of its obligations pursuant to the Put. Other than in connection with its obligations with respect to the Put pursuant to Section 2.03 hereof, after a Triggering Disposition, Roche shall not, without the prior written consent of the Board, acting alone or as part of a group, acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any Equity Securities or all or any substantial portion of the assets of, or otherwise seek to influence or control, in any manner whatsoever, the management or policies of the Company until the fifteenth anniversary of the date it ceases to beneficially own more than 20% of the outstanding shares of Common Stock, provided that the foregoing shall not apply to any of Roche's portfolio managers whose investment decisions are not directed by Roche.


                                   ARTICLE V

                              REGISTRATION RIGHTS

     SECTION 5.01. Registration. (a) The Company agrees that, at any time after April 30, 2000 or such earlier date as it shall have become illegal for Parent to continue to own the shares of Common Stock or Special Common Stock directly or indirectly or to exercise fully all rights of ownership with respect to the shares of Common Stock or Special Common Stock, upon the request of Roche it will file a registration statement (a "Registration Statement") under the 1933 Act as to the number of shares of Common Stock and/or Special Common Stock specified in such request (the "Registered Shares"); provided that, subject to
Section 5.04, the Company shall not be required to file more than three Registration Statements that become effective and remain effective for the period referred to in Section 5.01(b).

     (b) The Company agrees to use its best efforts to have any registration of the Registered Shares declared effective as promptly as practicable after the filing thereof and (ii) to keep such registration statement effective for a period (up to three months) sufficient to complete the distribution of the Registered Shares. The Company further agrees to supplement or make amendments to the Registration Statement, if required by (x) the registration form utilized by the Company for such registration or by the instructions applicable to such registration form, (y) the 1933 Act or the rules and regulations thereunder or
(z) Roche (or any underwriter for Roche) with respect to information concerning Roche or such underwriter or the plan of distribution to be utilized with respect to the Registered Shares. The Company agrees to furnish to Roche copies of any such supplement or amendment prior to its being used or filed with the Securities and Exchange Commission (the "SEC").

     SECTION 5.02. Registration Procedures.  Subject to the provisions of
Section 5.01 hereof, in connection with the registration of shares of Common Stock hereunder, the Company will as expeditiously as possible:

          (a) furnish to Roche, prior to the filing of a Registration Statement, copies of such Registration Statement as is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents in such quantities as Roche may reasonably request from time to time in order to facilitate the disposition of the Registered Shares;

          (b) use all reasonable efforts to register or qualify the Registered Shares under such other securities or blue sky laws of such jurisdiction as Roche reasonably requests and do any and all other acts and things as may be reasonably necessary or advisable to enable Roche to consummate the disposition in such jurisdictions of the shares of Common Stock or Special Common Stock owned by Roche; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection (b), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

          (c) use all reasonable efforts to cause the Registered Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable Roche to consummate the disposition of such shares of Common Stock or Special Common Stock;

          (d) notify Roche, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such Registration Statement or amendment contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the Registered Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

          (e) enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registered Shares;

          (f) make available for inspection by Roche, any underwriter participating in any disposition pursuant to such registration, and any attorney, accountant or other agent retained by any Roche or any such underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of the Company to supply all information reasonably requested by any such Inspector in connection with such registration; provided that (i) records and information obtained hereunder shall be used by such persons only to exercise their due diligence responsibility and (ii) records or information which the Company determines, in good faith, to be confidential shall not be disclosed by the Inspectors unless (x) the disclosure of such Records or information is necessary to avoid or correct a misstatement or omission in the Registration Statement or (y) the release of such Records or information is ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction. Roche shall use reasonable efforts, prior to any such disclosure, to inform the Company that such disclosure is necessary to avoid or correct a misstatement or omission in the Registration Statement. Roche further agrees that it will, upon learning that disclosure of such Records or information is sought in a court or governmental authority, give notice to the Company and allow the Company, at the expense of the Company, to undertake appropriate action to prevent disclosure of the Records or information deemed confidential;

          (g) use all reasonable efforts to obtain a comfort letter from the independent public accountants for the Company in customary form and covering such matters of the type customarily covered by comfort letters as Roche reasonably requests;

          (h) otherwise use all reasonable efforts to comply with all applicable rules and regulations of the
     SEC, and make generally available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of twelve months, beginning within three months after the effective date of the registration, which earnings statement shall satisfy the provisions of
     Section 11(a) of the 1933 Act and Rule 158 thereunder; and

          (i) use all reasonable efforts to cause all Registered Shares to be listed on each securities exchange on which similar securities issued by the Company are listed.

     SECTION 5.03. Conditions to Offerings. The obligations of the Company to take the actions contemplated by Sections 5.01 and 5.02 with respect to an offering of shares of Common Stock shall be subject to the following conditions:

          (i) The Registered Shares shall (unless reduced pursuant to Section 5.04(b)) constitute at least 10% of the outstanding common stock of the Company and shall be distributed in an underwritten firm commitment public offering. Roche shall have the right to select the investment banker or bankers and lead manager or managers to administer the offering and its or their counsel; provided that such lead manager or managers and such counsel must be reasonably satisfactory to the Company.

          (ii) There shall not have been an offering registered pursuant to
     Section 5.01 within the immediately preceding twelve months and if such earlier offering was completed or is continuing.

          (iii) Roche shall conform to all applicable requirements of the 1933 Act and the 1934 Act with respect to the offering and sale of securities and advise each underwriter, broker or dealer through which any of the Registered Shares are offered that the Registered Shares are part of a distribution that is subject to the prospectus delivery requirements of the 1933 Act.

          (iv) Roche shall use all reasonable efforts to effect as wide a distribution of such Registered Shares as reasonably practicable, and in no event shall any sale of Registered Shares be made knowingly to any person (including such person's Affiliates and any person or entities which are to the knowledge of Roche part of any group (as defined in Section 13(d) of the 1934 Act) which includes such purchaser (or any of its Affiliates)) who, after giving effect to such sale, would beneficially own (as defined in Rule 13d-3 promulgated under the 1934 Act) Equity Securities representing more than 5% of the Company's outstanding Common Stock or 5% of the Company's Equity Securities.

     The Company may require Roche to furnish to the Company such information regarding Roche or the distribution of the Registered Shares as the Company may from time to time reasonably request in writing, in each case only as required by the 1933 Act or the rules and regulations thereunder or under state securities or Blue Sky laws.

     Roche agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.02(d) hereof, such holder will forthwith discontinue disposition of Registered Shares pursuant to the registration covering such shares of Common Stock until Roche's receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.02(d) hereof.

     SECTION 5.04. Additional Conditions. (a) The Company's obligations pursuant to Section 5.01 shall be suspended if (i) the fulfillment of such obligations would require the Company to make a disclosure that would, in the reasonable good faith judgment of the Company's board of directors, be detrimental to the Company and premature, (ii) the Company has filed a registration statement with respect to securities to be distributed in an underwritten public offering and it is advised by its lead or managing underwriter that an offering by Roche of the Registered Shares would materially adversely affect the distribution of such equity securities or (iii) the fulfillment of such obligations would require the Company to prepare audited financial statements not required to be prepared for the Company to comply with its obligations under the 1934 Act as of any date not coincident with the last day of any fiscal year of the Company. Such obligations shall be reinstated (x) in the case of clause (i) above, upon the making of such disclosure by the Company (or, if earlier, when such disclosure would either no longer be necessary for the fulfillment of such obligations or no longer be detrimental), (y) in the case of clause (ii) above, upon the conclusion of any period during which the Company would not, pursuant to the terms of its underwriting arrangements, be permitted to sell the Registered Securities for its own account and (z) in the case of clause (iii) above, as soon as it would no longer be necessary to prepare such financial statements to comply with the 1933 Act. The period during which Roche is required to sell its shares of Common Stock pursuant to Section 5.05 shall be tolled for the duration of any suspension pursuant to this paragraph.

     (b) The number of shares of Common Stock to be registered pursuant to
Section 5.01 shall be reduced to the extent that the Company is advised in writing by an investment banker of national standing that the sale of all shares of Common Stock requested to be registered by Roche would materially and adversely affect the market price of the Company's equity securities. No registration reduced pursuant to this Section 5.04(b) shall be counted for purposes of the proviso to Section 5.01(a).

     SECTION 5.05. Registration Expenses. All expenses incident to the performance of or compliance with this Article by the Company, including, without limitation, all fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registered Shares), rating agency fees, printing expenses, messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed, fees and disbursements of counsel for the Company and its independent certified public accountants (including the expenses of any comfort letters required by or incident to such performance), securities acts liability insurance (if the Company elects to obtain such insurance), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration and the fees and expenses of other persons retained by the Company (all such expenses being herein called "Registration Expenses"), will be borne by the Company. The Company will not have any responsibility for any registration or filing fees payable under any federal or state securities or Blue Sky laws or for any of the expenses of the holders of Registrable Securities incurred in connection with any registration hereunder including, without limitation, underwriting fees, discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities, counsel fees of such holders and travel costs.

     SECTION 5.06. Indemnification; Contribution. (a) Indemnification by the Company. The Company agrees to indemnify, to the fullest extent permitted by law, Roche, its directors and officers and each person who controls Roche (within the meaning of either the 1933 Act or the 1934 Act) against any and all losses, claims, damages, liabilities and expenses (including attorneys' fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus (each as amended and or supplemented, if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, provided that the Company shall not be required to indemnify any holder or its officers, directors or controlling persons for any losses, claims, damages, liabilities or expenses resulting from any such untrue statement or omission if such untrue statement or omission is made in reliance on and conformity with any information with respect to such holder furnished to the Company by such holder expressly for use therein. In connection with an underwritten offering, the Company will indemnify each underwriter thereof, the officers and directors of such underwriter, and each person who controls such underwriter (within the meaning of either the 1933 Act or 1934 Act) to the same extent as provided above with respect to the indemnification of Roche; provided that such underwriter agrees to indemnify the Company to the same extent as provided below with respect to the indemnification of the Company by Roche.

     (b) Indemnification by Roche. In connection with any registration in which Roche is participating, Roche will furnish to the Company in writing such information and affidavits with respect to Roche as the Company reasonably requests for use in connection with any such registration, prospectus, or preliminary prospectus and agrees to indemnify the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company (within the meaning of either the 1933 Act or of the 1934
Act) to the same extent as the foregoing indemnity from the Company to such holder, but only with respect to information relating to such holder furnished to the Company in writing by Roche expressly for use in the Registration Statement, the prospectus, any amendment or supplement thereto, or any preliminary prospectus.

     (c) Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 5.07(a) or Section 5.07(b), such person (hereinafter called the indemnified party) shall promptly notify the person against whom such indemnity may be sought (hereinafter called the indemnifying party) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party shall have been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the indemnified parties, such firm shall be designated in writing by the indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the third sentence of this
Section 5.07(c), the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement in entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request or reasonably objected in writing, on the basis of the standards set forth herein, to the propriety of such reimbursement prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

     (d) Contribution. If the indemnification provided for in this Section 5.07 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 5.07, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 5.07(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

     The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.07(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     If indemnification is available under this Section 5.07, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 5.06(a) and (b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 5.06(d).

     SECTION 5.07. Rule 144. The Company covenants that it will file the reports required to be filed by it under the 1933 Act and the 1934 Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as Roche may reasonably request, all to the extent required from time to time to enable Roche to sell shares of Common Stock without registration under the 1933 Act within the limitation of the exemptions provided by (a) Rule 144 under the 1933 Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of Roche, the Company will deliver to Roche a written statement as to whether it has complied with such requirements.

     SECTION 5.08. No Inconsistent Agreements; etc. (a) The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to Roche in this Agreement.

     (b) Any determination required to be made by the Company under this Article V shall be made by the Independent Directors.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     SECTION 6.01. Representations of the Company. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company.

     (b) The execution, delivery and performance by the Company of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than (i) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended (the "1934 Act"); (ii) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"); and (iii) compliance with any applicable foreign or state securities or Blue Sky laws.

     (c) The execution, delivery and performance by the company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Company, and (ii) assuming compliance with the matters referred to in Section 6.01(b), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company.

     SECTION 6.02. Representations of Roche. (a) The execution, delivery and performance by Roche of this Agreement and the consummation by Roche of the transactions contemplated hereby are within Roche's corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Roche.

     (b) The execution, delivery and performance by Roche of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than (i) compliance with any applicable requirements of the 1934 Act; (ii) compliance with any applicable requirements of the 1933 Act; and (iii) compliance with any applicable foreign or state securities or Blue Sky laws.

     (c) The execution, delivery and performance by Roche of this Agreement and the consummation by Roche of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Roche, and (ii) assuming compliance with the matters referred to in
Section 6.01(b), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Roche.

                                  ARTICLE VII

                                   COVENANTS

     SECTION 7.01. Severance Arrangements. The Company will not and will not permit any of its subsidiaries to, (i) enter into any contract, agreement, plan or arrangement covering any director, officer or employee of the Company or any Subsidiary that provides for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) the Merger or the exercise by Roche of any of its rights under this Agreement to representation on the Board of Directors (and its committees) or any acquisition by Roche of securities of the Company (whether by merger, tender offer, private or market purchases or otherwise) not prohibited by this Agreement or (B) the termination of employment after the occurrence of any such contingency if such payment, acceleration or entitlement would not have been provided but for such contingency or (ii) amend any existing contract, agreement, plan or arrangement to so provide.

     SECTION 7.02. Marketing Agreements. Roche and the Company agree to negotiate in good faith with respect to the establishment of a marketing arrangement under which the Company would market, on agreed terms, certain products of Roche and its Affiliates.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

     If to the Company:

           Genentech, Inc.
           490 Point San Bruno Boulevard
           South San Francisco, California 94080
           Attn: John P. McLaughlin
           Telecopy: 415-952-9881


     With a copy to:


           Richard D. Katcher, Esq.
           Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York 10019
           Telecopy: 212-403-2000

     If to Roche:

           Roche Holdings, Inc.
           c/o Roche Holding Ltd
           Grenzacherstrasse 124
           CH-4002 Basel
           Switzerland
           Telecopy: 011-41-61-688-1396
           Attn: Dr. Felix Amrein

     with a copy to:

           Peter R. Douglas, Esq.
           Davis Polk & Wardwell
           450 Lexington Avenue
           New York, New York 10017
           Telecopy: 212-450-4800

or such other address or telecopier number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and the appropriate answerback is received or (ii) if given by any other means, when delivered at the address specified in this Section.

     SECTION 8.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Roche and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that no such amendment or waiver shall be effective without the approval of a majority of the Independent Directors.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 8.03. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto except that, subject to the limitations set forth in Section 4.01(d), Roche may assign its rights to any transferee of its shares of Common Stock permitted under clause (iii) or (iv) of
Section 4.01.

     SECTION 8.04. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware.

     SECTION 8.05. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

     SECTION 8.06. Specific Performance. The Company acknowledges and agrees that Roche's and the Company's respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach by the Company or Roche of the provisions of this Agreement, in addition to any remedies at law, Roche and the Company, respectively, without posting any bond shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

     SECTION 8.07. Termination.  This Agreement (other than Sections 1.03 and
1.04 hereof) shall terminate at such time as Roche and its Affiliates beneficially own 100% of the voting stock of the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          GENENTECH, INC.

                                          By

                                            ------------------------------------
                                            Title:

                                          ROCHE HOLDINGS, INC.

                                          By

                                            ------------------------------------
                                            Title:

                                                                       EXHIBIT B

                                    GUARANTY


     SECTION 1. The Guaranty. Roche Holding Ltd, a Swiss corporation ("Guarantor"), hereby unconditionally and irrevocably guarantees to Genentech, Inc., a Delaware corporation (the "Company"), the prompt and full discharge by Roche Holdings, Inc., a Delaware corporation ("Roche"), of all of Roche's covenants, agreements, obligations and liabilities under Section 2.03 of the Amended and Restated Governance Agreement between Roche and the Company (the "Amended and Restated Governance Agreement") (collectively, the "Obligations"), in accordance with the terms hereof and thereof. Guarantor hereby so guarantees full and complete performance by Roche of each and all of the Obligations, including, without limitation, the due and punctual payment of all amounts which may become due and payable to the Company and/or to the holders of Callable Putable Common Stock, par value $.02 per share (the "Special Common Stock"), of the Company. Guarantor acknowledges and agrees that, with respect to all obligations to pay money, such guaranty shall be a guaranty of payment and not of collection. If Roche shall default in the due and punctual performance of any of the Obligations or in the full and timely payment of any amounts owed pursuant to the Obligations, Guarantor will forthwith perform or cause to be performed such Obligations and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.



     SECTION 2. Guaranty Unconditional. The liabilities and obligations of Guarantor to the Company pursuant to this Guaranty shall be unconditional and irrevocable and shall not be conditioned or contingent upon the pursuit of any remedies against Roche or any other person.



     SECTION 3. Waivers of Guarantor. (a) Guarantor hereby waives any right, whether legal or equitable, statutory or non-statutory, to require the Company to proceed against or take any action against or pursue any remedy with respect to Roche or any other person or make presentment or demand for performance or give any notice of nonperformance before the Company may enforce rights against Guarantor hereunder. The unconditional obligation of Guarantor hereunder will not be affected, impaired or released by any extension, waiver, amendment or thing whatsoever which would release a guarantor (other than performance).


     (b) Guarantor hereby waives irrevocably any defense based upon or arising by reason of any disability or incapacity of Roche or lack of authority of any officer or director of Roche, and any immunity (whether on the basis of sovereignty or otherwise) from the jurisdiction, attachment or execution to which it or its property might otherwise be entitled in any action arising out of or based upon this Guaranty which may be instituted in the courts of the State of Delaware, the State of New York, the United States of America, or any other domestic or foreign jurisdiction.

     SECTION 4. Definitions. Terms used herein that are defined in the Amended and Restated Governance Agreement are, unless otherwise defined, used herein as therein defined.

     SECTION 5. Representations and Warranties. (a) Corporate Existence and Power. The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of Switzerland, and has all corporate powers required to carry on its business as now conducted. The Guarantor is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the financial condition, business or results of operations of the Guarantor.

     (b) Corporate Authorization. The execution, delivery and performance by the Guarantor of this Guaranty and the consummation by the Guarantor of the transactions contemplated hereby are within the Guarantor's corporate powers. This Guaranty is a valid and binding obligation of the Guarantor, enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

     (c) Governmental Authorization. The execution, delivery and performance by the Guarantor of this Guaranty require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than such filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, (i) as may be required by applicable Federal and state securities laws or as may be required in connection with a tender offer or (ii) the failure of which to make or obtain would not reasonably be expected to prevent performance hereof or have a material adverse effect on the financial condition, business or results of operations of Guarantor.



     (d) Non-Contravention. The execution, delivery and performance by the Guarantor of this Guaranty and the consummation by the Guarantor of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Guarantor, (ii) assuming compliance with the matters referred to in Section 5(c), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Guarantor or any of its Subsidiaries or (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Guarantor or to a loss of any benefit to which the Guarantor is entitled under any provision of any agreement, contract or other instrument binding upon the Guarantor or any license, franchise, permit or other similar authorization held by the Guarantor, except such as would not prevent performance hereof or have a material adverse effect on the business, financial condition or results of operations of the Guarantor and its subsidiaries, taken as a whole.


     SECTION 6. Covenants of Guarantor. Guarantor, for itself and its affiliates (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended), agrees to be bound by the provisions of the Amended and Restated Governance Agreement and abide, and to cause its affiliates to abide, by the obligations and limitations set forth therein as if it were Roche, and agrees and acknowledges that any limitation or restriction on Roche set forth therein shall be deemed to be, and shall be construed as, a limitation or restriction on Guarantor and its affiliates taken as a whole.


     SECTION 7. Notice. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,



     if to Guarantor:


          Roche Holdings, Inc.
          c/o Roche Holding Ltd
          Grenzacherstrasse 124
          CH-4002 Basel
          Switzerland


          Attn.: Dr. Felix Amrein

          Telecopy: 011-41-61-688-1396


     with a copy to:


          Peter R. Douglas, Esq.
          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Telecopy: 212-450-4800


     If to the Company to:



          Genentech, Inc.


          460 Point San Bruno Boulevard


          South San Francisco, California 94080



          Attn.: John P. McLaughlin


          Telecopy: 415-952-9881
     with a copy to:



          Richard D. Katcher, Esq.


          Wachtell, Lipton, Rosen & Katz


          51 West 52nd Street


          New York, New York 10019


          Telecopy: 212-403-2000


or such other address or telecopier number as such party may hereafter specify in writing. Each such notice, request or other communication shall be effective
(i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or (ii) if given by any other means, when delivered at the address specified in this Section.


     SECTION 8. Authorized Agent. The Guarantor hereby appoints Davis Polk & Wardwell as its authorized agent upon whom process may be served in any action or proceeding arising out of or based upon this Guaranty. The Guarantor hereby expressly submits to the jurisdiction of any State or Federal court in New York City or the State of Delaware.



     SECTION 9. Successors and Assigns. The provisions of this Guaranty shall be binding upon and inure to the benefit of the Company and Guarantor and their respective successors and assigns.


     SECTION 10. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

     IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed
as of this           day of             , 1995.

                                          ROCHE HOLDING LTD

                                          By
                                          --------------------------------------
                                            Title:

Agreed and Accepted:

GENENTECH, INC.

By
----------------------------------------------------
   Title:

                                                                       EXHIBIT C


     THIRD: (a) The corporation is authorized to issue three (3) classes of stock to be designated, respectively, preferred stock, callable putable common stock and common stock. The total number of shares which the corporation is authorized to issue is four hundred million (400,000,000) shares. One hundred million (100,000,000) shares shall be designated preferred stock, par value $.02 per share ("Preferred Stock"), one hundred million (100,000,000) shares shall be designated callable putable common stock, par value $.02 per share ("Special Common Stock"), and two hundred million (200,000,000) shares shall be designated common stock, par value $.02 per share ("Common Stock").


     (b) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     (c) The holders of Special Common Stock and Common Stock shall, on all matters submitted to a vote of the stockholders of the corporation, each be entitled to one vote per share, voting together as a single class unless otherwise provided for in this certificate of incorporation or required by applicable law. The rights, preferences, privileges and restrictions of Special Common Stock and Common Stock shall be identical in all respects, except as follows:

     (i) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the corporation, no distribution shall be made (1) to the holders of shares of Common Stock unless, prior thereto, the holders of shares of Special Common Stock shall have received $.01 per share, plus an amount equal to declared and unpaid dividends and distributions thereon to the date of such payment; provided that the holders of shares of Special Common Stock shall be entitled to receive an aggregate amount per share equal to the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Special Common Stock, except distributions made ratably on the Special Common Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.


     (ii) Redemption.  Subject to the provisions of the Amended and Restated
Governance Agreement, dated as of                          , 1995, between Roche
Holdings, Inc., a Delaware corporation ("Roche"), and the Company, as such agreement may be amended from time to time (such agreement, as amended from time to time, the "Governance Agreement"), the Special Common Stock may, and, where the Governance Agreement so requires, shall be redeemed, in whole but not in part (the "Call") during the periods and at the prices and upon the terms and conditions set forth below.

     (A) Price. The redemption price for any redemption date during the periods set forth below shall be the price set forth opposite such period in the following table, adjusted as set forth in paragraph (C) below (the "Redemption Price"):

                                       PERIOD                                 PRICE
        --------------------------------------------------------------------  ------
        July 1, 1995 to September 30, 1995..................................  $61.25
        October 1, 1995 to December 31, 1995................................  $62.50
        January 1, 1996 to March 31, 1996...................................  $63.75
        April 1, 1996 to June 30, 1996......................................  $65.00
        July 1, 1996 to September 30, 1996..................................  $66.25
        October 1, 1996 to December 31, 1996................................  $67.50
        January 1, 1997 to March 31, 1997...................................  $68.75
        April 1, 1997 to June 30, 1997......................................  $70.00
        July 1, 1997 to September 30, 1997..................................  $71.50
        October 1, 1997 to December 31, 1997................................  $73.00
        January 1, 1998 to March 31, 1998...................................  $74.50
        April 1, 1998 to June 30, 1998......................................  $76.00
        July 1, 1998 to September 30, 1998..................................  $77.50
        October 1, 1998 to December 31, 1998................................  $79.00
        January 1, 1999 to March 31, 1999...................................  $80.50
        April 1, 1999 to June 30, 1999......................................  $82.00

     (B) Notice. Notice of any proposed redemption of the Special Common Stock shall be given by mailing a copy of such notice (the "Call Notification"), postage prepaid, to the holders of record of the shares of Special Common Stock at their respective addresses then appearing on the books of the corporation, not more than 30 or less than 10 days prior to the date fixed for redemption, but neither failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceeding for the redemption of the Special Common Stock.


     (C) Adjustments. Upon "final Court approval of the Settlement", as defined in the Memorandum of Understanding dated July 7, 1995 relating to the consolidated action pending in the Delaware Chancery Court entitled In re Genentech, Inc. Shareholders Litigation, Cons. C.A. No. 14265 (or in any superseding stipulation of settlement accepted by the corporation and the Roche defendants in that action), each Redemption Price set forth in paragraph (A) above shall be increased by $0.50 per share of Special Common Stock. If such "final Court approval of Settlement" occurs after payment of the Redemption Price pursuant to the Call, such $0.50 increase shall be promptly thereafter paid by the corporation pursuant to Section (c)(iv)(A)(1) of this Article THIRD for each share of Special Common Stock for which payment of the Redemption Price had previously been paid pursuant to such Call. If the corporation shall at any time after the initial issuance of any Special Common Stock pay any dividend on Special Common Stock payable in Special Common Stock or effect a subdivision or combination of the Special Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Special Common Stock, then in each such case the Redemption Prices set forth above shall be adjusted by multiplying each Redemption Price in effect immediately prior to such event by the ratio of the number of shares of Special Common Stock outstanding immediately prior to such event to the number of shares of Special Common Stock outstanding immediately after such event. If the corporation shall at any time after the initial issuance of any Special Common Stock declare or pay any dividend on Special Common Stock in cash, securities or other property other than Special Common Stock, the Redemption Prices in effect for each period after such event shall each be reduced by the per share value of such dividend multiplied by a fraction the numerator of which equals the Redemption Price which would otherwise be in effect for such period and the denominator of which equals the Redemption Price in effect at the time of such event; provided that such adjustment shall not be made with respect to cash dividends determined by the majority of the Board of Directors to be in the ordinary course and approved by the majority of the Investor Directors (as defined in the Governance Agreement). The Board of Directors shall determine in good faith the value of any noncash dividend for purposes of those adjustments.

     (iii) Put by Holders. Unless the Call has been previously exercised, during the Put Period (as defined below), each holder of the Special Common Stock shall have the option (the "Put") to require the corporation to redeem all or part of the Special Common Stock held by such holder.

     (A) Price. In connection with the exercise of the Put by any holder of Special Common Stock, the corporation shall redeem each share of Special Common Stock subject to the Put at a redemption price per share equal to the Put Price (as defined below). The holder shall have the right to require the corporation to redeem all or part of the Special Common Stock held by such holder by delivery of the Put Notice (as defined below) during the Put Period to the corporation or the Depositary (as defined below) electing to have shares of Special Common Stock redeemed by the corporation and specifying therein the number of whole shares of Special Common Stock which such holder has elected to cause the corporation to redeem, accompanied by a certificate or certificates representing such shares.

     (B) Notice. At least ten and not more than thirty days prior to the beginning of the Put Period or, in the event of an acceleration of the Put in accordance with the terms of Section (c)(v) of this Article THIRD, as soon as practicable following the date of the occurrence of the Insolvency Event giving rise to such acceleration (but in no event later than the tenth day following such date), the corporation shall mail the Put Notification (as defined below) to each holder of Special Common Stock at such holder's address as it appears on the transfer books of the corporation and to each holder of an option to purchase shares of the Special Common Stock at the address for such holder set forth in the records of the corporation, in each case together with a form of Put Notice to be used by such holder in exercising the Put. The Put Notification shall comply in all respects with applicable provisions of the Securities Exchange Act as in effect at the time the Put Notification is given. A notice similar to the Put Notification shall be given by the corporation by publication in a newspaper of general circulation in the State of New York, City of New York at least ten and no more than thirty days prior to the beginning of the Put Period or, in the event of an acceleration of the Put in accordance with the terms of Section (c)(v) of this Article THIRD, as soon as practicable following the date of the occurrence of the Insolvency Event giving rise to such acceleration (but in no event later than the tenth day following such date). If the corporation shall fail to give the Put Notification to the holders of Special Common Stock at least ten days prior to the beginning of the Put Period or, in the event of an acceleration of the Put in accordance with the terms of Section (c)(v) of this Article THIRD, as soon as practicable following the date of the occurrence of the Insolvency Event giving rise to such acceleration (but in no event later than the tenth day following such date), as provided herein, the rights of the holders of Special Common Stock shall not be prejudiced thereby and the Put shall nevertheless become exercisable at the beginning of the Put Period as herein provided but the expiration of the Put Period shall be extended to that date which is thirty-five Business Days, or, in the event of such acceleration, sixty-five Business Days, from the date the Put Notification is given to holders of Special Common Stock. To facilitate the giving of the Put Notification to the holders of Special Common Stock, the Board of Directors may fix a record date for determination of holders of Special Common Stock entitled to be given the Put Notification, which record date may not be more than five days prior to the date the Put Notification is given pursuant to this paragraph
(B).

     (C) Adjustments. If the corporation shall at any time after the initial issuance of any Special Common Stock effect a subdivision or combination of the Special Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Special Common Stock, then in each such case the Put Price shall be adjusted by multiplying the Put Price in effect immediately prior to such event by the ratio of the number of shares of Special Common Stock outstanding immediately prior to such event to the number of shares of Special Common Stock outstanding immediately after such event.


     (D) Condition to the Corporation's Obligations. Notwithstanding any other provision of this Article THIRD, the corporation's obligation to pay the Put Price in respect of shares of Special Common Stock with respect to which the Put has been properly exercised (and to deposit with the Depositary funds pursuant to Section (c)(iv)(A)(2) of this Article THIRD) shall be conditioned upon the corporation's having received from Roche, or any affiliate of Roche, (i) funds in an amount equal to the product of the number of shares of Special Common Stock with respect to which the Put has been properly exercised multiplied by the Put Price plus (ii) such additional funds, if any, sufficient to permit the corporation to redeem the shares of Special

Common Stock with respect to which the Put has been properly exercised without violating Section 160 of the Delaware General Corporation Law, any bankruptcy or insolvency law or other law or regulation for the protection of creditors.



     (E) Enforcement of Roche Obligations. The corporation shall take (and shall have no corporate power or capacity not to take) such action as may be necessary to enforce the obligations of Roche and its affiliates to pay the Put Price (and any other amounts payable pursuant to Section 2.03 of the Governance Agreement), including, without limitation, all actions required to cause Roche and its affiliates to perform their respective obligations under Section 2.03 of
the Governance Agreement and under the Guaranty, dated             , 1995, by
Roche Holding Ltd, a Swiss corporation, of the obligations of Roche under
Section 2.03 of the Governance Agreement.


     (iv) Procedures.

     (A) Payment. (1) On or prior to the date any Call Notification is first sent or given, the corporation shall deposit or cause to be deposited the aggregate of the Redemption Price (in each case, together with accrued and unpaid dividends to such date) of the shares to be redeemed with the Depositary, in trust for payment to the holders of the Special Common Stock, and deliver irrevocable written instructions authorizing the Depositary to apply such deposit solely to the redemption of the shares to be redeemed. The amount of funds required to be deposited in connection with the Call pursuant to the first sentence of this Section (c)(iv)(A) shall be reduced by the aggregate Redemption Price of any shares of Special Common Stock deposited by Roche Holdings, Inc., a Delaware corporation, in lieu of such funds. In the case of the exercise of the Call, each holder of shares of Special Common Stock will be paid within three Business Days following the surrender of the certificate or certificates representing such shares to the Depositary together with a properly executed letter of transmittal covering such shares of stock, the Redemption Price for such shares. The corporation's written instructions to the Depositary may provide that any of such deposit remaining unclaimed, at the expiration of two years after the date fixed for redemption pursuant to the Call, by the holder of any of such shares be returned to the corporation and revert to the general funds of the corporation, after which return such holder shall have no claim against the Depositary but shall have a claim as an unsecured creditor against the corporation for the Redemption Price together with accrued and unpaid dividends to such redemption date, without interest. The Call Notification having been duly given, or the Depositary having been irrevocably authorized by the corporation to give said notice, and the Redemption Price (together with accrued and unpaid dividends to such redemption date) of the shares to be redeemed having been deposited, all as aforesaid, then all shares of Special Common Stock with respect to which such deposit shall have been made pursuant to exercise of the Call shall forthwith, whether or not the date fixed for such redemption shall have occurred or the certificates for such shares shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate, except the right of the holders of such shares to receive, out of such deposit in trust, on the redemption date the Redemption Price (together with accrued and unpaid dividends to such redemption date) to which they are entitled, without interest.


     (2) Promptly following the end of the Put Period, the corporation shall deposit or cause to be deposited with the Depositary funds in an amount sufficient to pay the Put Price for all shares of Special Common Stock with respect to which the Put has been properly exercised and for which certificates representing such shares, together with a properly executed Put Notice, have been surrendered to the Depositary. Each holder of shares of Special Common Stock who has properly exercised the Put, and who has surrendered the shares of Special Common Stock with respect to which the Put has been exercised, together with a properly executed Put Notice, shall be paid promptly following the end of the Put Period. In the event of the exercise of the Put for less than all of the shares of Special Common Stock represented by a certificate, a new certificate representing the shares of Common Stock into which the shares of Special Common Stock not redeemed pursuant to the exercise of the Put have been converted pursuant to Section (c)(vi) of this Article THIRD shall be issued to the holder of such shares.


     (B) Redeemed Shares. All shares of Special Common Stock redeemed by the corporation pursuant to the Call or the Put, as the case may be, shall be retired and cancelled promptly after the redemption thereof.

All such shares shall upon their cancellation become authorized but unissued shares of common stock without designation as to series and may be reissued as part of any series of common stock existing or to be created by resolution or resolutions of the Board of Directors as permitted by this Certificate of Incorporation or as otherwise permitted under Delaware law. No shares of Special Common Stock shall be issued after the date of redemption of the Special Common Stock pursuant to the Call.

     (v) Default. Unless the Call has been previously exercised, if, prior to the last day of the Put Period, (i) the corporation shall file a voluntary petition in bankruptcy, or seek reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (the "Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect, or (ii) any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against the corporation and the same is not dismissed within thirty (30) days, or the corporation shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition, or (iii) the corporation shall be adjudicated a bankrupt, or an order for relief shall be entered by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors, then, and upon the occurrence of such event (an "Insolvency Event"), without notice of any kind whatsoever, the right of the holders of the Special Common Stock to exercise the Put shall accelerate, and the Put shall be exercisable immediately upon the occurrence of such event and until the end of the Put Period.

     (vi) Conversion. Each share of Special Common Stock outstanding following the close of business on the last day of the Put Period (the "Conversion Date"), shall, unless previously called for redemption on or prior to such date, automatically be converted into one share of Common Stock in accordance with the terms and conditions set forth below; provided, however, that the conversion provided in this Section (c)(vi) shall not impair or otherwise affect the right of the holder of any Special Common Stock to receive the Put Price for any shares of Special Common Stock with respect to which the Put has been exercised prior to the Conversion Date.

     (A) Notice; Replacement of Shares. Notice of the Conversion Date shall be given by mailing a copy of such notice, postage prepaid, to the holders of record of the shares of Special Common Stock at their respective addresses then appearing on the books of the corporation, not more than 30 nor less than 10 days prior to the Conversion Date, but neither failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the conversion of the Special Common Stock. Upon request of any holder, the corporation shall issue and deliver to the holder as promptly as practicable after the Conversion Date a replacement certificate for the number of shares issuable upon conversion of such Special Common Stock. Thereafter, all Special Common Stock shall immediately cease to be outstanding for any purpose, except the right to request Common Stock certificates upon surrender of the certificates representing Special Common Stock and the right to receive declared and unpaid dividends on such Special Common Stock. No shares of Special Common Stock shall be issued after the Conversion Date.

     (B) Reservation of Shares. The corporation shall provide, free from preemptive rights, out of its authorized but unissued shares, or out of shares held in its treasury, sufficient shares of Common Stock to provide for the conversion of the Special Common Stock of all issued and outstanding shares of Special Common Stock on the Conversion Date. The corporation covenants that all shares of Common Stock which may be issued upon conversion of Special Common Stock will upon issue be fully paid and non-assessable by the corporation and free from all taxes, liens and charges with respect to the issue thereof. The corporation further covenants that, if on the Conversion Date the Special Common Stock shall be listed on the New York Stock Exchange or an any other national securities exchange or the NASDAQ National Market System, the corporation will, if permitted by the rules of such exchange, seek to list on each such exchange or the NASDAQ National Market System, as the case may be, all Common Stock issuable upon conversion of the Special Common Stock.

     (vii) Dividends, etc. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of Special Common Stock and Common Stock shall be entitled to receive such dividends and other distributions in cash, Preferred Stock, stock of any corporation other than the corporation or property of the corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in stock of the corporation other than Preferred Stock, including distributions pursuant to stock splits or divisions of stock of the corporation other than Preferred Stock which occur after the initial issuance of shares of Special Common Stock by the corporation, only shares of Common Stock shall be paid or distributed with respect to Common Stock and only shares of Special Common Stock in an amount per share equal to the amount per share paid or distributed with respect to Common Stock shall be paid or distributed with respect to Special Common Stock. In the case of any combination or reclassification of the Special Common Stock or the Common Stock, the shares of the Common Stock or the Special Common Stock, as the case may be, shall also be combined or reclassified so that the number of shares of Special Common Stock outstanding immediately following such combination or reclassification shall bear the same relationship to the number of shares of Special Common Stock outstanding immediately prior to such combination or reclassification as the number of shares of Common Stock outstanding immediately following such combination or reclassification bears to the number of shares of Common Stock outstanding immediately prior to such combination or reclassification.

     (viii) Consolidation, Merger, etc. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case, each share of Special Common Stock shall at the same time be similarly exchanged or changed into an amount per share, equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged; provided that any such stock may be made redeemable on terms no less favorable to the holder thereof than the terms upon which the Special Common Stock is redeemable; and provided further, that any such stock shall be subject to a right on the part of the holder to put such stock on terms no less favorable to the holder thereof than the terms upon which the Special Common Stock is required to be redeemed by the corporation pursuant to the Put.

     (ix) Rank. The Special Common Stock shall rank junior (as to dividends and upon liquidation, dissolution and winding up) to all series of the corporation's Preferred Stock.

     (x) Legend. Each certificate representing shares of Special Common Stock shall bear the following legend:


        "The shares of Callable Putable Common Stock represented hereby are subject to (i) redemption at the option of the corporation during the periods, at the prices and on the terms and conditions specified in the corporation's certificate of incorporation, (ii) an option on the part of the holder, under certain circumstances, to require the corporation to redeem such shares of Callable Putable Common Stock, at the price and on the terms and conditions specified in the corporation's certificate of incorporation and (iii) conversion into Common Stock, par value $.02, of the corporation on the date specified, and upon the terms and conditions set forth in, such certificate of incorporation. After redemption the shares represented by this certificate shall cease to be outstanding for all purposes and the holder hereof shall be entitled to receive only the redemption price of such shares, without interest. After conversion this certificate shall represent the shares of Common Stock into which the shares of Callable Putable Common Stock represented hereby shall have been converted, and this certificate may be exchanged for a new certificate representing such shares of Common Stock."


     (d) In addition to any affirmative vote required by law or this Certificate of Incorporation, any amendment of the provisions of this Article THIRD shall require the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and of the holders of a majority of the shares of Special Common Stock entitled to vote, each voting separately as a class.

     (e) Certain Definitions. For purposes of this Article THIRD, the following terms shall have the following meaning:


     (1) "Business Day" means any day which is not a Saturday, Sunday or a federal holiday.



     (2) "Depositary" shall mean the bank or trust company in the Borough of Manhattan, the City and State of New York, having combined capital, surplus and undivided profits of at least $500,000,000 which is appointed by the corporation to serve as agent for the purpose of receiving certificates representing shares of the Special Common Stock upon exercise of the Put or Call, as the case may be, and distributing the Redemption Price or the Put Price therefor, as the case may be.



     (3) "Put Notice" shall mean a written notice electing to have shares of Special Common Stock redeemed by the corporation pursuant to the exercise of the Put.



     (4) "Put Notification" shall mean a written notice from the corporation to the holders of the Special Common Stock and the holders of options to purchase shares of the Special Common Stock informing each such holder of (A) the rights of such holder to cause the corporation to redeem shares of Special Common Stock during the Put Period, (B) the date of the commencement and termination of the Put Period, (C) the Put Price, (D) the identity and address of the Depositary and (E) instructions as to how to exercise the Put. The Put Notification shall, in all respects, comply with the requirements of the Securities Exchange Act (as defined below).



     (5) "Put Period" shall mean, subject to paragraph (B) of subsection
(c)(iii) of this Article THIRD, the period commencing on July 1, 1999 and ending on the close of business on the thirtieth Business Day thereafter or such later date as may be required under the Securities Exchange Act; provided, that in the event of acceleration of the Put Period pursuant to subsection (c)(v) of this Article THIRD, the Put Period shall be the period commencing as soon as practicable following the date of the occurrence of the Insolvency Event giving rise to such acceleration (but in no event later than ten days following such date) and ending on the close of business on the sixtieth Business Day thereafter or such later date as may be required under the Securities Exchange Act.



     (6) "Put Price" shall mean a purchase price of $60.00 per share of Special Common Stock, subject to adjustment as provided in paragraph (C) of subsection
(c)(iii) of this Article THIRD.



     (7) "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.



     (f) Put and Call Not Business Combinations. Notwithstanding any other provision of this Article THIRD or of Article ELEVENTH of this Certificate of Incorporation, the transactions to be consummated pursuant to exercise of the Put or the Call shall not be deemed to be "Business Combinations" for purposes of Article ELEVENTH of this Certificate of Incorporation.

                                                                         ANNEX B

                          [LEHMAN BROTHERS LETTERHEAD]

                                                                  April 30, 1995

Special Committee of the Board of Directors
Genentech, Inc.
460 Point San Bruno Boulevard
South San Francisco, CA 94080

Members of the Special Committee:

     We understand that Genentech, Inc. (the "Company") and Roche Holdings, Inc. ("Roche") are proposing to enter into a Transaction Agreement, to be dated as of the date hereof (together with all exhibits thereto, the "Transaction Agreement"), pursuant to which the Company and Roche would, among other matters, agree to: (i) amend the terms of the Redeemable Common Stock ("Redeemable Common Stock") of the Company to (x) extend the redemption period with respect to the Redeemable Common Stock (which will be renamed "Special Common Stock") for an additional four years, (y) establish prices at which the Company may redeem such shares, and (z) provide a right on the part of holders of such shares to require the Company to purchase such shares during a specified period (the "Put"). The four-year extension of the redemption period will have a schedule of redemption prices starting at a price of $61.25 per share for the quarter ending September 30, 1995 and increasing over time on a quarterly basis to $82 per share for the quarter ending June 30, 1999, after which the Company's redemption option expires. Under the terms of the Special Common Stock, each holder of shares of Special Common Stock will have the right pursuant to the Put to sell all or a portion of such holder's shares to the Company, at a price of $60 per share, exercisable during a thirty-day period following the expiration of the redemption option, or under certain circumstances, during a sixty-day period following certain insolvency events of the Company. The obligation of the Company with respect to the Put is to be guaranteed by Roche, with Roche's obligations guaranteed by Roche Holding Ltd. Such extension of the redemption period and grant and guarantee of the Put are referred to herein as the "Extension."


     We further understand that as a condition to entering into the Transaction Agreement, the Company and Roche propose to extend and modify certain governance arrangements between the Company and Roche (the "Governance Arrangements") and to enter into certain marketing and licensing agreements with respect to certain of the Company's products (the "Marketing Agreement"). The Governance Arrangements provide, among other matters, for (i) the composition of the Board of Directors of the Company, (ii) limitations on business combinations with and acquisitions of additional Company securities by Roche, (iii) Roche's rights and obligations in respect of the Extension, (iv) Roche's rights in connection with certain extraordinary transactions involving the Company, (v) voting arrangements with respect to the Common Stock and Special Common Stock owned and to be owned by Roche, and (vi) restrictions on the transfer of such shares by Roche. The Marketing Agreement provides, among other matters, for the grant to
F. Hoffmann-LaRoche Ltd., an affiliate of Roche, of certain product rights and options with respect to certain other product rights of the Company, outside the United States. The Extension, the Governance Arrangements and the commercial arrangements contemplated by the Marketing Agreement are herein referred to together as the "Proposed Transactions" and the terms and conditions of the Proposed Transactions are set forth in more detail in the Transaction Agreement.


     We also understand that the Company and Roche may, if the timing of the consummation of the Proposed Transactions so requires, enter into an agreement and plan of merger (the "Contingent Merger Agreement") among the Company, Roche and a subsidiary of Roche ("Merger Sub"). We further understand that the Contingent Merger Agreement would provide for the merger of Merger Sub with and into the Company, the effect of which would be the same to the Company and its stockholders as the

Special Committee of the Board of Directors
Genentech, Inc.
April 30, 1995
Page 2

consummation of the transactions contemplated by the Transaction Agreement and that all of the transactions contemplated by the Contingent Merger Agreement would be effected in a manner that would put the Company, Roche and the holders of Redeemable Common Stock in the same position (with the same rights and obligations) as they would have been had the Proposed Transactions been consummated pursuant to the Transaction Agreement. Accordingly, our opinion set forth herein with respect to the Proposed Transactions also would constitute an opinion with respect to the transactions contemplated by the Contingent Merger Agreement, in the event that such an agreement is entered into by the parties.

     We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, to the holders of the Redeemable Common Stock (other than Roche) of the consideration to be received by such holders and the Company in connection with the Proposed Transactions.

     In arriving at our opinion, we have reviewed and analyzed: (1) the Transaction Agreement, (2) the Certificate of Incorporation and By-Laws of the Company, (3) the Merger Agreement dated February 2, 1990 between Roche and the Company, (4) the existing governance arrangements between the Company and Roche,
(5) publicly available information concerning the Company which we believe to be relevant to our inquiry including, but not limited to, the latest annual report on Form 10-K of the Company dated December 31, 1994 and the draft of the latest quarterly report on Form 10-Q of the Company dated March 31, 1995, (6) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (7) a trading history of the Company's common stock from 1991 to the present and a comparison of that trading history with those of other companies which we deemed relevant, (8) a comparison of the historical financial results and present financial condition of the Company with those of other companies which we deemed relevant, (9) the financial terms of certain other recent transactions which we deemed relevant,
(10) reports of research analysts with respect to the Company and the potential effect of the expiration of Roche's current option on the price of the Redeemable Common Stock, (11) valuations of the Redeemable Common Stock using various methodologies, (12) the financial terms of certain other commercial arrangements between biotechnology and pharmaceutical companies which we deemed relevant, and (13) analyses of the potential pro forma effects on the Company of the commercial arrangements contemplated by the Marketing Agreement. In addition, we have held discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at our opinion, we have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. In addition, we do not express any opinion as to the actual prices at which shares of the Special Common Stock will trade following the consummation of the Proposed Transactions.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the holders of shares of the Redeemable Common Stock (other than Roche) and the Company in connection with the Proposed Transactions is fair to such holders.

Special Committee of the Board of Directors
Genentech, Inc.
April 30, 1995
Page 3

     We have acted as financial advisor to the Company in connection with the Proposed Transactions, have received a fee for the rendering of this opinion and will receive an additional fee for our services which is contingent upon the consummation of the Extension. In addition, the Company has agreed to indemnify us for certain liabilities which may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past (including acting as advisor to the Company with respect to the 1990 transaction between Roche and the Company) and have received customary fees for such services. In the ordinary course of our business, we actively trade in the Redeemable Common Stock and the debt and equity securities of Roche for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed amendment to the Company's certificate of incorporation.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                                                         ANNEX C



                          [MORGAN STANLEY LETTERHEAD]



                                                                    July 7, 1995



Independent and Special Committees of the Board of Directors


Genentech, Inc.


460 Point San Bruno Boulevard


South San Francisco, CA 94080



Members of the Independent and Special Committees:



     We understand that Genentech, Inc. (the "Company") and Roche Holdings, Inc. ("Roche") have entered into an Agreement and Plan of Merger (together with all exhibits thereto, the "Merger Agreement"), dated May 23, 1995, among Roche, HLR (U.S.) II, Inc. ("Merger Sub") and the Company, as contemplated by the Transaction Agreement, dated April 30, 1995 (together with all exhibits thereto, the "Transaction Agreement"). We further understand that the Merger Agreement provides for (i) the merger of Merger Sub with and into the Company (the "Merger"), (ii) the conversion of each issued and outstanding share of common stock, par value $0.02 per share ("Common Stock"), of the Company, other than shares of Common Stock held by Roche or any affiliate thereof and shares held in the treasury of the Company, into one share of special common stock, par value $0.02 per share ("the Special Common Stock"), of the Company, (iii) the cancellation of all shares of Common Stock held by Roche and its affiliates, and
(iv) the conversion of the aggregate number of issued and outstanding shares of common stock, par value $0.02 per share, of Merger Sub into a number of shares of Common Stock equal to, in the aggregate, the number of shares of Common Stock held by Roche and its affiliates immediately prior to the Merger. The terms of the Special Common Stock will have the effect of (x) establishing a Special Common Stock for four years, (y) establishing prices at which the Company may redeem such shares, and (z) providing a right on the part of holders of such shares to require the Company to purchase such shares during a specified period (the "Put"). The four-year redemption period will have a schedule of redemption prices starting at a price of $61.25 per share for the quarter ending September 30, 1995 and increasing over time on a quarterly basis to $82 per share for the quarter ending June 30, 1999, after which the Company's redemption option expires. Under the terms of the Special Common Stock, each holder of shares of Special Common Stock will have the right pursuant to the Put to sell all or a portion of such holder's shares to the Company, at a price of $60 per share, exercisable during a thirty-day period following the expiration of the redemption option, or under certain circumstances, during the sixty-day period following certain insolvency events of the Company. The obligation of the Company with respect to the Put is to be guaranteed by Roche, with Roche's obligations guaranteed by Roche Holding Ltd. Such establishment of the redemption period and grant and guarantee of the Put are referred to herein as the "Redemption Rights."



     We further understand that as a condition to the consummation of the Merger, the Company and Roche propose to extend and modify certain governance arrangements between the Company and Roche (the "Governance Arrangements") and to enter into certain marketing and licensing agreements with respect to certain of the Company's products (the "Marketing Agreement"). The Governance Arrangements provide, among other matters, for (i) the composition of the Board of Directors of the Company, (ii) limitations on business combinations with and acquisitions of additional Company securities by Roche, (iii) Roche's rights and obligations in respect of the Redemption Rights, (iv) Roche's rights in connection with certain extraordinary transactions involving the Company, (v) voting arrangements with respect to the Common Stock and Special Common Stock to be owned by Roche, and (vi) restrictions on the transfer of such shares by Roche. The Marketing Agreement provides, among other matters, for the grant to
F. Hoffman-LaRoche Ltd., an affiliate of Roche, of certain product rights and options with respect to certain other product rights of the Company, outside the United States. The Redemption Rights, the Governance Arrangements and the

Independent and Special Committees of the Board of Directors


Genentech, Inc.


July 7, 1995


Page 2



commercial arrangements contemplated by the Marketing Agreement are herein referred to together as the "Proposed Transactions" and the terms and conditions of the Proposed Transactions are set forth in more detail in the Merger Agreement.



     You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock (other than Roche and its affiliates) and the Company pursuant to the Merger Agreement is fair from a financial point of view to such holders, in connection with the Proposed Transactions.



     For purposes of the opinion set forth herein, we have:


        (i) analyzed certain publicly available financial statements and other information of the Company;

        (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

        (iii) analyzed certain financial projections prepared by the management of the Company;

        (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company, and analyzed the pro forma impact of the commercial arrangements contemplated by the Marketing Agreement on the Company's earnings per share;


        (v) reviewed the reported prices and trading activity for the Redeemable Common Stock and the Common Stock;


        (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

        (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions and other commercial arrangements which we deemed relevant;

        (viii) reviewed the Merger Agreement, the Merger Agreement dated February 2, 1990 between Roche and the Company and the existing governance arrangements between the Company and Roche; and

        (ix)  performed such other analyses as we have deemed appropriate.


     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In addition we do not express any opinion as to the actual price at which the Special Common Stock will trade following the consummation of the Proposed Transactions.



     In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, nor did we negotiate with any of the parties, other than in one meeting with Roche.



     This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transactions.



     We have acted as financial advisor to the Independent and Special Committees of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.

Independent and Special Committees of the Board of Directors


Genentech, Inc.


July 7, 1995


Page 3



     It is understood that this letter is for the information of the Independent and Special Committees of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Proposed Transactions.



     Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock (other than Roche and its affiliates) and the Company pursuant to the Merger Agreement is fair from a financial point of view to such holders in connection with the Proposed Transactions.



                                          Very truly yours,



                                          MORGAN STANLEY & CO. INCORPORATED



                                          By: /s/ GEORGE F. BOUTROS
                                              ---------------------------------

                                               George F. Boutros


                                               Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Registrant's Certificate of Incorporation empowers the Registrant to indemnify any director, officer, employee or agent of the Registrant or any other person who is serving at the Registrant's request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) to the fullest extent permitted under the Delaware General Corporation Law (the "DGCL") as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment), and any such indemnification shall continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

     The Registrant's Certificate of Incorporation also empowers the Registrant to purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Registrant would have the power to indemnify any such person against such expense, liability or loss under the DGCL.

     In addition, the By-laws of the Registrant provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the DGCL.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are filed herewith or incorporated herein by reference:


EXHIBIT
NUMBER
-------
   2.1    --  Agreement and Plan of Merger, dated May 23, 1995, as amended and restated, among
              Roche Holdings, Inc. ("Roche"), HLR (U.S.) II, Inc. ("Merger Sub") and the
              Registrant (incorporated by reference to Annex A to the Proxy Statement/Prospectus forming a part of this Registration Statement).
   2.2    --  Agreement, dated as of July 7, 1995, among Roche, Merger Sub and the Registrant.
   2.3    --  Agreement dated as of September 6, 1995, among Roche, Merger Sub and the
              Registrant.
   4.1    --  Form of Article THIRD of the Amended Certificate of Incorporation of the
              Registrant, as amended (incorporated by reference to Exhibit C to Annex A to the
              Proxy Statement/Prospectus forming a part of this Registration Statement).
   5.1    --  Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the securities being registered.
   8.1    --  Opinion of Wachtell, Lipton, Rosen & Katz as to certain federal income tax consequences.
  10.1    --  Amended and Restated Governance Agreement, as amended, to be dated as of the effective date of the merger contemplated by the Merger Agreement included as
              Exhibit 2.1 hereof, between Roche Holdings, Inc. and the Registrant (incorporated by reference to Exhibit A to Annex A to the Proxy Statement/Prospectus forming a part of this Registration Statement).
  10.2    --  Guaranty of Roche Holding Ltd, as amended, and certain subsidiaries of the
              Registrant (incorporated by reference to Exhibit B to Annex A to the Proxy
              Statement/Prospectus forming a part of this Registration Statement).
  10.3    --  Licensing Agreement, to be dated as of the effective date of the merger contemplated by the Merger Agreement included as Exhibit 2.1 hereof, among F.
              Hoffmann-LaRoche Ltd, the Registrant and certain subsidiaries of the Registrant.*


---------------

* Previously filed as an exhibit to the Registration Statement on Form S-4 (Reg. Statement No. 33-59949) filed on June 5, 1995.

EXHIBIT
NUMBER
-------
  10.4    --  Agency Agreement, dated as of September 6, 1995, by and among the Registrant,
              Citibank, N.A., as agent, and Roche Holding.
  10.5    --  Letter Agreement, dated September 6, 1995, among Genentech, Roche and Roche
              Holding.
  15.1    --  Letter re: Unaudited Interim Financial Information.
  23.1    --  Consent of Wachtell, Lipton, Rosen & Katz (included as part of Exhibits 5.1 and
              8.1).
  23.2    --  Consent of Ernst & Young LLP, independent auditors.
  23.3    --  Consent of Price Waterhouse AG, Roche Group Auditors.
  24.1    --  Powers of Attorney.
  27.1    --  Financial Data Schedule.
  99.1    --  Form of proxy for Special Meeting of Stockholders of the Registrant.
  99.2    --  Opinion of Lehman Brothers Inc. (incorporated by reference to Annex B to the Proxy
              Statement/Prospectus).
  99.3    --  Opinion of Morgan Stanley & Co. Incorporated (incorporated by reference to Annex C to the Proxy Statement/Prospectus).



(b) The following Financial Statement Schedule is incorporated herein by reference:


    Schedule II -- Valuation and Qualifying Accounts for each of the three years in the period ended December 31, 1994 (incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31,
    1994).

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:


          (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


          (2) That for the purpose of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (5) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) To respond to requests for information that are incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on September 8, 1995.


                                          GENENTECH, INC.


                                          By: /s/    ARTHUR D. LEVINSON


                                            ------------------------------------

                                            Name: Arthur D. Levinson

                                            Title: President and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


PRINCIPAL EXECUTIVE OFFICER:
By: /s/     ARTHUR D. LEVINSON                    President and Chief Executive Officer
---------------------------------------------
            Arthur D. Levinson

PRINCIPAL FINANCIAL OFFICER:
By: /s/      LOUIS J. LAVIGNE, JR.                Senior Vice President and Chief Financial
---------------------------------------------     Officer
             Louis J. Lavigne, Jr.

PRINCIPAL ACCOUNTING OFFICER:
By: /s/       BRADFORD S. GOODWIN                 Vice President and Controller
---------------------------------------------
              Bradford S. Goodwin

DIRECTORS:
/s/          ARTHUR D. LEVINSON
---------------------------------------------
             Arthur D. Levinson

Herbert W. Boyer*
Jurgen Drews*
Franz B. Humer*
Linda Fayne Levinson*
J. Richard Munro*
Donald L. Murfin*
John T. Potts, Jr.*
C. Thomas Smith, Jr.*
Robert A. Swanson*
David S. Tappan, Jr.*

*By: /s/      JOHN P. MCLAUGHLIN
     ----------------------------------------
     Attorney-in-fact



     September 8, 1995

(a) The following exhibits are filed herewith or incorporated herein by reference:


EXHIBIT
NUMBER
------
  2.1    --   Agreement and Plan of Merger, dated May 23, 1995, as amended and restated, among
              Roche Holdings, Inc. ("Roche"), HLR (U.S.) II, Inc. ("Merger Sub") and the
              Registrant (incorporated by reference to Annex A to the Proxy
              Statement/Prospectus forming a part of this Registration Statement).
  2.2    --   Agreement, dated as of July 7, 1995, among Roche, Merger Sub and the Registrant.
  2.3    --   Agreement dated as of September 6, 1995, among Roche, Merger Sub and the
              Registrant.
  4.1    --   Form of Article THIRD of the Amended Certificate of Incorporation of the
              Registrant, as amended (incorporated by reference to Exhibit C to Annex A to the
              Proxy Statement/ Prospectus forming a part of this Registration Statement).
  5.1    --   Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the securities being registered.
  8.1    --   Opinion of Wachtell, Lipton, Rosen & Katz as to certain federal income tax consequences.
 10.1    --   Amended and Restated Governance Agreement, as amended, to be dated as of the effective date of the merger contemplated by the Merger Agreement included as
              Exhibit 2.1 hereof, between Roche Holdings, Inc. and the Registrant (incorporated by reference to Exhibit A to Annex A to the Proxy Statement/Prospectus forming a part of this Registration Statement).
 10.2    --   Guaranty of Roche Holding Ltd, as amended, to be dated as of the effective date of the merger contemplated by the Merger Agreement included as Exhibit 2.1 hereof
              (incorporated by reference to Exhibit B to Annex A to the Proxy
              Statement/Prospectus forming a part of this Registration Statement).
 10.3    --   Licensing Agreement, dated as of the effective date of the merger contemplated by the Merger Agreement included as Exhibit 2.1 hereof, among F. Hoffmann-LaRoche
              Ltd., the Registrant, and certain subsidiaries of the Registrant.*
 10.4    --   Agency Agreement, dated as of September 6, 1995, by and among the Registrant,
              Citibank N.A., as agent, and Roche Holding.
 10.5    --   Letter Agreement, dated September 6, 1995, among Genentech, Roche and Roche
              Holding.
 15.1    --   Letter re: Unaudited Interim Financial Information.
 23.1    --   Consent of Wachtell, Lipton, Rosen & Katz (included as part of Exhibits 5.1 and
              8.1).
 23.2    --   Consent of Ernst & Young LLP, independent auditors.
 23.3    --   Consent of Price Waterhouse AG, Roche Group Auditors.
 24.1    --   Powers of Attorney.
 27.1    --   Financial Data Schedule.
 99.1    --   Form of Proxy for Special Meeting of Stockholders of the Registrant.
 99.2    --   Opinion of Lehman Brothers Inc. (incorporated by reference to Annex B to the
              Proxy Statement/Prospectus).
 99.3    --   Opinion of Morgan Stanley & Co. Incorporated (incorporated by reference to Annex
              C to the Proxy Statement/Prospectus).


---------------


* Previously filed as an exhibit to the Registration Statement on Form S-4 (Reg. Statement No. 33-59949) filed on June 5, 1995.